Exhibit 10.1

ABL CREDIT AGREEMENT

dated as of

April 3, 2018

among

CHS/COMMUNITY HEALTH SYSTEMS, INC.,

COMMUNITY HEALTH SYSTEMS, INC.,

THE LENDERS PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent

JPMORGAN CHASE BANK, N.A.,

CITIGROUP GLOBAL MARKETS INC.,

CREDIT SUISSE SECURITIES (USA) LLC,

BANK OF AMERICA, N.A.,

RBC CAPITAL MARKETS, LLC

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners,

and

DEUTSCHE BANK SECURITIES INC.,

GOLDMAN SACHS BANK USA,

SUNTRUST BANK

and

SIEMENS FINANCIAL SERVICES, INC.,

as Co-Documentation Agents

Page

ARTICLE I

Definitions

ARTICLE II

The Credits

i

Page

ARTICLE III

Representations and Warranties

ARTICLE IV

Conditions of Lending

SECTION 4.01. First Credit Event	82
SECTION 4.02. All Credit Events	84

ARTICLE V

Affirmative Covenants

ARTICLE VI

Negative Covenants

ARTICLE VII

Events of Default

ARTICLE VIII

The Administrative Agent and the Collateral Agent; Certain ERISA Matters

SECTION 8.01. The Administrative Agent and the Collateral Agent	118
SECTION 8.02. Certain ERISA Matters	120

Page

ARTICLE IX

Miscellaneous

(continued)

SCHEDULES

Schedule 1.01(b)	-	Subsidiary Guarantors
Schedule 1.01(c)	-	Mortgaged Property
Schedule 1.01(d)	-	Hospitals
Schedule 1.01(e)	-	Certain Permitted Joint Ventures
Schedule 1.01(f)	-	Certain Subsidiaries
Schedule 1.01(g)	-	Asset Sales
Schedule 2.01	-	Initial Lenders and Commitments
Schedule 3.08	-	Subsidiaries
Schedule 3.18	-	Insurance
Schedule 3.19(a)	-	UCC Filing Offices
Schedule 3.21	-	Collective Bargaining Agreements
Schedule 4.01	-	Local Counsel Opinions
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens
Schedule 6.04(h)	-	Certain Permitted Acquisitions
Schedule 6.05(b)	-	Certain Syndication Transactions
Schedule 6.07	-	Certain Affiliate Transactions

EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Borrowing Request
Exhibit D	-	Form of Mortgage
Exhibit E	-	Form of ABL Intercreditor Agreement
Exhibit F	-	Form of Borrowing Base Certificate

v

ABL CREDIT AGREEMENT dated as of April 3, 2018 (this “Agreement”), among CHS/COMMUNITY HEALTH SYSTEMS, INC., a Delaware corporation (the “Borrower”), COMMUNITY HEALTH SYSTEMS, INC., a Delaware corporation (“Parent”), the Lenders (as defined in Article I), and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“2019 Notes” shall mean the Borrower’s 8% Senior Notes due 2019.

“2019 Term G Loans” shall mean the “2019 Term G Loans” outstanding under (and as defined in) the Term Loan Credit Agreement as of the Closing Date.

“2020 Notes” shall mean the Borrower’s 7.125% Senior Notes due 2020.

“2021 Notes” shall mean the Borrower’s 5.125% Senior Secured Notes due 2021.

“2021 Term H Loans” shall mean the “2021 Term H Loans” outstanding under (and as defined in) the Term Loan Credit Agreement as of the Closing Date.

“2022 Notes” shall mean the Borrower’s 6.875% Senior Notes due 2022.

“2023 Notes” shall mean the Borrower’s 6.250% Senior Secured Notes due 2023.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABL Intercreditor Agreement” shall mean an intercreditor agreement, among, inter alia, Parent, the Borrower, the Collateral Agent and the Term Loan Collateral Agent, in the form acceptable to each of the Administrative Agent and the Term Loan Collateral Agent.

“ABL Priority Collateral” shall have the meaning specified in the ABL Intercreditor Agreement.

“Accepting Lenders” shall have the meaning assigned to such term in Section 2.25(a).

“Account” shall have the meaning set forth in Article 9 of the New York UCC.

“Account Debtor” shall mean any person obligated under an Account.

“Accounts Sale Agreement” shall mean the Accounts Sale Agreement dated as of the Closing Date (as amended, supplemented or otherwise modified from time to time), among each of the Originating Subsidiaries from time to time party thereto, CHS Receivables Funding, LLC, as the buyer, and the Borrower, as the collection agent, in form and substance reasonably satisfactory to the Administrative Agent.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

“Administrative Agent Accounts” shall have the meaning assigned to such term in Section 2.04(f).

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.07, the term “Affiliate” shall also include any person that directly or indirectly owns 10% or more of any class of Equity Interests of the person specified.

“Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Revolving Credit Exposures.

“Agreement” shall have the meaning assigned to such term in the preamble.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in U.S. dollars with a maturity of one month plus 1% per annum. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on the applicable Reuters screen page (currently page LIBOR01) displaying interest rates for dollar deposits in the London interbank market as administered by the ICE Benchmark Administration (or any other person that takes over the administration of such rate) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, on such day for deposits in U.S. dollars with a maturity of one month; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, as the case may be.

“Alternative Incremental Facility Indebtedness” shall have the meaning assigned to such term in the Term Loan Credit Agreement.

“Anti-Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to Parent, the Borrower or any Subsidiary from time to time concerning or relating to bribery, corruption or money laundering.

“Applicable Commitment Fee Rate” shall mean (a) until the end of the first full fiscal quarter following the Closing Date, 0.50% per annum and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Average Utilization for the immediately preceding fiscal quarter in accordance with the following grid (and shall remain in effect until the next change to be effected pursuant to this paragraph):

Average Utilization	Applicable Fee
Greater than 50%	0.50%
Less than or equal to 50%	0.625%

“Applicable Percentage” shall mean, for any day, with respect to any Eurodollar Loan or any ABR Loan (including any Protective Advance), the applicable rate per annum set forth below under the caption “Eurodollar Spread” or “ABR Spread”, as the case may be, based upon the Average Excess Availability for the immediately preceding fiscal quarter:

Category	Average Excess Availability (as a % of the Total Revolving Credit Commitments )	Eurodollar Spread	ABR Spread
1	Greater than 66.66%	2.25%	1.25%
2	Less than or equal to 66.66% but greater than 33.33%	2.50%	1.50%
3	Less than or equal to 33.33%	2.75%	1.75%

The Applicable Percentage shall be determined at the commencement of each fiscal quarter, with any changes to the Applicable Percentage resulting from a change in Average Excess Availability becoming effective on the first day of each fiscal quarter; provided that until the end of the second full fiscal quarter after the Closing Date, the Applicable Percentage shall be based on the rates per annum set forth in Category 2; provided further that the Applicable Percentage shall be determined by reference to Category 3 (a) at any time that an Event of Default has occurred and is continuing and (b) at any time that a Borrowing Base Certificate has not been delivered by the date specified for such delivery in Section 5.04(d) from and including such date to the first Business Day after the date on which such Borrowing Base Certificate is delivered to the Administrative Agent; provided further that if any Borrowing Base Certificate shall prove to have been inaccurate, at any time that this Agreement is in effect and any Loans or Commitments are outstanding hereunder, and such inaccuracy shall have resulted in the payment of interest or L/C Participation Fees hereunder at rates lower than those that were in fact applicable for any period had there been no such inaccuracy, then (i) the Borrower shall promptly deliver to the Administrative Agent a corrected Borrowing Base Certificate for the applicable period and (ii) the Borrower shall promptly pay to the Administrative Agent, for distribution to the Lenders at such time, the accrued interest and L/C Participation Fees that should have been paid but were not paid as a result of such inaccuracy; provided that payment of interest or L/C Participation Fees at rates lower than those that were in effect applicable as a result of such inaccuracy shall not in any event be deemed retroactively to be an Event of Default pursuant to clause (c) of Article VII, and such amount payable shall be calculated without giving effect to any additional interest payable on overdue amounts under Section 2.12(c) if paid promptly on demand. Nothing in this paragraph shall limit the rights of the Administrative Agent or any Lender under Article VII.

“Approved Fund” shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall mean JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Bank of America, N.A., RBC Capital Markets, LLC and Wells Fargo Bank, National Association.

“Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by Parent, the Borrower or any of the Subsidiaries to any person other than the Borrower or any Subsidiary Guarantor of (a) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares) or (b) any other assets of Parent, the Borrower or any of the Subsidiaries, other than:

(i) inventory, damaged, obsolete or worn out assets, scrap, surplus and Permitted Investments, in each case disposed of in the ordinary course of business;

(ii) donations of assets by the Borrower or any Subsidiary (whether of real or personal property (including cash and Equity Interests)) to state or local municipalities (or other Governmental Authorities), nonprofit organizations, foundations, charities or similar entities of the Borrower’s or such Subsidiary’s choice, with an aggregate fair market value not to exceed $50,000,000 in any fiscal year of Parent;

(iii) dispositions by any Subsidiary that is not a Subsidiary Guarantor to the Borrower or any other Subsidiary;

(iv) sales or other dispositions of (x) Accounts of the Borrower or any of the Subsidiaries that are more than 180 days past due or are written-off at the time of such sale or disposition or (y) any Accounts of the Borrower or any of the Subsidiaries that are self-pay accounts receivable and that are reasonably determined by the Borrower to be unable to be paid in full within 150 days of the Last Service Date, in each case that do not constitute Eligible Accounts; provided that the face value of all such Accounts sold or disposed of on or after the Closing Date other than in connection with the sale or disposition of Hospitals does not exceed $200,000,000;

(v) sales or other dispositions of property (including like-kind exchanges) to the extent that (x) such property is exchanged for credit against the purchase price of similar or replacement property or (y) the proceeds of such sale or disposition are applied to the purchase price of such property, provided that, if the property so sold or exchanged constituted Collateral, then the property so received shall also constitute Collateral;

(vi) leases or sub-leases of any real property or personal property in the ordinary course of business;

(vii) dispositions of investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in the joint venture arrangements and similar binding arrangements;

(viii) licensings and sublicensings of intellectual property of the Borrower or any Subsidiary in the ordinary course of business;

(ix) sales, transfers, leases or other dispositions of property in the ordinary course of business consisting of the abandonment of intellectual property rights which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of Parent, the Borrower and the Subsidiaries;

(x) the contribution or other transfer of property (including Equity Interests) to any Spinout Subsidiary in connection with a Spinout Transaction;

(xi) dispositions of Equity Interests of any Subsidiary as contemplated by clause (b) of the definition of Permitted Joint Venture;

(xii) dispositions consisting of the granting of Liens permitted by Section 6.02;

(xiii) any sale, transfer or other disposition or series of related sales, transfers or other dispositions having a value not in excess of $25,000,000; and

(xiv) any sale, transfer or other disposition of any property or asset described on Schedule 1.01(g);

provided that (x) if such sale, transfer or other disposition (A) would result in Excess Availability of less than the greater of (I) $125,000,000 and (II) 15.0% of the Line Cap or (B) provides for the transfer of assets in an aggregate amount in excess of $100,000,000, then, prior to the consummation of such sale, transfer or disposition, the Borrower shall have delivered to the Administrative Agent an updated Borrowing Base Certificate giving pro forma effect to such sale, transfer or disposition and (y) if such sale, transfer or disposition would not result in Excess Availability of less than the greater of (I) $125,000,000 and (II) 15.0% of the Line Cap and provides for the transfer of assets in an aggregate amount of greater than $25,000,000 (but less than or equal to $100,000,000), the Borrower shall deliver to the Administrative Agent an officer’s certificate certifying that after giving pro forma effect to such transaction or transactions, Excess Availability will be greater than the greater of (A) $95,000,000 and (B) 10% of the Line Cap.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Average Excess Availability” shall mean, for any fiscal quarter, (a) the quotient of (i) the sum of the amounts of Excess Availability for each day during such fiscal quarter divided by (ii) the number of days in such fiscal quarter, divided by (b) the aggregate Commitments as of the last day of such fiscal quarter.

“Average Utilization” shall mean, for any period, an amount, expressed as a percentage, equal to (a) the daily average Aggregate Revolving Credit Exposure for such period divided by (b) the daily average Revolving Credit Commitments for such period.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes.

“Bankruptcy Law” shall mean the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, reorganization or similar law from time to time in effect and affecting the rights of creditors generally.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrowing” shall mean (a) Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Protective Advance.

“Borrowing Base” shall mean, at any time, an amount (calculated based on the most recent Borrowing Base Certificate delivered to the Administrative Agent in accordance with this Agreement) expressed in U.S. dollars equal to the sum, without duplication, of:

(a) 85% of Eligible Accounts of the Loan Parties at such time (other than Eligible Accounts described in clauses (b) through (e) below and without giving effect to the provisos therein); plus

(b) 85% of the Eligible Accounts of the Loan Parties which, as of the applicable Borrowing Base Reporting Date, are aged between 121 and 150 days from the Last Service Date and remain unpaid; provided that the aggregate amount of such Eligible Accounts included in the Borrowing Base pursuant to this clause (b) shall not exceed $60,000,000; plus

(c) 85% of the Eligible Accounts of the Loan Parties which, as of the applicable Borrowing Base Reporting Date, are aged between 151 and 180 days after the Last Service Date and remain unpaid; provided that the aggregate amount of such Eligible Accounts included in the Borrowing Base pursuant to this clause (c) shall not exceed $40,000,000; plus

(d) 85% of the Eligible Accounts of the Loan Parties which, as of the applicable Borrowing Base Reporting Date, are aged between 181 and 365 days after the Last Service Date and remain unpaid; provided that the aggregate amount of such Eligible Accounts included in the Borrowing Base pursuant to this clause (d) shall not exceed $35,000,000; plus

(e) 85% of the Eligible Self-Pay Accounts of the Loan Parties; provided that the aggregate amount of such Accounts included in the Borrowing Base pursuant to this clause (e) shall not exceed the lesser of (i) $30,000,000 and (ii) the actual monthly cash collections from Eligible Self-Pay Accounts during the immediately preceding period of three months; minus

(f) Total Reserves.

Subject to the preceding provisions of this definition and the other provisions hereof expressly permitting the Administrative Agent to adjust the Borrowing Base, the Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.04(d) (or, prior to the first such delivery, delivered to the Administrative Agent pursuant to Section 4.01(n)).

“Borrowing Base Certificate” shall mean a certificate in the form of Exhibit F (with such changes thereto as may be required by the Administrative Agent from time to time to reflect the components of and Total Reserves against the Borrowing Base as provided for hereunder), together with all attachments and supporting documentation contemplated thereby, signed and certified as accurate and complete by a Financial Officer of the Borrower.

“Borrowing Base Reporting Date” shall mean (a) the last day of each month or (b) during any Cash Dominion Period, the last day of each calendar week (each calendar week deemed, for purposes hereof, to end on a Friday).

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, the additions to property, plant and equipment and other capital expenditures of Parent, the Borrower and its consolidated subsidiaries (including all amounts expended or capitalized under Capital Lease Obligations, but excluding any amount representing capitalized interest) that are (or should be) set forth in a consolidated statement of cash flows of Parent for such period prepared in accordance with GAAP, but excluding in each case any such expenditure (i) made with insurance proceeds, condemnation awards or damage recovery proceeds, (ii) made with the proceeds of the issuance of Equity Interests, (iii) to the extent such expenditure is made with proceeds of Asset Sales, (iv) to the extent of the credit against the gross purchase price of newly acquired equipment granted by the seller of such newly acquired equipment for other equipment that is simultaneously traded-in at the time of purchase of such newly acquired equipment, (v) is accounted for as a capital expenditure pursuant to GAAP but that actually is paid for by a third party (excluding Parent, the Borrower or any Subsidiary) and for which none of Parent, the Borrower or any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period) or (vi) constituting the purchase price of any Permitted Acquisition or any investment permitted under Section 6.04(a), 6.04(i), 6.04(j), 6.04(y) or 6.04(z).

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP (excluding any lease that would be required to be so classified as a result of a change in GAAP after December 31, 2015), and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Captive Insurance Subsidiary” shall mean a Subsidiary established for the purpose of insuring the healthcare businesses or Facilities owned or operated by the Borrower or any of the Subsidiaries, any joint venture of the Borrower or any of the Subsidiaries or any physician or other personnel employed by or on the medical staff of any such business or Facility.

“Cash Dominion Period” shall mean each period (a) commencing on any day when Excess Availability shall have been less than the greater of (i) $125,000,000 and (ii) 15.0% of the Line Cap, in each case for five consecutive Business Days, and continuing until the first day thereafter on which Excess Availability shall have been greater than the greater of (i) $125,000,000 and (ii) 15.0% of the Line Cap for at least 20 consecutive days, during which period no Specified Event of Default shall have occurred and be continuing or (b) commencing on any day when any Specified Event of Default shall have occurred and be continuing until the first day thereafter on which no Specified Event of Default shall exist and the Administrative Agent shall have received a certificate to that effect from a Financial Officer of the Borrower.

A “Change in Control” shall be deemed to have occurred if (a) any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the Closing Date), shall own, directly or indirectly, beneficially or of record, shares representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Parent (other than a transaction following which holders of securities that represented 100% of such aggregate ordinary voting power represented by the issued and outstanding capital stock of Parent immediately prior to such transaction (or other securities into which such securities are converted as part of such transaction) own, directly or indirectly, shares representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the surviving person in such transaction immediately after such transaction), (b) [reserved], (c) any change in control (or similar event, however denominated) with respect to Parent, the Borrower or any Subsidiary shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness to which Parent, the Borrower or any Subsidiary is a party (other than, under any indenture or agreement in respect of Material Indebtedness assumed in connection with a Permitted Acquisition, any change in control triggered by the Permitted Acquisition pursuant to which such Indebtedness was assumed) or (d) Parent shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Borrower.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any policy, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements, and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities pursuant to Basel III shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” shall mean April 3, 2018.

“CMS” shall mean the Centers for Medicare and Medicaid Services of the United States Department of Health and Human Services.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties.

“Collateral Agent” shall have the meaning assigned to such term in the preamble.

“Collection Account” shall mean any deposit account of any Loan Party located with a depositary bank that is a Lender or other depositary bank in the United States of America and into which any payments or remittances with respect to any Accounts of any Loan Party or Originating Subsidiary are made; provided that any such deposit account established on or after the Closing Date shall be located with a depositary bank that is a Lender.

“Collection Agency Account” shall mean an Account that has been referred to a third party secondary collection agency or an internal collection agency, including Professional Accounting Services, Inc., by any Loan Party or Originating Subsidiary.

“Collection Period” shall mean a calendar month.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Credit Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and (except in the case of clause (a)(x) below) to the extent deducted (and not added back) in determining such Consolidated Net Income, the sum of

(i) interest expense (net of interest income), including amortization and write offs of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with (x) letters of credit, (y) obtaining or unwinding Hedging Agreements or (z) surety bonds for financing activities, in each case for such period,

(ii) provision for taxes based on income, profits or capital and franchise taxes, including Federal, foreign, state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period, including any penalties and interest relating to any tax examinations for such period,

(iii) depreciation and amortization expenses including acceleration thereof and including the amortization of the increase in inventory resulting from the application of Statement of Financial Accounting Standards No. 141 (“FASB 141”) for transactions contemplated hereby, including Permitted Acquisitions, for such period,

(iv) non-cash compensation expenses arising from the sale of Equity Interests, the granting of options to purchase Equity Interests, the granting of appreciation rights in respect of Equity Interests and similar arrangements for such period,

(v) the excess of the expense in respect of post-retirement benefits and post-employment benefits accrued under Statement of Financial Accounting Standards No. 106 (“FASB 106”) and Statement of Financial Accounting Standards No. 112 (“FASB 112”) over the cash expense in respect of such post-retirement benefits and post-employment benefits for such period,

(vi) minority interest (to the extent distributions are not required to be made and are not made in respect thereof),

(vii) [reserved],

(viii) fees and expenses for such period incurred or paid in connection with the Transactions,

(ix) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that such amount is reasonably likely to be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of the relevant event (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events,

(x) proceeds of received business interruption insurance,

(xi) any fees and expenses incurred during such period in connection with any acquisition, investment, recapitalization, asset disposition, issuance or repayment of debt, issuance of Equity Interests, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed),

(xii) any (w) severance costs, relocation costs, integration and facilities opening costs, signing costs, retention or completion bonuses and transition costs incurred during such period, (x) cash restructuring related or nonrecurring cash merger costs and expenses incurred during such period as a result of any acquisition, investment, recapitalization, or asset disposition permitted hereunder, (y) other nonrecurring cash losses and charges for such period and (z) cash payments made during such period in respect of litigation that was pending against the Borrower, Triad or any of their subsidiaries, or any Acquired Entity or other obligations (contingent or otherwise) of the Borrower, Triad or any of their subsidiaries or any Acquired Entity, in each case prior to the Closing Date (or, with respect to an Acquired Entity, the closing date of the relevant Permitted Acquisition) and for which a liability would not be, in accordance with GAAP, recognized on Parent’s consolidated balance sheet as of the Closing Date (or, with respect to an Acquired Entity, the closing date of the relevant Permitted Acquisition),

(xiii) [reserved], and

(xiv) other non-cash charges for such period (other than the write down of current assets, unless such assets are acquired pursuant to a Permitted Acquisition, in which case any such write down shall (A) occur on or before the first anniversary of the date on which the applicable Permitted Acquisition was consummated and (B) result from (1) a change in accounting policies or (2) a revision in the estimated value of such assets), and minus

(b) without duplication, (i) non-recurring gains and (ii) all cash payments made during such period on account of reserves, restructuring charges and other non-cash charges added to Consolidated Net Income pursuant to clause (a)(xiv) (other than any such non-cash charges that if originally paid in cash and so not taken as non-cash charges would have been added to Consolidated Net Income above pursuant to clause (a)(xii)) in a previous period.

“Consolidated Fixed Charge Coverage Ratio” shall mean, for any Test Period, the ratio of (a) (i) Consolidated EBITDA of Parent and its Subsidiaries for such period, less (ii) the aggregate amount of all Capital Expenditures of or by the Parent and its Subsidiaries paid in cash during such period, other than Capital Expenditures financed or paid for with the proceeds of a permitted issuance of Equity Interests, a permitted issuance of Indebtedness (other than the Loans), a permitted Asset Sale or an insurance claim, to (b) the sum of (i) Consolidated Interest Expense, (ii) scheduled principal payments required to be made during such period and paid in cash during such period in respect of Indebtedness for borrowed money of Parent and its Subsidiaries (including principal payments on Capital Lease Obligations), (iii) income taxes paid in cash by Parent and its Subsidiaries with respect to such period (net of cash tax refunds received) and (iv) the aggregate amount of all Restricted Payments made in cash or in Permitted Investments (other than to Parent, the Borrower or any wholly-owned Subsidiary).

“Consolidated Interest Expense” shall mean, for any period, the sum of (a) the interest expense paid in cash (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations) of Parent, the Borrower and the Subsidiaries for such period, net of interest income, determined on a consolidated basis in accordance with GAAP and (b) the dividends paid in cash during such period by Parent, the Borrower and the Subsidiaries on a consolidated basis in respect of Disqualified Stock, but excluding, however, to the extent otherwise included therein, (i) fees and expenses associated with the consummation of the Transactions, (ii) annual agency fees paid to the Administrative Agent, (iii) costs associated with obtaining or unwinding any Hedging Agreements, (iv) fees and expenses associated with any investment permitted pursuant to Section 6.04, issuances of Equity Interests or Indebtedness or amendments of any Indebtedness (whether or not consummated), (v) penalties and interest relating to Taxes and (vi) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by Parent, the Borrower or any Subsidiary with respect to interest rate Hedging Agreements.

“Consolidated Net Income” shall mean, for any period, the net income or loss ((i) excluding extraordinary gains and losses, and gains and losses arising from the proposed or actual disposition of material assets and (ii) excluding the cumulative effect of changes in accounting principles) of Parent, the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary. Notwithstanding the foregoing, the amount of any cash dividends paid by any Unrestricted Subsidiary and received by Parent, the Borrower or the Subsidiaries during any such period shall be included, without duplication, in the calculation of Consolidated Net Income for such period. There shall be excluded from Consolidated Net Income for any period (i) gains and losses, including unrealized gains and losses, for such period attributable to (v) the early extinguishment of Indebtedness, (w) discontinued operations, (x) facilities to be closed within one year of the date of recognition of such gain or loss, (y) obtaining or unwinding Hedging Agreements and (z) except as provided above, interests in Unrestricted Subsidiaries, (ii) all deferred financing costs written off or amortized and premiums paid or other expenses incurred directly in connection with any extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness, (iii) any (x) cash payments made or reserves taken during such period in respect of litigation that was pending against HMA or any of its subsidiaries prior to the Third Restatement Effective Date, (y) [reserved] and (z) costs and expenses incurred in connection with the sale, transfer or other disposition of the hospitals set forth on Schedule 1.01(g), in each case to the extent such costs, expenses, payments, reserves or charges would otherwise be deducted in the determination of Consolidated Net Income, provided that any reversal of a reserve excluded from Consolidated Net Income in a prior period shall also be excluded from Consolidated Net Income, (iv) CVR Payments made during such period to the extent deducted in the determination of Consolidated Net Income and (v) the effects of purchase accounting adjustments to inventory, property, equipment and intangible assets and deferred revenue in component amounts required or permitted by GAAP, as a result of the Transactions, any Permitted Acquisition or acquisition consummated before the Closing Date, or the amortization or write-off of any amounts thereof.

“Contractual Obligation” shall mean, as to any person, any provision of any security issued by such person or of any agreement, instrument or undertaking to which such person is a party or by which it or any of the property owned by it is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall mean, with respect to any lockbox, deposit account or securities account maintained by any Loan Party, a control agreement in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by such Loan Party and the depositary bank or the securities intermediary, as the case may be, with which such account is maintained.

“Covenant Trigger Event” shall mean, at any time, the failure of the Borrower to maintain Excess Availability equal to or greater than the greater of (i) $95,000,000 and (ii) 10.0% of the Line Cap. For purposes of this Agreement, the occurrence of a Covenant Trigger Event shall continue until Excess Availability is equal to or greater than the greater of (i) $95,000,000 and (ii) 10.0% of the Line Cap for 20 consecutive calendar days, in which case a Covenant Trigger Event shall no longer be continuing for purposes of this Agreement.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Credit Facilities” shall mean the revolving credit and letter of credit facilities provided for by this Agreement.

“CVR Payments” shall have the meaning assigned to such term in the definition of Indebtedness.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulted Account” shall mean an Account:

(i)	which remains unpaid as of the date that is 365 days after the Last Service Date or, in the case of a self-pay Account, as of the date that is 120 days after the Last Service Date,

(ii)	as to which the Account Debtor thereof is currently the subject of an Insolvency Proceeding, or

(iii)	which has been, or, in accordance with the credit, contracting and collections policies and practices relating to contracts and Accounts of the Loan Parties or the Originating Subsidiaries should be, written off the books of the applicable Loan Party or Originating Subsidiary as uncollectible.

“Defaulting Lender” shall mean any Lender that (a) defaults in its obligation to make any Loan or fulfill any obligation required to be made or fulfilled by it hereunder in the case of any funding requirement within two Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Administrative Agent or any Loan Party in writing that it does not intend to satisfy any such obligations; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (b) upon the Administrative Agent’s receipt of written confirmation from such Lender that such Lender intends to satisfy such obligations or (c) has become the subject of a bankruptcy or Insolvency Proceeding, Bail-In Action, or has had a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar person charged with the reorganization or liquidation of its business, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or Insolvency Proceeding, or has had a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar person charged with the reorganization or liquidation of its business, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that if a Lender would be a “Defaulting Lender” solely by reason of events relating to a parent company of such Lender or solely because a Governmental Authority has been appointed as receiver, conservator, trustee or custodian for such Lender, such Lender shall not be a “Defaulting Lender” if and for so long as such Lender confirms in writing, upon request by the Administrative Agent, that it will continue to comply with its obligations to make Loans and fulfill all other obligations required to be made and fulfilled by it hereunder.

“Designated Non-Cash Consideration” shall mean the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, less the amount of cash or cash equivalents (including Permitted Investments) received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 6.05(b).

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except (i) as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments or (ii) pursuant to any put option with respect to any Equity Interests of a Permitted Syndication Subsidiary granted in favor of any Permitted Syndication Transaction Partner), or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital in cash (other than, in the case of Equity Interests of a Subsidiary issued to a Permitted Syndication Transaction Partner or held by a Subsidiary Guarantor, periodic distributions of available cash (determined in good faith by the Borrower)), in each case at any time on or prior to the first anniversary of the Latest Maturity Date in effect at the time such Equity Interest is issued, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) Indebtedness or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Latest Maturity Date in effect at the time such Equity Interest is issued.

“dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EEA Financial Institution” shall mean (a) any institution established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Account” shall mean, at any time, an Account:

(a) with respect to which, from and after the grant of an interest therein pursuant to the Loan Documents and subject to paragraphs (a) and (c) of Section 5.16, the Collateral Agent has a properly perfected first priority security interest therein, free and clear of any Lien (other than Liens permitted pursuant to Section 6.02 which are junior to the Liens of the Collateral Agent thereon),

(b) the Account Debtor of which is an Eligible Account Debtor;

(c) which is not a Defaulted Account or a Collection Agency Account;

(d) which (i) is an “account”, including a health-care-insurance receivable, or a general intangible within the meaning of the New York UCC and is not evidenced by any instrument or chattel paper, (ii) unless it is an Unbilled Account, has been invoiced by the applicable Loan Party (or Originating Subsidiary) and as to which all performance and other action required to be taken in connection therewith by the applicable Loan Party (or Originating Subsidiary) (and, if applicable, the Borrower) for the Account Debtor has been so performed or taken, (iii) is denominated and payable only in dollars, (iv) has not been compromised in any manner that would reduce the amount payable with respect thereto in any manner not reflected in the Total Reserves with respect thereto (including by extension of time of payment), (v) is net of any deductible limitations, commissions, fees or other discounts, (vi) is based on an actual and bona fide rendition of services or sale of goods to the patient by the applicable Loan Party (or Originating Subsidiary) in the ordinary course of business, (vii) to the extent required under applicable law, is subject to a Patient Consent Form executed by the applicable patient and (viii) satisfies all applicable requirements of, and, in the case of Accounts owed by Governmental Entity or Insurers, was originated and processed in all respects in accordance with the credit and collection policies or the critical accounting policy, as applicable, and the billing requirements of the applicable Loan Party or Originating Subsidiary;

(e) which is not an Account with respect to which payment has been received prior to the applicable month-end and not yet applied against such Account;

(f) which is not the subject of any action, suit, proceeding or dispute (pending or threatened), setoff, counterclaim, defense, abatement, suspension, deferment, deductible, reduction or termination (including as a result of any patient credit balance) by the Account Debtor thereof (except for statutory rights of Governmental Entity that are not pending or threatened) and with respect to which no Loan Party is or may be required to reimburse the applicable Account Debtor for an overpayment;

(g) which, if it is an Unbilled Account, is not within 10 days of the statutory limit for billing and collection applicable to the Account Debtor thereof and is not aged more than 30 days from its Last Service Date; provided that the aggregate amount of Unbilled Accounts at any time shall not exceed 25% of the aggregate amount of Eligible Accounts included in the Borrowing Base;

(h) which is owned by a Loan Party that is not (and in the case of a Transferred Account, was transferred under the Accounts Sale Agreement by an Originating Subsidiary that is not) the subject of any Insolvency Proceeding;

(i) except for an Unbilled Account, all information set forth in the bill and supporting claim documents with respect to which is true, complete and correct in all material respects, and if additional information is requested by the Account Debtor, the Borrower (or applicable Loan Party or Originating Subsidiary) has or will promptly provide (or cause to be provided) the same, and if any error has been made with respect to such information, the Borrower (or related Loan Party) will promptly correct the same and, if necessary, rebill such Account;

(j) which is not based on any cost report settlement or expected settlement due from any Governmental Entity;

(k) with respect to which no variance between the “Accounts Receivable (A/R) Aging” determined by the Borrower consistent with past practice and the general ledger exists;

(l) the grant of a perfected security interest in which does not contravene or conflict in any material respect with any applicable law or any contractual or other restriction, limitation or restriction with regard to confidentiality;

(m) the Account Debtor with respect to which has been directed to make payments on such Account to a Collection Account which is either subject to a Control Agreement or which is swept into a concentration account which is subject to a Control Agreement as required by Section 5.16;

(n) the contract with respect to which, (i) together with such Account, does not contravene in any material respect any applicable law (including laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the contract related thereto is in violation of any such applicable law in any material respect, (ii) does not contain any provision prohibiting the grant of a Lien in such payment obligation from the patient to the applicable Loan Party or from the applicable Loan Party to the Collateral Agent, (iii) has been duly authorized and, together with such Account, constitutes the legal, valid and binding obligation of the Account Debtor and (iv) was in full force and effect and applicable to the customer or patient at the time the goods or services constituting the basis for such Account were sold or performed;

(o) with respect to which no consents by any third party to the grant of a security interest therein are required other than consents previously obtained in writing by the applicable Loan Party;

(p) which, prior to the grant of an interest therein pursuant to the Loan Documents, is owned by the applicable Loan Party free and clear of any Lien; and

(q) with respect to which the applicable Loan Party’s or Originating Subsidiary’s Medicare or Medicaid cost reports have been examined and audited or “final settled” or for which a Notice of Program Reimbursement (“NPR”) has been issued by (i) as to Medicaid, the applicable state agency or other CMS designated agent or agents of such state agency, charged with such responsibility, or (ii) as to Medicare, the Medicare intermediary or other CMS designated agents charged with such responsibility, and, in each case, there is no basis for any Governmental Entity to assert an offset with respect to such Account, including as the result of any unpaid amounts, with respect to any audit, financial settlement or NPR.

“Eligible Account Debtor” shall mean, at any time, an Account Debtor which is:

(a)	not an Affiliate of any Loan Party or any Originating Subsidiary;

(b)	a resident of the United States;

(c)	not the subject of any Insolvency Proceeding; and

(d)	an Insurer or a Governmental Entity.

“Eligible Assignee” shall mean any commercial bank, insurance company, investment or mutual fund or other entity (but not any natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) that extends credit or invests in bank loans as one of its businesses; provided that neither the Borrower nor any of its Affiliates shall be an Eligible Assignee.

“Eligible Self-Pay Account” shall mean an Account, the Account Debtor with respect to which is a Person other than an Insurer or Governmental Entity, and which would otherwise qualify as an Eligible Account.

“Environmental Laws” shall mean all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and legally binding agreements in each case, relating to protection of the environment, natural resources, occupational health and safety or Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, recycling, arrangement for disposal, or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence or Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) a failure by any Plan to meet the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by Parent or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (f) the receipt by Parent or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the receipt by Parent or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from Parent or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA, (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable or (i) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any Subsidiary.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Excess Availability” shall mean, at any time, the difference between (a) the Line Cap, as determined by reference to the most recent Borrowing Base Certificate delivered by the Borrower to the Administrative Agent, minus (b) the Aggregate Revolving Credit Exposure at such time.

“Existing Receivables Facility” shall mean the Receivables Loan Agreement dated as of March 21, 2012, among CHS Accounts Funding, LLC, as the borrower, the several commercial paper conduits and financial institutions party thereto as lenders, the financial institutions party thereto, as managing agents, Credit Agricole Corporate and Investment Bank, as the administrative agent and CHSPSC, LCC (as successor by conversion to Community Health Systems Professional Services Corporation) as collection agent, as amended, amended and restated, supplemented or otherwise modified from time to time prior to the Closing Date.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on (or measured by) net income and franchise Taxes imposed by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located, or, in the case of any Lender, in which its applicable lending office is located or any Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of the Administrative Agent or a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)), any U.S.

withholding Tax that is imposed on amounts payable to such Administrative Agent or Lender as a result of any law in effect at the time such Administrative Agent or Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Administrative Agent or Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.20(a), (d) Taxes attributable to the Administrative Agent or Lender’s failure to comply with Section 2.20(e) and (e) any withholding Taxes imposed under FATCA.

“Facility” shall mean any Hospital, outpatient clinic, long-term care facility, ambulatory center, nursing home or rehabilitation center and related medical office building or other facility owned or used by the Borrower or any Subsidiary in connection with their respective business.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, rule, promulgation, guidance notes, practices or official agreement implementing an official government agreement with respect to the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement

“Fee Letter” shall mean the ABL Administrative Agent Fee Letter dated the Closing Date, among Parent, the Borrower and the Administrative Agent.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the L/C Participation Fees and the Issuing Bank Fees.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Entity” shall mean the United States of America, any state thereof, any political subdivision of a state thereof and any agency or instrumentality of the United States of America or any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government. Payments from Governmental Entities will be deemed to include payments governed under the Social Security Act (42 U.S.C. §§ 1395 et seq.), including payments under Medicare, Medicaid and TRICARE/CHAMPUS, and payments administered or regulated by CMS; provided that for purposes of the definition of “Eligible Account Debtor”, Governmental Entities with respect to Medicaid-related and Medicare-related Accounts shall be treated as separate entities in the manner identified in the Borrowing Base Certificate.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) Practice Guarantees. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by the Borrower in good faith) of the primary obligation or portion thereof in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such person is required to perform thereunder) as determined by the Borrower in good faith.

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement dated as April 3, 2018 (as amended, supplemented or otherwise modified from time to time), among the Borrower, Parent, the Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Guarantors” shall mean Parent and the Subsidiary Guarantors.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances, medical, biological and animal wastes and (b) without limitation of the foregoing, any other chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Health Care Associates” shall have the meaning assigned to such term in Section 6.04(e).

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“HMA” shall mean Health Management Associates, Inc.

“Hospital” shall mean each hospital now or hereafter owned, leased or operated by the Borrower or any of the Subsidiaries or in which the Borrower or any of the Subsidiaries owns an equity interest. Set forth on Schedule 1.01(d) is a list of all Hospitals in existence on the Closing Date owned or used by the Borrower and the Subsidiaries.

“Increasing Lender” shall have the meaning assigned to such term in Section 2.26(a).

“Incremental Amount” shall have the meaning assigned to such term in the Term Loan Credit Agreement as in effect on the Closing Date.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind (other than customer deposits and interest payable thereon in the ordinary course of business), (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business and deferred payment for services to employees or former employees incurred in the ordinary course of business and payable in accordance with customary practices and other deferred compensation arrangements), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (f) all Guarantees by such person of Indebtedness of others, (g) all Capital Lease Obligations and Synthetic Lease Obligations of such person, (h) all obligations of such person as an account party in respect of letters of credit, (i) all obligations of such person in respect of bankers’ acceptances, (j) [reserved] and (k) the aggregate liquidation preference of all outstanding Disqualified Stock issued by such person; provided that in all cases (v)

contingent value rights issued in connection with the Permitted HMA Transaction (any payments made pursuant to such contingent value rights being referred to herein as the “CVR Payments”), (w) Practice Guarantees, (x) earnouts, unless not paid after becoming due and payable, and working capital adjustments under acquisition or disposition agreements, (y) deferred or prepaid revenue and (z) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, shall be excluded from the definition of “Indebtedness”. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Insolvency Proceeding” shall mean (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to Parent, the Borrower, any other Loan Party or any Subsidiary; (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding under any other Bankruptcy Law with respect to Parent, the Borrower, any other Loan Party or any Subsidiary or with respect to a material portion of their respective assets; (c) any liquidation, dissolution, reorganization or winding up of Parent, the Borrower, any other Loan Party or any Subsidiary whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or (d) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of Parent, the Borrower, any other Loan Party or any Subsidiary.

“Insurer” shall mean any person (other than a Governmental Entity) which in the ordinary course of its business or activities agrees to pay for healthcare goods and services received by individuals, including commercial insurance companies, nonprofit insurance companies (such as the Blue Cross, Blue Shield entities), employers or unions which self-insure for employee or member health insurance, prepaid health care organizations, preferred provider organizations, health maintenance organizations or any other similar person. “Insurer” includes insurance companies issuing health, personal injury, workers’ compensation or other types of insurance but does not include any individual guarantor.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (other than a Protective Advance), the last Business Day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and (c) with respect to any Protective Advance, the day that such Protective Advance is required to be repaid.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter or, with the consent of each applicable Lender, 12 months thereafter, as the Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” shall mean, as the context may require, except as provided in the last sentence of Section 2.23(a), (a) each Lender listed on Schedule 2.01 with respect to Letters of Credit issued by it in an aggregate amount outstanding at any time not to exceed the amount set forth for such Lender on Schedule 2.01 and (b) any other Lender that may become an Issuing Bank pursuant to Section 2.23(i) or 2.23(k), with respect to Letters of Credit issued by such Lender. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).

“Last Service Date” shall mean, with respect to any Account, the date on which the related patient was discharged from the care of the applicable Loan Party or Originating Subsidiary or the applicable service was provided if not discharged.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity date applicable to any Loans or Commitment hereunder at such time.

“L/C Commitment” shall mean, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s L/C Commitment is set forth on Schedule 2.01, or if an Issuing Bank has entered into an Assignment and Assumption or became an Issuing Bank pursuant to an agreement designating it as contemplated by Section 2.23(i) or 2.23(k), the amount set forth for such Issuing Bank as its L/C Commitment in the Register maintained by the Administrative Agent or in such agreement.

“L/C Disbursement” shall mean a payment or disbursement made by any Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The L/C Exposure of any Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Lenders” shall mean (a) each person listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) with a Revolving Credit Commitment or an outstanding Revolving Loan and (b) any person that has become a party hereto in such capacities pursuant to an Assignment and Acceptance or a Revolving Accession Agreement. Unless the context otherwise requires, the term “Lenders” includes the Administrative Agent, in its capacity as the lender of Protective Advances.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.23.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate of interest appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to such service as determined by the Administrative Agent) as the London interbank offered rate administered by ICE Benchmark Administration Limited for deposits in dollars for a term comparable to such Interest Period, at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the commencement of such Interest Period; provided that in no event shall the LIBO Rate be less than 0.00%; provided further that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the rate shall be, at any time, the rate per annum determined by the Administrative Agent (the “Interpolated Rate”) (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Rate for the longest period (for which that LIBO Rate is available in Dollars) that is shorter than the Interest Period and (b) the LIBO Rate for the shortest period (for which that LIBO Rate is available for Dollars) that exceeds the Interest Period, in each case, at such time; provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset. For the avoidance of doubt, the term “Lien” shall not be deemed to include any license of intellectual property.

“Line Cap” shall mean, at any time, the lesser of (a) the Borrowing Base and (b) the Total Revolving Credit Commitments, in each case as in effect at such time.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, the ABL Intercreditor Agreement, the Accounts Sale Agreement, any Loan Modification Agreement, any Revolving Accession Agreement, any Revolving Credit Commitment Increase Amendment and the promissory notes, if any, executed and delivered pursuant to Section 2.04(e).

“Loan Modification Agreement” shall mean a Loan Modification Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower, the other Loan Parties, one or more Accepting Lenders and the Administrative Agent.

“Loan Modification Offer” shall have the meaning specified in Section 2.25(a).

“Loan Parties” shall mean Parent, the Borrower and the Guarantors.

“Loans” shall mean the loans (including Protective Advances) made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, operations, financial condition or operating results of the Borrower and the Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Document to which they are or will be a party or (c) a material impairment of the rights and remedies of or benefits available to the Lenders under the Loan Documents.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit and intercompany loans), or obligations in respect of one or more Hedging Agreements, of any one or more of Parent, the Borrower or any Subsidiary in an aggregate principal amount exceeding $125,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Parent, the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Parent, the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” shall mean any Subsidiary other than any (a) Permitted Joint Venture Subsidiary, (b) Permitted Syndication Subsidiary, (c) [reserved], (d) Foreign Subsidiary, (e) Captive Insurance Subsidiary or (f) Non-Significant Subsidiary.

“Maturity Date” shall mean (a) April 3, 2023 or (b) if on any date prior to April 3, 2023 (any such date, a “Reference Date”), an aggregate principal amount in excess of $250,000,000 of (i) 2019 Notes, (ii) 2019 Term G Loans, (iii) 2020 Notes, (iv) 2021 Term H Loans, (v) 2021 Notes, (vi) 2022 Notes, (vii) 2023 Notes and (viii) any Indebtedness (“Refinanced Indebtedness”) incurred to refinance or otherwise extend the maturity date of 2019 Notes, 2019 Term G Loans, 2020 Notes, 2021 Term H Loans, 2021 Notes, 2022 Notes, 2023 Notes or other Refinanced Indebtedness, is outstanding and scheduled to mature or similarly become due on or prior to the date that is ninety-one (91) days after the Reference Date, the “Maturity Date” shall instead be the Reference Date; provided that, in each case, if any such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Medicaid” shall mean the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. § 1396 et seq.) and any statutes succeeding thereto.

“Medicare” shall mean the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. § 1395 et seq.) and any statutes succeeding thereto.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” shall mean, initially, the owned real properties of the Loan Parties specified on Schedule 1.01(c), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12.

“Mortgage Tax State” shall mean Alabama, Florida, Oklahoma and Virginia.

“Mortgages” shall mean the mortgages, deeds of trust, assignments of leases and rents, modifications and other security documents delivered pursuant to this Agreement, each substantially in the form of Exhibit D.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean, with respect to any issuance or incurrence of Indebtedness, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Defaulting Lender” shall mean, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-Significant Subsidiary” shall mean at any time, any Subsidiary (a) which at such time has total assets book value (including the total assets book value of any subsidiaries of such Subsidiary), or for which the Borrower or any of the Subsidiaries shall have paid (including the assumption of Indebtedness) in connection with the acquisition of Equity Interests or the total assets of such Subsidiary, less than $10,000,000 or (b) which does not and will not itself or through its subsidiaries own a Hospital or an interest in a Hospital or manage or operate a Hospital and which is listed on Schedule 1.01(d) hereto (or on any updates to such Schedule subsequently furnished by the Borrower to the Administrative Agent) as a “Non-Significant Subsidiary”, provided that the total assets of all Non-Significant Subsidiaries at any time does not exceed 5.0% of the total assets of Parent, the Borrower and the Subsidiaries on a consolidated basis.

“Notice of Increase” shall have the meaning assigned to such term in Section 2.26(a).

“NPR” shall have the meaning assigned to such term in clause (q) of the definition of “Eligible Account”.

“NYFRB” shall mean the Federal Reserve Bank of New York.

“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” shall mean all obligations defined as “Obligations” in the Guarantee and Collateral Agreement and the other Security Documents.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originating Subsidiary” shall mean each non-wholly owned Subsidiary of the Borrower that from time to time sells Accounts owed to it to CHS Receivables Funding, LLC pursuant to the Accounts Sale Agreement.

“Other Connection Taxes” means, with respect to any Lender, Administrative Agent or Issuing Bank, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Junior Secured Debt” shall mean Indebtedness secured by Liens on the Collateral having a priority on the ABL Priority Collateral junior to that of the Liens securing the Obligations and having the same priority as, or junior or senior priority to, the Liens securing the obligations under the Term Loan Credit Agreement (excluding, for the avoidance of doubt, the Loans).

“Other Junior Secured Debt Obligations” shall mean the obligations of the Loan Parties in respect of any Other Junior Secured Debt.

“Other Senior Secured Debt” shall mean Term Loan Additional Secured Debt and Alternative Incremental Facility Indebtedness, in each case secured by Liens on the Collateral having the same priority as, or junior priority to, the Liens securing the obligations under the Term Loan Credit Agreement (for the avoidance of doubt, which Liens on the ABL Priority Collateral shall be junior to the Liens securing the Obligations).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other similar excise or property taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21).

“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar Borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Patient Consent Form” shall mean a form signed by each patient for which an Account has been or will be created that is in form and substance in compliance with applicable law to permit a Loan Party to disclose certain demographic and health information with respect to each patient to other persons (including the Administrative Agent) in the manner required or otherwise contemplated under the Loan Documents, except that, to the extent applicable law requires the Patient Consent Form to list specific persons or entities who may receive such patient information, such Patient Consent Form need not list the specific person or entity, including the Administrative Agent, in order to satisfy the requirements of this definition.

“Participant Register” shall have the meaning assigned to such term in Section 9.04(f).

“Payment Conditions” shall mean, at any time of determination with respect to any transaction, the requirement that (a) at the time thereof and after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing, (b) either (i) after giving pro forma effect thereto, (x) (A) the Excess Availability as of the date of consummation of such transaction and (B) the average daily Excess Availability for the immediately preceding 30-day period shall in each case exceed the greater of (1) $115,000,000 and (2) 12.5% of the Line Cap and (y) the Consolidated Fixed Charge Coverage Ratio for the most recently ended Test Period (or, prior to the first Test Period, for the four fiscal quarter period ended December 31, 2017) is at least 1.00 to 1.00 or (ii) after giving pro forma effect thereto, (x) the Excess Availability as of the date of consummation of such transaction and (y) the average daily Excess Availability for the immediately preceding 30-day period shall in each case exceed the greater of (1) $150,000,000 and (2) 17.5% of the Line Cap and (c) solely in the case of any such transaction (or a series of related transactions) involving consideration (whether in the form of cash, assumption of liabilities or other consideration) or payment amounts in excess of $50,000,000, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower certifying that the requirements set forth in this definition with respect to such transaction have been satisfied, together with a reasonably detailed calculation in support of the satisfaction of the requirements referred to in clause (b)(i) or (b)(ii), as applicable.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.04(h).

“Permitted Additional Debt” of any Loan Party shall mean any unsecured Indebtedness of such Loan Party or an unsecured or subordinated Guarantee of or by such Loan Party, in each case which (a) matures on or after, and requires no scheduled payments of principal prior to, the date that is ninety-one (91) days after the Latest Maturity Date in effect at the time such Indebtedness is incurred (which, in the case of bridge loans, shall be determined by reference to the loans or notes into which such bridge loans are converted at maturity) (other than pursuant to customary offers to purchase upon a change of control, payments required to prevent any such Indebtedness from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code, asset sale or event of loss and customary acceleration rights after an event of default), (b) contains no financial maintenance covenants unless such financial maintenance covenants are added to this Agreement for the benefit of the Lenders hereunder and (c) to the extent the same is subordinated to any Indebtedness, is subordinate or junior in right of payment to the Obligations, pursuant to a written agreement on terms customary for similar Indebtedness at the time of issuance.

“Permitted Amendments” shall have the meaning assigned to such term in Section 2.25(c).

“Permitted Credit Judgment” shall mean a determination made by the Administrative Agent in good faith and in the exercise of its reasonable (from the perspective of a secured asset-based lender in a comparable asset-based lending transaction) business judgment.

“Permitted HMA Transaction” shall mean the Borrower’s acquisition of HMA pursuant to the Agreement and Plan of Merger, dated as of July 29, 2013, by and among FWCT-2 Acquisition Corporation, a Delaware corporation and a direct subsidiary of the Borrower, Parent and HMA.

“Permitted Interest Transfer” shall mean a sale, issuance or other transfer of securities of a Subsidiary or of assets of any Subsidiary to a new Subsidiary, or sale, issuance or transfer of securities of a Subsidiary to another person if after such sale, issuance or other transfer, such Subsidiary shall meet the applicable requirements of the definition of “Permitted Joint Venture Subsidiary”, “Non-Significant Subsidiary” or “Permitted Syndication Subsidiary”; provided that (a) the aggregate fair market value (determined at the time of and after giving effect to any Permitted Interest Transfer) of all Permitted Interest Transfers made to, or in connection with the establishment of, a Permitted Joint Venture shall not exceed $1,000,000,000 and (b) at the time of and after giving effect to any Permitted Interest Transfer the total book value of the assets, calculated as of the date of the applicable Permitted Interest Transfer, of all Subsidiaries (other than Loan Parties) that become Permitted Joint Venture Subsidiaries or Permitted

Syndication Subsidiaries after the Closing Date as a result of a Permitted Interest Transfer made after the Closing Date shall not exceed (i) 10% of the total book value of the assets of Parent, the Borrower and the Subsidiaries on a consolidated basis, calculated as of the date of the applicable Permitted Interest Transfer, in the case of Permitted Joint Venture Subsidiaries, and (ii) 10% of the total book value of the assets of Parent, the Borrower and the Subsidiaries on a consolidated basis, calculated as of the date of the applicable Permitted Interest Transfer, in the case of Permitted Syndication Subsidiaries.

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and

(f) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Permitted Joint Venture Subsidiary” shall mean a partially owned Subsidiary pursuant to which the Borrower or such Subsidiary conducts a Permitted Joint Venture.

“Permitted Joint Ventures” shall mean (a) acquisitions (by merger, purchase, lease (including any lease that contains upfront payments or buy out options) or otherwise), not constituting Permitted Acquisitions, by Parent, the Borrower or any of the Subsidiaries of interests in any of the assets of, or shares of the capital stock of or other Equity Interests in, a person or division or line of business of any person engaged in the same business as the Borrower and the Subsidiaries or in a related business, (b) sales, issuances or other transfers of securities of a Subsidiary to a person other than a Loan

Party if after such sale, issuance or other transfer, such Subsidiary shall meet the applicable requirements of the definition of “Permitted Joint Venture Subsidiary” or (c) other investments in and loans and advances to Permitted Joint Venture Subsidiaries; provided that (x) no Default or Event of Default shall have occurred and be continuing and (y) except for the Permitted Joint Ventures listed on Schedule 1.01(e), to the extent the aggregate value of the investments, loans and advances made by Parent, the Borrower and the Subsidiaries in (including assets transferred to) any Permitted Joint Venture, in each case, measured as of the date of each such investment, loan or advance (net of any repayments or return of capital in respect thereof actually received in cash by Parent, the Borrower or the Subsidiaries (net of applicable Taxes) after the Closing Date) (the “Net Investment Amount”), when added to the aggregate Net Investment Amounts of all Permitted Joint Ventures consummated after the Closing Date, would exceed $1,000,000,000, the Payment Conditions would be satisfied.

“Permitted Syndication Subsidiary” shall mean a partially owned Subsidiary of the Borrower which, after giving effect to a Permitted Syndication Transaction, owns, leases or operates the Hospital which is the subject of such Permitted Syndication Transaction.

“Permitted Syndication Transaction” shall have the meaning assigned to such term in Section 6.05(b).

“Permitted Syndication Transaction Partner” shall mean one or more persons (other than Parent, the Borrower or any Subsidiary) that owns a minority interest in a Permitted Syndication Subsidiary.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, sponsored, maintained or contributed to by the Borrower or any ERISA Affiliate.

“Platform” shall have the meaning assigned to such term in Section 9.01.

“Practice Guarantees” shall mean admitting physician practice guarantees pursuant to which Parent, the Borrower or any of the Subsidiaries guarantees to pay an admitting physician on the medical staff of a Hospital the difference between such admitting physician’s monthly net revenue from professional fees and a minimum monthly guaranteed amount.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prior Claims” shall mean all Liens created by applicable law (in contrast with Liens voluntarily granted) that rank prior to or pari passu with the Liens of the Collateral Agent created under the Security Documents (or similar Liens under applicable law), against all or part of the assets of any Loan Party, including for amounts owing for wages, vacation pay, severance pay, employee source deductions and contributions, goods and services taxes, sales taxes, harmonized sales taxes, municipal taxes, income taxes, VAT, workers’ compensation, unemployment insurance, pension plan or fund obligations (including pension plan deficits) or other statutory deemed trusts or overdue rents.

“Pro Rata Percentage” of any Lender at any time shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment. In the event the Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages shall be determined on the basis of the Revolving Credit Commitments most recently in effect, giving effect to any subsequent assignments.

“Protective Advance” shall have the meaning assigned to such term in Section 2.01(b).

“Protective Advance Exposure” shall mean, at any time, the sum of the principal amounts of all outstanding Protective Advances at such time. The Protective Advance Exposure of any Lender at any time shall equal its Pro Rata Percentage of the aggregate Protective Advance Exposure at such time.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” shall have the meaning assigned to such term in Section 9.01.

“Qualified Capital Stock” of any person shall mean any Equity Interest of such person that is not Disqualified Stock.

“Receivables Facility Refinancing” shall mean the repayment, repurchase, redemption, defeasance or other discharge of the Existing Receivables Facility and termination and release of all security interests and guarantees in connection therewith.

“Received Exercise Proceeds Amount” shall mean, as at any date of determination, an amount equal to (a) the aggregate net cash proceeds received by the Borrower in respect of any issuance of Equity Interests to employees or directors after the Closing Date, including payments in connection with the exercise of stock options, minus (b) the aggregate amount of all Restricted Payments made in reliance on Section 6.06(a)(viii) prior to such date.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Replacement Revolving Credit Facility” shall have the meaning assigned to such term in Section 2.25(d).

“Required Lenders” shall mean, at any time, Lenders having Loans, L/C Exposure and unused Revolving Credit Commitments representing more than 50% of the sum of all Loans outstanding, L/C Exposure and unused Revolving Credit Commitments at such time; provided that the Revolving Loans, L/C Exposure and unused Revolving Credit Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Responsible Officer” of any person shall mean any executive officer, executive vice president or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Indebtedness” shall mean Indebtedness of Parent, the Borrower or any Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09(b).

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property (other than Qualified Capital Stock of the person making such dividend or distribution)) with respect to any Equity Interests in Parent, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property (other than Qualified Capital Stock of the person making such dividend or distribution)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Parent, the Borrower or any Subsidiary (other than, in each case, capital contributions to, or the purchase of Equity Interests in, any Subsidiary).

“Revolving Accession Agreement” shall have the meaning assigned to such term in Section 2.26(a).

“Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder (and to acquire participations in Letters of Credit and Protective Advances as provided for herein) as set forth on Schedule 2.01 to this Agreement or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.26 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Revolving Credit Commitment Increase” shall have the meaning assigned to such term in Section 2.26(a).

“Revolving Credit Commitment Increase Amendment” shall have the meaning assigned to such term in Section 2.26(a).

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure, plus the aggregate amount at such time of such Lender’s Protective Advance Exposure.

“Revolving Loans” shall mean the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01(b).

“S&P” shall mean S&P Global Ratings, or any successor thereto.

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of any Sanctions (which, as of the date of this Agreement, includes Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state, or Her Majesty’s Treasury of the United Kingdom, (b) any Person organized or resident in a Sanctioned Country or (c) any Person owned or Controlled by any such Person or Persons.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, or Her Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the U.S. Securities and Exchange Commission or any Governmental Authority succeeding to any or all of its functions.

“Secured Net Leverage Ratio Condition” shall have the meaning assigned to such term in the Term Loan Credit Agreement as in effect on the Closing Date.

“Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Security Documents” shall mean the Mortgages, the Guarantee and Collateral Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.12 or 9.20.

“Senior Note Indenture” shall mean each indenture under which Senior Notes are issued, as the same may be amended, restated, substituted, replaced, refinanced, supplemented or otherwise modified from time to time in accordance with Section 6.01(a).

“Senior Notes” shall mean the 2019 Notes, the 2020 Notes, the 2021 Notes, the 2022 Notes and the 2023 Notes, in each case, as the same may be amended, restated, substituted, replaced, refinanced, supplemented or otherwise modified from time to time in accordance with Section 6.01(a).

“Significant Asset Sale” shall mean the sale, transfer, lease or other disposition by Parent, the Borrower or any Subsidiary to any person other than the Borrower or a Subsidiary Guarantor of all or substantially all of the assets of, or a majority of the Equity Interests in, a person, or a division or line of business or other business unit of a person.

“SPC” shall have the meaning assigned to such term in Section 9.04(i).

“Specified Event of Default” shall mean, collectively, any Event of Default referred to in paragraph (a) (solely with respect to a representation, warranty or statement contained in a Borrowing Base Certificate), (b), (c), (d) (with respect to Section 5.04(d), Section 5.16 or Section 6.13), (g) or (h) of Article VII.

“Spinout Subsidiary” shall mean an Unrestricted Subsidiary that is formed for the purpose of acquiring property of Parent, the Borrower or any Subsidiary in connection with a Spinout Transaction.

“Spinout Transaction” shall mean, collectively, any series or combination of contributions, distributions and/or other transfers by Parent, the Borrower and/or any Subsidiary of property (including Equity Interests) owned by it to any Spinout Subsidiary (or to a Subsidiary in contemplation of the further contribution, distribution or other transfer of such property to any Spinout Subsidiary) and the ultimate distribution of the Equity Interests of an Ultimate Spinout Subsidiary to the equity holders of Parent; provided that (i) the aggregate Consolidated EBITDA attributable to all such property (including Equity Interests) so contributed, distributed or transferred (determined for each such contribution, distribution or other transfer at the time thereof and for the period of four consecutive fiscal quarters most recently ended on or prior to the date of the relevant contribution, distribution or other transfer for which financial statements have been delivered (or were required to be delivered) pursuant to Section 5.04(a) or (b)) shall not exceed in the aggregate for all such contributions, distributions and other transfers 15.0% of Consolidated EBITDA of Parent, the Borrower and the Subsidiaries for such period and (ii) after giving effect to such Spinout Transaction and the repayment of any Indebtedness in connection therewith, the Payment Conditions shall be satisfied.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” shall mean, as to any person, a corporation, partnership or other entity of which Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, or the management of which is otherwise Controlled, directly or indirectly, or both, by such person.

“Subsidiary” shall mean any subsidiary of the Borrower; provided, however, that Unrestricted Subsidiaries shall be deemed not to be Subsidiaries for any purpose of this Agreement or the other Loan Documents.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(b), and each other Subsidiary that is or becomes a party to the Guarantee and Collateral Agreement pursuant to Section 5.12 (it being understood and agreed that no (i) Foreign Subsidiary, (ii) Non-Significant Subsidiary, (iii) Permitted Syndication Subsidiary, (iv) [reserved], (v) Captive Insurance Subsidiary, (vi) Permitted Joint Venture Subsidiary or (vii) Subsidiary listed on Schedule 1.01(f), shall, in any case, be required to enter into the Guarantee and Collateral Agreement pursuant to Section 5.12, unless the Borrower elects to make any such Permitted Joint Venture Subsidiary a Subsidiary Guarantor).

“Supermajority Lenders” shall mean, at any time, Lenders having Loans outstanding, L/C Exposure and unused Revolving Credit Commitments representing more than 66 2/3% of the sum of all Loans outstanding, L/C Exposure and unused Revolving Credit Commitments at such time; provided that the Loans outstanding, L/C Exposure and unused Revolving Credit Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Supermajority Lenders.

“Syndication Proceeds” shall have the meaning assigned to such term in Section 6.05(b).

“Syndication Transaction” shall mean a transaction (or series of transactions) whereby the Borrower or a Subsidiary sells, transfers or otherwise disposes of part, but not all, of its interest in a Subsidiary that owns, leases or operates a Hospital to one or more third parties or of its interest in a Hospital to a partially owned Subsidiary.

“Synthetic Lease” shall mean, as to any person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which Parent, the Borrower or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than Parent, the Borrower or any Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of Parent, the Borrower or the Subsidiaries (or to their heirs and estates) shall be deemed to be a Synthetic Purchase Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loans” shall have the meaning specified in the Term Loan Credit Agreement.

“Term Loan Additional Secured Debt” shall mean Indebtedness which (a) is issued, incurred, created, assumed or guaranteed by any Loan Party, (b) is not an obligation of, or otherwise Guaranteed by, any Subsidiary of Parent that is not a Loan Party, (c) is not secured by any Lien on any asset of Parent, the Borrower or any Subsidiary other than any asset constituting Collateral (which Liens on the ABL Priority Collateral shall be junior to the Liens securing the Obligations), (d) does not amortize at a rate per annum in excess of 1.00% during any period of four consecutive fiscal quarters commencing on or after the date such Term Loan Additional Secured Debt is incurred by any Loan Party, (e) is subject to the ABL Intercreditor Agreement and (f) is issued, incurred, created or assumed (i) to finance, or otherwise in connection with, a Permitted Acquisition, (ii) in order to extend, renew, refinance or replace existing Term Loan Additional Secured Debt, provided that (A) the principal amount of such Term Loan Additional Secured Debt is not increased (except by an amount not to exceed (1) the amount of unpaid accrued interest and premium on the existing Term Loan Additional Secured Debt so extended, renewed, refinanced or replaced, plus (2) other reasonable amounts paid and fees and expenses incurred in connection with such extension, renewal, refinancing or replacement) and (B) neither the final maturity nor the weighted average life to maturity of such Term Loan Additional Secured Debt is decreased thereby or (iii) in order to obtain Net Cash Proceeds, 100% of which (if not used in the manner set forth in the foregoing clauses (i) and (ii)) are used by the Borrower, not later than the fifth Business Day following the receipt thereof, to prepay outstanding Term Loans in accordance with the Term Loan Credit Agreement.

“Term Loan Additional Secured Debt Obligations” shall mean the obligations of the Loan Parties in respect of any Term Loan Additional Secured Debt.

“Term Loan Collateral Agent” shall mean Credit Suisse AG, Cayman Islands Branch, or any other person in its capacity as the “Collateral Agent” under a Term Loan Credit Agreement.

“Term Loan Commitment” shall have the meaning specified in the Term Loan Credit Agreement.

“Term Loan Credit Agreement” shall mean (a) the Fourth Amended and Restated Credit Agreement dated as of March 23, 2018, among, inter alia, Parent, the Borrower, the lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and as the Term Loan Collateral Agent, in a form acceptable to the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time, and (b) one or more loan agreements among the Borrower and other parties from time to time party thereto pursuant to which the Indebtedness under the credit agreement referenced in clause (a) above has been refinanced, repaid, prepaid, repurchased, redeemed, replaced, renewed, refunded or increased in whole or in part in accordance with, and subject to, the provisions of this Agreement and the ABL Intercreditor Agreement.

“Term Loan/Notes Priority Collateral” shall have the meaning specified in the ABL Intercreditor Agreement.

“Term Loan Guarantee and Collateral Agreement” shall have the meaning assigned to the term “Guarantee and Collateral Agreement” (or any similar term) in the Term Loan Credit Agreement.

“Term Facility Loan Documents” shall have the meaning assigned to the term “Loan Documents” (or any similar term) in the Term Loan Credit Agreement.

“Test Period” shall mean, at any time, the four consecutive fiscal quarters of Parent then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 5.04(a) or (b).

“Third Restatement Effective Date” shall have the meaning assigned to such term in the Term Loan Credit Agreement.

“Total Assets” shall mean, as of any date, the total consolidated assets of Parent and its Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of Parent and its Subsidiaries, determined on a pro forma basis in accordance with Section 1.03.

“Total Reserves” shall mean, at any time, an amount equal to the sum of (a) dilution reserves, (b) reserves for Prior Claims and (c) such additional reserves against the Borrowing Base in such amounts and with respect to such matters as the Administrative Agent may, in the exercise of its Permitted Credit Judgment, establish from time to time upon at least five Business Days’ written notice to the Borrower.

“Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. As of the Closing Date, the Total Revolving Credit Commitment is $1,000,000,000.

“Transactions” shall mean the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Transferred Account” shall mean an Account that is owed to an Originating Subsidiary and from time to time sold to CHS Receivables Funding, LLC pursuant to the Accounts Sale Agreement.

“Triad” shall mean Triad Healthcare Corporation (f/k/a Triad Hospitals, Inc.), a Delaware corporation and a wholly owned Subsidiary of the Borrower.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“Ultimate Spinout Subsidiary” shall mean a Spinout Subsidiary or other Subsidiary the Equity Interests of which are (or are intended to be, as the context may require) distributed to the equity holders of Parent.

“Unbilled Account” shall mean an Account in respect of which the services have been rendered to the relevant customer or patient and rights to payment thereon have accrued, but the invoice has not been rendered to the applicable Account Debtor.

“Unrestricted Subsidiary” shall mean any Subsidiary organized or acquired directly or indirectly by Parent after the Closing Date that Parent designates as an “Unrestricted Subsidiary” by written notice to the Administrative Agent; provided that, no Default or Event of Default shall have occurred and be continuing or would result from such designation. No Unrestricted Subsidiary may own any Equity Interests of a Subsidiary; provided that, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Parent may redesignate any Unrestricted Subsidiary as a “Subsidiary” by written notice to the Administrative Agent and by complying with the applicable provisions of Section 5.12.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“wholly owned Subsidiary” of any person shall mean a subsidiary of such person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such person or one or more wholly owned Subsidiaries of such person or by such person and one or more wholly owned Subsidiaries of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean any Loan Party or the Administrative Agent.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which Write-Down and Conversion Powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, amended and restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall at all times be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

SECTION 1.03. Pro Forma Calculations. With respect to any period of four consecutive fiscal quarters during which any Permitted Acquisition, other acquisition permitted pursuant to Section 6.04, Significant Asset Sale or Spinout Transaction occurs, the Secured Net Leverage Ratio (as defined in the Term Loan Credit Agreement) and, without duplication, Consolidated EBITDA shall, for all purposes set forth herein (other than for purposes of calculating the Consolidated Fixed Charge Coverage Ratio), be calculated with respect to such period on a pro forma basis after giving effect to such Permitted Acquisition, acquisition, Significant Asset Sale, Transaction or Spinout Transaction (and any related repayment of Indebtedness) (including, without duplication, (a) all pro forma adjustments permitted or required by Article 11 of Regulation S-X under the Securities Act of 1933, as amended, (b) pro forma adjustments for designation of any Subsidiary as an Unrestricted Subsidiary and any Unrestricted Subsidiary as a Subsidiary in accordance with the definition of “Unrestricted Subsidiary” (a “Subsidiary Designation”), and (c) pro forma adjustments for cost savings and synergies (net of continuing associated expenses) to the extent such cost savings and synergies are reasonably identifiable, reasonably supportable, are expected to have a continuing impact and have been realized or are reasonably expected to be realized within 12 months following any such Permitted Acquisition or acquisition (which cost savings and synergies shall be calculated on a pro forma basis as though they had been realized on the first day of such period); provided that at the election of Parent, such pro forma adjustment shall not be required to be determined for any Permitted Acquisition or other acquisition if the aggregate consideration paid in connection with such acquisition is less than $100,000,000; provided further that all such adjustments shall be set forth in a reasonably detailed certificate of a Financial Officer of Parent), assuming, for purposes of making such calculations, such Permitted Acquisition, Subsidiary Designation, acquisition permitted pursuant to Section 6.04, Significant Asset Sale or Spinout Transaction (and related repayment of Indebtedness), and any other Permitted Acquisitions, Significant Asset Sales and Spinout Transactions (and related repayment of Indebtedness) that have been consummated during the period, had been consummated on the first day of such period; provided, further, that the aggregate amount added to or included in Consolidated EBITDA above in respect of synergies for any period of four consecutive fiscal quarters shall not exceed an amount equal to 10% of Consolidated EBITDA, calculated on a pro forma basis in accordance with this Section 1.03 after giving effect to such addition and any other prior additions in respect of such period pursuant to this Section 1.03.

SECTION 1.04. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.05. Excluded Swap Obligations. (a) Notwithstanding any provision of this Agreement or any other Loan Document, no Guarantee by any Loan Party under any Loan Document shall include a Guarantee of any Obligation that, as to such Loan Party, is an Excluded Swap Obligation and no Collateral provided by any Loan Party shall secure any Obligation that, as to such Loan Party, is an Excluded Swap Obligation. In the event that any payment is made by, or any collection is realized from, any Loan

Party as to which any Obligations are Excluded Swap Obligations, or from any Collateral provided by such Loan Party, the proceeds thereof shall be applied to pay the Obligations of such Loan Party as otherwise provided herein without giving effect to such Excluded Swap Obligations and each reference in this Agreement or any other Loan Document to the ratable application of such amounts as among the Obligations or any specified portion of the Obligations that would otherwise include such Excluded Swap Obligations shall be deemed so to provide.

(b) The following terms shall for purposes of this Section 1.05 have the meanings set forth below:

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § et seq.), as amended from time to time, and any successor statute.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, the Guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such related Swap Obligation.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

ARTICLE II

The Credits

SECTION 2.01. Revolving Credit Commitments; Protective Advances. (a)Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly to make Revolving Loans to the Borrower, at any time and from time to time after the Closing Date until the earlier of the Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment or (ii) the Aggregate Revolving Credit Exposure exceeding the Line Cap. Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans.

(b) (i) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time after the Closing Date until the earlier of the Maturity Date and the termination of the Revolving Credit

Commitments, in the Administrative Agent’s sole discretion (but without any obligation) to make Loans to the Borrower, on behalf of all Lenders, which the Administrative Agent, in its Permitted Credit Judgment, deems necessary or desirable (x) to preserve or protect the Collateral, or any portion thereof, (y) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations or (z) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees and expenses as described in Section 9.05) and other sums payable under the Loan Documents (any such Loans being referred to herein as “Protective Advances”); provided that no Protective Advance shall be made if after giving effect thereto (A) the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment or (B) the aggregate principal amount of the outstanding Protective Advances would exceed the lesser of (1) $50,000,000 and (2) 5.0% of the Line Cap in effect at the time of the making of such Protective Advance. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall constitute Obligations hereunder and shall be guaranteed and secured as provided in the Security Documents. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. The Administrative Agent may at any time (I) subject to the limitations set forth in Section 2.01(a) and to the satisfaction of the conditions set forth in Section 4.02, request, on behalf of the Borrower, the Lenders to make ABR Revolving Loans to the Borrower to repay any Protective Advance made to the Borrower or (II) require the Lenders to acquire participations in any Protective Advance as provided in paragraph (b)(ii) of this Section.

(ii) The Administrative Agent may by notice given not later than 12:00 noon, New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Protective Advances outstanding. Such notice shall specify the aggregate amount of Protective Advances in which the Lenders will be required to participate and each Lender’s Applicable Percentage of such Protective Advances. Each Lender hereby absolutely and unconditionally agrees to pay, promptly upon receipt of notice as provided above (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day, no later than 5:00 p.m., New York City time, on such Business Day and if received after 12:00 noon, New York City time, on a Business Day, no later than 10:00 a.m., New York City time, on the immediately succeeding Business Day), to the Administrative Agent such Lender’s Pro Rata Percentage of such Protective Advances. Each Lender acknowledges and agrees that its obligation to acquire participations in Protective Advances pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including nonsatisfaction of any of the conditions precedent set forth in Section 4.02, the occurrence and continuance of a Default or any reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02 with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this paragraph). Any amounts received by the Administrative Agent from the Borrower (or other person on behalf of the Borrower) in respect of a Protective Advance after receipt by the Administrative Agent of the proceeds of a sale of participations therein shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph to the extent of their interests therein; provided that any such payment so remitted shall be repaid to the Administrative Agent if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Protective Advance pursuant to this paragraph shall not constitute a Loan and shall not relieve the Borrower of its obligation to repay such Protective Advance.

SECTION 2.02. Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.01(b) or Section 2.02(f), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $3,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.01(b), 2.02(f), 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten (or such greater number as may be agreed to by the Administrative Agent) Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings. Each Protective Advance shall be an ABR Loan.

(c) Except with respect to Loans made pursuant to Section 2.01(b) or Section 2.02(f), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall not repay to the Administrative Agent such corresponding amount within three Business Days after demand by the Administrative Agent, then the Administrative Agent shall be entitled to recover such amount with interest thereon at the rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing, on demand, from the Borrower. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(f) If an Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.23(e) within the time specified in such Section, such Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Lender of such L/C Disbursement and its Pro Rata Percentage thereof. Each Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such L/C Disbursement (it being understood that (i) if the conditions precedent to borrowing set forth in Sections 4.02(b) and (c) have been satisfied, such amount shall be deemed to constitute an ABR Revolving Loan of such Lender and, to the extent of such payment, the obligations of the Borrower in respect of such L/C Disbursement shall be discharged and replaced with the resulting ABR Revolving Credit Borrowing, and (ii) if such conditions precedent to borrowing have not been satisfied, then any such amount paid by any Lender shall not constitute a Loan and shall not relieve the Borrower from its obligation to reimburse such L/C Disbursement), and the Administrative Agent will promptly pay to such Issuing Bank amounts so received by it from the Lenders. The Administrative Agent will promptly pay to the applicable Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.23(e) prior to the time that any Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Lenders that shall have made such payments and to the applicable Issuing Bank, as their interests may appear. If any Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of such Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

SECTION 2.03. Borrowing Procedure. In order to request a Borrowing (other than a deemed Borrowing pursuant to Section 2.01(b) or Section 2.02(f), as to which this Section 2.03 shall not apply), the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 (noon), New York City time, three Business Days before a proposed Borrowing (or, in the case of a Borrowing to be made on the Closing Date, such shorter period prior to the Closing Date as the Administrative Agent may agree in its sole discretion), and (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the day of a proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery, facsimile, or electronic transmission of a “pdf” or similar copy to the Administrative Agent of an executed written Borrowing Request and shall specify the following information: (i) whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date and (ii) to the Administrative Agent the then unpaid principal amount of each Protective Advance made to the Borrower on the earlier of the Maturity Date, the 30th day after such Protective Advance is made and the date on which payment thereof shall be demanded by the Administrative Agent.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

(f) Upon the commencement and during the continuance of a Cash Dominion Period (i) the Administrative Agent may (and, at the written direction of the Required Lenders shall) instruct any or each depositary bank with which any Loan Party shall have any deposit account and which is party to any Control Agreement to transfer on each Business Day (or with such other frequency as shall be specified by the Administrative Agent) to one or more accounts of the Administrative Agent or any of its Affiliates specified by it (collectively, the “Administrative Agent Accounts”) all funds then on deposit in the deposit account or deposit accounts of any Loan Party subject to such Control Agreement; provided that the Administrative Agent shall not be required to give such instructions with respect to one or more of such deposit accounts if, and to the extent that, the Administrative Agent shall have determined that the aggregate amount of funds that would otherwise be required to be transferred pursuant to instructions given in accordance with this clause (i) on any Business Day would exceed the aggregate principal amount of Loans (including Protective Advances) and L/C Exposure (other than

L/C Exposure that shall have been theretofore cash collateralized in accordance with Section 2.22(j)) outstanding on such Business Day; and (ii) on each Business Day immediately following the day of receipt by the Administrative Agent of any funds pursuant to a transfer referred to in clause (i) above, the Administrative Agent shall, subject to Section 5.16(d), apply the amounts so received first, to prepay Protective Advances made to the Borrower, second, to prepay Revolving Loans made to the Borrower, and third, to cash collateralize in accordance with Section 2.22(j) outstanding L/C Exposure attributable to Letters of Credit issued for the account of the Borrower and, following such application thereof, shall remit the remaining funds, if any, to the applicable Loan Party; provided, further, that upon the occurrence and during the continuance of an Event of Default, at the Administrative Agent’s election, such funds may be applied as provided in Section 5.02 of the Guarantee and Collateral Agreement (and, pending such application, may be held as cash collateral). The Borrower hereby directs the Administrative Agent to apply its funds as so specified and authorizes the Administrative Agent to determine the order of application of such funds as among the individual Borrowings and L/C Exposures of the Borrower. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in such Borrowing.

SECTION 2.05. Fees. (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on each date on which any Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to the Applicable Commitment Fee Rate per annum on the daily unused amount of the Revolving Credit Commitment of such Lender during the preceding quarter (or other period ending with the Maturity Date, or the date on which the Revolving Credit Commitments of such Lender shall expire or be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b) The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”).

(c) The Borrower agrees to pay (i) to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee (an “L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period ending with the Maturity Date, or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Percentage from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of Eurodollar Loans pursuant to Section 2.06, and (ii) to each Issuing Bank with respect to each Letter of Credit issued by it, a fronting fee, which shall accrue at a rate of 0.125% per annum (or such other amount agreed by any individual Issuing Bank), as well as the standard issuance and drawing fees specified from time to time by such Issuing Bank (“Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the applicable Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.

(b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

(c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07. Default Interest. If the Borrower shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder, by acceleration or otherwise, or under any other Loan Document, then, until such defaulted amount shall have been paid in full, to the extent permitted by law, such defaulted amount shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Revolving Loan plus 2.00% per annum.

SECTION 2.08. Alternate Rate of Interest. (a) In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or facsimile notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as the case may be (including because the rates necessary to determine the Interpolated Rate are not available or published on a current basis), for such Interest Period and such circumstances are unlikely to be temporary or the supervisor for the administrator of the LIBO Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to that based on the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans of the applicable Type at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 9.08(b), such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this paragraph (b), paragraph (a) of this Section shall be applicable. Notwithstanding the foregoing, if any alternate rate of interest established pursuant to this paragraph (b) (without giving effect to the Applicable Percentage or any alternative spread that may have been agreed upon over the applicable Lenders’ deemed cost of funds) shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

SECTION 2.09. Termination and Reduction of Commitments. (a) The Revolving Credit Commitments shall automatically terminate on the Maturity Date. The L/C Commitment shall automatically terminate on the earlier to occur of (i) the termination of the Revolving Credit Commitments and (ii) the date that is 10 Business Days prior to the Maturity Date.

(b) Upon at least three Business Days’ prior written or facsimile notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; provided, however, that (i) each partial reduction of the Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $3,000,000, and (ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time. Each notice delivered by the Borrower pursuant to this Section 2.09 shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or any other event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c) Each reduction in the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

SECTION 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 11:00 a.m., New York City time, on the date of conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(v) any portion of a Borrowing of any Loans maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing; and

(vii) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, then, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into an ABR Borrowing. This Section 2.10 shall not apply to Protective Advances, which may not be converted or continued.

SECTION 2.11. [Reserved].

SECTION 2.12. Optional Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or facsimile notice (or telephone notice promptly confirmed by written or facsimile notice) in the case of Eurodollar Loans, or written or facsimile notice (or telephone notice promptly confirmed by written or facsimile notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 11:00 a.m., New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $3,000,000.

(b) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or any other event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. All prepayments under this Section 2.12 shall be subject to Section 2.16 but otherwise without premium or penalty. All prepayments under this Section 2.12 (other than prepayments of ABR Revolving Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.13. Mandatory Prepayments. (a) In the event of the termination of all the Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Credit Borrowings and replace all outstanding Letters of Credit or cash collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 2.23(j), in each case outstanding under this Agreement.

(b) In the event of any partial reduction of the Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrower and the Lenders of the Aggregate Revolving Credit Exposure after giving effect thereto and (y) if the Aggregate Revolving Credit Exposure would exceed the aggregate Commitments after giving effect to such reduction, then the Borrower shall, on the date of such reduction, first, repay or prepay Revolving Loans and second, replace outstanding Letters of Credit under this Agreement or cash collateralize outstanding Letters of Credit under this Agreement in accordance with the procedures set forth in Section 2.23(j), in an aggregate amount sufficient to eliminate such excess.

(c) In the event that at any time the Aggregate Revolving Credit Exposure exceeds the Line Cap, the Borrower shall, without notice or demand, within one Business Day, first, repay or prepay Revolving Loans and second, replace outstanding Letters of Credit under this Agreement or cash collateralize outstanding Letters of Credit under this Agreement in accordance with the procedures set forth in Section 2.23(j), in an aggregate amount sufficient to eliminate such excess.

SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or an Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate), (ii) impose on such Lender or such Issuing Bank or the London interbank market any other condition (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein or (iii) subject any Lender or Issuing Bank to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liability or capital attributable thereto, and the result of any of the foregoing shall be to increase the cost to such Lender or such Issuing Bank of making or maintaining any Eurodollar Loan or increase the cost to any Lender of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or such Issuing Bank to be material, then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, from time to time such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or an Issuing Bank shall have determined that any Change in Law regarding capital adequacy or liquidity has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by an Issuing Bank pursuant hereto to a level below that which such Lender or such Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy or liquidity) by an amount deemed by such Lender or such Issuing Bank to be material, then from time to time the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank the amount shown as due on any such certificate delivered by it within 30 days after its receipt of the same.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender or an Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender or such Issuing Bank knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section shall be available to each Lender and each Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.16. Indemnity. The Borrower shall indemnify each Lender against any loss or expense (but not against any lost profits) that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor (including, for the avoidance of doubt, in the case of an assignment pursuant to Section 2.21 or Section 9.04(j)), (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment of any Eurodollar Loan required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.17. Pro Rata Treatment. Except as required under Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments of an applicable class (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means (excluding means expressly contemplated elsewhere in this Agreement), obtain payment (voluntary or involuntary) in respect of any Loan or Loans or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and L/C Exposure then outstanding as the principal amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower and Parent expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower and Parent to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.19. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 1:00 p.m., New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment (other than Issuing Bank Fees, which shall be paid directly to the applicable Issuing Bank) shall be made to the Administrative Agent at its designated offices. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower does not in fact make such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, and to pay interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).

SECTION 2.20. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable law. If the Borrower or any other Loan Party shall be required to deduct or withhold any Tax from such payment, then (i) if such Tax is an Indemnified Tax or Other Tax, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Loan Party shall make such deductions and (iii) the Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto; provided that the Borrower shall not be obligated to so indemnify any Lender, the Administrative Agent or any Issuing Bank in respect of interest or penalties attributable to any Indemnified Taxes or Other Taxes to the extent that such interest or penalties resulted solely from the gross negligence or willful misconduct of the Administrative Agent or such Lender or the Issuing Bank. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on behalf of itself, a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate and as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii) If a payment made to a Lender under this Agreement or any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such other time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that this paragraph (f) shall not create any additional obligation of the Borrower hereunder. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (f).

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) For purposes of this Section 2.20, the term “Lender” includes any Issuing Bank.

SECTION 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or an Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or an Issuing Bank delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or any Issuing Bank or any Governmental Authority on account of any Lender or an Issuing Bank pursuant to Section 2.20, (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, (v) any Lender refuses to consent to any Loan Modification Offer, and such Loan Modification Offer is consented to by Lenders holding a majority in interest of the Affected Class or (vi) any Lender becomes a Defaulting Lender, then, in each case, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or the Issuing Bank, as the case may be, and the Administrative Agent, require such Lender or such Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iv), (v) or (vi) above, all of its interests, rights and obligations with respect to the Loans or Commitments that are the subject of the related consent, amendment, waiver or other modification or in respect of which such Lender is a Defaulting Lender, as the case may be) to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iv) or (v) above, shall consent to such requested amendment, waiver or other modification of any Loan Document (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent and the Issuing Banks, which consents shall not unreasonably be withheld or delayed, and (z) the Borrower or such Eligible Assignee shall have paid to the affected Lender or Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans and L/C Disbursements of such Lender or Issuing Bank, respectively, plus all Fees (except, in the case of a Defaulting Lender, any Fees not required to be paid to such Defaulting Lender pursuant to the express provisions of this Agreement) and other amounts accrued for the account of such Lender or Issuing Bank hereunder with respect thereto (including any amounts under Sections 2.14 and 2.16); provided, further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or Issuing Bank’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or such Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or such Issuing Bank pursuant to paragraph (b) below), or if such Lender or Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification or shall cease to be a Defaulting Lender, as the case may be, then such Lender or Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.21(a).

(b) If (i) any Lender or an Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or an Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or an Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank, pursuant to Section 2.20, then such Lender or such Issuing Bank shall use reasonable efforts (which shall not require such Lender or such Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or an Issuing Bank in connection with any such filing or assignment, delegation and transfer.

SECTION 2.22. [Reserved].

SECTION 2.23. Letters of Credit. (a) General. Subject to the terms and conditions herein set forth, the Borrower may request the issuance of a standby Letter of

Credit for its own account or for the account of any of the Subsidiaries (in which case the Borrower and such Subsidiary shall be co-applicants with respect to such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time while the L/C Commitment remains in effect. This Section shall not be construed to impose an obligation upon any Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement, including any obligation to issue any Letter of Credit the proceeds of which would be made available to any Person in violation of Section 5.08. Notwithstanding anything to the contrary contained in this Section 2.23 or elsewhere in this Agreement, (i) in the event that a Lender is a Defaulting Lender, no Issuing Bank shall be required to issue any Letter of Credit unless such Issuing Bank has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate such Issuing Bank’s risk with respect to the participation in Letters of Credit by all such Defaulting Lenders, including by cash collateralizing each such Defaulting Lender’s Pro Rata Percentage of the applicable L/C Exposure, and (ii) if agreed to between the Borrower and any Issuing Bank in writing, the obligation of such Issuing Bank (and its Affiliates) to issue, extend or renew any Letters of Credit under this Agreement may be terminated (in whole or in part) as provided therein.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Borrower shall hand deliver, facsimile or electronically deliver a “pdf” or similar copy to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension in accordance with the customary procedures (including advance notice requirements) of the applicable Issuing Bank) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. Each of the Borrower and any Subsidiary co-applicants are responsible for the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank’s use or refusal to use text submitted by the Borrower. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure shall not exceed $50,000,000 and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Line Cap. No Issuing Bank shall be required to issue any Letter of Credit if, after giving effect thereto, the aggregate amount of L/C Exposure attributable to Letters of Credit issued by such Issuing Bank would exceed such Issuing Bank’s L/C Commitment.

(c) Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided, however, that a Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Maturity Date) unless the applicable Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as may be specified in such Letter of Credit) prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d) Participations.

(i) By the issuance of a Letter of Credit and without any further action on the part of any Issuing Bank or the Lenders, each Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of each Issuing Bank, such Lender’s Pro Rata Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(ii) If any L/C Exposure exists at the time a Lender becomes a Defaulting Lender then:

(A) The L/C Exposure (other than any portion thereof attributable to unreimbursed LC Disbursements with respect to which such Defaulting Lender shall have funded its participation as contemplated by Sections 2.23(d) and 2.23(f)) of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Percentages but only to the extent that the sum of all Non-Defaulting Lenders’ Revolving Exposures after giving effect to such reallocation would not exceed the sum of all Non-Defaulting Lenders’ Commitments;

(B) if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure in accordance with the procedures set forth in Section 2.23(j) for the benefit of the Issuing Banks, the Borrower shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.05(c) with respect to such portion of such Defaulting Lender’s L/C Exposure for so long as such Defaulting Lender’s L/C Exposure is cash collateralized;

(C) if any portion of the L/C Exposure of such Defaulting Lender is reallocated pursuant to clause (A) above, then the fees payable to the Lenders pursuant to Section 2.05(c) shall be adjusted to give effect to such reallocation; and

(D) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all participation fees payable under Section 2.05(c) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s L/C Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such L/C Exposure is reallocated and/or cash collateralized.

(e) Reimbursement. If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, such Issuing Bank shall as promptly as practicable notify the Borrower and the Administrative Agent thereof, and the Borrower shall pay to the Administrative Agent an amount equal to such L/C Disbursement not later than 1:00 p.m., New York City time, on the immediately following Business Day after such Issuing Bank so notifies the Borrower and the Administrative Agent thereof.

(f) Obligations Absolute. The Borrower’s obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

(i) any lack of validity or enforceability of any Letter of Credit, any draft or other document for presentation or any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii) the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the

Borrower, any Subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, the applicable Issuing Bank, the Administrative Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi) any other act or omission to act or delay of any kind of any Issuing Bank, the Lenders, the Administrative Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or willful misconduct of the applicable Issuing Bank. However, the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential, special, indirect or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence, bad faith or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. It is further understood and agreed that each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) such Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of such Issuing Bank.

(g) Disbursement Procedures. Each Issuing Bank shall, upon its receipt of any documents purporting to represent a demand for payment under a Letter of

Credit, examine all such documents within the time period stipulated by the terms and conditions of such Letter of Credit. The applicable Issuing Bank shall as promptly as possible give written notice to the Administrative Agent and the Borrower of such demand for payment and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of such Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR Revolving Loan.

(i) Resignation or Removal of the Issuing Bank. Any Issuing Bank may resign at any time by giving 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower, and may be removed at any time by the Borrower by notice to the Issuing Banks, the Administrative Agent and the Lenders. Upon the acceptance of any appointment as an Issuing Bank hereunder by a Lender that shall agree to serve as a successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank. At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii). The acceptance of any appointment as an Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, the Borrower shall, on the Business Day it receives notice from the Administrative Agent or the Required Lenders thereof and of the amount to be deposited, deposit in an account with the Collateral Agent, for the benefit of the Lenders, an amount in cash equal to 103% of the L/C Exposure as of such date. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the Issuing Banks for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated, be applied to satisfy the Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Additional Issuing Banks. The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Banks and such Lender.

SECTION 2.24. [Reserved].

SECTION 2.25. Loan Modification Offers; Replacement Revolving Credit Facility. (a) The Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans and/or Commitments of the Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”).

(b) The Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent a Loan Modification Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the applicable Loans and/or Commitments of the Accepting Lenders, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “class” of loans and/or commitments hereunder. Notwithstanding the foregoing, no Permitted Amendment shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions, officer’s and secretary’s certificates and other documentation consistent with those delivered pursuant to Section 4.01 on the Closing Date.

(c) “Permitted Amendments” shall mean any or all of the following: (i) an extension of the final maturity date applicable to the applicable Loans and/or Commitments of the Accepting Lenders, (ii) a change in the Applicable Percentage with respect to the applicable Loans and/or Commitments of the Accepting Lenders, (iii) a change in the Fees payable to (or the inclusion of additional fees to be payable to) the Accepting Lenders, (iv) changes to any prepayment premiums with respect to the applicable Loans and Commitments, (v) such amendments to this Agreement and the other Loan Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to provide the rights and benefits of this Agreement and other Loan Documents to each new “class” of loans and/or commitments resulting therefrom and (vi) additional amendments to the terms of this Agreement applicable to the applicable Loans and/or Commitments of the Accepting Lenders that are less favorable to such Accepting Lenders than the terms of this Agreement prior to giving effect to such Permitted Amendments and that are reasonably acceptable to the Administrative Agent; provided that, if any such Permitted Amendment shall create a new class of Revolving Credit Commitments, (A) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit as between the commitments of such new “class” and the Commitments of the then-existing Lenders shall be made on a ratable basis as between the commitments of such new “class” and the Commitments of the then-existing Lenders and (B) the L/C Commitment may not be extended without the prior written consent of the applicable Issuing Bank.

(d) Notwithstanding anything to the contrary contained herein, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Revolving Credit Facility (as defined below) to effect the refinancing of all the Revolving Credit Commitments with a replacement facility under this Agreement (a “Replacement Revolving Credit Facility”); provided that (a) the aggregate amount of commitments under such Replacement Revolving Facility Commitments shall not exceed the aggregate amount of the replaced Revolving Credit Commitments and (b) the maturity date of such Replacement Revolving Credit Facility shall not be earlier than the latest Revolving Credit Maturity Date at the time of such replacement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Replacement Revolving Credit Facility, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Replacement Revolving Credit Facility evidenced thereby. Notwithstanding the foregoing, (i) no Replacement Revolving Credit Facility shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions, officer’s and secretary’s certificates and other documentation consistent with those delivered on the Closing Date and (ii) no Issuing Bank shall be obligated to continue to issue Letters of Credit, respectively, under the Replacement Revolving Credit Facility except to the extent it agrees in writing to do so at or prior to the effectiveness of the Replacement Revolving Credit Facility. Without limiting the foregoing, in the event that the initial Replacement Revolving Credit Facility is in an aggregate principal amount less than the aggregate principal amount of the Revolving Credit Commitments being replaced, this Agreement may be further amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant additional commitments under the Replacement Revolving Credit Facility (and subject to the same limitations and requirements provided above in this paragraph (d)) to include additional commitments under the Replacement Revolving Credit Facility that will not cause the aggregate amount of the commitments thereunder to exceed the aggregate amount of the replaced Revolving Credit Commitments.

SECTION 2.26. Revolving Credit Commitment Increases. (a) The Borrower may from time to time, by written notice (a “Notice of Increase”) to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders), request that new Commitments of any class be extended or existing Commitments of any class be increased by one or more financial institutions, which may include any Lender (any such financial institution, an “Increasing Lender”) (any such extension or increase, a “Revolving Credit Commitment Increase”); provided that (i) the terms of the Revolving Credit Commitments under the Revolving Credit Commitment Increase shall be identical to the existing Commitments of the applicable class, except for any upfront or similar fees paid to Increasing Lenders; provided that if the Lenders providing such Revolving Credit Commitment Increase and the Borrower so agree, such Revolving Credit Commitment Increase may be in the form of a “first in last out” class; (ii) the aggregate amount of any Revolving Credit Commitment Increase effected pursuant to this Section 2.26(a) shall not exceed $100,000,000; (iii) each Revolving Credit Commitment Increase shall be in an aggregate principal amount of not less than $25,000,000 (or such lesser amount as the Administrative Agent may agree in its sole discretion), except to the extent necessary to utilize the remaining unused amount of increase permitted under this Section 2.26(a); (iv) prior to any such Revolving Credit Commitment Increase, except as otherwise specified in the applicable Revolving Accession Agreement, the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 4.01, (v) at the time of each such Revolving Credit Commitment Increase request and immediately after giving effect to the effectiveness of each such Revolving Credit Commitment Increase, the conditions set forth in paragraphs (b) and (c) of Section 4.02 shall be satisfied, and the Administrative Agent shall have received certificates to that effect dated such dates and executed by a Financial Officer of the Borrower and (vi) any Lender offered or approached to provide all or a portion of any Revolving Credit Commitment Increase may elect or decline, in its sole discretion, to provide any such Revolving Credit Commitment Increase. Such Notice of Increase shall set forth the amount of the requested Revolving Credit Commitment Increase and the date on which such Revolving Credit Commitment Increase is requested to become effective. The Borrower may arrange for one or more Lenders or one or more other financial institutions to act as Increasing Lenders with respect to the proposed Revolving Credit Commitment Increase; provided that each Increasing Lender shall be subject to the approval of the Administrative Agent, each Issuing Bank (which approvals shall not be unreasonably withheld, conditioned or delayed) and each Increasing Lender shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed accession agreement in a form reasonably satisfactory to the Administrative Agent and the Borrower (a “Revolving Accession Agreement”). Revolving Credit Commitment Increases shall become effective on the date specified in the Notice of Increase delivered pursuant to this paragraph (but not prior to, for any Increasing Lender that is not already a Lender, execution and delivery by such Increasing Lender of a Revolving Accession Agreement). Upon the effectiveness of any Revolving Accession Agreement to which any Increasing Lender is a party, such Increasing Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges, and subject to all obligations, of a Lender hereunder.

(b) Each of the parties hereto hereby agrees that, upon the effectiveness of any Revolving Credit Commitment Increase, this Agreement and the other Loan Documents may be amended (such amendment, a “Revolving Credit Commitment Increase Amendment”) without the consent of any Lender to the extent (but only to the extent) necessary to reflect the existence and terms of the Revolving Credit Commitment Increase evidenced thereby (including, if applicable, any such changes necessary to reflect the “first in last out” nature of a Revolving Commitment Increase provided on such terms, including to the provisions of the Guarantee and Collateral Agreement and any other applicable Loan Documents). Upon the effectiveness of each Revolving Credit Commitment Increase pursuant to this Section 2.26 (other than any “first in last out” Revolving Credit Commitment Increase), (i) each Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Increasing Lender providing a portion of such Revolving Credit Commitment Increase, and each such Increasing Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to such Revolving Credit Commitment Increase and each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Lender (including each such Increasing Lender) will equal such Lender’s Pro Rata Percentage and (ii) if, on the date of such Revolving Credit Commitment Increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Revolving Credit Commitment Increase be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such Revolving Credit Commitment Increase), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.12. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

ARTICLE III

Representations and Warranties

Each of Parent and the Borrower represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Banks and each of the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Loan Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except, with respect to Loan Parties other than Parent or the Borrower, to the extent that the failure of such Loan Parties to be in good standing could not reasonably be expected to have a Material Adverse Effect, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, except to the extent that the failure to possess such power and authority could not reasonably be expected to result in a Material Adverse Effect, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

SECTION 3.02. Authorization. The execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of Parent, the Borrower or any Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which Parent, the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, except as could not reasonably be expected to result in a Material Adverse Effect, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument, except as could not reasonably be expected to result in a Material Adverse Effect or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Parent, the Borrower or any Subsidiary (other than any Lien created hereunder or under the Security Documents or permitted pursuant to Section 6.02).

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by Parent and the Borrower and constitutes, and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder, except for (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) recordation of Mortgages and other filings and recordings in respect of Liens created pursuant to the Security Documents, (c) such as have been made or obtained and are in full force and effect and (d) such actions, consents, approvals, registrations or filings which the failure to obtain or make could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.05. Financial Statements. Parent has heretofore furnished to the Lenders its consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Parent as of and for the 2017 fiscal year, audited by and accompanied by the opinion of Deloitte & Touche LLP, independent public accountant. Such financial statements present fairly in all material respects the financial condition and results of operations and cash flows of Parent and its consolidated subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of Parent and its consolidated subsidiaries as of the dates thereof in accordance with GAAP in all material respects. Such financial statements were prepared in accordance with GAAP applied on a consistent basis in all material respects, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.

SECTION 3.06. No Material Adverse Change. No event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, operations, financial condition or operating results of Parent, the Borrower and the Subsidiaries, taken as a whole, since December 31, 2017.

SECTION 3.07. Title to Properties; Possession Under Leases. (a) Each of Parent, the Borrower and the Subsidiaries has good and marketable title to, or valid leasehold interests in, or a right to use, all its properties and assets (including all Mortgaged Property), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

(b) As of the Closing Date, neither Parent nor the Borrower has received any notice of, nor has any knowledge of, any pending or contemplated material condemnation proceeding affecting the Mortgaged Properties in any material respect or any sale or disposition thereof in lieu of condemnation.

(c) As of the Closing Date, none of Parent, the Borrower or any of the Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any material interest therein, except for customary rights of first refusal granted to the prior owners of such Mortgaged Property or their Affiliates.

SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of Parent or the Borrower therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are, in the case of corporations, fully paid and non-assessable and are owned by Parent or the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents or permitted pursuant to Section 6.02).

SECTION 3.09. Litigation; Compliance with Laws. (a) Except as disclosed in the periodic and other reports, proxy statements and other materials filed by Parent, the Borrower or any Subsidiary with the SEC prior to the Closing Date, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Parent or the Borrower through receipt of written notice or proceeding, threatened against or affecting Parent or the Borrower or any Subsidiary or any business, property or rights of any such person as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) None of Parent, the Borrower or any of the Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any occupational safety and health, health care, pension, certificate of need, Medicare, Medicaid, insurance fraud or similar law, zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. Agreements. None of Parent, the Borrower or any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Federal Reserve Regulations. (a) None of Parent, the Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.12. Investment Company Act. None of Parent, the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.13. Use of Proceeds. The proceeds of the Revolving Loans will be used (a) on the Closing Date, to (i) repay all obligations under the Existing Receivables Facility and (ii) fund expenses incurred in connection with the Transactions and (b) after the Closing Date, solely for working capital and other general corporate purposes, including permitted investments and Capital Expenditures and to repay Indebtedness. Letters of Credit will be used for general corporate purposes of the Borrower and the Subsidiaries.

SECTION 3.14. Tax Returns. Each of Parent, the Borrower and the Subsidiaries has filed or caused to be filed, or has timely requested an extension to file or has received an approved extension to file, all Federal, state, local and foreign tax returns that to the Borrower’s best knowledge are required to have been filed by it and has paid or caused to be paid all taxes due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which Parent, the Borrower or such Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP and except any such filings or taxes, fees or charges, the failure of which to make or pay, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.15. No Material Misstatements. No written information, report, financial statement, exhibit or schedule (other than estimates and information of a general economic or general industry nature) heretofore or contemporaneously furnished by or on behalf of Parent or the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, when furnished and taken as a whole, contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading in light of the circumstances under which such statements were made; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each of Parent and the Borrower represents only that it acted in good faith and utilized assumptions that each of Parent and the Borrower believed to be reasonable at the time made.

SECTION 3.16. Employee Benefit Plans. Each of the Borrower and its ERISA Affiliates is in compliance in all respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except where such non-compliance could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a

Material Adverse Effect. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 715) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of such Plan in such amount that could reasonably be expected to result in a Material Adverse Effect, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Financial Accounting Standards Board Accounting Standards Codification Topic 715) did not, as of the last annual valuation dates applicable thereto, exceed the fair market value of the assets of all such underfunded Plans in such amount that could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.17. Environmental Matters. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Parent, the Borrower or any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description, in all material respects, of all insurance maintained by Parent or the Borrower for itself or the Subsidiaries as of the Closing Date. As of the Closing Date, such insurance is in full force and effect and all premiums have been duly paid. Parent, the Borrower and the Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

SECTION 3.19. Security Documents. (a) The Guarantee and Collateral Agreement creates in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and the proceeds thereof, subject to the effects of bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general equitable principles, and (i) with respect to all Pledged Collateral (as defined in the Guarantee and Collateral Agreement) previously delivered to and in possession of the Collateral Agent or, in the case of Pledged Collateral (as defined in the Guarantee and Collateral Agreement) that is Term Loan/Notes Priority Collateral, to be delivered to the Term Loan Collateral Agent, the Lien created under the Guarantee and Collateral Agreement constitutes, or in the case of Pledged Collateral to be delivered to the Collateral Agent or the Term Loan Collateral Agent in the future will constitute, a fully perfected first priority Lien (or, with respect to the Term Loan/Notes Priority Collateral, a fully perfected second priority Lien) on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral as to which perfection may be obtained by such actions, in each case prior and superior in right to any other person (other than the rights of persons pursuant to (x) Liens permitted by Section 6.02(z) and (y) Liens permitted by Section 6.02 having priority by operation of law), and (ii) with the previous filing of financing statements in the offices specified on Schedule 3.19(a), the Lien created under the Guarantee and Collateral Agreement constitutes, or in the case of financing statements in appropriate form to be filed in the offices specified on Schedule 3.19(a) (as such schedule may be updated from time to time; provided that such schedules shall be deemed to be updated when the Borrower provides the relevant information in accordance with the Guarantee and Collateral Agreement), the Lien created under the Guarantee and Collateral Agreement will constitute, a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than Intellectual Property, as defined in the Guarantee and Collateral Agreement) as to which perfection may be obtained by such filings, in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02 and, with respect to the Term Loan/Notes Priority Collateral, the Term Loan Collateral Agent.

(b) The Guarantee and Collateral Agreement (or a short form security agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Agent), together with the filings made pursuant to the Guarantee and Collateral Agreement currently on file with the United States Patent and Trademark Office and the United States Copyright Office and the financing statements currently on file in the offices specified on Schedule 3.19(a), constitutes, or in the case of financing statements in appropriate form to be filed in the offices specified on Schedule 3.19(a) (as such schedule may be updated from time to time; provided that such schedules shall be deemed to be updated when the Borrower provides the relevant information in accordance with the Guarantee and Collateral Agreement), will constitute, a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Guarantee and Collateral Agreement) in which a security interest may be perfected by filing security agreements in the United States and its territories and possessions, in each case prior and superior in right to any other person other than with respect to Liens permitted pursuant to Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date).

(c) The Mortgages when duly executed are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and, when the Mortgages are filed in the applicable jurisdictions, the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 6.02.

SECTION 3.20. Location of Real Property and Leased Premises. (a) Schedule 1.01(d) lists completely and correctly as of the Closing Date all Hospitals owned by Parent, the Borrower and the Subsidiaries and the addresses thereof. The Borrower and the Subsidiaries own in fee all the real property set forth on Schedule 1.01(d).

(b) Schedule 1.01(d) lists completely and correctly as of the Closing Date all Hospitals leased by Parent, the Borrower and the Subsidiaries and the addresses thereof. The Borrower and the Subsidiaries have valid leases in all the material real property set forth on Schedule 1.01(d).

SECTION 3.21. Labor Matters. Except as set forth on Schedule 3.21, as of the Closing Date, there are no strikes, lockouts or slowdowns against Parent, the Borrower or any Subsidiary pending or, to the knowledge of Parent or the Borrower by delivery of written notice or proceeding, threatened. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Parent, the Borrower or any Subsidiary is bound. Except as set forth on Schedule 3.21, as of the Closing Date, none of Parent, the Borrower or any Subsidiary is a party to any collective bargaining agreement or other labor contract applicable to persons employed by it at any Facility.

SECTION 3.22. Solvency. After giving effect to the consummation of the Transactions to occur on the Closing Date, (i) each of the Fair Value and the Present Fair Salable Value of the assets of Parent and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities, (ii) Parent and its Subsidiaries taken as a whole do not have Unreasonably Small Capital and (iii) Parent and its Subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature. For purposes of this Section 3.22, the following terms shall have the meanings specified:

“Fair Value” shall mean the amount at which the assets (both tangible and intangible), in their entirety, of Parent and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

“Present Fair Salable Value” shall mean the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of Parent and its Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“Stated Liabilities” shall mean the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Parent and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of Subject Transactions, determined in accordance with GAAP consistently applied.

“Identified Contingent Liabilities” shall mean the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of Parent and its Subsidiaries taken as a whole after giving effect to the Subject Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of Parent.

“Do not have Unreasonably Small Capital” shall mean Parent and its Subsidiaries taken as a whole after giving effect to the Subject Transactions have sufficient capital to ensure that it is a going concern.

“Can pay their Stated Liabilities and Identified Contingent Liabilities as they mature” shall mean Parent and its Subsidiaries taken as a whole after giving effect to the Subject Transactions have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

SECTION 3.23. Compliance with Sanctions, Anti-Corruption Laws and USA PATRIOT Act. Parent and the Borrower have implemented and maintain in effect policies and procedures designed to promote compliance by Parent, the Borrower, the Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Parent, the Borrower, the Subsidiaries and their respective officers and directors (acting in their role as directors and officers) and, to the knowledge of Parent and the Borrower, their respective employees (acting in their role as employees), are in compliance, in all material respects, with the USA PATRIOT Act, any applicable Anti-Corruption Laws and applicable Sanctions. None of Parent, the Borrower, any Subsidiary or, to the knowledge of Parent, the Borrower or such Subsidiary, any of their respective directors, officers, employees or agents will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will cause a violation of Anti-Corruption Laws or Sanctions by any party to this Agreement. For purposes of this Section 3.23, references to the Subsidiaries shall be deemed to include any Unrestricted Subsidiary.

SECTION 3.24. Borrowing Base Certificates. As of the date of any Borrowing Base Certificate, (a) all Accounts included in the calculation of Eligible Accounts in such Borrowing Base Certificate satisfy the applicable requirements set forth in the definition of “Eligible Account” and (b) each such Borrowing Base Certificate contains no material inaccuracies.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

SECTION 4.01. First Credit Event. On or prior to the Closing Date:

(a) The Administrative Agent shall have received from each party to this Agreement (i) a counterpart of this Agreement signed on behalf of each such party or (ii) evidence satisfactory to the Administrative Agent (which may include a facsimile or other electronic imaging transmission) that such party has signed such a counterpart.

(b) The Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinion of (i) Simpson Thacher & Bartlett LLP, counsel for the Borrower, (ii) the general counsel of the Borrower and (iii) each local counsel listed on Schedule 4.01, in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent and the Lenders and (C) covering such matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and including, in the case of the opinion of Simpson Thacher & Bartlett LLP, a customary “true sale” opinion with respect to the Accounts Sale Agreement and the Accounts transferred by the Originating Subsidiaries pursuant thereto, and the Borrower hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of a Responsible Officer of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or its equivalent) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of certification thereof by the Secretary of State of the state of such Loan Party’s organization furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another Responsible Officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lenders or the Administrative Agent may reasonably request.

(d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.02.

(e) The Administrative Agent shall have received all Administrative Agent Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(f) The Security Documents to be delivered on the Closing Date shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Closing Date.

(g) The ABL Intercreditor Agreement shall have been duly executed by each of the parties thereto and shall be in full force and effect on the Closing Date.

(h) The Receivables Facility Refinancing shall have been consummated.

(i) The Collateral Agent shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such persons as indicated on the applicable schedules to the Guarantee and Collateral Agreement, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated.

(j) The Administrative Agent shall have received a solvency certificate from a Financial Officer of the Borrower on behalf of the Borrower in form and substance satisfactory to the Administrative Agent certifying that Parent and its subsidiaries, on a consolidated basis after giving effect to the Transactions to occur on the Closing Date, are solvent.

(k) The aggregate amount of the revolving credit commitments under the Term Loan Credit Agreement shall be no greater than $475,000,000.

(l) The Lenders shall have received, at least five Business Days prior to the Closing Date, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(m) The Administrative Agent and the Lenders shall have received a final field examination report with respect to the Accounts of the Loan Parties and the Originating Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent, and the Administrative Agent shall have received a Borrowing Base Certificate for the calendar month ended February 28, 2018, in form and substance satisfactory to the Administrative Agent and evidencing that the Excess Availability as of the Closing Date after giving effect to the Transactions shall exceed $250,000,000.

SECTION 4.02. All Credit Events. On the date of each Borrowing (other than a conversion or a continuation of a Borrowing), including on the date of each issuance of or increase to a Letter of Credit (each such event being called a “Credit Event”):

(a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02) or, in the case of the issuance of or increase to a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of or increase to such Letter of Credit as required by Section 2.23(b).

(b) The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects (or, in the case of representations and warranties qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, in the case of representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date.

(c) At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.

(d) After giving effect to such Credit Event, the Line Cap shall exceed the Aggregate Revolving Credit Exposure at such time.

(e) If at the time of and after giving effect to such Credit Event, Excess Availability is less than the greater of (i) $95,000,000 and (ii) 10% of the Line Cap, the Consolidated Fixed Charge Coverage Ratio as of the most recently ended Test Period (or, prior to the first Test Period, for the four fiscal quarter period ended December 31, 2017) shall not be less than 1.00 to 1.00 (for the avoidance of doubt, on an actual, and not pro forma, basis), as evidenced by the certification of a Financial Officer of the Borrower.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower and Parent on the date of such Credit Event as to the applicable matters specified in paragraphs (b), (c), (d) and (e) of this Section 4.02.

ARTICLE V

Affirmative Covenants

Each of Parent and the Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full or other arrangements acceptable to the applicable Issuing Bank and the Administrative Agent have been made with respect thereto, unless the Required Lenders shall otherwise consent in writing, each of Parent and the Borrower will, and will cause (i) in the case of Sections 5.01 and 5.02, each of the Material Subsidiaries, and (ii) in the case of Sections 5.03 through 5.15, each of the Subsidiaries to:

SECTION 5.01. Existence; Compliance with Laws; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.

(b) (i) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises and authorizations, material to the conduct of its business, except as could not reasonably be expected to have a Material Adverse Effect; (ii) comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except as could not reasonably be expected to have a Material Adverse Effect; and (iii) at all times maintain and preserve all tangible property material to the conduct of such business and keep such property in good repair, working order and condition (subject to ordinary wear and tear, casualty and condemnation) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except as could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Insurance. (a) Maintain with financially sound and reputable insurers insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including hospital liability (which shall include general liability, medical professional liability, contractual liability and druggists’ liability), workers’ compensation, employers’ liability, automobile liability and physical damage coverage, environmental impairment liability, all risk property, business interruption, fidelity and crime insurance and public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; provided that the Borrower may implement programs of self insurance in the ordinary course of business and in accordance with industry standards for a company of similar size so long as reserves are maintained in accordance with GAAP for the liabilities associated therewith.

(b) Cause all casualty and property policies covering any Collateral to name the Collateral Agent as loss payee or mortgagee, and/or additional insured, and each provider of any such insurance shall agree, by endorsement upon such policies issued by it, that it will give the Administrative Agent 30 days prior written notice before any such policy or policies shall be altered or canceled.

(c) If at any time the area in which the Premises (as defined in the Mortgages) are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, and all related laws and regulations.

SECTION 5.03. Obligations and Taxes. Pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, could reasonably be expected to give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP or (ii) the failure to pay and discharge such tax, assessment, charge, levy or claim could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Financial Statements, Reports, etc. In the case of Parent, furnish to the Administrative Agent, which shall furnish to each Lender:

(a) within 90 days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of Parent and its consolidated subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by Deloitte & Touche LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of Parent and its consolidated subsidiaries on a consolidated basis in accordance with GAAP;

(b) within 50 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of Parent and its consolidated subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of Parent and its consolidated subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments;

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent of the Consolidated Fixed Charge Coverage Ratio (whether or not the financial covenant set forth in Section 6.13 is then required to be complied with) and, with respect to any Permitted Acquisition consummated during the preceding quarter for total consideration in excess of $100,000,000, demonstrating compliance with Section 6.04(h) and (iii) setting forth the identity and value of any Hospital acquired in fee by Parent or any Subsidiary during the preceding quarter and not previously identified to the Administrative Agent if the fair market value thereof is in excess of $10,000,000;

(d) (i) on or before the 20th day of each month (which monthly Borrowing Base Certificate shall be furnished regardless of whether weekly Borrowing Base Certificates are required to be furnished pursuant to clause (ii) below), the Borrower shall deliver to the Administrative Agent a Borrowing Base Certificate, prepared as of the immediately preceding Borrowing Base Reporting Date, together with customary supporting documentation (it being understood that all calculations of Excess Availability in any Borrowing Base Certificate shall originally be made by the Borrower and certified by a Financial Officer of the Borrower, provided that the Administrative Agent may from time to time review and adjust any such calculation in its Permitted Credit Judgment to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Total Reserves), (ii) upon the occurrence and during the continuation of a Cash Dominion Period, the Borrower shall deliver to the Administrative Agent a weekly Borrowing Base Certificate on the Friday following the immediately preceding Borrowing Base Reporting Date, updated as of the close of business on such preceding Borrowing Base Reporting Date, together with available and customary supporting documentation which may include reasonable estimates and assumptions consistent with the Borrower’s accounting and reporting conventions and (iii) prior to the transfer of Accounts to any Person (other than the Borrower or a Loan Party) pursuant to any Asset Sale or other transaction or series of related transactions permitted hereunder (including any designation of a Subsidiary as an Unrestricted Subsidiary), (x) if such transaction or transactions (A) would result in Excess Availability of less than the greater of (I) $125,000,000 and (II) 15.0% of the Line Cap or (B) provides for the transfer of assets in an aggregate amount in excess of $100,000,000, the Borrower shall deliver to the Administrative Agent an updated Borrowing Base Certificate giving pro forma effect to such transaction or transactions and (y) if such transaction or series of transactions would not result in Excess Availability of less than the greater of (I) $125,000,000 and (II) 15.0% of the Line Cap and provides for the transfer of assets in an aggregate amount of greater than $25,000,000 (but less than or equal to $100,000,000), the Borrower shall deliver to the Administrative Agent an officer’s certificate certifying that after giving pro forma effect to such transaction or transactions, Excess Availability will be greater than the greater of (A) $95,000,000 and (B) 10% of the Line Cap;

(e) within 120 days after the beginning of each fiscal year of Parent, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Parent, the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed to its shareholders, as the case may be;

(g) promptly after the request by any Lender (made through the Administrative Agent), all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(h) promptly after the request by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if the Borrower or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Parent, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request (on behalf of itself or any Lender); and

(j) substantially contemporaneously with each designation of a Subsidiary as an “Unrestricted Subsidiary” and each redesignation of an Unrestricted Subsidiary as a “Subsidiary”, provide written notice of such designation or redesignation, as applicable, to the Administrative Agent (who shall promptly notify the Lenders).

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent prompt written notice of the following:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against Parent, the Borrower or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect; and

(c) any event or occurrence that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 5.06. Information Regarding Collateral. Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in any Loan Party’s jurisdiction of organization or formation, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number. Parent and the Borrower agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. Parent and the Borrower also agree promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings. (a) Keep books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities which permit financial statements to be prepared in conformity with GAAP and all requirements of law. Each Loan Party will, and will cause each of its subsidiaries to, permit any representatives designated by the Administrative Agent or the Required Lenders to visit and inspect the financial records and the properties of such person at reasonable times and as often as reasonably requested upon reasonable notice and to make extracts from and copies of such financial records (in each case excluding patient medical records and any other material which is confidential pursuant to any laws, rules, regulations and decrees and orders of any Governmental Authority) and permit any representatives designated by the Administrative Agent or the Required Lenders to discuss the affairs, finances and condition of such person with the officers thereof and independent accountants therefor (with a senior officer of the Borrower present); provided that, excluding any such visits and inspections during the continuation of an Event of Default, only one such visit during any fiscal year shall be at the Borrower’s expense.

(b) Permit the Administrative Agent and any persons designated by the Administrative Agent (including any consultants, accountants and appraisers retained by the Administrative Agent) to conduct field examinations, verifications and evaluations of any Loan Party’s or Originating Subsidiary’s books and records or any other financial or Collateral matters relating to the Borrower’s computation of the Borrowing Base (or any component thereof) and the related reporting and control systems at such time or times as may be requested by the Administrative Agent in its Permitted Credit Judgment; provided that, notwithstanding anything to the contrary in Section 9.03 or any other Loan Document, not more than (A) one field examination in any period of 12 consecutive months and (B) one additional field examination commenced within 12 months after any time when the Aggregate Revolving Credit Exposure shall have been greater than 75% of the Line Cap for at least five consecutive Business Days shall be at the expense of the Loan Parties; provided further that, notwithstanding the foregoing, any field examination commenced in the Administrative Agent’s reasonable discretion at any time when an Event of Default shall have occurred and be continuing shall be at the expense of the Loan Parties. For purposes of this paragraph, it is understood and agreed that a single field examination may be conducted at multiple relevant sites and involve one or more Loan Parties or Originating Subsidiaries and their assets. The Borrower acknowledges that the Administrative Agent, after exercising its rights under this Section, may prepare and distribute to the Lenders certain reports pertaining to the Loan Parties’ and Originating Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders, it being understood and agreed that such reports or other information shall be subject to Section 9.17. Neither the Administrative Agent nor any Lender shall have any duty to any Loan Party to make any field examination, nor to share any results of any field examination or report with any Loan Party; provided that to the extent Total Reserves are increased as a result of any such field examination, the results of such field examination and any related reports shall be made available to the Borrower reasonably promptly upon request. The Borrower acknowledges that all field examinations and reports are prepared by the Administrative Agent and Lenders for their purposes, and the Borrower shall not be entitled to rely upon them.

(c) In the case of Parent and the Borrower, use commercially reasonable efforts to maintain a corporate rating from S&P and a corporate family rating from Moody’s, in each case in respect of Parent.

SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes specified in Section 3.13.

SECTION 5.09. Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code, except as would not reasonably be expected to have a Material Adverse Effect, and (b) furnish to the Administrative Agent as soon as possible after, and in any event within ten days after any Responsible Officer of Parent, the Borrower or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event, could reasonably be expected to result in liability of the Borrower or any ERISA Affiliate in an aggregate amount exceeding $10,000,000, a statement of a Financial Officer of Parent or the Borrower setting forth details as to such ERISA Event and the action, if any, that Parent or the Borrower proposes to take with respect thereto.

SECTION 5.10. Compliance with Environmental Laws. Comply and cause all lessees and other persons occupying its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all material environmental permits necessary for its operations and properties; and promptly conduct any remedial action in accordance with Environmental Laws; provided, however, that none of Parent, the Borrower or any Subsidiary shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

SECTION 5.11. Preparation of Environmental Reports. If a Default caused by reason of a breach of Section 3.17 or Section 5.10 shall have occurred and be continuing for more than 20 days without Parent, the Borrower or any Subsidiary commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, the Borrower shall provide to the Lenders within 45 days after receipt of such request, at the expense of the Loan Parties, environmental site assessment reports (Phase I, Phase II and/or compliance audits) regarding the matters which are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and indicating the compliance matter and/or the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such Default.

SECTION 5.12. Further Assurances and Post-Closing Requirements. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents. The Borrower will cause any subsequently acquired or organized Material Subsidiary (or any Subsidiary that becomes a Material Subsidiary) to become a Loan Party by executing the Guarantee and Collateral Agreement and each applicable Security Document in favor of the Collateral Agent. The Borrower may, in its discretion, elect to cause a Permitted Joint Venture Subsidiary to become a Loan Party by complying with the foregoing sentence. In addition, except with respect to which, in the reasonable judgment of the Administrative Agent (confirmed by written notice to the Borrower), the cost or other consequences (including any Tax consequence) of doing so shall be excessive in view of the benefits to be obtained by the Lenders therefrom and subject to applicable limitations set forth in the Security Documents, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of Parent, the Borrower and the Subsidiary Guarantors (including properties acquired subsequent to the Closing Date)), except this Section 5.12 shall not require Parent, the Borrower or any Subsidiary Guarantor to

(a) pledge (i) more than 65% of the outstanding voting Equity Interests in any Foreign Subsidiary, (ii) any Equity Interest in any Non-Significant Subsidiary or (iii) any Equity Interest in any Permitted Syndication Subsidiary or any Permitted Joint Venture Subsidiary to the extent the pledge of the Equity Interest in such Subsidiary is prohibited by any applicable Contractual Obligation or requirement of law, or (b) grant security interests in any asset that (i) would result in the violation of the enforceable anti-assignment provision of any contract, or would be prohibited by or would violate applicable law or contractual provisions (including any right of first refusal) or would otherwise result in termination or any forfeiture under any contract, (ii) is a vehicle or other asset subject to certificate of title, (iii) are minority Equity Interests, (iv) are leasehold interests or (v) is permitted to be so excluded under the Guarantee and Collateral Agreement. Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Collateral Agent, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section. Any requirement to mortgage real property that is acquired after the Closing Date pursuant to this Section 5.12 shall be limited to real property owned in fee by a Loan Party that (i) has a fair market value equal to or exceeding $10,000,000, (ii) is not subject to a Lien permitted under Section 6.02(c), (n) or (s) (for so long as such Lien exists), and (iii) the Borrower does not intend to sell within six months of the acquisition thereof pursuant to clause (i) or (x) of Section 6.05(b) or such longer period permitted by the Collateral Agent. No appraisals, title insurance policies, environmental reports or surveys shall be required to be obtained in connection with any mortgage of real property pursuant to this Section 5.12. The Borrower agrees to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien. Notwithstanding the foregoing, the Mortgages shall not be recorded in any Mortgage Tax State with respect to Mortgaged Properties owned by any Loan Party as of the Closing Date unless a Covenant Trigger Event shall exist and the Administrative Agent shall have provided notice to Borrower of its intent to record such Mortgages at least five Business Days in advance of such recording. For the avoidance of doubt, if the execution and/or delivery of a Mortgage in a Mortgage Tax State triggers the payment of a mortgage tax, stamp tax, intangible or documentary tax or other similar tax or charge, then the Borrower or the applicable Loan Party shall not be required to execute and/or deliver such Mortgage unless and until a Covenant Trigger Event shall exist and the Administrative Agent shall have provided notice to the Borrower in accordance with the immediately preceding sentence.

(b) Within 270 days of the Closing Date (as such time period may be extended by the Administrative Agent in its reasonable discretion), the Borrower shall or shall cause the applicable Loan Party to deliver to the Administrative Agent the following:

(i) a Mortgage with respect to each Mortgaged Property, in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by the applicable Loan Party in form suitable for recording in all recording offices that the Administrative Agent may deem reasonably necessary in order to create a valid and subsisting Lien on such Mortgaged Property, which Mortgage shall be subject to no Liens other than Liens permitted by Section 6.02, together with evidence that such Mortgage has been duly recorded or filed, as applicable, and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent. If a mortgage recording tax or similar tax is imposed on the amount secured by such Mortgage, then the amount secured by such Mortgage shall be limited to the fair market value of such Mortgaged Property. Notwithstanding the foregoing, the Mortgages contemplated by this clause (b) shall not be recorded in any Mortgage Tax State unless required by Section 5.12(a); and

(ii) an enforceability opinion with respect to each such Mortgage, from counsel chosen by the Borrower and reasonably acceptable to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.

(c) Within 30 days of the Closing Date (as such time period may be extended by the Administrative Agent in its reasonable discretion), the Borrower shall deliver to the Administrative Agent a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured.

Notwithstanding anything to the contrary contained in any Loan Document, the Collateral Agent shall not accept any Mortgage from any Loan Party until such time as it has received confirmation from each Lender that each such Lender has completed its flood insurance review and flood insurance compliance has been completed in accordance with Section 5.02(c) (such confirmation not to be unreasonably withheld or delayed).

SECTION 5.13. Proceeds of Certain Dispositions. If, as a result of the receipt of any cash proceeds by Parent, the Borrower or any Subsidiary in connection with any sale, transfer, lease or other disposition of any asset the Borrower would be required by the terms of any Senior Note Indenture or the documentation governing any other Material Indebtedness that is unsecured or secured by Liens junior to the Liens securing the Obligations to make an offer to purchase any of the Indebtedness thereunder, then, prior to the first day on which the Borrower would be required to commence such an offer to purchase, (i) prepay Term Loans in accordance with the Term Loan Credit Agreement, provided that the Borrower may use a portion of such cash proceeds to prepay or repurchase Other Senior Secured Debt to the extent any applicable credit agreement, indenture or other agreement governing such Other Senior Secured Debt requires the Borrower to prepay or make an offer to purchase such Indebtedness with such cash proceeds or (ii) acquire assets or make investments in a manner that is permitted hereby, in each case in a manner that will eliminate any such requirement to make such an offer to purchase.

SECTION 5.14. Operation of Facilities. Use commercially reasonable efforts to operate, and cause the Subsidiaries to operate, the Facilities owned, leased or operated by Parent, the Borrower or any of the Subsidiaries now or in the future in a manner believed by the Borrower to be consistent with prevailing health care industry standards in the locations where the Facilities exist from time to time, except to the extent failure to do so would not have a Material Adverse Effect.

SECTION 5.15. Compliance with Laws. (a) Comply with all laws, rules, regulations, and orders applicable to it or its property, including applicable laws administered by OFAC and the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Parent and the Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by Parent, the Borrower, their subsidiaries and the respective directors, officers, employees and agents of the foregoing with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.16. Collection Accounts. (a) As promptly as practicable and in any event within 90 days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), the Loan Parties shall cause each depositary bank where a Collection Account is maintained to enter into a Control Agreement with respect to each such Collection Account, and at all times thereafter the Loan Parties shall cause each depositary bank where a Collection Account is maintained to enter into a Control Agreement with respect to each such Collection Account. Each such Control Agreement shall provide, among other things, that such depositary bank agrees, from and after the receipt of a notice (an “Activation Notice”) from the Administrative Agent (which Activation Notice may be given by the Administrative Agent at any time that the Administrative Agent determines that a Cash Dominion Period has commenced and is continuing, and shall be given by the Administrative Agent at the written direction of the Required Lenders during any Cash Dominion Period), to forward immediately all amounts in each Collection Account (net of any customary minimum balance as may be required to be maintained in such Collection Account by such depositary bank) to, in the case of any Collection Account of any Loan Party, an Administrative Agent Account, and to commence the process of daily sweeps from such Collection Account into the Administrative Agent Account. If any depositary bank shall not have entered into (in the case of any Collection Account in existence on the Closing Date, on or prior to the date that is 90 days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion)) a Control Agreement with respect to any Collection Account, such Collection Account shall be closed and all funds therein transferred to a deposit account with a depositary bank that has entered into a Control Agreement for such deposit account.

(b) The Loan Parties (i) shall (A) cause all the Account Debtors which are not Governmental Authorities on any and all Accounts of the Loan Parties from time to time included in the Borrowing Base (or any component thereof) to make all payments and remittances with respect to such Accounts into one or more Collection Accounts and (B) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after its receipt thereof, all proceeds of Accounts from Governmental Authorities to be swept to a concentration account which is subject to a Control Account, (ii) shall cause each Collection Account at all times to be solely a collection account and shall not make any disbursements or other direct payments therefrom (it being understood that, unless (y) a Cash Dominion Period has commenced and is continuing, or (z) a Cash Dominion Period would result therefrom, the Borrower shall not be prohibited from withdrawing funds from a Collection Account) and (iii) shall deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of its receipt thereof, all cash, checks, drafts or other similar items of payment received by it relating to or constituting payments or remittances with respect to any of its Accounts from time to time included in the Borrowing Base (or any component thereof) into one or more Collection Accounts in precisely the form in which they are received (but with any endorsements of such Loan Party necessary for deposit or collection), and until they are so deposited, shall hold such payments in trust for the benefit of the Administrative Agent.

(c) Any Loan Party may replace any Collection Account or establish any new Collection Account; provided, in each case, that as promptly as practicable and in any event within 30 days after establishing any such Collection Account (or such longer period as the Administrative Agent may agree in its sole discretion), each such replacement or new Collection Account shall be subject to a Control Agreement in favor of the Administrative Agent and shall otherwise satisfy the requirements of this Section 5.16.

(d) The Administrative Agent shall promptly (but in any event within one Business Day) furnish written notice to each depositary bank that shall have received an Activation Notice of any termination of a Cash Dominion Period. Any amount received in an Administrative Agent Account at any time when no Cash Dominion Period is continuing or all the Obligations have been paid in full shall be remitted to an account of the applicable Loan Party designated by the Borrower.

(e) Without the prior written consent of the Administrative Agent, no Loan Party shall modify or amend the instructions pursuant to any of the Control Agreements. So long as no Cash Dominion Period or Event of Default has occurred or is continuing, each Loan Party shall, and the Administrative Agent hereby authorizes each Loan Party to, enforce and collect all amounts owing on the Accounts and each Loan Party shall have sole control over the manner of disposition of funds in the Collection Accounts; provided that such authorization may, at the direction of the Administrative Agent, be terminated upon the occurrence and during the continuance of any Cash Dominion Period or Event of Default.

SECTION 5.17. Landlord Waivers. Each Loan Party shall, upon the reasonable request of the Administrative Agent, use commercially reasonable efforts to obtain, within 90 days after the Closing Date (or within 90 days after the date on which the applicable books and records of any Loan Party become located at a leased property, as the case may be), a landlord lien waiver, in form and substance reasonably acceptable to the Administrative Agent, from the landlord of each leased property of the Loan Parties at which a substantial portion of the books and records relating to the Collateral are located.

ARTICLE VI

Negative Covenants

Each of Parent and the Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been cancelled or have expired and all amounts drawn thereunder have been reimbursed in full or other arrangements acceptable to the applicable Issuing Bank and the Administrative Agent have been made with respect thereto, unless the Required Lenders shall otherwise consent in writing, neither Parent nor the Borrower will, nor will they cause or permit any of the Subsidiaries to:

SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Closing Date and set forth in Schedule 6.01 and any extensions, renewals, refinancings or replacements of such Indebtedness to the extent the principal amount of such Indebtedness is not increased (except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such extension, renewal, refinancing or replacement), neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms no less favorable to the Lenders, and the obligors thereof, if not the original obligors in respect of such Indebtedness, are Loan Parties;

(b) Indebtedness created hereunder and under the other Loan Documents;

(c) intercompany Indebtedness of Parent, the Borrower and the Subsidiaries to the extent permitted by Section 6.04(c);

(d) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such extension, renewal, refinancing or replacement); provided that (i) such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(d), when combined with the aggregate principal amount of all Capital Lease Obligations and Synthetic Lease Obligations incurred pursuant to Section 6.01(e), shall not exceed $500,000,000 at any time outstanding;

(e) Capital Lease Obligations and Synthetic Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(d), not in excess of $500,000,000 at any time outstanding;

(f) [reserved];

(g) Indebtedness under performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) [reserved];

(i) Indebtedness in respect of Hedging Agreements permitted by Section 6.04(g);

(j) Indebtedness in the form of overdraft protections, netting services and similar arrangements arising from treasury, depository and cash management services, any automated clearing house transfers of funds or any credit card or similar services, in each case in the ordinary course of business;

(k) Indebtedness incurred by Foreign Subsidiaries in an aggregate principal amount not exceeding $75,000,000 at any time outstanding;

(l) Indebtedness of the Borrower under the Term Loan Credit Agreement and Alternative Incremental Facility Indebtedness in an aggregate principal amount not to exceed the sum of (i) $3,364,983,100 and (ii) the Incremental Amount;

(m) Indebtedness incurred to finance, or assumed in connection with, one or more Permitted Acquisitions, and any extensions, renewals, refinancings or replacements of such Indebtedness to the extent the principal amount of such Indebtedness is not increased (except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such extension, renewal, refinancing or replacement plus unused committed amounts), neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms no less favorable to the Lenders, and the obligors thereof, if not the original obligors in respect of such Indebtedness, are Loan Parties;

(n) Indebtedness owed to a seller in a Permitted Acquisition or any other acquisition permitted under Section 6.04, or a Permitted Joint Venture or to a buyer in a disposition permitted under Section 6.05 that (i) relates to post-closing adjustments with respect to accounts receivable, accounts payable, net worth and/or similar items or earnouts or (ii) relates to indemnities granted to the seller or buyer in such transactions;

(o) Permitted Additional Debt, provided that, at the time of incurrence of such Permitted Additional Debt, and after giving pro forma effect thereto and to the use of the proceeds thereof, the Payment Conditions shall be satisfied;

(p) Indebtedness in the nature of letters of credit (other than Letters of Credit issued pursuant to this Agreement and letters of credit issued under the Term Loan Credit Agreement) issued for the account of Parent, the Borrower or any Subsidiary (and related reimbursement obligations) not to exceed an aggregate face amount of $100,000,000;

(q) without duplication of any other Indebtedness, non-cash accruals of interest, accretion or amortization of original issue discount and/or pay-in-kind interest on Indebtedness otherwise permitted hereunder;

(r) [reserved];

(s) Indebtedness consisting of obligations to pay insurance premiums;

(t) except as otherwise expressly provided herein, Guarantees by Parent, the Borrower or the Subsidiaries of Indebtedness of Parent, the Borrower and the Subsidiaries permitted to be incurred hereunder;

(u) other Indebtedness incurred after the Closing Date of the Borrower or the Subsidiaries in an aggregate principal amount not exceeding $1,000,000,000 at any time outstanding;

(v) (x) Term Loan Additional Secured Debt, provided that, either (i) at the time of incurrence of such Term Loan Additional Secured Debt, and after giving effect thereto and to the use of the proceeds thereof, (A) no Default or Event of Default shall have occurred and be continuing and (B) the Secured Net Leverage Ratio Condition shall be satisfied or (ii) not later than the fifth Business Day following the incurrence thereof, 100% of the Net Cash Proceeds thereof are used by the Borrower to prepay Term Loans in accordance with the terms of the Term Loan Credit Agreement and (y) Term Loan Additional Secured Debt that refinances or replaces any existing Term Loan Additional Secured Debt; provided that the principal amount of such Term Loan Additional Secured Debt is not increased (except by an amount not to exceed (1) the amount of unpaid accrued interest and premium on the existing Term Loan Additional Secured Debt so refinanced or replaced, plus (2) other reasonable amounts paid and fees and expenses incurred in connection with such refinancing or replacement plus unused commitments);

(w) [reserved]; and

(x) Other Junior Secured Debt of Loan Parties (and not guaranteed by any entities that are not Loan Parties), provided that 100% of the Net Cash Proceeds of such Other Junior Secured Debt refinances or replaces the 2019 Notes and/or the 2020 Notes (including unpaid accrued interest and fees on such Indebtedness and other reasonable amounts paid and fees and expenses incurred in connection with such refinancing or replacement), provided further that neither the final maturity nor the weighted average life to maturity of such Other Junior Secured Debt is shorter than the applicable Indebtedness being refinanced, replaced or exchanged.

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any person, including the Borrower or any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Borrower and the Subsidiaries existing on the Closing Date and set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secured on the Closing Date and extensions, renewals and replacements thereof permitted hereunder;

(b) any Lien created under the Loan Documents;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or assets of any person that becomes a Subsidiary after the Closing Date prior to the time such person becomes a Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, (ii) such Lien does not apply to any other property or assets of Parent, the Borrower or any Subsidiary (other than affixed or incorporated into the property covered by such Lien) and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such person becomes a Subsidiary, as the case may be, and any extensions, renewals, refinancings or replacements of such obligations;

(d) Liens, assessments or governmental charges or claims for taxes not yet delinquent or which are not required to be paid pursuant to Section 5.03;

(e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not delinquent or which are not required to be paid under Section 5.03;

(f) Liens incurred and pledges and deposits made in the ordinary course of business in connection with any self-retention or self-insurance, or with respect to workmen’s compensation, unemployment insurance, general liability, medical malpractice, professional liability or property insurance and other social security laws or regulations;

(g) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) zoning restrictions, easements, rights-of-way, rights of first refusal, restrictions on use of real property, minor defects or irregularities in title and other similar charges or encumbrances which, in the aggregate, do not interfere in any material respect with the business of the Borrower and the Subsidiaries, taken as a whole;

(i) zoning, building codes and other land use laws, regulations and ordinances regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business of the Borrower or any of the Subsidiaries or any violation of which would not have a Material Adverse Effect;

(j) ground leases in respect of real property on which Facilities owned or leased by the Borrower or any of the Subsidiaries are located;

(k) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted hereunder;

(l) leases or subleases granted to others not interfering in any material respect with the business of the Borrower and the Subsidiaries, taken as a whole;

(m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(n) Liens securing Indebtedness to finance the acquisition, construction or improvement of fixed or capital assets; provided that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition, construction or improvement, and (iii) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary, except for accessions to the property financed with the proceeds of such Indebtedness and the proceeds and the products thereof; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender secured by a Lien permissibly incurred pursuant to this Section 6.02(n);

(o) Liens arising out of judgments or awards that do not constitute an Event of Default under paragraph (i) of Article VII;

(p) [reserved];

(q) Liens on assets of Foreign Subsidiaries; provided that (i) such Liens do not extend to, or encumber, assets that constitute Collateral or the Equity Interests of the Borrower or any of the Domestic Subsidiaries, and (ii) such Liens extending to the assets of any Foreign Subsidiary secure only Indebtedness incurred by such Foreign Subsidiary pursuant to Section 6.01(k);

(r) Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set off);

(s) [reserved];

(t) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Parent, the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Parent, the Borrower and the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Parent, the Borrower or any Subsidiary in the ordinary course of business;

(u) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Borrower or any of the Subsidiaries in the ordinary course of business permitted hereunder;

(v) Liens solely on any cash earnest money deposits made by Parent, the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(w) Liens securing insurance premiums financing arrangements, provided that such Liens are limited to the applicable unearned insurance premiums;

(x) other Liens on assets not constituting Collateral that do not, individually or in the aggregate, secure obligations in excess of $300,000,000 at any one time and which Liens in respect of the ABL Priority Collateral have junior priority to the Liens securing the Obligations and are subject to the ABL Intercreditor Agreement;

(y) [reserved];

(z) Liens on the Collateral which (i) secure Term Loan Additional Secured Debt Obligations and/or Alternative Incremental Facility Indebtedness and (ii) have the same priority as, or junior priority to, the Liens securing the obligations under the Term Loan Credit Agreement; provided that (x) all such Liens on the ABL Priority Collateral shall be junior to the Liens of the Collateral Agent thereon and (y) all such Liens on any Collateral shall be subject to the ABL Intercreditor Agreement;

(aa) [reserved];

(bb) Liens on the Collateral which (i) secure Other Junior Secured Debt Obligations incurred pursuant to Section 6.01(x) that are not secured by any asset other than Collateral that secures the Obligations, (ii) have junior priority to the Liens on the ABL Priority Collateral securing the Obligations and have the same priority as, or junior or senior priority to, the Liens securing the obligations under the Term Loan Credit Agreement and (iii) are subject to the ABL Intercreditor Agreement; and

(cc) Liens on the Collateral which secure (i) Indebtedness incurred pursuant to Section 6.01(l) and (ii) Term Loan Hedging/Cash Management Obligations (as defined in the ABL Intercreditor Agreement); provided that (x) all such Liens on the ABL Priority Collateral shall be junior to the Liens of the Collateral Agent thereon and (y) all such Liens on any Collateral shall be subject to the ABL Intercreditor Agreement.

SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale or transfer of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations, Synthetic Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.

SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person, except:

(a) (i) investments by Parent, the Borrower and the Subsidiaries existing on the Closing Date in the Borrower and the Subsidiaries, (ii) additional investments by Parent, the Borrower and the Subsidiaries in the Borrower and the Subsidiaries and any Unrestricted Subsidiaries and (iii) additional investments by Parent, the Borrower and the Subsidiaries in Permitted Joint Ventures (subject to the limitations on such investments referred to in the definition of the term “Permitted Joint Ventures”); provided that (x) any Equity Interests held by a Loan Party shall be pledged to the extent required by Section 5.12 and the Guarantee and Collateral Agreement and (y) any such investments made pursuant to clause (ii) above made by a Loan Party to a Subsidiary that is not a Loan Party, or made by Parent, the Borrower or any Subsidiary to an Unrestricted Subsidiary, may only be made if (A) no Default or Event of Default shall have occurred and be continuing and (B) the aggregate amount of all such investments made by Loan Parties in Subsidiaries that are not Loan Parties, or by Parent, the Borrower or any Subsidiary in an Unrestricted Subsidiary and outstanding at any time (without regard to any write-downs or write-offs thereof, and valued net in the case of intercompany loans and transferred liabilities) shall not exceed $500,000,000 plus the amount of dividends, distributions and other returns of capital actually received in cash by any Loan Party with respect to any such investments; for purposes of the foregoing, if the Borrower designates a Subsidiary as an Unrestricted Subsidiary in accordance with the definition of the term “Unrestricted Subsidiary”, the Borrower will be deemed to have made an investment at that time in the resulting Unrestricted Subsidiary in an aggregate amount equal to the fair market value of the net assets of such Unrestricted Subsidiary;

(b) Permitted Investments;

(c) (i) loans or advances in respect of intercompany accounts attributable to the operation of the Borrower’s cash management system (including with respect to intercompany self-insurance arrangements), (ii) loans or advances made by the Borrower or any of the Subsidiaries to a Permitted Syndication Subsidiary for working capital needs evidenced by a promissory note that is pledged to the Collateral Agent so long as such loans or advances constitute Indebtedness of the primary obligor that is not subordinate to any other Indebtedness of such obligor, and (iii) loans or advances made by Parent to the Borrower or any Subsidiary, the Borrower to Parent or any Subsidiary and by any Subsidiary to Parent, the Borrower or any other Subsidiary; provided, however, that (x) any such loans and advances made by a Loan Party that are evidenced by a promissory note shall be pledged to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the Guarantee and Collateral Agreement (and any such loans and advances made by a Loan Party to a Subsidiary that is not a Loan Party shall be so evidenced and pledged) and (y) any such loan or advance made by a Loan Party to a Subsidiary that is not a Loan Party or by Parent, the Borrower or any Subsidiary to an Unrestricted Subsidiary shall be subject to the requirements and limitations described in clause (y) of the first proviso to Section 6.04(a), except to the extent that (1) such loan or advance shall be secured by a fully perfected, first-priority Lien on substantially all of the assets of the recipient of such loan or advance and its subsidiaries (in each case of a type that would have constituted Collateral if such recipient were party to the applicable Security Documents) and (2) such Lien is collaterally assigned to the Collateral Agent for the benefit of the Secured Parties, all on terms reasonably satisfactory to the Collateral Agent;

(d) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(e) the Borrower and the Subsidiaries may make loans and advances in the ordinary course of business to their respective employees, officers, consultants and agents (including payroll advances, travel and entertainment advances and relocation loans in the ordinary course of business to employees, officers and agents of the Borrower or any such Subsidiary (or to any physician or other health care professional associated with or agreeing to become associated with Parent, the Borrower or any Subsidiary or any Hospital owned or leased or operated by the Borrower or any Subsidiary (“Health Care Associates”)));

(f) Guarantees to third parties made in the ordinary course of business in connection with the relocation of employees or agents of Health Care Associates of the Borrower or any of the Subsidiaries;

(g) the Borrower and the Subsidiaries may enter into Hedging Agreements that are not speculative in nature;

(h) the Borrower or any Subsidiary may acquire (including by any lease that contains upfront payments and/or buyout options) all or substantially all the assets of a person or line of business of such person, or directly acquire and beneficially own (and retain the right to vote) more than 50% of the aggregate ordinary voting power and aggregate equity value represented by the outstanding capital stock or other Equity Interests of any acquired or newly formed corporation or other entity that acquires or leases such person, division or line of business (referred to herein as the “Acquired Entity”); provided that (i) as of the consummation thereof, such acquisition shall have been approved by the board of directors of the Acquired Entity; (ii) the Acquired Entity shall be in a similar, related, incidental or complementary line of business as that of the Borrower and the Subsidiaries as conducted during the current and most recent calendar year; and (iii) at the time of such transaction (A) [reserved], (B) if the total consideration paid in connection with such acquisition and any other acquisitions pursuant to this Section 6.04(h) (including any Indebtedness of the Acquired Entity that is assumed by the Borrower or any Subsidiary following such acquisition and any payments following such acquisition pursuant to earn-out provisions or similar obligations) shall exceed $500,000,000 in the aggregate (excluding the total consideration paid in respect of Permitted Acquisitions listed on Schedule 6.04(h) and consideration consisting of, or funded with the proceeds of, Qualified Capital Stock and excluding any acquisition for total consideration of no more that $150,000,000), then the Borrower would be in compliance with the covenant set forth in Section 6.13 on the last day of the most recently ended fiscal quarter for which financial statements have been or were required to be delivered, after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in this Section 6.04(h) occurring after such period) as if such transaction had occurred as of the first day of such period, (C) immediately after giving effect to any such acquisition and any related transaction, the Payment Conditions shall be satisfied, (D) the Borrower shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 5.12 and the Security Documents within a period after consummation of such transaction agreed to by the Administrative Agent (other than any Captive Insurance Subsidiary), and (E) the aggregate consideration paid in connection with all such acquisitions of Acquired Entities that become Foreign Subsidiaries (or, in the case of an acquisition of assets, such assets are not directly acquired by Loan Parties), shall not exceed $300,000,000 (any acquisition of an Acquired Entity meeting all the applicable criteria of this Section 6.04(h) being referred to herein as a “Permitted Acquisition”); it being understood and agreed that, in connection with any Permitted Acquisition in which the Borrower or any Loan Party acquires Accounts (including self-pay Accounts) in excess of $50,000,000 in the aggregate, such acquired Accounts shall not constitute Eligible Accounts or Eligible Self-Pay Accounts until such time as a field examination, in form and substance satisfactory to the Administrative Agent in its Permitted Credit Judgment, shall have been completed with respect to such acquired Accounts;

(i) Permitted Joint Ventures;

(j) investments in a Permitted Syndication Subsidiary in connection with a Permitted Syndication Transaction made pursuant to Section 6.05(b);

(k) [reserved];

(l) the Borrower or any of the Subsidiaries may acquire and hold Accounts owing to it or Parent, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(m) investments to the extent that payment for such investments is made with issuances of or the cash proceeds from the issuance of Equity Interests of Parent;

(n) extensions of trade credit and purchases of equipment and inventory in the ordinary course of business;

(o) loans and advances to Parent in lieu of, and not in excess of the amount of, dividends to the extent permitted to be made to Parent in accordance with Section 6.06;

(p) investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(q) investments by Parent, the Borrower and the Subsidiaries in any Captive Insurance Subsidiary in an aggregate amount not to exceed 150% of the minimum amount of capital required under the laws of the jurisdiction in which such Captive Insurance Subsidiary is formed (plus any excess capital generated as a result of any such prior investment that would result in an unfavorable tax or reimbursement impact if distributed), and other investments in any Captive Insurance Subsidiary to cover reasonable general corporate and overhead expenses of such Captive Insurance Subsidiary;

(r) investments by any Captive Insurance Subsidiary;

(s) investments in any Captive Insurance Subsidiary in connection with a push down by the Borrower of insurance reserves;

(t) investments held by a person (including by way of acquisition, merger or consolidation) after the Closing Date otherwise in accordance with this Section 6.04 to the extent that such investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(u) investments in minority interests existing on the Closing Date;

(v) the contribution or other transfer of property to any Spinout Subsidiary in connection with a Spinout Transaction and investments received in connection with a Spinout Transaction;

(w) investments representing the non-cash portion of the consideration received for an Asset Sale or other asset disposition permitted under Section 6.05;

(x) [reserved];

(y) other Investments so long as at the time such Investment is made and after giving effect thereto, the Payment Conditions shall be satisfied; and

(z) in addition to investments permitted by paragraphs (a) through (y) above, additional investments, loans and advances by the Borrower and the Subsidiaries so long as the aggregate outstanding amount of investments, loans and advances pursuant to this paragraph (z) (determined without regard to any write-downs or write-offs of such investments, loans and advances) does not exceed $200,000,000 plus the amount of dividends, distributions and other returns of capital actually received in cash by any Loan Party or any of its Subsidiaries in respect of investments made in reliance on this paragraph (z) in the aggregate at any time.

It is understood and agreed that, in the event that any investment is made by the Borrower or any Subsidiary in any person through substantially concurrent interim transfers of any amount through one or more other Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of this Section 6.04.

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. (a) Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower or less than all the Equity Interests of any Subsidiary (other than pursuant to any Permitted Interest Transfer, any Permitted Joint Venture or transfers of Equity Interests of any Subsidiary to a Loan Party or by a Subsidiary that is not a Subsidiary Guarantor to any Subsidiary or transfers of Equity Interests of a Subsidiary that remains a Subsidiary Guarantor after giving effect to such transfer), or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other person, except that (i) the Borrower and any Subsidiary may purchase and sell inventory in the ordinary course of business and (ii) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing, (w) Parent or the Borrower may merge with any other person (other than Parent and the Borrower); provided that (1) Parent or the Borrower, as applicable, shall be the continuing and surviving person or the continuing or surviving person shall expressly assume the obligations of Parent or Borrower, as applicable, including all of the obligations under this Agreement and the other Loan Documents, in a manner reasonably acceptable to the Administrative Agent, and (2) Parent and the Borrower or such continuing or surviving person, as applicable, remains organized under the laws of the United States, any state thereof or the District of Columbia, (x) any wholly owned Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (y) any Subsidiary may merge into or consolidate with any other Subsidiary in a transaction in which the surviving entity is a Subsidiary (provided that (A) if any party to any such transaction is a

Loan Party, the surviving entity of such transaction shall be a Loan Party and (B) to the extent any person other than the Borrower or a wholly owned Subsidiary receives any consideration in connection therewith, then such transaction shall be considered as an investment under the applicable paragraph of Section 6.04) and (z) the Borrower and the Subsidiaries may make Permitted Acquisitions or any other investment, loan or advance permitted pursuant to Section 6.04 (including by merger), and may enter into Permitted Joint Ventures.

(b) Make any Asset Sale otherwise permitted under paragraph (a) above unless such Asset Sale is:

(i) for consideration that is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of; provided that for any disposition of assets with a fair market value of more than $50,000,000, at least 75% of such consideration is cash, cash equivalents or Permitted Investments;

(ii) [reserved];

(iii) a Syndication Transaction, provided that the aggregate amount or value of the consideration received by any Permitted Syndication Subsidiary and/or the Borrower and the other Subsidiaries from third parties in connection with such Syndication Transaction (or series of Syndication Transactions), except for the Syndication Transactions listed on Schedule 6.05(b) (the “Syndication Proceeds”), when added to the aggregate Syndication Proceeds from all previous Permitted Syndications on or after the Closing Date, does not exceed $200,000,000 (any Syndication Transaction meeting the criteria of this Section 6.05(b)(iii) being referred to herein as a “Permitted Syndication Transaction”);

(iv) any Permitted Interest Transfer;

(v) for the sale or other disposition consummated by the Borrower or any of the Subsidiaries after the Closing Date of assets constituting a subsidiary or business unit or units of the Borrower or the Subsidiaries (including a Facility) or the interest of the Borrower or the Subsidiaries therein, provided that (i) such sale or other disposition shall be made for fair value on an arm’s-length basis and (ii) the consideration received for such sale or other disposition constitutes or would constitute a Permitted Acquisition, Permitted Joint Venture or Permitted Syndication Subsidiary in accordance with the definition thereof;

(vi) the Borrower and the Subsidiaries may abandon, allow to lapse or otherwise dispose of intangible property that the Borrower or such Subsidiary shall determine in its reasonable business judgment is immaterial to the conduct of its business;

(vii) forgiveness of any loans or advances made pursuant to Section 6.04(e);

(viii) transfers of property subject to casualty or a condemnation proceeding;

(ix) Restricted Payments permitted pursuant to Section 6.06;

(x) [reserved]; or

(xi) any investment, loan or advance permitted pursuant to Section 6.04.

For the purposes of Section 6.05(b)(i), the following will be deemed to be cash:

(i) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Borrower or a Subsidiary (other than subordinated Indebtedness of the Borrower or a Guarantor) and the release of the Borrower or such Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Sale;

(ii) securities, notes or other obligations received by the Borrower or any Subsidiary of the Borrower from the transferee that are converted by the Borrower or such Subsidiary into cash or cash equivalents (including Permitted Investments) within 180 days following the closing of such Asset Sale;

(iii) Indebtedness of any Subsidiary that is no longer a Subsidiary as a result of such Asset Sale, to the extent that the Borrower and each other Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Sale;

(iv) consideration consisting of Indebtedness of the Borrower (other than subordinated Indebtedness) received after the Closing Date from persons who are not the Borrower or any Subsidiary; and

(v) any Designated Non-Cash Consideration received by the Borrower or any Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this covenant that is at that time outstanding, not to exceed the greater of $800,000,000 and 3.0% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

SECTION 6.06. Restricted Payments; Restrictive Agreements. (a) Declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement); provided, however, that

(i) any Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders;

(ii) Parent, the Borrower or any Subsidiary may distribute the Equity Interests of a Spinout Subsidiary pursuant to a Spinout Transaction;

(iii) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Borrower may, or the Borrower may make distributions to Parent so that Parent may, repurchase its Equity Interests owned by current or former employees, directors or consultants of Parent, the Borrower or the Subsidiaries or make payments to employees, directors or consultants of Parent, the Borrower or the Subsidiaries in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans in an aggregate amount not to exceed $60,000,000 in any fiscal year;

(iv) the Borrower may make Restricted Payments to Parent (A) (x) to the extent necessary to pay general corporate and overhead expenses incurred by Parent in the ordinary course of business (including legal, accounting and similar expenses) and expenses necessary to maintain its status as a publicly held corporation, and (y) in an amount necessary to pay the Tax liabilities of Parent or (B) consisting of (1) costs (including all professional fees and expenses) incurred by Parent in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, the Senior Notes, the Loan Documents or any other agreement or instrument relating to Indebtedness of the Borrower or any Subsidiary, customary indemnification obligations of Parent owing to directors, officers, employees or other persons under its charter or by-laws or pursuant to written agreements with any such person to the extent relating to the Borrower and its Subsidiaries, (2) obligations of Parent in respect of director and officer insurance (including premiums therefor) to the extent relating to the Borrower and its Subsidiaries, (3) expenses incurred by Parent in connection with any public offering or other sale of Equity Interests or Indebtedness: (x) where the net proceeds of such offering or sale are intended to be received by or contributed to the Borrower or a Subsidiary, (y) in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed, or (z) otherwise on an interim basis prior to completion of such offering so long as Parent shall cause the amount of such expenses to be repaid to the Borrower or the relevant Subsidiary out of the proceeds of such offering promptly if completed; provided, however, that all Restricted Payments made to Parent pursuant to this clause (iv) are used by Parent for the purposes specified herein within 20 days of the receipt thereof;

(v) in addition to Restricted Payments permitted by clauses (i) through (iv) above, so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Borrower may make other Restricted Payments, and Parent may make Restricted Payments, in an aggregate amount from and after the Third Restatement Effective Date not to exceed $200,000,000 less the amount of payments made from and after the Third Restatement Effective Date pursuant to
Section 6.09(b)(i);

(vi) the Borrower may net shares under employee benefits plans to settle option price payments owed by employees and directors with respect thereto and to settle employees’ and directors’ Federal, state and income tax liabilities (if any) related thereto;

(vii) the Borrower may make other Restricted Payments; provided that at the time such Restricted Payment is made and after giving effect thereto, the Payment Conditions shall be satisfied;

(viii) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Borrower may, or the Borrower may make distributions to Parent so that Parent may, (A) repurchase any of its Equity Interests, or (B) make payments to employees, directors or consultants of Parent, the Borrower or the Subsidiaries in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans, in each case in an aggregate amount not to exceed the Received Exercise Proceeds Amount at the time such Restricted Payment is made;

(ix) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Borrower may make other Restricted Payments, and Parent may make Restricted Payments, in an aggregate amount not to exceed $25,000,000 in any fiscal year;

(x) other than Restricted Payments described in clause (vii) above, Parent, the Borrower or any Subsidiary may make a payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(xi) Parent, Borrower or any Subsidiary may make a purchase, repurchase, redemption, defeasance or other acquisition or retirement of preferred Equity Interests made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, preferred Equity Interests of the Borrower or Parent (other than Disqualified Stock and other than preferred Equity Interests sold to a Subsidiary) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or by preferred Equity Interests sold to any Subsidiary) of the Borrower or Parent;

(xii) the Borrower may make payments or loans, advances, dividends or distributions to Parent to make payments to holders of Equity Interests of Parent in lieu of the issuance of fractional shares of such Equity Interests, provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this covenant or otherwise to facilitate any dividend or other return of capital to the holders of such Equity Interests (as determined in good faith by the board of directors of the Borrower);

(xiii) Parent, the Borrower or any Subsidiary may make purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Equity Interests deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Equity Interests represent a portion of the exercise price thereof; and

(xiv) Parent, the Borrower or any Subsidiary may pay dividends or other distributions of Equity Interests of, or Indebtedness owed to Parent, the Borrower or a Subsidiary by, Unrestricted Subsidiaries (unless the Unrestricted Subsidiary’s principal asset is cash or cash equivalents (including Permitted Investments)).

(b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Parent, the Borrower or any Subsidiary (other than any Permitted Joint Venture Subsidiary) to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (ii) the ability of any Subsidiary (other than any Permitted Joint Venture Subsidiary) to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any Subsidiary Guarantor or to Guarantee Indebtedness of the Borrower or any Subsidiary Guarantor; provided (x) that the foregoing shall not apply to restrictions and conditions (A) imposed by law or by any Loan Document or any Senior Note Indenture, (B) contained in agreements relating to the sale of a Subsidiary or other assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale is permitted hereunder, (C) imposed on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder, (D) imposed pursuant to other Indebtedness incurred pursuant to Section 6.01 with such encumbrances and restrictions that, taken as a whole, are not more restrictive than the terms hereof, (E) [reserved], (F) on Permitted Joint Ventures or other joint ventures permitted under Section 6.04 and Permitted Syndication Subsidiaries imposed by the terms of the agreements governing the same, (G) applicable to an Acquired Entity at the time such Acquired Entity became a Subsidiary, so long as such restriction or encumbrance was not created in contemplation of or in connection with such Acquired Entity becoming a Subsidiary and apply only to such Acquired Entity, (H) imposed by any credit agreement, indenture or other agreement governing Term Loan Additional Secured Debt or Alternative Incremental Facility Indebtedness, so long as such restrictions and conditions are not less favorable to the Lenders than to the holders of such Term Loan Additional Secured Debt or such Alternative Incremental Facility Indebtedness, as the case may be and (I) contained in the Term Loan Credit Agreement or the other Term Facility Loan Documents; and (y) clause (i) of the foregoing shall not apply to restrictions or conditions (A) that are customary provisions in leases and other contracts restricting the assignment thereof and any right of first refusal and (B) imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness.

For the avoidance of doubt, any transaction permitted pursuant to this Section 6.06 to be made or consummated by the Borrower (other than Section 6.06(a)(iv)) shall be permitted to be made or consummated by Parent.

SECTION 6.07. Transactions with Affiliates. Except for (a) transactions between or among Parent and its Subsidiaries or described on Schedule 6.07 and (b) the contribution or other transfer by Parent, the Borrower or any Subsidiary of property owned by it to any Spinout Subsidiary pursuant to a Spinout Transaction and transition services agreements, tax sharing agreements, intellectual property sharing agreements, real estate matter and employee matter agreements, indemnification and insurance agreements and other similar agreements among Parent, the Borrower, any Subsidiary and a Spinout Subsidiary entered into in connection with a Spinout Transaction, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) the Borrower or any Subsidiary may engage in any of the foregoing transactions on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) Parent, the Borrower and the Subsidiaries may make (x) investments, loans and advances and (y) Restricted Payments, permitted by Section 6.04 and Section 6.06, respectively, (iii) [reserved], (iv) any issuance of Equity Interests otherwise permitted hereunder, (v) any issuance of Equity Interests, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans, or indemnities provided on behalf of employees or directors and approved by the board of directors or senior management of Parent and (vi) the payment of reasonable fees to directors of Parent, the Borrower and the Subsidiaries who are not employees of Parent, the Borrower or the Subsidiaries.

SECTION 6.08. Business of Parent, Borrower and Subsidiaries. Engage at any time in any business or business activity other than the business currently conducted by it and business activities reasonably similar, incidental or complementary thereto and reasonable extensions thereof.

SECTION 6.09. Other Indebtedness. (a) Permit any waiver, supplement, modification or amendment of any Senior Note Indenture or any waiver, supplement, modification or amendment of any indenture, instrument or agreement pursuant to which any subordinated Material Indebtedness of Parent, the Borrower or any of the Subsidiaries (other than, for the avoidance of doubt, the Term Loan Credit Agreement and other Term Facility Loan Documents or the agreements governing Other Senior Secured Debt) is outstanding if the effect of such waiver, supplement, modification or amendment would materially increase the obligations of the obligor (except as permitted by this Agreement) or confer additional material rights on the holder of such Indebtedness in a manner adverse to the Lenders.

(b) Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or commit to pay, or directly or indirectly (including pursuant to any

Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any subordinated Indebtedness (other than intercompany Indebtedness); provided, however, that, so long as no Default or Event of Default shall have occurred and be continuing at the date of such redemption, repurchase, retirement or other acquisition for consideration, or would result therefrom, Parent, the Borrower or any Subsidiary may redeem, repurchase, retire or otherwise acquire for consideration (i) from and after the Third Restatement Effective Date, subordinated Indebtedness for an aggregate price not in excess of (A) $300,000,000 less (B) the amount of Restricted Payments made from and after the Closing Date pursuant to clause (v) of Section 6.06(a), (ii) subordinated Indebtedness with the proceeds of or in exchange for (A) subordinated Indebtedness that is permitted pursuant to Section 6.01 and is subordinated on terms not materially less advantageous to the Lenders than those of the Indebtedness being redeemed, repurchased, retired or otherwise acquired for consideration or (B) the issuance of Equity Interests or (iii) other subordinated Indebtedness so long as at the time any such redemption, repurchase, retirement or other acquisition for consideration is made and after giving effect thereto, the Payment Conditions shall have been otherwise satisfied.

(c) Directly or indirectly use the proceeds of any Loans hereunder to make any distribution, whether in cash, property, securities or a combination thereof, in respect of, or pay, or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, whether when due, at maturity or otherwise, any senior secured or unsecured Indebtedness (other than, for the avoidance of doubt, the Receivables Facility Refinancing on the Closing Date); provided, however, that the Borrower may so use the proceeds of the Loans hereunder for the foregoing purpose so long as (i) at the time of and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (ii) either (x) after giving pro forma effect thereto, (A) (1) the Excess Availability as of the date of consummation of such transaction and (2) average daily Excess Availability for the immediately preceding 30-day period shall in each case exceed the greater of (I) $145,000,000 and (II) 15.0% of the Line Cap and (B) the Consolidated Fixed Charge Coverage Ratio for the most recently ended Test Period (or, prior to the first Test Period, for the four fiscal quarter period ended December 31, 2017) is at least 1.00 to 1.00 or (y) after giving pro forma effect thereto, (A) the Excess Availability as of the date of consummation of such transaction and (B) average daily Excess Availability for the immediately preceding 30-day period shall in each case exceed the greater of (x) $195,000,000 and (y) 20.0% of the Line Cap.

(d) Nothing in this Section 6.09 shall limit or otherwise prohibit the making (and any payment in connection therewith) of any “change of control offer” in accordance with clause (f) of Article VII.

SECTION 6.10. Practice Guarantees. Enter into Practice Guarantees with a term of 30 months or longer in an aggregate amount in excess of $300,000,000 in effect at any time with respect to all such Practice Guarantees.

SECTION 6.11. [Reserved].

SECTION 6.12. [Reserved].

SECTION 6.13. Consolidated Fixed Charge Coverage Ratio. If, at the close of business on any Business Day, a Covenant Trigger Event shall exist, the Borrower shall maintain a Consolidated Fixed Charge Coverage Ratio (as of and commencing for the Test Period then most recently ended) of not less than 1.00 to 1.00 until such time as no Covenant Trigger Event shall exist.

SECTION 6.14. Fiscal Year. With respect to Parent and the Borrower, change their fiscal year-end to a date other than December 31.

ARTICLE VII

Events of Default

In case of the happening of any of the following events (“Events of Default”):

(a) any representation, warranty or statement made or deemed made by any Loan Party herein or in any other Loan Document or any certificate (including any Borrowing Base Certificate) delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which it was made or deemed made;

(b) default shall be made in the payment of any principal of any Loan (other than with respect to a Protective Advance) or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any Fee or L/C Disbursement or any Protective Advance or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) (i) default shall be made in the due observance or performance by Parent, the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a) (with respect to Parent and the Borrower only), 5.05(a), 5.08 or 5.16 or in Article VI or (ii) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in Section 5.04(d) and such default shall continue unremedied for a period of five Business Days;

(e) default shall be made in the due observance or performance by Parent, the Borrower or any Subsidiary of any covenant or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower;

(f) (i) Parent, the Borrower or any Subsidiary shall fail to pay any principal, interest or other amount due in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any grace period) or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any grace period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or that results in the termination or permits any counterparty to terminate any Hedging Agreement the obligations under which constitute Material Indebtedness; provided that (A) this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, and (B) for the avoidance of doubt, a requirement to make a mandatory offer to repurchase under the terms of any Indebtedness of any person acquired by the Borrower or any of its Subsidiaries pursuant to any Permitted Acquisition as a result of a “change of control” (or equivalent term) shall not constitute a Default or an Event of Default under this clause (ii) so long as (I) on or prior to the date the events constituting such “change of control” (or equivalent term) occur, either (1) the terms of such Indebtedness have been amended to eliminate the requirement to make such offer or (2) such Indebtedness has been defeased or discharged so that such requirement shall no longer apply (and, in the event such “change of control” is subject to a requirement that a specific credit ratings event or similar condition subsequent occur, no Event of Default shall exist pursuant to this clause (ii) until such time as the specific credit ratings event or similar condition subsequent has also occurred resulting in the obligor under such Indebtedness to become unconditionally obligated to make such offer) or (II) (x) the sum of (1) the aggregate amount of unrestricted cash, cash equivalents and Permitted Investments held by Parent, the Borrower and the Subsidiaries plus any available debt financing commitments from any financial institution of nationally recognized standing available to the Borrower or its Subsidiaries for purposes of refinancing such Indebtedness is at least equal to the aggregate amount that would be required to repay such Indebtedness pursuant to any required “change of control offer” (or equivalent term) pursuant to the terms of such Indebtedness at all times prior to the expiration of the rights of the holders of such Indebtedness to require the repurchase or repayment of such Indebtedness as a result of such acquisition and (y) the Borrower or the applicable Subsidiary complies with the provisions of such Indebtedness that are applicable as a result of such acquisition (including by consummating any required “change of control offer” (or equivalent term) for such Indebtedness); provided further that this clause (f) shall not apply if such failure is remedied or waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to this Article VII;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Parent, the Borrower or any Subsidiary (other than a Non-Significant Subsidiary within the meaning of clause (a) of the definition thereof), or of a substantial part of the property or assets of Parent, the Borrower or a Subsidiary (other than a Non-Significant Subsidiary within the meaning of clause (a) of the definition thereof), under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent, the Borrower or any Subsidiary (other than a Non-Significant Subsidiary within the meaning of clause (a) of the definition thereof) or for a substantial part of the property or assets of Parent, the Borrower or a Subsidiary or (iii) the winding-up or liquidation of Parent, the Borrower or any Subsidiary (other than a Non-Significant Subsidiary within the meaning of clause (a) of the definition thereof); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) Parent, the Borrower or any Subsidiary (other than a Non-Significant Subsidiary within the meaning of clause (a) of the definition thereof) shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent, the Borrower or any Subsidiary (other than a Non-Significant Subsidiary within the meaning of clause (a) of the definition thereof) or for a substantial part of the property or assets of Parent, the Borrower or any Subsidiary (other than a Non-Significant Subsidiary within the meaning of clause (a) of the definition thereof), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any corporate action for the purpose of effecting any of the foregoing;

(i) one or more judgments shall be rendered against Parent, the Borrower, any Subsidiary or any combination thereof (not paid or fully covered by insurance) and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Parent, the Borrower or any Subsidiary to enforce any such judgment and such judgment is for the payment of money in an aggregate amount in excess of $125,000,000;

(j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect;

(k) any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(l) any security interest purported to be created by any Security Document with respect to any Collateral with an aggregate fair market value in excess of $125,000,000 shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected (subject to the qualifications set forth in Section 3.19(a)), first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates representing securities pledged under the Guarantee and Collateral Agreement or any other act or omission by the Collateral Agent and except to the extent that such loss is covered by a lender’s title insurance policy and the related insurer does not deny that such loss is covered by such title insurance policy;

(m) the Indebtedness under any subordinated Indebtedness of Parent, the Borrower or any Subsidiary constituting Material Indebtedness shall cease (or any Loan Party or an Affiliate of any Loan Party shall so assert), for any reason, to be validly subordinated to the Obligations as provided in the agreements evidencing such subordinated Indebtedness;

(n) there shall have occurred a Change in Control;

(o) [reserved];

(p) [reserved];

(q) [reserved]; or

(r) so long as any commitments or loans under the Term Loan Credit Agreement, any Other Senior Secured Debt or any Other Junior Secured Debt are outstanding, the ABL Intercreditor Agreement shall cease to be effective or cease to be legally valid and binding, or otherwise not be effective to create the rights and obligations purported to be created thereunder, unless the same (i) results directly from the action or inaction of the Collateral Agent or (ii) is not materially adverse to Lenders;

then, and in every such event (other than an event with respect to Parent or the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; in any event with respect to Parent or the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Notwithstanding anything to the contrary contained in this Article VII, upon the request of the Borrower made in writing to the Administrative Agent, in the event of any Event of Default under any covenant set forth in Section 6.13 and until the expiration of the tenth Business Day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter hereunder (any such period, the “Equity Cure Period”), Parent may issue Qualified Capital Stock and elect to treat all or any portion of the net cash proceeds thereof as having increased Consolidated EBITDA with respect to such applicable quarter solely for the purpose of determining actual and pro forma compliance with Section 6.13 at the end of such applicable quarter and applicable subsequent periods and for purposes of determining whether the Consolidated Fixed Charge Coverage Ratio has been satisfied and not for any other purpose of this Agreement; provided that (a) such proceeds (i) are actually received by Parent and contributed to the Borrower no later than the expiration of the applicable Equity Cure Period and (ii) do not exceed the aggregate amount necessary to cause Parent to be in compliance with the covenants under Section 6.13 for any applicable period, (b) in each period of four fiscal quarters, there shall be at least two fiscal quarters in which no such right to cure permitted by this paragraph is utilized and (c) none of the Lenders or the Administrative Agent shall be required to fund any Borrowing requested under this Agreement during any Equity Cure Period until the proceeds of such Qualified Capital Stock are actually received by Parent and contributed to the Borrower.

ARTICLE VIII

The Administrative Agent and the Collateral Agent; Certain ERISA Matters

SECTION 8.01. The Administrative Agent and the Collateral Agent. Each of the Lenders and Issuing Banks hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral, including the ABL Intercreditor Agreement, and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.

The bank serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Parent, the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08 or in the ABL Intercreditor Agreement), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Parent, the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08 or in the ABL Intercreditor Agreement) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Parent, the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent (not to be unreasonably withheld or delayed) of the Borrower, to appoint a successor; provided that during the existence and continuation of an Event of Default pursuant to paragraph (b), (c), (g) or (h) of Article VII, no consent of the Borrower shall be required. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retirement of the retiring Agent shall become effective on such 30th day and the retiring Agent may (but shall not have any obligation to do so), on behalf of the Lenders and the Issuing Banks, appoint a successor Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $1,000,000,000, or an Affiliate of any such bank and, so long as no Event of Default pursuant to paragraph (b), (c), (g) or (h) of Article VII shall have occurred and be continuing, reasonably acceptable to the Borrower. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

SECTION 8.02. Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i) none of the Administrative Agent, any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent, any Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c) The Administrative Agent and each Arranger hereby inform the Lenders that each such person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such person has a financial interest in the transactions contemplated hereby in that such person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(a) if to the Borrower or Parent, to it at Community Health Systems, Inc., 4000 Meridian Boulevard, Franklin, Tennessee 37067, Attention of the Chief Financial Officer (Facsimile: (615) 373-9704);

(b) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, NCC5/Floor 1, Newark, Delaware 19713, Attention of Rea Seth (Telephone: (302) 634-1867; Email: rea.n.seth@jpmorgan.com), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, 24th Floor, New York, New York 10179, Attention of Dawn Lee Lum (Facsimile: (212) 270-3279; Telephone: (212) 270-2472; Email: dawnleelum@jpmorgan.com); and

(c) if to a Lender, to it at its address (or facsimile number) set forth on its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

Any party hereto may change its address, facsimile or email instructions at which it is to receive notices hereunder by notice in writing given to the other parties in accordance with this Section 9.01. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by facsimile or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among Parent, the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

Parent and the Borrower hereby acknowledge that (a) the Administrative Agent will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to each Borrower or its securities) (each, a “Public Lender”). Parent and the Borrower hereby agree that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Parent and the Borrower or its securities for purposes of foreign, United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.17); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”. Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless Parent or the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (A) the Loan Documents, (B) any notification of changes in the terms of the Credit Facilities and (C) all information delivered pursuant to Section 5.04(a), (b) and (c).

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including foreign, United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Parent or the Borrower or its securities for purposes of foreign, United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION

OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower or Parent herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Banks and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Banks, regardless of any investigation made by the Lenders or the Issuing Banks or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20, 9.05 and 9.18 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank.

SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, the Administrative Agent, the Collateral Agent and each Lender and when the conditions precedent set forth in Section 4.01 have been satisfied or waived in writing by the Administrative Agent, and thereafter shall be binding upon and inure to the benefit of each Loan Party, the Administrative Agent, the Collateral Agent and each Lender, and their respective successors and assigns.

SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, Parent, the Administrative Agent, the Collateral Agent, the Issuing Banks or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with notice to the Borrower and the prior written consent of the Administrative Agent (provided that the consent of the Administrative Agent shall not be required to any such assignment made to another Lender, an Affiliate of a Lender or an Approved Fund) and each Issuing Bank (in each case, not to be unreasonably withheld or delayed); provided, however, that (i) in the case of an assignment of a Revolving Credit Commitment, the Borrower must also give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed (it being understood and agreed that the Borrower shall be deemed to have consented to any such assignment unless it objects thereto by written notice to the Administrative Agent within three Business Days after having received written notice thereof)) (provided that the consent of the Borrower shall not be required to any such assignment made to another Lender or an Affiliate of a Lender or after the occurrence and during the continuance of any Event of Default referred to in paragraph (b), (c), (g) or (h) of Article VII), (ii) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be not less than $5,000,000 (with respect to an assignment of Revolving Credit Commitments or Revolving Loans) (or, in any case, if less, the entire remaining amount of such Lender’s Commitment or Loans), (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent and will not apply in the case of an assignment by a Lender to an Approved Fund that is managed by such Lender or an Affiliate of such Lender or by an entity or an Affiliate of an entity that administers or manages such Lender), and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Revolving Credit Commitment is as set forth in such Assignment and Acceptance; (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee and is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount and stated interest of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Issuing Bank, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent, each Issuing Bank and, if required, the Borrower to such assignment and any applicable tax forms, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may without the consent of the Borrower, the Issuing Banks or the Administrative Agent sell participations to one or more banks or other persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or person has an interest, increasing or extending the Commitments in which such participating bank or person has an interest or releasing any Subsidiary Guarantor (other than pursuant to the terms thereof or in connection with the sale of such Subsidiary Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participating bank or person and the principal amounts (and stated interest) of each participating bank or person’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participating bank or person or any information relating to a participating bank or person’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.17.

(g) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any investor, potential investor, rating agency, commercial paper dealer, collateral manager, servicer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(i) Neither Parent nor the Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, each Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.

(j) In the event that any Lender shall become a Defaulting Lender or S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Lender, downgrade the long-term certificate of deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any Lender that is not rated by any such ratings service or provider, the Issuing Banks shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Lender) then the Issuing Banks shall have the right, but not the obligation, at their own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Revolving Credit Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) such Issuing Bank or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

SECTION 9.05. Expenses; Indemnity. (a) The Borrower and Parent agree, jointly and severally, to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, each Arranger and each Issuing Bank in connection with the syndication of the Credit Facilities and the preparation and administration of this Agreement and the other Loan Documents (including all such expenses incurred in connection with field examinations and collateral monitoring) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent, any Arranger, any Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the fees, charges and disbursements of one counsel in each relevant jurisdiction (and any such additional counsel, if necessary, as a result of actual or potential conflicts of interest) for the Administrative Agent, the Collateral Agent, the Arrangers, the Issuing Banks and the Lenders.

(b) The Borrower and Parent agree, jointly and severally, to indemnify the Administrative Agent, the Collateral Agent, each Lender, each Arranger, each Issuing Bank and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all actual losses, claims, damages, liabilities, penalties and related reasonable out-of-pocket expenses, including reasonable fees, charges and disbursements of one counsel in each relevant jurisdiction (and any such additional counsel, if necessary, as a result of actual or potential conflicts of interest) for all Indemnitees, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions, any related transaction and the other transactions contemplated thereby (including the syndication of the Credit Facilities), (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, penalties or related expenses (x) are determined by a court of competent jurisdiction by final judgment to have resulted primarily from (1) the gross negligence, bad faith or willful misconduct of such Indemnitee or (2) a material breach of the obligations under this Agreement of such Indemnitee or any of such Indemnitee’s Affiliates or of any of its or their respective officers, directors, employees, agents, advisors or other representatives of the foregoing under this Agreement (as determined by a court of competent jurisdiction in a final and nonappealable decision) or (y) result from any proceeding (other than a proceeding against a party hereto acting pursuant to this Agreement or in its capacity as such or of any of its Affiliates or its or their respective officers, directors, employees, agents, advisors and other representatives and the successors of each of the foregoing) solely between or among Indemnitees not arising from any act or omission of a Loan Party.

(c) To the extent that Parent and the Borrower fail to pay any amount required to be paid by them to the Administrative Agent, the Collateral Agent, any Arranger or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, such Arranger or such Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, such Arranger or such Issuing Bank in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposure and unused Commitments at the time.

(d) To the extent permitted by applicable law, neither Parent nor the Borrower nor any Indemnitee shall assert, and each hereby waives, any claim against any Indemnitee or Parent and the Borrower and each of their respective Affiliates, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this paragraph (d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. No Indemnitee shall be liable for any damages arising from the unathorized use by others of information or documents transmitted through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.

(e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender, any Arranger or any Issuing Bank. All amounts due under this Section 9.05 shall be payable, within 30 days of written demand therefor with a reasonably detailed summary of the amounts claimed.

SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender or an Affiliate of such Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or an Affiliate of such Lender to or for the credit or the account of the Borrower or Parent against any of and all the obligations of the Borrower or Parent now or hereafter existing under this Agreement and other Loan Documents held by such Lender, provided that at such time such obligations are due or payable. The rights of each Lender and Affiliates of such Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender or an Affiliate of such Lender may have.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, each Secured Party expressly waives its right of setoff (and any similar right including bankers’ liens) with respect to all lockboxes, deposit accounts and other cash management accounts maintained by any Loan Party and into which any collections for Government Accounts are deposited. For purposes hereof, “Government Accounts” shall mean all accounts on which any federal or state government unit or any intermediary for any federal or state government unit is the obligor.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or Parent in any case shall entitle the Borrower or Parent to any other or further notice or demand in similar or other circumstances.

(b) None of this Agreement, any other Loan Document or any provision hereof or thereof, may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, Parent, the Administrative Agent, the Collateral Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and/or the Collateral Agent, as applicable, and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 2.18, the provisions of Section 9.04(j), the provisions regarding the order of the application of proceeds in Section 5.02 of the Guarantee and Collateral Agreement or the provisions of this Section or release all or substantially all of the value of the Subsidiary Guarantors (other than pursuant to the terms hereof or thereof or in connection with the sale of such Subsidiary Guarantor in a transaction permitted by Section 6.05) or all or substantially all of the Collateral (or subordinate the Liens in favor of the Collateral Agent on all or substantially all of the Collateral (other than in respect of the Term Loan Credit Agreement, any Other Senior Secured Debt or any Other Junior Secured Debt to the extent contemplated by the ABL Intercreditor Agreement)) without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one class differently from the rights of Lenders holding Loans of any other class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected class, (v) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC, (vi) reduce the percentage contained in the definition of the term “Required Lenders” or “Supermajority Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders and the Supermajority Lenders on substantially the same basis as the Revolving Credit Commitments on the date hereof), (vii) increase any advance rate set forth in the definition of the term “Borrowing Base” without the written consent of each Lender, or (viii) change or otherwise modify the eligibility criteria, eligible asset classes, reserves or sublimits in respect of the Borrowing Base, or add new asset categories to the Borrowing Base, which would, in each case, increase the amount of credit available to the Borrower hereunder, without the written consent of the Supermajority Lenders; provided that this clause (viii) shall not limit the discretion of the Administrative Agent to change, establish or eliminate any reserves, to add assets acquired in a Permitted Acquisition to the Borrowing Base or to otherwise exercise its discretion or Permitted Credit Judgment in respect of any determination expressly provided hereunder to be made by the Administrative Agent in its discretion or Permitted Credit Judgment, all to the extent otherwise set forth herein; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or any Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent or such Issuing Bank and (B) the Borrower and the Administrative Agent may amend or supplement this Agreement and any other Loan Documents, without the consent of any Lender, in order to (x) cure ambiguities, omissions, mistakes or defects, (y) cause this Agreement and the other Loan Documents to be consistent with the Guarantee and Collateral Agreement and other similar documents or (z) cause the Guarantee and Collateral Agreement or other document to comply with local Law on the advice of local counsel.

SECTION 9.09. Certain Releases of Guarantees and Security Interests. (a) Subject to the terms of the ABL Intercreditor Agreement, upon the closing of any Asset Sale consisting of the sale, transfer or other disposition of all of the Equity Interests of any Subsidiary Guarantor permitted pursuant to Section 6.05 (to a person other than the Borrower or any Subsidiary Guarantor), (i) the obligations of such Subsidiary Guarantor pursuant to the Guarantee and Collateral Agreement shall automatically be discharged and released without any further action by the Administrative Agent or any Lender, and (ii) the Administrative Agent and the Lenders will, upon the request and at the sole expense of the Borrower, execute and deliver any instrument or other document in a form acceptable to the Administrative Agent which may reasonably be required to evidence such discharge and release, all without representation, recourse or warranty.

(b) Subject to the terms of the ABL Intercreditor Agreement, upon the closing of any Asset Sale consisting of the sale, transfer or other disposition of Equity Interests of any Subsidiary Guarantor or any other Subsidiary of the Borrower permitted pursuant to Section 6.05 (to a person other than the Borrower or any Subsidiary Guarantor), (i) the Collateral Agent shall release to the Borrower, without representation, warranty or recourse, express or implied, the pledged Equity Interests of such Subsidiary Guarantor or other Subsidiary, as applicable, held by it, (ii) the Collateral Agent shall release its security interest in all Collateral of such Subsidiary, including any Mortgages, and (iii) the Collateral Agent will, upon the request and at the sole expense of the Borrower, execute and deliver any instrument or other document in a form acceptable to the Collateral Agent which may reasonably be required to evidence such release. Notwithstanding the foregoing, the Collateral Agent shall be authorized, without the consent of any Lender and without the requirement that an Asset Sale consisting of the sale, transfer or other disposition having occurred, to release any security interest in any building, structure or improvement located in an area determined by the Federal Emergency Management Agency to have special flood hazards provided that such building, structure or improvement has an immaterial fair market value.

(c) Subject to the terms of the ABL Intercreditor Agreement, upon consummation by the Borrower or any Subsidiary of a Permitted Interest Transfer or designation of an Unrestricted Subsidiary in accordance with the terms hereof, (i) the Collateral Agent shall release to the Borrower, without representation, warranty or recourse, express or implied, those Equity Interests of the Subsidiary that are the subject of such Permitted Interest Transfer or designation in accordance with clauses (i) and (ii) of Section 9.09(b) and shall release any pledged note theretofore pledged to the extent such note is being discharged in connection with such Permitted Interest Transfer or designation, and (ii) if such Subsidiary whose shares are the subject of such Permitted Interest Transfer or designation is a Subsidiary Guarantor, the obligations of such Subsidiary under its Guarantee shall automatically be discharged and released in accordance with clauses (i) and (ii) of Section 9.09(a) and any Lien granted by such Subsidiary under the Loan Documents shall automatically be discharged and released.

(d) Subject to the terms of the ABL Intercreditor Agreement, the Collateral Agent will, upon the request and at the sole expense of the Borrower, execute and deliver any instrument or other document in a form acceptable to the Collateral

Agent which may reasonably be required to discharge and release, all without representation, recourse or warranty, any Lien on any Collateral granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Commitments and payment in full of the principal and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document and cancellation or expiration of all Letters of Credit and reimbursement of all amounts drawn thereunder in full (or other arrangements having been entered into with respect thereto acceptable to the applicable Issuing Bank and the Administrative Agent), (ii) that is sold, transferred or otherwise disposed of or to be sold, transferred or otherwise disposed of as part of or in connection with any sale, transfer or other disposition permitted hereunder to a person other than the Borrower or any Subsidiary Guarantor, and upon consummation by the Borrower or any Subsidiary of any such sale, transfer or other disposition, any Lien granted by the Borrower or such Subsidiary under the Loan Documents on such Collateral shall automatically be discharged and released, and (iii) the Administrative Agent and the Lenders will, upon the request and at the sole expense of the Borrower, execute and deliver any instrument or other document in a form acceptable to the Administrative Agent which may reasonably be required to evidence such discharge and release, all without representation, recourse or warranty.

(e) Subject to the terms of the ABL Intercreditor Agreement, upon notification by the Borrower to the Collateral Agent that a Subsidiary Guarantor is a Non-Significant Subsidiary, and would not be required to become a Guarantor in accordance with the terms hereof, the Collateral Agent shall release the obligations of such Subsidiary under its Guarantee and shall release and discharge any Lien granted by such Subsidiary Guarantor under the Loan Documents in accordance with clauses (i) and (ii) of Section 9.09(a).

SECTION 9.10. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.10 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.11. Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.

Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of an Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.12. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

SECTION 9.13. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.14. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission or electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.15. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.16. Jurisdiction; Consent to Service of Process. (a) Each of Parent and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower, Parent or their respective properties in the courts of any jurisdiction.

(b) Each of Parent and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.17. Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel, numbering, administration and settlement service providers, and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.17, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower,

(g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.17 or (h) to market data collectors, such as league table or other service providers to the lending industry, in each case solely with respect to the Closing Date, size, type, purpose of, parties to and titles and roles in connection with, this Agreement. For the purposes of this Section, “Information” shall mean all information received from the Borrower or Parent and related to the Borrower or Parent or their business, other than any such information that was available to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure by the Borrower or Parent; provided that any Lender, the Administrative Agent, the Collateral Agent or any Issuing Bank shall give Parent prior notice of any disclosure pursuant to clause (c) to the extent permissible. Any person required to maintain the confidentiality of Information as provided in this Section 9.17 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.

SECTION 9.18. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Parent and the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Parent and the Borrower, which information includes the name and address of Parent and the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Parent and the Borrower in accordance with the USA PATRIOT Act.

SECTION 9.19. [Reserved].

SECTION 9.20. Other Secured Obligations. (a) Each Lender and each Issuing Bank acknowledges that Term Loan Additional Secured Debt Obligations and Other Junior Secured Debt Obligations may be secured by Liens on the Collateral that, in the case of Term Loan/Notes Priority Collateral are senior to, and in the case of ABL Priority Collateral, are junior to, the Liens on the Collateral securing the Obligations and hereby consents thereto.

(b) In connection with the incurrence by the Borrower or any Subsidiary of Term Loan Additional Secured Debt, Alternative Incremental Facility Indebtedness and/or Other Junior Secured Debt, each Lender and each Issuing Bank (i) acknowledges that, at the request of the Borrower, each of the Administrative Agent and/or the Collateral Agent shall enter into one or more intercreditor agreements, (ii) authorizes and directs each Agent to execute and deliver any such intercreditor agreement and any documents relating thereto, in each case on behalf of such Lender or Issuing Bank and without any further consent, authorization or other action by such Lender or Issuing Bank, (iii) authorizes and directs each Agent to act as its representative under, and in connection with, any such intercreditor agreement, (iv) acknowledges that any such intercreditor agreement may contain provisions that permit or require the Liens securing the Obligations, the Term Loan Additional Secured Debt Obligations and the Other Junior Secured Debt Obligations to be granted in favor of a single collateral agent trustee, which may not be the Administrative Agent or the Collateral Agent (a “Shared

Collateral Agent”), (v) acknowledges that any such intercreditor agreement may provide that the holders of a majority in aggregate principal amount of Obligations, Term Loan Additional Secured Debt Obligations and Other Junior Secured Debt Obligations, voting as a single class, may direct the Shared Collateral Agent with respect to enforcement or the actions concerning the Collateral, and (vi) agrees that, upon the execution and delivery thereof, it will be bound by the provisions of any such intercreditor agreement as if it were a signatory thereto and will take no actions contrary to the provisions thereof. Each Lender and each Issuing Bank further authorizes and directs each Agent to enter into such amendments, supplements or other modifications to any such intercreditor agreement as are reasonably acceptable to the Administrative Agent in order to (A) enable any extension, renewal, refinancing, replacement or additional incurrence of any Loans or any Term Loan Additional Secured Debt, Alternative Incremental Facility Indebtedness or Other Junior Secured Debt permitted under this Agreement and (B) provide for (i) the Term Loan Additional Secured Debt Obligations thereunder to be secured by Liens on the Collateral having the same priority as the Liens on the Collateral securing the obligations under the Term Loan Credit Agreement and (ii) the Other Junior Debt Obligations thereunder to be secured by Liens on the Collateral having junior priority to the Liens on the Collateral securing the obligations under the Term Loan Credit Agreement, in the case of each of clauses (i) and (ii) on behalf of such Lender or such Issuing Bank and without any further consent, authorization or other action by such Lender or such Issuing Bank (for the avoidance of doubt, which Liens on the ABL Priority Collateral shall, in each case of clauses (i) and (ii), be junior to the Liens on the ABL Priority Collateral securing the Obligations).

(c) Without limiting the foregoing, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Agents on behalf of the Secured Parties in accordance with the terms thereof (subject, in the case of the Collateral, to the provisions of the ABL Intercreditor Agreement and any other applicable intercreditor agreement). In the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, any Lender may be the purchaser of any or all of such Collateral at any such sale or other disposition, and such Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by such Collateral Agent on behalf of the Secured Parties at such sale or other disposition. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the foregoing provisions. The provisions of this paragraph are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

(d) Each Lender and Issuing Bank (a) acknowledges that it will be provided with a copy of the ABL Intercreditor Agreement by the Collateral Agent, (b)

acknowledges that the Collateral Agent will enter into the ABL Intercreditor Agreement, and hereby authorizes the Collateral Agent to enter into (and be party to) the ABL Intercreditor Agreement and any documents related thereto (including any amendments to the Security Documents) on behalf of itself, each Lender, the Issuing Banks and other holders of Obligations, in each case, as the Collateral Agent shall determine to be appropriate to cause the applicable Indebtedness and the obligations related thereto, to be secured as permitted hereunder without any further consent, authorization or other action by any Lender or Issuing Bank and (c) agrees that it will be bound by and will take no actions contrary to the provisions of the ABL Intercreditor Agreement.

SECTION 9.21. No Fiduciary Relationship. Each of Parent and the Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, Parent, the Borrower, the other Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Collateral Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of Parent, the Borrower and their Affiliates, and none of the Administrative Agent, the Collateral Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates has any obligation to disclose any of such interests to Parent, the Borrower or any of their Affiliates. To the fullest extent permitted by law, each of Parent and the Borrower hereby waives and releases any claims that it or any of its Affiliates may have against the Administrative Agent, the Collateral Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.22. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CHS/COMMUNITY HEALTH SYSTEMS, INC.,

by	/s/ Edward W. Lomicka
Name: Edward W. Lomicka
Title: Vice President and Treasurer

COMMUNITY HEALTH SYSTEMS, INC.,

by	/s/ Edward W. Lomicka
Name: Edward W. Lomicka
Title: Vice President and Treasurer

[Signature Page to ABL Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender, an Issuing Bank and the Administrative Agent and Collateral Agent

by	/s/ Joseph M. McShane
Name: Joseph M. McShane
Title: Vice President

[Signature Page to ABL Credit Agreement]

LENDER SIGNATURE PAGE TO THE CHS/COMMUNITY HEALTH SYSTEMS, INC. ABL CREDIT AGREEMENT*

Name of Lender:

by
Name:
Title:

For Lenders requiring a second signature line:

by
Name:
Title:

*	on file with Agent.

[Signature Page to ABL Credit Agreement]

EXHIBIT A

FORM OF

ADMINISTRATIVE QUESTIONNAIRE

[* on file with Agent]

EXHIBIT B

[FORM OF]

ASSIGNMENT AND ACCEPTANCE

Reference is made to the ABL Credit Agreement dated as of April 3, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CHS/Community Health Systems, Inc., a Delaware corporation (the “Borrower”), Community Health Systems, Inc., a Delaware corporation (“Parent”), the Lenders (as defined in Article I of the Credit Agreement), and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

1. The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date set forth below (but not prior to the registration of the information contained herein in the Register pursuant to Section 9.04(d) of the Credit Agreement), the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, including, without limitation, the amounts and percentages set forth below of (i) the Commitments of the Assignor on the Effective Date and (ii) the Loans owing to the Assignor which are outstanding on the Effective Date. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Section 9.04(c) of the Credit Agreement, a copy of which has been received by each such party. From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

2. This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is organized under the laws of a jurisdiction outside the United States, any forms referred to in Section 2.20(e) of the Credit Agreement, duly completed and executed by such Assignee, (ii) if the Assignee is not already a Lender under the Credit Agreement, a completed Administrative Questionnaire and (iii) unless waived or reduced in the sole discretion of the Administrative Agent, a processing and recordation fee of $3,500.

3. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor (“Assignor”):

Legal Name of Assignee (“Assignee”):

Assignee’s Address for Notices:

Effective Date of Assignment (“Effective Date”):

Loans/Commitments Assigned	Principal Amount Assigned	Percentage of Loans/Commitments Assigned (set forth, to at least 8 decimals, as a percentage of the aggregate Loans and Commitments of all Lenders)
	$	%
	$	%

[Remainder of Page Intentionally Left Blank]

3

Accepted

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Issuing Bank,

By:
Name:
Title:

CITIBANK, N.A., as Issuing Bank,

By:
Name:
Title:

CREDIT SUISSE AG, as Issuing Bank,

By:
Name:
Title:

By:
Name:
Title:

ROYAL BANK OF CANADA, as Issuing Bank,

By:
Name:
Title:

BANK OF AMERICA, N.A., as Issuing Bank,

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Issuing Bank,

By:
Name:
Title:

[CHS/COMMUNITY HEALTH SYSTEMS, INC.,

By:
Name:
Title:][1]

[1]	Consent of the Borrower is not required for any assignment (a) made to another Lender or an Affiliate of a Lender or (b) after the occurrence and during the continuance of any Event of Default referred to in paragraph (b), (c), (g) or (h) of Article VII of the Credit Agreement.

The terms set forth above are

hereby agreed to:

as Assignor,

By:
Name:
Title:

as Assignee,

By:
Name:
Title:

EXHIBIT C

[FORM OF] BORROWING REQUEST

JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders referred to below,

500 Stanton Christiana Road, NCC5/Floor 1

Newark, Delaware 19713

Attention: Loan and Agency Services Group

Telephone: (302) 634-4154

Email: dimple.x.patel@jpmchase.com

Facsimile: 12012443629@tls.ldsprod.com

[DATE]2

Ladies and Gentlemen:

The undersigned, CHS/Community Health Systems, Inc., a Delaware corporation, (the “Borrower”), refers to the ABL Credit Agreement dated as of April 3, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Community Health Systems, Inc., a Delaware corporation, the lenders from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent for the Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives the Administrative Agent notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in connection therewith sets forth below the terms on which such Borrowing is requested to be made:

(A)	Type of Borrowing[3]

(B)	Date of Borrowing[4]

(C)	Account Number and Location

(D)	Principal Amount of Borrowing

(E)	Interest Period[5]

[2]	The Administrative Agent must be notified irrevocably by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 (noon) (New York City time), three Business Days before a proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 11:00 a.m. (New York City time), on the day of a proposed Borrowing, in each case to be confirmed promptly by hand delivery, facsimile or electronic transmission of a “pdf” or similar copy of an executed written Borrowing Request to the Administrative Agent.
[3]	Specify whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing.
[4]	Date of Borrowing must be a Business Day.
[5]	If such Borrowing is to be a Eurodollar Borrowing, specify the Interest Period with respect thereto.

The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations under the Credit Agreement, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation of such Loan) not being made after notice of such Loan shall have been given by the Borrower under the Credit Agreement (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment of any Eurodollar Loan required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this paragraph shall be delivered to the Borrower and shall be conclusive absent manifest error.

The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Borrowing Request and on the date of the related Borrowing, the conditions to lending specified in paragraphs (b), (c), (d) and (e) of Section 4.02 of the Credit Agreement have been satisfied.

CHS/COMMUNITY HEALTH SYSTEMS, INC.,

By:
Name:
Title:

5

EXHIBIT D

FORM OF

MORTGAGE

[See attached.]

THIRD LIEN MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY

AGREEMENT, FIXTURE FILING AND FINANCING STATEMERUFFNT

From

[NAME OF MORTGAGOR]

To

JPMORGAN CHASE BANK, N.A.

Dated:                    , 20[•]

  Premises: [City], [State]

                             County

Reference is made to the ABL Intercreditor Agreement dated as of April 3, 2018, (as amended, restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor Agreement”), among JPMorgan Chase Bank, N.A., as ABL Agent (as defined therein), Credit Suisse AG, as Senior-Priority Collateral Agent Agent (as defined therein), Credit Suisse AG, as Senior-Priority Non-ABL Loan Agent (as defined therein), Regions Bank, as 2021 Secured Notes Trustee, (as defined therein), Regions Bank, as 2023 Secured Notes Trustee (as defined therein), CHS/Community Health Systems, Inc., Community Health Systems, Inc. and each other party from time to time party thereto. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Mortgage and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties are subject to the provisions of the ABL Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the ABL Intercreditor Agreement and this Mortgage, the provisions of the ABL Intercreditor Agreement shall control.

THIS THIRD LIEN MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT, FIXTURE FILING AND FINANCING STATEMENT dated as of ____________, 20[•] (this “Mortgage”), by [ ], a [ ] corporation, having an office at [ ] (the “Mortgagor”), to and for the benefit of JPMORGAN CHASE BANK, N.A., a national banking association, having an office at 383 Madison Avenue, New York, New York 10079 (the “Mortgagee”) as Collateral Agent for the Secured Parties (as such terms are defined below).

WITNESSETH THAT:

Reference is made to (i) the ABL Credit Agreement dated as of April 3, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CHS/Community Health Systems, Inc., a Delaware corporation (the “Borrower”), Community Health Systems, Inc., a Delaware corporation (“Parent”), the lenders from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) for the Lenders and collateral agent (the “Collateral Agent”) for the Secured Parties, (ii) the Guarantee and Collateral Agreement dated as of April 3, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) among Parent, the Borrower, the Subsidiaries identified therein and the Collateral Agent and (iii) the ABL Intercreditor Agreement. Capitalized terms used but not defined herein have the meanings given to them in the Credit Agreement, and the ABL Intercreditor Agreement, as applicable.

In the Credit Agreement, (i) the Lenders have agreed to make revolving loans (the “Loans”) to the Borrower and (ii) the Issuing Banks have issued or agreed to issue from time to time Letters of Credit for the account of the Borrower, in each case pursuant to, upon the terms, and subject to the conditions specified in, the Credit Agreement. Subject to the terms of the Credit Agreement, the Borrower may borrow, prepay and reborrow Loans.

Mortgagor is a wholly-owned direct or indirect Subsidiary of the Borrower and will derive substantial benefit from the making of the Loans by the Lenders and the issuance of the Letters of Credit by the Issuing Banks. In order to induce the Lenders to make Loans and the Issuing Banks to issue Letters of Credit, the Mortgagor has agreed to guarantee, among other things, the due and punctual payment and performance of all of the obligations of the Borrower under the Credit Agreement and pursuant to the terms of the Guarantee and Collateral Agreement.

The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit are conditioned upon, among other things, the execution and delivery by the Mortgagor of this Mortgage in the form hereof to secure the Obligations.

As used in this Mortgage, the term “Secured Parties” shall mean (a)(i) the Lenders, (ii) the Administrative Agent, (iii) the Collateral Agent, (iv) any Issuing Bank, (v) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (vi) the successors and assigns of each of the foregoing.

Pursuant to the requirements of the Credit Agreement, the Mortgagor is granting this Mortgage to create a lien on and a security interest in the Mortgaged Property (as hereinafter defined) to secure the performance and payment by the Mortgagor of the Obligations. The Credit Agreement also requires the granting by other Loan Parties of mortgages, deeds of trust and/or deeds to secure debt (the “Other Mortgages”) that create liens on and security interests in certain real and personal property other than the Mortgaged Property to secure the performance of the Obligations.

Granting Clauses

NOW, THEREFORE, IN CONSIDERATION OF the foregoing and in order to secure the due and punctual payment and performance of the Obligations for the benefit of the Secured Parties, Mortgagor hereby grants, conveys, mortgages, assigns and pledges to the Mortgagee, a mortgage lien on and a security interest in, all the following described property (the “Mortgaged Property”) whether now owned or held or hereafter acquired:

(1) the land more particularly described on Exhibit A hereto (the “Land”), together with all rights appurtenant thereto, including the easements over certain other adjoining land granted by any easement agreements, covenant or restrictive agreements and all air rights, mineral rights, water rights, oil and gas rights and development rights, if any, relating thereto, and also together with all of the other easements, rights, privileges, interests, hereditaments and appurtenances thereunto belonging or in any way appertaining and all of the estate, right, title, interest, claim or demand whatsoever of Mortgagor therein and in the streets and ways adjacent thereto, either in law or in equity, in possession or expectancy, now or hereafter acquired (the “Premises”);

(2) all buildings, improvements, structures, paving, parking areas, walkways and landscaping now or hereafter erected or located upon the Land, and all fixtures of every kind and type affixed to the Premises or attached to or forming part of any structures, buildings or improvements and replacements thereof now or hereafter erected or located upon the Land (the “Improvements”);

(3) all apparatus, movable appliances, building materials, equipment, fittings, furnishings, furniture, machinery and other articles of tangible personal property of every kind and nature, and replacements thereof, now or at any time hereafter placed upon or used in any way in connection with the use, enjoyment, occupancy or operation of the Improvements or the Premises, including all of Mortgagor’s books and records relating thereto and including all pumps, tanks, goods, machinery, tools, equipment, lifts (including fire sprinklers and alarm systems, fire prevention or control systems, cleaning rigs, air conditioning, heating, boilers, refrigerating, electronic monitoring, water, loading, unloading, lighting, power, sanitation, waste removal, entertainment, communications, computers, recreational, window or structural, maintenance, truck or car repair and all other equipment of every kind),

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restaurant, bar and all other indoor or outdoor furniture (including tables, chairs, booths, serving stands, planters, desks, sofas, racks, shelves, lockers and cabinets), bar equipment, glasses, cutlery, uniforms, linens, memorabilia and other decorative items, furnishings, appliances, supplies, inventory, rugs, carpets and other floor coverings, draperies, drapery rods and brackets, awnings, venetian blinds, partitions, chandeliers and other lighting fixtures, freezers, refrigerators, walk-in coolers, signs (indoor and outdoor), computer systems, cash registers and inventory control systems, and all other apparatus, equipment, furniture, furnishings, and articles used in connection with the use or operation of the Improvements or the Premises, it being understood that the enumeration of any specific articles of property shall in no way result in or be held to exclude any items of property not specifically mentioned (the property referred to in this subparagraph (3), the “Personal Property”);

(4) all general intangibles owned by Mortgagor and relating to design, development, operation, management and use of the Premises or the Improvements, all certificates of occupancy, zoning variances, building, use or other permits, approvals, authorizations and consents obtained from and all materials prepared for filing or filed with any governmental agency in connection with the development, use, operation or management of the Premises and Improvements, all construction, service, engineering, consulting, leasing, architectural and other similar contracts concerning the design, construction, management, operation, occupancy and/or use of the Premises and Improvements, all architectural drawings, plans, specifications, soil tests, feasibility studies, appraisals, environmental studies, engineering reports and similar materials relating to any portion of or all of the Premises and Improvements, and all payment and performance bonds or warranties or guarantees relating to the Premises or the Improvements, all to the extent assignable (the “Permits, Plans and Warranties”);

(5) all now or hereafter existing leases or licenses (under which Mortgagor is landlord or licensor) and subleases (under which Mortgagor is sublandlord), concession, management, mineral or other agreements of a similar kind that permit the use or occupancy of the Premises or the Improvements for any purpose in return for any payment, or the extraction or taking of any gas, oil, water or other minerals from the Premises in return for payment of any fee, rent or royalty (collectively, “Leases”), and all agreements or contracts for the sale or other disposition of all or any part of the Premises or the Improvements, now or hereafter entered into by Mortgagor, together with all charges, fees, income, issues, profits, receipts, rents, revenues or royalties payable thereunder (“Rents”);

(6) all real estate tax refunds and all proceeds of the conversion, voluntary or involuntary, of any of the Mortgaged Property into cash or liquidated claims (“Proceeds”), including Proceeds of insurance maintained by the Mortgagor and condemnation awards, any awards that may become due by reason of the taking by eminent domain or any transfer in lieu thereof of the whole or any part of the Premises or Improvements or any rights appurtenant thereto, and any awards for change of grade of streets, together with any and all moneys now or hereafter on deposit for the payment of real estate taxes, assessments or common area charges levied against the Mortgaged Property, unearned premiums on policies of fire and other insurance maintained by the Mortgagor covering any interest in the Mortgaged Property or required by the Credit Agreement; and

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(7) all extensions, improvements, betterments, renewals, substitutes and replacements of and all additions and appurtenances to, the Land, the Premises, the Improvements, the Personal Property, the Permits, Plans and Warranties and the Leases, hereinafter acquired by or released to the Mortgagor or constructed, assembled or placed by the Mortgagor on the Land, the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case, without any further mortgage, deed of trust, conveyance, assignment or other act by the Mortgagor, all of which shall become subject to the lien of this Mortgage as fully and completely, and with the same effect, as though now owned by the Mortgagor and specifically described herein.

TO HAVE AND TO HOLD the Mortgaged Property unto the Mortgagee, its successors and assigns, for the ratable benefit of the Secured Parties, forever, subject only to the Liens set forth in Section 6.02 of the Credit Agreement, including, for the avoidance of uncertainty, those Liens set forth in Sections 6.02(h), (i) and (l) of the Credit Agreement and to satisfaction and release as provided in Section 3.04 hereof.

[The Obligations hereby secured, if not earlier accelerated, shall mature on April 3, 2023 subject to the provisions of the Credit Agreement]1.

ARTICLE I

Representations, Warranties and Covenants of Mortgagor

Mortgagor agrees, covenants, represents and/or warrants as follows:

SECTION 1.01. Title, Mortgage Lien. (a) Mortgagor has good and marketable fee simple title to the Mortgaged Property, subject only to the Liens set forth in Section 6.02 of the Credit Agreement, including, for the avoidance of uncertainty, those Liens set forth in Sections 6.02(h), (i) and (l) of the Credit Agreement.

(b) The execution and delivery of this Mortgage is within Mortgagor’s corporate or other organizational powers and has been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. This Mortgage has been duly executed and delivered by Mortgagor and constitutes a legal, valid and binding obligation of Mortgagor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

[1]	Include to the extent required by local law.

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(c) The execution, delivery and recordation of this Mortgage (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect the lien of this Mortgage, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of Mortgagor or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon Mortgagor or its assets, or give rise to a right thereunder to require any payment to be made by Mortgagor, and (iv) will not result in the creation or imposition of any Lien on any asset of Mortgagor, except the lien of this Mortgage.

(d) This Mortgage and the Uniform Commercial Code Financing Statements described in Section 1.09 of this Mortgage, when duly recorded in the public records will create a valid, perfected and enforceable lien upon and security interest in all of the Mortgaged Property.

(e) Mortgagor will forever warrant and defend its title to the Mortgaged Property, the rights of Mortgagee therein under this Mortgage and the validity and priority of the lien of this Mortgage thereon against the claims of all persons and parties except those having rights under the Liens set forth in Section 6.02 of the Credit Agreement to the extent of those rights.

SECTION 1.02. Credit Agreement. This Mortgage is given pursuant to the Credit Agreement. Mortgagor expressly covenants and agrees to pay when due, and to timely perform, and to cause the other Loan Parties to pay when due, and to timely perform, the Obligations in accordance with their terms.

SECTION 1.03. Payment of Taxes, and Other Obligations. (a) Mortgagor will pay and discharge from time to time prior to the time when the same shall become delinquent, and before any interest or penalty accrues thereon or attaches thereto, all Taxes and other obligations with respect to the Mortgaged Property or any part thereof or upon the Rents from the Mortgaged Property or arising in respect of the occupancy, use or possession thereof in accordance with, and to the extent required by, the Credit Agreement and/or any equivalent provision of the Indentures.

(b) In the event of the passage of any state, Federal, municipal or other governmental law, order, rule or regulation subsequent to the date hereof (i) deducting from the value of real property for the purpose of taxation any lien or encumbrance thereon or in any manner changing or modifying the laws now in force governing the taxation of this Mortgage or debts secured by mortgages or deeds of trust (other than laws governing income, franchise and similar taxes generally) or the manner of collecting taxes thereon and (ii) imposing a tax to be paid by Mortgagee, either directly or indirectly, on this Mortgage or any of the Security Documents, or requiring an amount of taxes to be withheld or deducted therefrom, Mortgagor will promptly (x) notify Mortgagee of such event, (y) enter into such further instruments as Mortgagee may determine are reasonably necessary or desirable to obligate Mortgagor to make any additional payments necessary to put the Lenders and Secured Parties in the same financial position they would have been if such law, order, rule or regulation had not been passed and (z) make such additional payments to Mortgagee for the benefit of the Lenders and Secured Parties.

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SECTION 1.04. Maintenance of Mortgaged Property. Mortgagor will maintain the Improvements and the Personal Property in the manner required by the Credit Agreement.

SECTION 1.05. Insurance. Mortgagor will keep or cause to be kept the Improvements and Personal Property insured against such risks, and in the manner, described in Section 4.03(l) of the Guarantee and Collateral Agreement and shall purchase such additional insurance as may be required from time to time pursuant to Section 5.02 of the Credit Agreement. Federal Emergency Management Agency Standard Flood Hazard Determination Forms will be purchased by Mortgagor for each Mortgaged Property on which Improvements are located. If any portion of Improvements constituting part of the Mortgaged Property is located in an area identified as a special flood hazard area by Federal Emergency Management Agency or other applicable agency, Mortgagor will purchase flood insurance in an amount reasonably satisfactory to Mortgagee, but in no event less than the maximum limit of coverage available under the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, each, as amended and as now or hereafter in effect and any successor statute thereto.

SECTION 1.06. Casualty Condemnation/Eminent Domain. Mortgagor shall give Mortgagee prompt written notice of any casualty or other damage to the Mortgaged Property or any proceeding for the taking of the Mortgaged Property or any portion thereof or interest therein under power of eminent domain or by condemnation or any similar proceeding in accordance with, and to the extent required by, the Credit Agreement. Subject to the ABL Intercreditor Agreement, any proceeds received by or on behalf of the Mortgagor in respect of any such casualty, damage or taking shall constitute trust funds held by the Mortgagor for the benefit of the Secured Parties to be applied to repair, restore or replace the Mortgaged Property.

SECTION 1.07. Assignment of Leases and Rents. (a) Mortgagor hereby irrevocably and absolutely grants, transfers and assigns all of its right title and interest in all Leases, together with any and all extensions and renewals thereof for purposes of securing and discharging the performance by Mortgagor of the Obligations. Subject to the ABL Intercreditor Agreement, Mortgagor has not assigned or executed any assignment of, and will not assign or execute any assignment of, any Leases or the Rents payable thereunder to anyone other than Mortgagee.

(b) Except for those Leases set forth in Section 6.02(l) of the Credit Agreement, all Leases shall be subordinate to the lien of this Mortgage. Except for those Leases set forth in Section 6.02(l) of the Credit Agreement, Mortgagor will not enter into, modify or amend any Lease if such Lease, as entered into, modified or amended, will not be subordinate to the lien of this Mortgage.

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(c) Subject to Section 1.07(d), Mortgagor has assigned and transferred to Mortgagee all of Mortgagor’s right, title and interest in and to the Rents now or hereafter arising from each Lease heretofore or hereafter made or agreed to by Mortgagor, it being intended that this assignment establish, subject to Section 1.07(d), an absolute transfer and assignment of all Rents and all Leases to Mortgagee and not merely to grant a security interest therein. Subject to Section 1.07(d), Mortgagee may in Mortgagor’s name and stead (with or without first taking possession of any of the Mortgaged Property personally or by receiver as provided herein) operate the Mortgaged Property and rent, lease or let all or any portion of any of the Mortgaged Property to any party or parties at such rental and upon such terms as Mortgagee shall, in its sole discretion, determine, and may collect and have the benefit of all of said Rents arising from or accruing at any time thereafter or that may thereafter become due under any Lease.

(d) So long as an Event of Default shall not have occurred and be continuing, Mortgagee will not exercise any of its rights under Section 1.07(c), and Mortgagor shall receive and collect the Rents accruing under any Lease; but after the happening and during the continuance of any Event of Default, Mortgagee may, at its option, receive and collect all Rents and enter upon the Premises and Improvements through its officers, agents, employees or attorneys for such purpose and for the operation and maintenance thereof. Mortgagor hereby irrevocably authorizes and directs each tenant, if any, and each successor, if any, to the interest of any tenant under any Lease, respectively, to rely upon any notice of an Event of Default sent by Mortgagee to any such tenant or any of such tenant’s successors in interest, and thereafter to pay Rents to Mortgagee without any obligation or right to inquire as to whether an Event of Default actually exists and even if some notice to the contrary is received from the Mortgagor, who shall have no right or claim against any such tenant or successor in interest for any such Rents so paid to Mortgagee. Each tenant or any of such tenant’s successors in interest from whom Mortgagee or any officer, agent, attorney or employee of Mortgagee shall have collected any Rents, shall be authorized to pay Rents to Mortgagor only after such tenant or any of their successors in interest shall have received written notice from Mortgagee (such notice to promptly be sent by Mortgagee once an Event of Default is no longer occurring) that the Event of Default is no longer continuing, unless and until a further notice of an Event of Default is given by Mortgagee to such tenant or any of its successors in interest.

(e) Mortgagee will not become a mortgagee in possession so long as it does not enter or take actual possession of the Mortgaged Property. In addition, Mortgagee shall not be responsible or liable for performing any of the obligations of the landlord under any Lease, for any waste by any tenant, or others, for any dangerous or defective conditions of any of the Mortgaged Property, for negligence in the management, upkeep, repair or control of any of the Mortgaged Property or any other act or omission by any other person.

(f) Mortgagor shall furnish to Mortgagee, within 30 days after a request by Mortgagee to do so, a written statement containing the names of all tenants, subtenants and concessionaires of the Premises or Improvements, the terms of any Lease, the space occupied and the rentals and/or other amounts payable thereunder.

SECTION 1.08. Restrictions on Transfers and Encumbrances. Mortgagor shall not directly or indirectly sell, convey, divest, alienate, assign, lease, sublease, license, mortgage, pledge, encumber or otherwise transfer, create, consent to or suffer the creation of any lien, charge or other form of encumbrance upon any interest in or any part of the Mortgaged

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Property (other than resulting from a condemnation), or engage in any common, cooperative, joint, time-sharing or other congregate ownership of all or part thereof, except in each case in accordance with and to the extent permitted by the Credit Agreement; provided, that Mortgagor may, in the ordinary course of business and in accordance with reasonable commercial standards, enter into easement or covenant agreements that relate to and/or benefit the operation of the Mortgaged Property and that do not materially and adversely affect the value, use or operation of the Mortgaged Property.

SECTION 1.09. Security Agreement. This Mortgage is both a mortgage of real property and a grant of a security interest in personal property, and shall constitute and serve as a “Security Agreement” within the meaning of the uniform commercial code as adopted in the state wherein the Premises are located (“UCC”). Mortgagor has hereby granted unto Mortgagee a security interest in and to all the Mortgaged Property described in this Mortgage that is not real property, and simultaneously with the recording of this Mortgage, Mortgagor has filed or will file UCC financing statements, and will file continuation statements prior to the lapse thereof, at the appropriate offices in the jurisdiction of formation of the Mortgagor to perfect the security interest granted by this Mortgage in all the Mortgaged Property that is not real property. Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to execute any document and to file the same in the appropriate offices (to the extent it may lawfully do so), and to perform each and every act and thing reasonably requisite and necessary to be done to perfect the security interest contemplated by the preceding sentence. Mortgagee shall have all rights with respect to the part of the Mortgaged Property that is the subject of a security interest afforded by the UCC in addition to, but not in limitation of, the other rights afforded Mortgagee hereunder and under the Guarantee and Collateral Agreement.

SECTION 1.10. Filing and Recording. Mortgagor will cause this Mortgage, the UCC financing statements referred to in Section 1.09, any other security instrument creating a security interest in or evidencing the lien hereof upon the Mortgaged Property and each UCC continuation statement and instrument of further assurance to be filed, registered or recorded and, if necessary, refiled, rerecorded and reregistered, in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to perfect the lien hereof upon, and the security interest of Mortgagee in, the Mortgaged Property until this Mortgage is terminated and released in full in accordance with Section 3.04 hereof. Mortgagor will pay all filing, registration and recording fees, all Federal, state, county and municipal recording, documentary or intangible taxes and other taxes, duties, imposts, assessments and charges, and all reasonable expenses incidental to or arising out of or in connection with the execution, delivery and recording of this Mortgage, UCC continuation statements any mortgage supplemental hereto, any security instrument with respect to the Personal Property, Permits, Plans and Warranties and Proceeds or any instrument of further assurance.

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SECTION 1.11. Further Assurances. Upon reasonable demand by Mortgagee, Mortgagor will, at the cost of Mortgagor and without expense to Mortgagee, do, execute, acknowledge and deliver all such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers and assurances as Mortgagee shall from time to time reasonably require for the better assuring, conveying, assigning, transferring and confirming unto Mortgagee the property and rights hereby conveyed or assigned or intended now or hereafter so to be, or which Mortgagor may be or may hereafter become bound to convey or assign to Mortgagee, or for carrying out the intention or facilitating the performance of the terms of this Mortgage, or for filing, registering or recording this Mortgage, and on demand, Mortgagor will also execute and deliver and hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to execute and file to the extent it may lawfully do so, one or more financing statements, chattel mortgages or comparable security instruments reasonably requested by Mortgagee to evidence more effectively the lien hereof upon the Personal Property and to perform each and every act and thing requisite and necessary to be done to accomplish the same.

SECTION 1.12. Additions to Mortgaged Property. All right, title and interest of Mortgagor in and to all extensions, improvements, betterments, renewals, substitutions and replacements of, and all additions and appurtenances to, the Mortgaged Property hereafter acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor upon the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by Mortgagor, shall become subject to the lien and security interest of this Mortgage as fully and completely and with the same effect as though now owned by Mortgagor and specifically described in the grant of the Mortgaged Property above, but at any and all times Mortgagor will execute and deliver to Mortgagee any and all such further assurances, mortgages, conveyances or assignments thereof as Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the lien and security interest of this Mortgage.

SECTION 1.13. No Claims Against Mortgagee. Nothing contained in this Mortgage shall constitute any consent or request by Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof, nor as giving Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Mortgagee in respect thereof.

SECTION 1.14. Fixture Filing. (a) Certain portions of the Mortgaged Property are or will become “fixtures” (as that term is defined in the UCC) on the Land, and this Mortgage, upon being filed for record in the real estate records of the county wherein such fixtures are situated, shall operate also as a financing statement filed as a fixture filing in accordance with the applicable provisions of said UCC upon such portions of the Mortgaged Property that are or become fixtures.

(b) The real property to which the fixtures relate is described in Exhibit A attached hereto. The record owner of the real property described in Exhibit A attached hereto is Mortgagor. The name, type of organization and jurisdiction of organization of the debtor for purposes of this financing statement are the name, type of organization and jurisdiction of

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organization of the Mortgagor set forth in the first paragraph of this Mortgage, and the name of the secured party for purposes of this financing statement is the name of the Mortgagee set forth in the first paragraph of this Mortgage. The mailing address of the Mortgagor/debtor is the address of the Mortgagor set forth in the first paragraph of this Mortgage. The mailing address of the Mortgagee/secured party from which information concerning the security interest hereunder may be obtained is the address of the Mortgagee set forth in the first paragraph of this Mortgage.

ARTICLE II

Defaults and Remedies

SECTION 2.01. Events of Default. Any Event of Default under the Credit Agreement (as such term is defined therein) shall constitute an Event of Default under this Mortgage.

SECTION 2.02. Demand for Payment. If an Event of Default shall occur and be continuing, then, upon written demand of Mortgagee, Mortgagor will pay to Mortgagee all amounts due hereunder and under any Loan Document and such further amount as shall be sufficient to cover the out-of-pocket costs and expenses of collection, including attorneys’ fees, disbursements and expenses incurred by Mortgagee, and Mortgagee shall be entitled and empowered to institute an action or proceedings at law or in equity for the collection of the sums so due and unpaid, to prosecute any such action or proceedings to judgment or final decree, to enforce any such judgment or final decree against Mortgagor and to collect, in any manner provided by law, all moneys adjudged or decreed to be payable.

SECTION 2.03. Rights To Take Possession, Operate and Apply Revenues. (a) If an Event of Default shall occur and be continuing, Mortgagor shall, upon demand of Mortgagee, forthwith surrender to Mortgagee actual possession of the Mortgaged Property and, if and to the extent not prohibited by applicable law, Mortgagee itself, or by such officers or agents as it may appoint, may then enter and take possession of all the Mortgaged Property without the appointment of a receiver or an application therefor, exclude Mortgagor and its agents and employees wholly therefrom, and have access to the books, papers and accounts of Mortgagor.

(b) If Mortgagor shall for any reason fail to surrender or deliver the Mortgaged Property or any part thereof after such demand by Mortgagee, Mortgagee may to the extent not prohibited by applicable law, obtain a judgment or decree conferring upon Mortgagee the right to immediate possession or requiring Mortgagor to deliver immediate possession of the Mortgaged Property to Mortgagee, to the entry of which judgment or decree Mortgagor hereby specifically consents. Mortgagor will pay to Mortgagee, upon demand, all reasonable expenses of obtaining such judgment or decree, including reasonable compensation to Mortgagee’s attorneys and agents with interest thereon at the rate per annum applicable to overdue amounts under the Credit Agreement as provided in Section 2.07 of the Credit Agreement (the “Interest Rate”); and all such expenses and compensation shall, until paid, be secured by this Mortgage.

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(c) Upon every such entry or taking of possession, Mortgagee may, to the extent not prohibited by applicable law, hold, store, use, operate, manage and control the Mortgaged Property, conduct the business thereof and, from time to time, (i) make all necessary and proper maintenance, repairs, renewals, replacements, additions, betterments and improvements thereto and thereon, (ii) purchase or otherwise acquire additional fixtures, personalty and other property that are reasonably necessary for the operation of the business, (iii) insure or keep the Mortgaged Property insured, (iv) manage and operate the Mortgaged Property and exercise all the rights and powers of Mortgagor to the same extent as Mortgagor could in its own name or otherwise with respect to the same, or (v) enter into any and all agreements with respect to the exercise by others of any of the powers herein granted Mortgagee, all as may from time to time be directed or determined by Mortgagee to reasonably be in its best interest and Mortgagor hereby appoints Mortgagee as its true and lawful attorney-in-fact and agent, for Mortgagor and in its name, place and stead, in any and all capacities, to perform any of the foregoing acts. Mortgagee may collect and receive all the Rents, issues, profits and revenues from the Mortgaged Property, including those past due as well as those accruing thereafter, and, after deducting (i) all out-of-pocket expenses of taking, holding, managing and operating the Mortgaged Property (including compensation for the services of all persons employed for such purposes), (ii) the out-of-pocket costs of all such maintenance, repairs, renewals, replacements, additions, betterments, improvements, purchases and acquisitions, (iii) the costs of insurance, (iv) such taxes, assessments and other similar charges as Mortgagee may at its option pay, (v) other proper charges upon the Mortgaged Property or any part thereof and (vi) the compensation, expenses and disbursements of the attorneys and agents of Mortgagee, Mortgagee shall apply the remainder of the moneys and proceeds so received first to the payment of the Mortgagee for the satisfaction of the Obligations, and second, if there is any surplus, to Mortgagor, subject to the entitlement of others thereto under applicable law.

(d) Whenever, before any sale of the Mortgaged Property under Section 2.06, all Obligations that are then due shall have been paid and all Events of Default fully cured, Mortgagee will surrender possession of the Mortgaged Property back to Mortgagor, its successors or assigns. The same right of taking possession shall, however, arise again if any subsequent Event of Default shall occur and be continuing.

SECTION 2.04. Right To Cure Mortgagor’s Failure to Perform. Should Mortgagor fail in the payment, performance or observance of any term, covenant or condition required by this Mortgage or the Loan Documents (with respect to the Mortgaged Property), Mortgagee may pay, perform or observe the same, and all payments made or costs or expenses incurred by Mortgagee in connection therewith shall be secured hereby and shall be, without demand, immediately repaid by Mortgagor to Mortgagee with interest thereon at the Interest Rate. Mortgagee shall be the judge using reasonable discretion of the necessity for any such actions and of the amounts to be paid. Mortgagee is hereby empowered to enter and to authorize others to enter upon the Premises or the Improvements or any part thereof for the purpose of performing or observing any such defaulted term, covenant or condition without having any obligation to so perform or observe and without thereby becoming liable to Mortgagor, to any person in possession holding under Mortgagor or to any other person; provided, however, that except in the case of an emergency, Mortgagee will provide reasonable advance notice of such entry, such entry shall be conducted in a reasonable manner and Mortgagee shall use reasonable efforts to endeavor to minimize the amount of disturbance to the Mortgagor’s possession of the Mortgaged Property.

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SECTION 2.05. Right to a Receiver. If an Event of Default shall occur and be continuing, Mortgagee, upon application to a court of competent jurisdiction, shall be entitled as a matter of right to the appointment of a receiver to take possession of and to operate the Mortgaged Property and to collect and apply the Rents. The receiver shall have all of the rights and powers permitted under the laws of the state wherein the Mortgaged Property is located. Mortgagor shall pay to Mortgagee upon demand all reasonable out-of-pocket expenses, including receiver’s fees, reasonable attorney’s fees and disbursements, costs and agent’s compensation incurred pursuant to the provisions of this Section 2.05; and all such expenses shall be secured by this Mortgage and shall be, without demand, immediately repaid by Mortgagor to Mortgagee with interest thereon at the Interest Rate.

SECTION 2.06. Foreclosure and Sale. (a) If an Event of Default shall occur and be continuing, Mortgagee may elect to sell the Mortgaged Property or any part of the Mortgaged Property by exercise of the power of foreclosure or of sale granted to Mortgagee by applicable law or this Mortgage. In such case, Mortgagee may commence a civil action to foreclose this Mortgage, or it may proceed and sell the Mortgaged Property to satisfy any of the Obligations. Mortgagee or an officer appointed by a judgment of foreclosure to sell the Mortgaged Property, may sell all or such parts of the Mortgaged Property as may be chosen by Mortgagee at the time and place of sale fixed by it in a notice of sale, either as a whole or in separate lots, parcels or items as Mortgagee shall deem expedient, and in such order as it may determine, at public auction to the highest bidder. Mortgagee or an officer appointed by a judgment of foreclosure to sell the Mortgaged Property may postpone any foreclosure or other sale of all or any portion of the Mortgaged Property by public announcement at such time and place of sale, and from time to time thereafter may postpone such sale by public announcement or subsequently noticed sale. Without further notice, Mortgagee or an officer appointed to sell the Mortgaged Property may make such sale at the time fixed by the last postponement, or may, in its discretion, give a new notice of sale. Any person, including Mortgagor or Mortgagee or any designee or affiliate thereof, may purchase at such sale.

(b) The Mortgaged Property may be sold subject to unpaid taxes and the Liens set forth in Section 6.02 of the Credit Agreement, and, after deducting all costs, fees and out-of-pocket expenses of Mortgagee (including costs of evidence of title in connection with the sale), Mortgagee or an officer that makes any sale shall apply the proceeds of sale in the manner set forth in Section 2.08.

(c) Any foreclosure or other sale of less than the whole of the Mortgaged Property or any defective or irregular sale made hereunder shall not exhaust the power of foreclosure or of sale provided for herein; and subsequent sales may be made hereunder until the Obligations have been satisfied, or the entirety of the Mortgaged Property has been sold.

(d) If an Event of Default shall occur and be continuing, Mortgagee may instead of, or in addition to, exercising the rights described in Section 2.06(a) above and either with or without entry or taking possession as herein permitted, proceed by a suit or suits in law or in equity or by any other appropriate proceeding or remedy (i) to specifically enforce payment of some or all of the Obligations, or the performance of any term, covenant, condition or agreement of this Mortgage or any other Loan Document or any other right, or (ii) to pursue any other remedy available to Mortgagee, all as Mortgagee shall determine most effectual for such purposes.

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SECTION 2.07. Other Remedies. (a) In case an Event of Default shall occur and be continuing, Mortgagee may also exercise, to the extent not prohibited by law, any or all of the remedies available to a secured party under the UCC.

(b) In connection with a sale of the Mortgaged Property or any Personal Property and the application of the proceeds of sale as provided in Section 2.08, Mortgagee shall be entitled to enforce payment of and to receive up to the principal amount of the Obligations, plus all other charges, payments and costs due under this Mortgage, and to recover a deficiency judgment for any portion of the aggregate principal amount of the Obligations remaining unpaid, with interest.

SECTION 2.08. Application of Sale Proceeds and Rents. Subject to the ABL Intercreditor Agreement and applicable law, after any foreclosure sale of all or any of the Mortgaged Property, Mortgagee shall receive and apply the proceeds of the sale together with any Rents that may have been collected and any other sums that then may be held by Mortgagee under this Mortgage as follows:

FIRST, to the payment of all out-of-pocket costs and expenses incurred by the Administrative Agent or the Mortgagee (in their respective capacities as such hereunder or under any other Loan Document) in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Mortgage, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent and/or the Mortgagee hereunder or under any other Loan Document, as applicable, on behalf of any Mortgagor and any other out-of-pocket costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document as applicable;

SECOND, to the payment in full of Unfunded Advances/Participations (the amounts so applied to be distributed between or among the Administrative Agent and any Issuing Bank pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution);

THIRD, to pay accrued but unpaid interest on any Protective Advances;

FOURTH, to pay the principal of any Protective Advances

FIFTH, to the payment in full of all other Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution);

SIXTH, to the Mortgagor, its successors or assigns, or as a court of competent jurisdiction may otherwise direct.

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The Mortgagee shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Mortgage. Upon any sale of the Mortgaged Property by the Mortgagee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Mortgagee or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Mortgaged Property so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Mortgagee or such officer or be answerable in any way for the misapplication thereof.

SECTION 2.09. Mortgagor as Tenant Holding Over. If Mortgagor remains in possession of any of the Mortgaged Property after any foreclosure sale by Mortgagee, at Mortgagee’s election Mortgagor shall be deemed a tenant holding over and shall forthwith surrender possession to the purchaser or purchasers at such sale or be summarily dispossessed or evicted according to provisions of law applicable to tenants holding over.

SECTION 2.10. Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws. Mortgagor waives, to the extent not prohibited by law, (i) the benefit of all laws now existing or that hereafter may be enacted (x) providing for any appraisement or valuation of any portion of the Mortgaged Property and/or (y) in any way extending the time for the enforcement or the collection of amounts due under any of the Obligations or creating or extending a period of redemption from any sale made in collecting said debt or any other amounts due Mortgagee, (ii) any right to at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any homestead exemption, stay, statute of limitations, extension or redemption, or sale of the Mortgaged Property as separate tracts, units or estates or as a single parcel in the event of foreclosure or notice of deficiency, and (iii) all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of or each of the Obligations and marshaling in the event of foreclosure of this Mortgage.

SECTION 2.11. Discontinuance of Proceedings. In case Mortgagee shall proceed to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall be discontinued or abandoned for any reason, or shall be determined adversely to Mortgagee, then and in every such case Mortgagor and Mortgagee shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Mortgagee shall continue as if no such proceeding had been taken.

SECTION 2.12. Suits To Protect the Mortgaged Property. Mortgagee shall have power (a) to institute and maintain suits and proceedings to prevent any impairment of the Mortgaged Property by any acts that may be unlawful or in violation of this Mortgage, (b) to preserve or protect its interest in the Mortgaged Property and in the Rents arising therefrom and (c) to restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of or compliance with such enactment, rule or order would impair the security or be prejudicial to the interest of Mortgagee hereunder.

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SECTION 2.13. Filing Proofs of Claim. In case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting Mortgagor, Mortgagee shall, to the extent permitted by law, be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of Mortgagee allowed in such proceedings for the Obligations secured by this Mortgage at the date of the institution of such proceedings and for any interest accrued, late charges and additional interest or other amounts due or that may become due and payable hereunder after such date.

SECTION 1.01. Possession by Mortgagee. Notwithstanding the appointment of any receiver, liquidator or trustee of Mortgagor, any of its property or the Mortgaged Property, Mortgagee shall be entitled, to the extent not prohibited by law, to remain in possession and control of all parts of the Mortgaged Property now or hereafter granted under this Mortgage to Mortgagee in accordance with the terms hereof and applicable law.

SECTION 2.14. Waiver. (a) No delay or failure by Mortgagee to exercise any right, power or remedy accruing upon any breach or Event of Default shall exhaust or impair any such right, power or remedy or be construed to be a waiver of any such breach or Event of Default or acquiescence therein; and every right, power and remedy given by this Mortgage to Mortgagee may be exercised from time to time and as often as may be deemed expedient by Mortgagee. No consent or waiver by Mortgagee to or of any breach or Event of Default by Mortgagor in the performance of the Obligations shall be deemed or construed to be a consent or waiver to or of any other breach or Event of Default in the performance of the same or of any other Obligations by Mortgagor hereunder. No failure on the part of Mortgagee to complain of any act or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall constitute a waiver by Mortgagee of its rights hereunder or impair any rights, powers or remedies consequent on any future Event of Default by Mortgagor.

(b) Even if Mortgagee (i) grants some forbearance or an extension of time for the payment of any sums secured hereby, (ii) takes other or additional security for the payment of any sums secured hereby, (iii) waives or does not exercise some right granted herein or under the Loan Documents, (iv) releases a part of the Mortgaged Property from this Mortgage, (v) agrees to change some of the terms, covenants, conditions or agreements of any of the Loan Documents, (vi) consents to the filing of a map, plat or replat affecting the Premises, (vii) consents to the granting of an easement or other right affecting the Premises or (viii) makes or consents to an agreement subordinating Mortgagee’s lien on the Mortgaged Property hereunder; no such act or omission shall preclude Mortgagee from exercising any other right, power or privilege herein granted or intended to be granted in the event of any breach or Event of Default then made or of any subsequent default; nor, except as otherwise expressly provided in an instrument executed by Mortgagee, shall this Mortgage be altered thereby. In the event of the sale or transfer by operation of law or otherwise of all or part of the Mortgaged Property, Mortgagee is hereby authorized and empowered to deal with any vendee or transferee with reference to the Mortgaged Property secured hereby, or with reference to any of the terms, covenants, conditions or agreements hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any liabilities, obligations or undertakings.

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SECTION 2.15. Waiver of Trial by Jury. To the fullest extent permitted by applicable law, Mortgagor and Mortgagee each hereby irrevocably and unconditionally waive trial by jury in any action, claim, suit or proceeding relating to this Mortgage and for any counterclaim brought therein. Mortgagor hereby waives all rights to interpose any counterclaim in any suit brought by Mortgagee hereunder and all rights to have any such suit consolidated with any separate suit, action or proceeding.

SECTION 2.16. Remedies Cumulative. No right, power or remedy conferred upon or reserved to Mortgagee by this Mortgage is intended to be exclusive of any other right, power or remedy, and each and every such right, power and remedy shall be cumulative and concurrent and in addition to any other right, power and remedy given hereunder or now or hereafter existing at law or in equity or by statute.

ARTICLE III

Miscellaneous

SECTION 3.01. Partial Invalidity. In the event any one or more of the provisions contained in this Mortgage shall for any reason be held to be invalid, illegal or unenforceable in any respect, such validity, illegality or unenforceability shall, at the option of Mortgagee, not affect any other provision of this Mortgage, and this Mortgage shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein or therein.

SECTION 3.02. Notices. All notices and communications hereunder shall be in writing and given to Mortgagor in accordance with the terms of the Credit Agreement at the address set forth on the first page of this Mortgage and to the Mortgagee as provided in the Credit Agreement.

SECTION 3.03. Successors and Assigns. All of the grants, covenants, terms, provisions and conditions herein shall run with the Premises and the Improvements and shall apply to, bind and inure to, the benefit of the permitted successors and assigns of Mortgagor and the successors and assigns of Mortgagee.

SECTION 3.04. Satisfaction and Cancelation. (a) The conveyance to Mortgagee of the Mortgaged Property as security created and consummated by this Mortgage shall terminate and be null and void when all the Obligations (other than contingent indemnification obligations for which no claim has been made) have been paid in full in cash and the Lenders have no further commitment to lend under the Credit Agreement, the aggregate L/C Exposure has been reduced to zero (or the only outstanding Letters of Credit have become subject to arrangements reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank) and the Issuing Banks have no further obligation to issue Letters of Credit under the Credit Agreement.

(b) Mortgagor shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by the Credit Agreement as a result of which Mortgagor ceases to be a Subsidiary.

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(c) Upon any sale or other transfer by Mortgagor of any Collateral that is permitted under the Credit Agreement to any person that is not the Borrower or a Guarantor, or, upon the effectiveness of any written consent to the release of the Security Interest granted hereby in any Collateral pursuant to Section 9.09 of the Credit Agreement, the Security Interest in such Collateral shall be automatically released.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c) above, the Mortgagee shall promptly execute and deliver to Mortgagor, at Mortgagor’s expense, a release of this Mortgage and all Uniform Commercial Code termination statements and similar documents that Mortgagor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 3.04 shall be without recourse to or representation or warranty by the Mortgagee or any Secured Party. Without limiting the provisions of Section 7.06 of the Guarantee and Collateral Agreement, the Borrower shall reimburse the Mortgagee upon demand for all reasonable out of pocket expenses, including the fees, charges and expenses of counsel, incurred by it in connection with any action contemplated by this Section 3.04.

SECTION 3.05. Definitions. As used in this Mortgage, the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings: (a) “including” shall mean “including but not limited to”; (b) “provisions” shall mean “provisions, terms, covenants and/or conditions”; (c) “lien” shall mean “lien, charge, encumbrance, security interest, mortgage or deed of trust”; (d) “obligation” shall mean “obligation, duty, covenant and/or condition”; and (e) “any of the Mortgaged Property” shall mean “the Mortgaged Property or any part thereof or interest therein”. Any act that Mortgagee is permitted to perform hereunder may be performed at any time and from time to time by Mortgagee or any person or entity designated by Mortgagee. Any act that is prohibited to Mortgagor hereunder is also prohibited to all lessees of any of the Mortgaged Property. Each appointment of Mortgagee as attorney-in-fact for Mortgagor under the Mortgage is irrevocable, with power of substitution and coupled with an interest. Subject to the applicable provisions hereof, Mortgagee has the right to refuse to grant its consent, approval or acceptance or to indicate its satisfaction, in its sole discretion, whenever such consent, approval, acceptance or satisfaction is required hereunder.

SECTION 3.06. Multisite Real Estate Transaction. Mortgagor acknowledges that this Mortgage is one of a number of Other Mortgages and Security Documents that secure the Obligations. Mortgagor agrees that the lien of this Mortgage shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of Mortgagee, and without limiting the generality of the foregoing, the lien hereof shall not be impaired by any acceptance by the Mortgagee of any security for or guarantees of any of the Obligations hereby secured, or by any failure, neglect or omission on the part of Mortgagee to realize upon or protect any of the Obligations or indebtedness hereby secured or any collateral security therefor including the Other Mortgages and other Security Documents. The lien hereof shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Obligations secured or of any of the collateral security therefor, including the Other

17

Mortgages and other Security Documents or of any guarantee thereof, and Mortgagee may at its discretion foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the Other Mortgages and other Security Documents without first exercising or enforcing any of its rights and remedies hereunder. Such exercise of Mortgagee’s rights and remedies under any or all of the Other Mortgages and other Security Documents shall not in any manner impair the indebtedness hereby secured or the lien of this Mortgage and any exercise of the rights or remedies of Mortgagee hereunder shall not impair the lien of any of the Other Mortgages and other Security Documents or any of Mortgagee’s rights and remedies thereunder. Mortgagor specifically consents and agrees that Mortgagee may exercise its rights and remedies hereunder and under the Other Mortgages and other Security Documents separately or concurrently and in any order that it may deem appropriate and waives any rights of subrogation.

SECTION 3.07. No Oral Modification. This Mortgage may not be changed or terminated orally. Any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate Mortgage, lien or encumbrance.

SECTION 3.08. Last Dollars Secured; Priority. To the extent that this Mortgage secures only a portion of the indebtedness owing or that may be owing by Mortgagor to the Secured Parties, the parties agree that any payments or repayments of such indebtedness shall be and be deemed to be applied first to the portion of the indebtedness that is not secured hereby, it being the parties’ intent that the portion of the indebtedness last remaining unpaid shall be secured hereby. If at any time this Mortgage shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount secured by the lien and security title of this Mortgage until the secured amount shall equal the principal amount of the Obligations outstanding.

SECTION 3.09. ABL INTERCREDITOR AGREEMENT GOVERNS. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT, FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO THIS MORTGAGE AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES ARE SUBJECT TO THE PROVISIONS OF THE ABL INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE ABL INTERCREDITOR AGREEMENT AND THIS AGREEMENT, THE PROVISIONS OF THE ABL INTERCREDITOR AGREEMENT SHALL CONTROL.

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ARTICLE IV

Particular Provisions

This Mortgage is subject to the following provisions relating to the particular laws of the state wherein the Premises are located:

SECTION 4.01. Applicable Law; Certain Particular Provisions. This Mortgage shall be governed by and construed in accordance with the internal law of the state where the Mortgaged Property is located, except that Mortgagor expressly acknowledges that by their terms, the Credit Agreement and other Loan Documents (aside from those Other Mortgages to be recorded outside New York) shall be governed by the internal law of the State of New York, without regard to principles of conflict of law. Mortgagor and Mortgagee agree to submit to jurisdiction and the laying of venue for any suit on this Mortgage in the state where the Mortgaged Property is located. The terms and provisions set forth in Appendix A attached hereto are hereby incorporated by reference as though fully set forth herein. In the event of any conflict between the terms and provisions contained in the body of this Mortgage and the terms and provisions set forth in Appendix A, the terms and provisions set forth in Appendix A shall govern and control.

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IN WITNESS WHEREOF, this Mortgage has been duly executed and delivered to Mortgagee by Mortgagor on the date of the acknowledgment attached hereto.

[NAME OF MORTGAGOR], a [ ] corporation,

By:
Name: [ ]
Title: [ ]

[Corporate Seal]

[ADD LOCAL FORM OF ACKNOWLEDGMENT]

Exhibit A

to Mortgage

Description of the Land

Appendix A

to Mortgage

Local Law Provisions

1. Notwithstanding anything else contained in this Mortgage, (i) the maximum principal debt or obligation which is, or under any contingency may be, secured at the date of execution hereof or any time thereafter by this Mortgage is $[ ] (the “Secured Amount”), (ii) this Mortgage shall also secure amounts other than the principal debt or obligation to the extent permitted by the tax law without payment of additional recording tax and (iii) so long as the aggregate amount of the Obligations exceeds the Secured Amount, any payments and repayments of the Obligations shall not be deemed to be applied against, or to reduce, the Secured Amount.2

2. [Other relevant local law provisions to be provided by local counsel.]

[2]	Applicable only in mortgage tax states. This is the New York language—local counsel to advise whether it needs to be modified in other mortgage tax states.

EXHIBIT E

FORM OF

ABL INTERCREDITOR AGREEMENT

[See attached.]

EXECUTION VERSION

ABL INTERCREDITOR AGREEMENT

dated as of

April 3, 2018,

among

JPMORGAN CHASE BANK, N.A.,

as ABL Agent,

CREDIT SUISSE AG,

As Senior-Priority Collateral Agent,

CREDIT SUISSE AG,

as Senior-Priority Non-ABL Loan Agent,

REGIONS BANK,

as 2021 Secured Notes Trustee,

REGIONS BANK,

as 2023 Secured Notes Trustee,

Each Additional Agent from time to time party hereto,

CHS/COMMUNITY HEALTH SYSTEMS, INC.,

as Borrower,

COMMUNITY HEALTH SYSTEMS, INC.,

as Parent,

and

the Subsidiaries of the Borrower

from time to time party hereto

	6.2. Relief from the Automatic Stay	44
	6.3. Adequate Protection	44
	6.4. Post-Petition Interest	46
	6.5. Preference Issues	47
	6.6. Application	47
	6.7. Waivers	47
	6.8. Separate Classes	48
	6.9. Asset Sales	49
	6.10. Reorganization Securities	49
	6.11. Other Bankruptcy Laws	50

Section 7.	[Reserved]	50

Section 8.	Reliance; Waivers; etc.	50

	8.1. Reliance	50
	8.2. No Warranties or Liability	50
	8.3. Obligations Unconditional	51

Section 9.	Miscellaneous	51

	9.1. Conflicts	51
	9.2. Term of this Agreement; Severability	51
	9.3. Amendments; Waivers	52
	9.4. Information Concerning Financial Condition of the Borrower, the ABL Borrowers and the Subsidiaries	55
	9.5. Subrogation	56
	9.6. Application of Payments	56
	9.7. JURISDICTION; CONSENT TO SERVICE OF PROCESS; WAIVER OF JURY TRIAL	57
	9.8. Notices	58
	9.9. Further Assurances	58
	9.10. GOVERNING LAW	58
	9.11. Specific Performance	58
	9.12. Headings	58
	9.13. Counterparts	58
	9.14. Representations and Warranties of Each Party	59
	9.15. No Third Party Beneficiaries; Successors and Assigns	59
	9.16. Effectiveness	59
	9.17. ABL Agent and Term Loan/Notes Agents	59
	9.18. Limitation on Term Loan/Notes Agents’ and ABL Agent’s Responsibilities	60
	9.19. Relationship with Other Intercreditor Agreements	60
	9.20. Provisions Solely to Define Relative Rights	60
	9.21. Additional Grantors	61
	9.22. Application of Proceeds	61

ii

SCHEDULES:
Schedule I	Legend for Certain ABL Loan Documents/Term Loan Documents

EXHIBITS:

Exhibit A	Form of Intercreditor Agreement Joinder

iii

THIS ABL INTERCREDITOR AGREEMENT is entered into as of April 3, 2018, among JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent and collateral agent (the “ABL Agent”; as hereinafter further defined) for the ABL Secured Parties (as defined below), CREDIT SUISSE AG, in its capacity as collateral agent (the “Senior-Priority Collateral Agent”; as hereinafter further defined) for the Senior-Priority Secured Parties (as defined below), CREDIT SUISSE AG, in its capacity as administrative agent under the Senior-Priority Non-ABL Loan Agreement (as defined below) (the “Senior-Priority Non-ABL Loan Agent”; as hereinafter further defined), REGIONS BANK, in its capacity as trustee under the 2021 Secured Notes Indenture (the “2021 Secured Notes Trustee”; as hereinafter further defined), REGIONS BANK, in its capacity as trustee under the 2023 Secured Notes Indenture (the “2023 Secured Notes Trustee”; as hereinafter further defined), CHS/COMMUNITY HEALTH SYSTEMS, INC., a Delaware corporation (the “Borrower”; as hereinafter further defined), COMMUNITY HEALTH SYSTEMS, INC., a Delaware corporation (“Parent”), the Subsidiaries of the Borrower from time to time party hereto and each Additional Agent (as defined below) from time to time party hereto.

W I T N E S S E T H

WHEREAS, pursuant to that certain ABL Credit Agreement, dated as of April 3, 2018 (the “ABL Credit Agreement”), among Parent, the Borrower, the ABL Lenders (as defined below) and the ABL Agent, the ABL Lenders have agreed to make loans and other extensions of credit available to the Borrower;

WHEREAS, pursuant to the ABL Security Documents (as defined below), among Parent, the Borrower, the Subsidiaries of the Borrower from time to time party thereto and the ABL Agent, the Borrower and the Grantors party thereto have guaranteed the payment and performance of the Borrower’s obligations under the ABL Loan Documents (as defined below) and granted to the ABL Agent (for the benefit of the ABL Secured Parties) Liens on the Collateral;

WHEREAS, pursuant to that certain Fourth Amended and Restated Credit Agreement, dated as of March 23, 2018 (the “Senior-Priority Non-ABL Loan Agreement”), among Parent, the Borrower, the lenders party thereto, the Senior-Priority Non-ABL Loan Agent and the Senior-Priority Collateral Agent, the Senior-Priority Lenders have agreed to make loans and other extensions of credit to the Borrower;

WHEREAS, pursuant to that certain Indenture dated as of January 27, 2014 (as it may be amended and supplemented from time to time, the “2021 Secured Notes Indenture”), among Parent, the Borrower, the Subsidiaries of the Borrower party thereto, the Senior-Priority Collateral Agent and the 2021 Secured Notes Trustee, the Borrower issued $1,000,000,000 aggregate principal amount of its 5.125% Senior Secured Notes due 2021;

WHEREAS, pursuant to that certain Indenture dated as of March 16, 2017 (as supplemented by the First Supplemental Indenture dated as of March 16, 2017, relating thereto and the Second Supplemental Indenture dated as of May 12, 2017, relating thereto, and as it may be further amended and supplemented from time to time, the “2023 Secured Notes Indenture”), among Parent, the Borrower, the Subsidiaries of the Borrower party thereto, the Senior-Priority Collateral Agent and the 2023 Secured Notes Trustee, the Borrower issued $3,100,000,000 aggregate principal amount of its 6.250% Senior Secured Notes due 2023;

WHEREAS, pursuant to the Senior-Priority Guarantee and Collateral Agreement (as defined below) and the other Senior-Priority Documents (as defined below), the Borrower and the Grantors party thereto have guaranteed the payment and performance of the Borrower’s obligations under the applicable Senior-Priority Documents (as defined below) and granted to the Senior-Priority Collateral Agent (for the benefit of the Senior-Priority Secured Parties (as defined below)) Liens on the Collateral;

WHEREAS, the ABL Agent (on behalf of the ABL Secured Parties), each of the Initial Senior-Priority Agents (on behalf of the applicable Senior-Priority Secured Parties), Parent, the Borrower and the other Grantors from time to time party hereto desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Definitions.

1.1. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2021 Secured Notes Indenture” shall have the meaning set forth in the recitals to this Agreement.

“2021 Secured Notes Trustee” shall mean Regions Bank, in its capacity as trustee under the 2021 Secured Notes Indenture and the other Senior-Priority Documents to which it is a party in such capacity, and also includes its successors and assigns, including any replacement or successor trustee or any additional trustee under the 2021 Secured Notes Indenture.

“2023 Secured Notes Indenture” shall have the meaning set forth in the recitals to this Agreement.

“2023 Secured Notes Trustee” shall mean Regions Bank, in its capacity as trustee under the 2023 Secured Notes Indenture and the other Senior-Priority Documents to which it is a party in such capacity, and also includes its successors and assigns, including any replacement or successor trustee or any additional trustee under the 2023 Secured Notes Indenture.

“ABL Agent” shall mean, initially, JPMorgan Chase Bank, N.A., in its capacity as administrative agent and collateral agent under the ABL Credit Agreement and the other ABL Loan Documents to which it is a party, and also includes its successors and assigns, including any replacement or successor agent or any additional agent and, if applicable after the date hereof, any Additional Agent and its successors and assigns, including any replacement or successor agent or any additional agent, in its capacity as agent, trustee or other representative (if any) under any Replacement ABL Credit Agreement.

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“ABL Collateral” shall mean all of the property and interests in property, real or personal, tangible or intangible, now owned or hereafter acquired by any Grantor in or upon which any ABL Secured Party, in its capacity as such, at any time has (or is purported to be granted) a Lien, and including all proceeds of such property and interests in property.

“ABL Credit Agreement” shall have the meaning set forth in the recitals to this Agreement.

“ABL Lenders” shall mean, collectively, any person party to any ABL Loan Documents as a lender.

“ABL Loan Documents” shall mean (i) the ABL Credit Agreement, the ABL Security Documents and each of the other “Loan Documents” as defined in the ABL Credit Agreement, (ii) any Replacement ABL Credit Agreement and (iii) any other related document or instrument executed or delivered pursuant to any document in subclauses (i) or (ii) at any time or otherwise evidencing or securing any Obligation arising under any such ABL Loan Document.

“ABL Obligations” shall mean the “Obligations” as such term is defined in the ABL Credit Agreement or any Replacement ABL Credit Agreement and all other obligations, liabilities and Indebtedness of every kind, nature and description owing by any Grantor to any ABL Secured Party, including principal, interest, charges, fees, premiums, indemnities and expenses (including attorneys’ fees and expenses), however evidenced, whether as principal, surety, endorser, guarantor or otherwise, evidenced by or arising under the ABL Loan Documents, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the ABL Loan Documents or after the commencement of any case with respect to any Grantor under any Bankruptcy Law or any other Insolvency or Liquidation Proceeding (and including any principal, interest, fees, costs, expenses and other amounts, which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case or similar proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured.

“ABL Priority Collateral” shall mean all Collateral consisting of the following:

(1) all Accounts;

(2) all contract rights under agreements relating to Accounts;

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(3) all Deposit Accounts, Commodity Accounts, Securities Accounts, including all Money and Certificated Securities, Uncertificated Securities, Securities Entitlements and Investment Property credited thereto or deposited therein (including all cash, marketable securities and other funds held in or on deposit in any such Deposit Account, Commodity Account or Securities Account), and all cash and cash equivalents (in each case, other than (i) Equity Interests and (ii) identifiable proceeds of the Term Loan Priority Collateral and any Deposit Account and cash therein designated by the Borrower to each Agent in accordance with Section 9.8 as solely not constituting proceeds of ABL Priority Collateral, including any such account for proceeds (including asset sale proceeds) of any Term Loan/Notes Priority Collateral, the proceeds of any issuance of Equity Interests or incurrence of Indebtedness, tax refunds, insurance proceeds other than those described under clause (6) below, monetary judgments to the extent unrelated to Accounts or other ABL Priority Collateral, and indemnity payments relating to the sale of assets other than ABL Priority Collateral));

(4) all Instruments, Chattel Paper, Payment Intangibles and General Intangibles evidencing, governing or otherwise pertaining to any of the foregoing (other than any Equity Interests and Intellectual Property);

(5) all books and Records, account ledgers, data processing records, computer software, other property, Supporting Obligations, Documents and related letters of credit, Letter-of-Credit Rights, Commercial Tort Claims or other claims and causes of action, in each case, to the extent related primarily to, or arising from, any of the foregoing;

(6) all claims under policies of business interruption insurance or otherwise relating to Accounts; and

(7) all substitutions, replacements, accessions, products and Proceeds (including, without limitation, business interruption insurance Proceeds) of all or any of the foregoing.

“ABL Recovery” shall have the meaning set forth in Section 6.5.

“ABL Secured Parties” shall mean, collectively, (a) the ABL Agent, (b) the ABL Lenders, (c) the Issuing Banks with respect to letters of credit or similar instruments under the ABL Credit Agreement or under any Replacement ABL Credit Agreement, (d) each other person to whom any ABL Obligations are owed and (e) the successors and assigns of each of the foregoing.

“ABL Security Documents” shall mean the “Security Documents” as defined in the ABL Credit Agreement or any similar term under any Replacement ABL Credit Agreement.

“ABL Standstill Period” shall have the meaning set forth in Section 3.1(b).

“Additional Agent” shall mean any agent, trustee or other representative (if any) of the Additional Holders of any Additional Debt.

“Additional Debt” shall have the meaning set forth in Section 9.3(g).

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“Additional Holder” shall mean, collectively, any person party to any Additional Senior-Priority Document or any Additional Junior-Priority Document as a lender, noteholder, owner, holder or creditor.

“Additional Junior-Priority Debt” shall mean Additional Debt, the obligations of which are, or are intended to be, secured by Liens on the Collateral that rank junior in priority (without regard to the control of remedies) to the Senior-Priority Obligations.

“Additional Junior-Priority Document” shall mean any agreement, document or instrument governing or evidencing any Additional Junior-Priority Debt.

“Additional Senior-Priority Debt” shall mean Additional Debt, the obligations of which are, or are intended to be, secured by Liens on the Collateral that rank equal in priority (without regard to the control of remedies) with the obligations under the Senior-Priority Non-ABL Loan Agreement, the 2021 Secured Notes Indenture and the 2023 Secured Notes Indenture.

“Additional Senior-Priority Document” shall mean any agreement, document or instrument governing or evidencing any Additional Senior-Priority Debt.

“Agents” shall mean, collectively, the ABL Agent, each Senior-Priority Agent and each Junior-Priority Agent, sometimes being referred to herein individually as an “Agent”.

“Agreement” shall mean this ABL Intercreditor Agreement.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, being Title 11 of the United States Code.

“Bankruptcy Law” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Borrower” shall have the meaning set forth in the preamble to this Agreement and shall include (a) any other Person that at any time after the date hereof becomes a borrower or issuer in respect of any Obligations and (b) their respective successors and assigns.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day that is a legal holiday under the Laws of the State of New York or on which banking institutions in the State of New York are required or authorized by Law or other governmental action to close.

“Cash Collateral” shall mean any Collateral consisting of cash or cash equivalents, any Security Entitlement and any Financial Assets.

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“Cash Dominion Period” shall have the meaning assigned to such term in the ABL Credit Agreement (or any similar term under any Replacement ABL Credit Agreement).

“Collateral” shall mean, collectively, the ABL Collateral and the Term Loan/Notes Collateral.

“Debt Agreements” shall mean, collectively, the ABL Credit Agreement, any Replacement ABL Credit Agreement, the Senior-Priority Non-ABL Loan Agreement, the 2021 Secured Notes Indenture (including the notes authenticated and issued thereunder), the 2023 Secured Notes Indenture (including the notes authenticated and issued thereunder) and any other credit agreement, indenture, note purchase agreement or other operative document that is entered into by the Borrower in connection with its incurrence or issuance of Additional Debt.

“Deposit Account Collateral” shall mean that part of the Collateral comprised of or contained in Deposit Accounts.

“Designated Term Loan/Notes Agent” shall mean, initially, the “Applicable Authorized Representative” (or similar term) under the Senior-Priority Pari Passu Intercreditor Agreement; provided that if the Discharge of Senior-Priority Obligations has occurred, (i) if there is then only one Junior-Priority Agent, such Junior-Priority Agent shall be the Designated Term Loan/Notes Agent and (ii) if the Junior-Priority Pari Passu Intercreditor Agreement is then in effect, the “Applicable Authorized Representative” (or similar term) thereunder shall be the Designated Term Loan/Notes Agent. Where the context requires, references to the Designated Term Loan/Notes Agent shall also be deemed to refer to the Senior-Priority Collateral Agent (or any other collateral agent) acting at the direction of the Designated Term Loan/Notes Agent.

“DIP Financing” shall have the meaning set forth in Section 6.1.

“DIP Financing Liens” shall have the meaning set forth in Section 6.1.

“Discharge of ABL Obligations” shall mean, subject to the terms of Section 9.3 hereof, (a) the termination of the commitments of the ABL Lenders and the financing arrangements provided by the ABL Lenders and the other ABL Secured Parties to the Grantors under the ABL Loan Documents, (b) the payment in full in cash of the ABL Obligations (other than the ABL Obligations described in clause (c) of this definition and any ABL Obligations consisting of unasserted contingent obligations) and (c) payment in full in cash, cash collateralization or at the option of the applicable Issuing Bank, the delivery to such Issuing Bank of a letter of credit payable to such Issuing Bank, in either case to the extent required under the terms of the ABL Credit Agreement, in respect of letters of credit issued under the ABL Loan Documents. If, after receipt of any payment of, or proceeds of Collateral applied to the payment of, the ABL Obligations, the ABL Agent or any other ABL Secured Party is required to surrender or return such payment or proceeds to any person for any reason, then the ABL Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by such ABL Agent or other ABL Secured Party, as the case may be, and no Discharge of ABL Obligations shall be deemed to have occurred.

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“Discharge of Junior-Priority Obligations” shall mean, subject to the terms of Section 9.3 hereof, the payment in full in cash of the Junior-Priority Obligations (other than any Junior-Priority Obligations consisting of unasserted contingent obligations). If, after receipt of any payment of, or proceeds of Collateral applied to the payment of, the Junior-Priority Obligations, any Junior-Priority Agent or any other Junior-Priority Secured Party is required to surrender or return such payment or proceeds to any person for any reason, then the Junior-Priority Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by such Junior-Priority Agent or other Junior-Priority Secured Party, as the case may be, and no Discharge of Junior-Priority Obligations shall be deemed to have occurred.

“Discharge of Senior-Priority Obligations” shall mean, subject to the terms of Section 9.3 hereof, the termination of the commitments of the Senior-Priority Lenders and the financing arrangements provided by the Senior-Priority Lenders and the other applicable Senior-Priority Secured Parties to the Grantors under the Senior-Priority Non-ABL Loan Agreement, (b) the payment in full in cash of the Senior-Priority Obligations (other than the Senior-Priority Obligations described in clause (c) of this definition and any Senior-Priority Obligations consisting of unasserted contingent obligations) and (c) payment in full in cash, cash collateralization or at the option of the applicable Issuing Bank or Senior-Priority Secured Party to whom any Term Loan Hedging/Cash Management Obligations are owed, the delivery to such Issuing Bank or other Senior-Priority Secured Party of a letter of credit payable to such Issuing Bank or other Senior-Priority Secured Party in either case to the extent required under the terms of the Senior-Priority Non-ABL Loan Agreement, in respect of letters of credit issued under the Senior-Priority Non-ABL Loan Agreement and Term Loan Hedging/Cash Management Obligations, respectively. If, after receipt of any payment of, or proceeds of Collateral applied to the payment of, the Senior-Priority Obligations, any Senior-Priority Agent or any other Senior-Priority Secured Party is required to surrender or return such payment or proceeds to any person for any reason, then the Senior-Priority Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by such Senior-Priority Agent or other Senior-Priority Secured Party, as the case may be, and no Discharge of Senior-Priority Obligations shall be deemed to have occurred.

“Discharge of Term Loan/Notes Obligations” shall mean, collectively, the Discharge of Senior-Priority Obligations and the Discharge of Junior-Priority Obligations.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

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“First Priority Agent” shall mean, with respect to (a) any ABL Priority Collateral, the ABL Agent, and (b) any Term Loan/Notes Priority Collateral, the Designated Term Loan/Notes Agent and, prior to the Discharge of Senior-Priority Obligations, unless the context otherwise requires, the Senior-Priority Collateral Agent.

“First Priority Collateral” shall mean, with respect to (a) the Term Loan/Notes Agents and the Term Loan/Notes Secured Parties, the Term Loan/Notes Priority Collateral, and (b) the ABL Agent and the ABL Secured Parties, the ABL Priority Collateral.

“First Priority Documents” shall mean, with respect to (a) any ABL Priority Collateral, the ABL Loan Documents, and (b) any Term Loan/Notes Priority Collateral, the Term Loan/Notes Documents.

“First Priority Obligations” shall mean, with respect to (a) any ABL Priority Collateral, the ABL Obligations, and (b) any Term Loan/Notes Priority Collateral, the Term Loan/Notes Obligations.

“First Priority Secured Parties” shall mean, with respect to (a) any ABL Priority Collateral, the ABL Secured Parties and (b) any Term Loan/Notes Priority Collateral, the Term Loan/Notes Secured Parties.

“Future Secured Term Indebtedness” shall mean Additional Senior-Priority Debt or Additional Junior-Priority Debt that is so designated by the Borrower at the time of incurrence thereof as Future Secured Term Indebtedness hereunder in accordance with Section 9.3; provided that such Indebtedness is incurred, and the Liens securing such Indebtedness are granted, in compliance with the ABL Credit Agreement, the Senior-Priority Non-ABL Loan Agreement, the 2021 Secured Notes Indenture, the 2023 Secured Notes Indenture and each other Additional Senior-Priority Document and Additional Junior-Priority Document then in effect, as applicable; provided, further, that the Additional Holders of such Future Secured Term Indebtedness (or the applicable Additional Agent on their behalf) shall enter into an Intercreditor Agreement Joinder pursuant to Section 9.3.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Grantors” shall mean, collectively, Parent, the Borrower, the Guarantors and each Subsidiary of the Borrower or any Guarantor that shall have created (or purported to create) a Lien on its assets to secure any ABL Obligations or Term Loan/Notes Obligations, together with their respective successors and assigns.

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“Guarantors” shall mean, collectively, (a) Parent, (b) the other Guarantors identified on the signature pages hereto, (c) any other Person that at any time after the date hereof becomes a party to a guarantee in favor of any of the ABL Secured Parties in respect of any of the ABL Obligations, any of the Senior-Priority Secured Parties in respect of any of the Senior-Priority Obligations or any of the Junior-Priority Secured Parties in respect of any of the Junior-Priority Obligations and (d) their respective successors and assigns.

“Indebtedness” shall have the meaning provided in the ABL Credit Agreement or the Senior-Priority Non-ABL Loan Agreement as in effect on the date hereof, as the context may require.

“Initial Senior-Priority Agent” shall mean each of the Senior-Priority Collateral Agent, the Senior-Priority Non-ABL Loan Agent, the 2021 Secured Notes Trustee and the 2023 Secured Notes Trustee.

“Insolvency or Liquidation Proceeding” shall mean (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any Grantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to any of their respective assets, (c) any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to such Person or any or all of its assets or properties, (d) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (e) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.

“Intellectual Property” shall have the meaning set forth in the ABL Security Documents in effect on the date hereof.

“Intercreditor Agreement Joinder” shall mean, with respect to any Grantor or any Additional Agent, an agreement substantially in the form of Exhibit A hereto, executed by such Grantor or such Additional Agent, as applicable, and delivered by it to each Term Loan/Notes Agent, the ABL Agent and the Borrower.

“Issuing Bank” shall mean, as the context requires, any “Issuing Bank” as defined in the ABL Credit Agreement or the Senior-Priority Non-ABL Loan Agreement or any similar term under any Replacement ABL Credit Agreement or any Additional Senior-Priority Document.

“Junior-Priority Agent” shall mean any Additional Agent and its successors and assigns, including any replacement or successor agent or trustee or any additional agent or trustee, in its capacity as agent, trustee or other representative (if any) under any applicable Additional Junior-Priority Documents.

“Junior-Priority Documents” shall mean (i) any Additional Junior-Priority Document and (ii) any other related document or instrument executed or delivered pursuant to any document in subclause (i) at any time or otherwise evidencing or securing any Obligation arising under any such Junior-Priority Document.

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“Junior-Priority Holders” shall mean, collectively, any person in the capacity as a lender, noteholder, owner, holder or creditor under any Junior-Priority Document (and, including any other lender, noteholder, owner, holder or creditor or group of lenders, noteholders, owners, holders or creditors that at any time Refinances all or any portion of the Junior-Priority Obligations or any person otherwise in the capacity of a lender, noteholder, owner, holder or creditor); sometimes being referred to herein individually as a “Junior-Priority Holder”.

“Junior-Priority Intercreditor Agreement” shall mean an intercreditor agreement, among the Senior-Priority Agents, one or more Junior-Priority Agents, and the Grantors from time to time party thereto.

“Junior-Priority Obligations” shall mean all obligations, liabilities and Indebtedness of every kind, nature and description owing by any Grantor to the Junior-Priority Agent or any Junior-Priority Secured Party, including principal, interest, charges, fees, premiums, indemnities and expenses (including attorneys’ fees and expenses), however evidenced, whether as principal, surety, endorser, guarantor or otherwise, evidenced by or arising under any of the Junior-Priority Documents, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Junior-Priority Documents or after the commencement of any case with respect to any Grantor under the Bankruptcy Code or any other Insolvency or Liquidation Proceeding (and including any principal, interest, fees, costs, expenses and other amounts, which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case or similar proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured.

“Junior-Priority Pari Passu Intercreditor Agreement” shall mean an intercreditor agreement among Parent, the Borrower and certain Subsidiaries of the Borrower party thereto, and the Junior-Priority Agents with respect to Junior-Priority Obligations.

“Junior-Priority Secured Parties” shall mean, collectively, (a) each Junior-Priority Agent, (b) the Junior-Priority Holders, (c) each other person to whom any Junior-Priority Obligations are owed and (d) the successors and assigns of each of the foregoing.

“Junior-Priority Security Documents” shall mean any Additional Junior-Priority Document that creates and/or perfects or purports to create and/or perfect any Lien on the Collateral for the benefit of the applicable Junior-Priority Secured Parties under such Additional Junior-Priority Documents.

“Law” shall mean, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, orders, decrees, injunctions or authorities, including the interpretation

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or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset. For the avoidance of doubt, the term “Lien” shall not be deemed to include any license of intellectual property.

“Obligations” shall mean, as applicable, any ABL Obligations, any Senior-Priority Obligations or any Junior-Priority Obligations.

“Ordinary Course Collections” shall have the meaning set forth in Section 4.2.

“Parent” shall have the meaning set forth in the preamble to this Agreement.

“Pari Passu Intercreditor Agreement” shall mean a Senior-Priority Pari Passu Intercreditor Agreement or a Junior-Priority Pari Passu Intercreditor Agreement.

“Patents” shall mean all of the following now owned or hereafter acquired by any Grantor: (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office (or any successor or any similar offices in any other country), and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to exclude others from making, using and/or selling the inventions disclosed or claimed therein.

“Payment Collateral” shall mean all Accounts, Instruments, Chattel Paper, Letter-of-Credit Rights, Deposit Accounts, Securities Accounts and Payment Intangibles, together with all Supporting Obligations, in each case composing a portion of the Collateral.

“Person” or “person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Pledged Collateral” shall mean the Collateral in the possession of the ABL Agent (or its agents or bailees) or a Term Loan/Notes Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code or other applicable Law.

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“Refinance” shall mean, with respect to any Indebtedness (the “Refinanced Indebtedness”), to incur any Indebtedness in exchange for or as a replacement of (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part), by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, or, after the original instrument giving rise to such Indebtedness has been terminated, by entering into any credit agreement, loan agreement, note purchase agreement, indenture or other agreement), or the net proceeds of which are to be used for the purpose of modifying, extending, refinancing, renewing, replacing, redeeming, repurchasing, defeasing, amending, supplementing, restructuring, repaying, prepaying, retiring, extinguishing or refunding such Refinanced Indebtedness. “Refinanced” and “Refinancing” have correlative meanings.

“Replacement ABL Credit Agreement” shall have the meaning set forth in Section 9.3(b).

“Second Priority Agent” shall mean, with respect to (a) any ABL Priority Collateral, the Designated Term Loan/Notes Agent and, prior to the Discharge of Senior-Priority Obligations, unless the context otherwise requires, the Senior-Priority Collateral Agent and (b) any Term Loan/Notes Priority Collateral, the ABL Agent.

“Second Priority Documents” shall mean, with respect to (a) any ABL Priority Collateral, the Term Loan/Notes Documents, and (b) any Term Loan/Notes Priority Collateral, the ABL Loan Documents.

“Second Priority Obligations” shall mean, with respect to (a) any ABL Priority Collateral, the Term Loan/Notes Obligations, and (b) any Term Loan/Notes Priority Collateral, the ABL Obligations.

“Second Priority Secured Parties” shall mean, with respect to (a) any ABL Priority Collateral, the Term Loan/Notes Secured Parties, and (b) any Term Loan/Notes Priority Collateral, the ABL Secured Parties.

“Secured Parties” shall mean the ABL Secured Parties or the Term Loan/Notes Secured Parties, or both, as the context requires.

“Senior-Priority Agent” shall mean, initially, each Initial Senior-Priority Agent and, if applicable after the date hereof, any Additional Agent and its successors and assigns, including any replacement or successor agent or any additional agent, in its capacity as agent, trustee or other representative (if any) under any applicable Additional Senior-Priority Documents.

“Senior-Priority Collateral Agent” shall mean Credit Suisse AG, in its capacity as collateral agent under the Senior-Priority Documents to which it is a party, and also includes its successors and assigns, including any replacement or successor collateral agent or any additional collateral agent under the Senior-Priority Documents.

“Senior-Priority Documents” shall mean, collectively, (i) the Senior-Priority Non-ABL Loan Agreement, the 2021 Secured Notes Indenture (including the notes authenticated and issued thereunder), the 2023 Secured Notes Indenture (including the notes authenticated and issued thereunder) and the Senior-Priority Security Documents,

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(ii) any Additional Senior-Priority Document and (iii) any other related document or instrument executed or delivered pursuant to any document in subclauses (i) and (ii) at any time or otherwise evidencing or securing any obligation arising under any such Senior-Priority Document.

“Senior-Priority Guarantee and Collateral Agreement” shall mean the Amended and Restated Guarantee and Collateral Agreement dated as of July 25, 2007, as amended and restated as of November 5, 2010, among Parent, the Borrower, the subsidiaries of the Borrower from time to time party thereto, and the Senior-Priority Collateral Agent.

“Senior-Priority Holders” shall mean, collectively, any person in the capacity of a lender, noteholder, owner, holder or creditor under any Senior-Priority Document (and, including any other lender, noteholder, owner, holder or creditor or group of lenders, noteholders, owners, holders or creditors that at any time Refinances all or any portion of the Senior-Priority Obligations or any person otherwise in the capacity of a lender, noteholder, owner, holder or creditor under any Senior-Priority Document) (including the Senior-Priority Lenders); sometimes being referred to herein individually as a “Senior-Priority Holder”.

“Senior-Priority Lenders” shall mean, collectively, any person party to Senior-Priority Non-ABL Loan Agreement as a lender.

“Senior-Priority Non-ABL Loan Agent” shall mean, initially, Credit Suisse AG, in its capacity as administrative agent under the Senior-Priority Non-ABL Loan Agreement and the other Senior-Priority Documents to which it is a party.

“Senior-Priority Non-ABL Loan Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Senior-Priority Obligations” shall mean the “Obligations” as defined in the Senior-Priority Guarantee and Collateral Agreement and all other obligations, liabilities and Indebtedness of every kind, nature and description owing by any Grantor to any Senior-Priority Secured Party, including principal, interest, charges, fees, premiums, indemnities and expenses (including attorneys’ fees and expenses), however evidenced, whether as principal, surety, endorser, guarantor or otherwise, evidenced by or arising under any of the Senior-Priority Documents, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Senior-Priority Documents or after the commencement of any case with respect to any Grantor under the Bankruptcy Code or any other Insolvency or Liquidation Proceeding (and including any principal, interest, fees, costs, expenses and other amounts, which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case or similar proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured.

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“Senior-Priority Pari Passu Intercreditor Agreement” shall mean (i) the First Lien Intercreditor Agreement dated as of August 17, 2012, among the Senior-Priority Collateral Agent, the Senior-Priority Non-ABL Loan Agent, the 2021 Secured Notes Trustee, the 2023 Secured Notes Trustee and each additional authorized representative from time to time party thereto and (ii) any other intercreditor agreement among the Senior-Priority Agents.

“Senior-Priority Secured Parties” shall mean, collectively, (a) each Senior-Priority Agent, (b) the Senior-Priority Holders, (c) the Issuing Banks with respect to letters of credit or similar instruments under the Senior-Priority Non-ABL Loan Agreement, (d) each other Person to whom any Senior-Priority Obligations are owed (including any Person to whom Term Loan Hedging/Cash Management Obligations are owed) and (e) the successors and assigns of each of the foregoing.

“Senior-Priority Security Documents” shall mean (i) the Senior-Priority Guarantee and Collateral Agreement and all other “Security Documents” as defined in the Senior-Priority Non-ABL Loan Agreement, (ii) the “Notes Collateral Documents” as defined in the 2021 Secured Notes Indenture and as defined in the 2023 Secured Notes Indenture and (iii) any similar term used in any Senior-Priority Document to describe any Senior-Priority Document that creates and/or perfects or purports to create and/or perfect any Lien on the Collateral for the benefit of the applicable Senior-Priority Secured Parties under such Senior-Priority Documents.

“Subsidiary” shall mean any “Subsidiary” of the Borrower or any Guarantor as defined in the Senior-Priority Non-ABL Loan Agreement and the ABL Credit Agreement.

“Term Loan Hedging/Cash Management Obligations” shall mean all obligations described in clause (b) of the definition of “Bank Loan Obligations” in the Senior-Priority Guarantee and Collateral Agreement.

“Term Loan/Notes Agents” shall mean, collectively, the Senior-Priority Collateral Agent, the Senior-Priority Non-ABL Loan Agent, the 2021 Secured Notes Trustee, the 2023 Secured Notes Trustee, any Junior Priority Agents and each Additional Agent for any Future Secured Term Indebtedness or the Additional Holders thereof.

“Term Loan/Notes Agreements” shall mean, collectively, the Senior-Priority Non-ABL Loan Agreement, the 2021 Secured Notes Indenture (including the notes authenticated and issued thereunder), the 2023 Secured Notes Indenture (including the notes authenticated and issued thereunder) and each Debt Agreement with respect to any Future Secured Term Indebtedness.

“Term Loan/Notes Collateral” shall mean all of the property and interests in property, real or personal, tangible or intangible, now owned or hereafter acquired by any Grantor in or upon which any Term Loan/Notes Secured Party at any time has (or is purported to have) a Lien, and including all proceeds of such property and interests in property.

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“Term Loan/Notes Documents” shall mean (i) the Term Loan/Notes Agreements, the Term Loan/Notes Security Documents and each of the other Senior-Priority Documents and Junior-Priority Documents, (ii) any Debt Agreement or other document or instrument evidencing or governing any Future Secured Term Indebtedness and any related collateral documents, (iii) each agreement, document or instrument providing for or evidencing Term Loan Hedging/Cash Management Obligations, (iv) the Senior-Priority Pari Passu Intercreditor Agreement, any Junior-Priority Pari Passu Intercreditor Agreement and any Junior-Priority Intercreditor Agreement and (v) any other related document or instrument executed or delivered pursuant to any document in subclauses (i) through (iv) at any time or otherwise evidencing or securing any Obligation arising under any such Term Loan/Notes Document.

“Term Loan/Notes Obligations” shall mean, collectively, the Senior-Priority Obligations and the Junior-Priority Obligations.

“Term Loan/Notes Priority Collateral” shall mean all Collateral (other than ABL Priority Collateral, all identifiable (including pursuant to designation by the Borrower) cash, Money, Instruments, Securities, Financial Assets and Deposit Accounts directly received as proceeds of any Term Loan/Notes Priority Collateral).

“Term Loan/Notes Recovery” shall have the meaning set forth in Section 6.5 hereof.

“Term Loan/Notes Secured Parties” shall mean the Senior-Priority Secured Parties and the Junior-Priority Secured Parties.

“Term Loan/Notes Security Documents” shall mean the Senior-Priority Security Documents and the Junior-Priority Security Documents.

“Term Loan/Notes Standstill Period” shall have the meaning set forth in Section 3.1(a).

“Trademarks” shall mean all of the following now owned or hereafter acquired by any Grantor: (a) all registered trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and applications for registration (other than intent-to-use applications) in the United States Patent and Trademark Office (or any successor office) or any similar offices in any State of the United States, and all extensions or renewals thereof, and (b) all goodwill associated therewith or symbolized thereby.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, by reason of mandatory provisions of Law, perfection or the effect of perfection or non-perfection or the priority of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority or availability of such remedy, as the case may be.

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1.2. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by such agreement, instrument or other document, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and as to the Borrower, any Guarantor or any other Grantor, shall be deemed to include a receiver, trustee or debtor-in-possession on behalf of any of such person or on behalf of any such successor or assign, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) except as otherwise expressly provided, all references herein to Sections shall be construed to refer to Sections of this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.3. UCC Definitions. The following terms which are defined in uncapitalized form or otherwise defined in Articles 8 or 9 of the Uniform Commercial Code are used herein as so defined or used, as the context requires: Chattel Paper, Commercial Tort Claims, Commodity Account, Deposit Account, Document, Electronic Chattel Paper, Equipment, Financial Asset, Fixtures, General Intangible, Inventory, Letter-of-Credit Right, Payment Intangible, Proceeds, Records, Securities Account, Security Entitlement, Supporting Obligation and Tangible Chattel Paper.

Section 2. Priority of Liens.

2.1. Subordination of Liens. Notwithstanding the date, manner or order of grant, attachment or perfection of any Liens granted to the ABL Agent or the ABL Secured Parties or the Term Loan/Notes Agents or the Term Loan/Notes Secured Parties and notwithstanding any provision of the UCC or any applicable Law or any provisions of the ABL Loan Documents or the Term Loan/Notes Documents or any other circumstance whatsoever, the ABL Agent, for itself and on behalf of each ABL Secured Party, and each Term Loan/Notes Agent, on behalf of itself and each applicable Term Loan/Notes Secured Party, hereby agrees that:

(a) any Lien on the ABL Priority Collateral securing any ABL Obligations now or hereafter held by or for the benefit of or on behalf of any ABL Secured Party or any agent or trustee therefor shall be senior in right, priority, operation, effect and in all other respects to any Lien on the ABL Priority Collateral securing any Term Loan/Notes Obligations now or hereafter held by or for the benefit or on behalf of any Term Loan/Notes Secured Party or any agent or trustee therefor,

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(b) any Lien on the ABL Priority Collateral securing any Term Loan/Notes Obligations now or hereafter held by or for the benefit of or on behalf of any Term Loan/Notes Secured Party or any agent or trustee therefor shall be junior and subordinate in all respects to all Liens on the ABL Priority Collateral securing any ABL Obligations now or hereafter held by or for the benefit or on behalf of any ABL Secured Party or any agent or trustee therefor,

(c) any Lien on the Term Loan/Notes Priority Collateral securing any Term Loan/Notes Obligations now or hereafter held by or for the benefit of or on behalf of any Term Loan/Notes Secured Party or any agent or trustee therefor shall be senior in right, priority, operation, effect and in all other respects to any Lien on the Term Loan/Notes Priority Collateral securing any ABL Obligations now or hereafter held by or for the benefit or on behalf of any ABL Secured Party or any agent or trustee therefor, and

(d) any Lien on the Term Loan/Notes Priority Collateral securing any ABL Obligations now or hereafter held by or for the benefit of or on behalf of any ABL Secured Party or any agent or trustee therefor shall be junior and subordinate in all respects to all Liens on the Term Loan/Notes Priority Collateral securing any Term Loan/Notes Obligations now or hereafter held by or for the benefit or on behalf of any Term Loan/Notes Secured Party or any agent or trustee therefor.

All Liens on the ABL Priority Collateral securing any ABL Obligations shall be and remain senior in all respects and prior to all Liens on the ABL Priority Collateral securing any Term Loan/Notes Obligations for all purposes, whether or not such Liens securing any ABL Obligations are subordinated to any Lien securing any other obligation of the Borrower, any other Grantor or any other Person, and all Liens on the Term Loan/Notes Priority Collateral securing any Term Loan/Notes Obligations shall be and remain senior in all respects and prior to all Liens on the Term Loan/Notes Priority Collateral securing any ABL Obligations for all purposes, whether or not such Liens securing any Term Loan/Notes Obligations are subordinated to any Lien securing any other obligation of the Borrower, any other Grantor or any other Person.

2.2. Prohibition on Contesting Liens. The ABL Agent, for itself and on behalf of each ABL Secured Party, and each Term Loan/Notes Agent, for itself and on behalf of each applicable Term Loan/Notes Secured Party, agrees that it shall not (and hereby waives any right to) contest, or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or for the benefit or on behalf of any ABL Secured Party in any Collateral or by or on behalf of any of the Term Loan/Notes Secured Parties in any Collateral, as the case may be; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any ABL Secured Party or Term Loan/Notes Secured Party to enforce this Agreement.

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2.3. No New Liens.

(a) So long as the Discharge of ABL Obligations has not occurred, the parties hereto agree that, after the date hereof, except as otherwise provided herein, if any Term Loan/Notes Secured Party shall hold any Lien on any assets of any Grantor securing any Term Loan/Notes Obligations that are not also subject to the Lien of the ABL Agent under the ABL Loan Documents (except for any assets that are expressly not required to be subject to a Lien of the ABL Agent under the ABL Loan Documents), such Grantor shall promptly give written notice thereof to the ABL Agent and shall grant a Lien thereon to the ABL Agent in a manner and on terms reasonably satisfactory to the ABL Agent.

(b) So long as the Discharge of Term Loan/Notes Obligations has not occurred, the parties hereto agree that, after the date hereof, except as otherwise provided herein, if any ABL Secured Party shall hold any Lien on any assets of any Grantor securing any ABL Obligations that are not also subject to the Lien of each applicable Term Loan/Notes Agent under the applicable Term Loan/Notes Documents (except for any assets that are expressly not required to be subject to a Lien of such Term Loan/Notes Agent under the applicable Term Loan/Notes Documents), such Grantor shall promptly give written notice thereof to the applicable Term Loan/Notes Agent and shall grant a Lien thereon to such Term Loan/Notes Agent in a manner and on terms reasonably satisfactory to such Term Loan/Notes Agent.

(c) To the extent that the provisions of this Section 2.3 are not complied with for any reason, without limiting any other right or remedy available to any First Priority Agent or any other applicable First Priority Secured Party, each Second Priority Agent agrees, for itself and on behalf of the other Second Priority Secured Parties, that any amount received by or distributed to any such Second Priority Secured Party pursuant to or as a result of any Lien granted in contravention of this Section shall be subject to Section 4 hereof.

(d) Notwithstanding anything in this Agreement to the contrary, (i) cash and cash equivalents may be pledged to secure ABL Obligations consisting of reimbursement obligations in respect of Letters of Credit (as such term is defined in the ABL Credit Agreement or any similar term under any Replacement ABL Credit Agreement) or otherwise as required by Section 2.23 of the ABL Credit Agreement (or any similar provision in any Replacement ABL Credit Agreement) and (ii) cash and cash equivalents may be pledged to secure Term Loan/Notes Obligations consisting of reimbursement obligations in respect of Letters of Credit (as such term is defined in the Senior-Priority Non-ABL Loan Agreement or any similar term under any Additional Senior-Priority Document) or otherwise as required by Section 2.23 of the Senior-Priority Non-ABL Loan Agreement (or any similar provision in any Additional Senior-Priority Document).

2.4. Perfection of Liens. With respect to any portion of the Collateral, no First Priority Agent nor any First Priority Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Collateral for the benefit of the Second Priority Agents and the Second Priority Secured Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the ABL Secured Parties as a class on the one hand, and the Term Loan/Notes Secured Parties, as a class on the other hand, and shall not impose on the ABL Agent, the Term Loan/Notes Agents, the ABL Secured Parties,

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the Term Loan/Notes Secured Parties or any agent or trustee therefor any obligations in respect of the disposition of proceeds of any Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or Governmental Authority or any applicable Law.

2.5. Waiver of Marshalling.

(a) Until the Discharge of ABL Obligations, each Term Loan/Notes Agent, on behalf of itself and the applicable Term Loan/Notes Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by Law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable Law with respect to the ABL Priority Collateral or any other similar rights a junior secured creditor may have under applicable Law with respect to the ABL Priority Collateral.

(b) Until the Discharge of Term Loan/Notes Obligations, the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by Law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable Law with respect to the Term Loan/Notes Priority Collateral or any other similar rights a junior secured creditor may have under applicable Law with respect to the Term Loan/Notes Priority Collateral.

Section 3. Enforcement.

3.1. Exercise of Remedies.

(a) So long as the Discharge of ABL Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, each Term Loan/Notes Agent agrees, for itself and on behalf of the other applicable Term Loan/Notes Secured Parties, that, subject to Section 5.6:

(i) it will not (x) contest, protest or object to any foreclosure proceeding or action brought with respect to the ABL Priority Collateral by the ABL Agent or any ABL Secured Party in respect of the ABL Obligations or any other exercise by any such party of any rights and remedies relating to the ABL Priority Collateral or otherwise in respect of ABL Obligations, or (y) contest, protest or object to the forebearance by any ABL Secured Party from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to any of the ABL Priority Collateral in respect of ABL Obligations, and

(ii) except as otherwise provided herein, the ABL Agent and the ABL Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the ABL Priority Collateral and commence or seek to commence any action or proceeding with respect to such rights or remedies (including any foreclosure action or proceeding or any Insolvency or Liquidation Proceeding (provided that the ABL Agent and the ABL Secured Parties shall

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only be permitted to commence an Insolvency or Liquidation Proceeding pursuant to applicable Law as contemplated by Section 5.4 hereof)) without any consultation with or the consent of any Term Loan/Notes Agent or any Term Loan/Notes Secured Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, each Term Loan/Notes Agent may file a proof of claim or statement of interest with respect to the applicable Term Loan/Notes Obligations and shall be entitled to file any proof of claim and other filings, make any arguments and motions and take any other action in order to preserve or protect their Liens on the ABL Collateral that are, in each case, in accordance with the terms of this Agreement, with respect to the Term Loan/Notes Obligations and the ABL Priority Collateral, (B) each Term Loan/Notes Agent may send such notices of the existence of, or any evidence or confirmation of, the applicable Term Loan/Notes Obligations or the Liens of such Term Loan/Notes Agent in the ABL Priority Collateral to any court or Governmental Authority, or file or record any such notice or evidence to the extent necessary to prove or preserve the Liens of such Term Loan/Notes Agent in the ABL Priority Collateral, (C) each Term Loan/Notes Agent may file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of any applicable Term Loan/Notes Secured Party, including any claims secured by the ABL Priority Collateral, or otherwise make any agreements or file any motions pertaining to the applicable Term Loan/Notes Obligations, in each case to the extent not inconsistent with the terms of this Agreement, (D) each Term Loan/Notes Agent may commence legal proceedings against a Grantor (but not any of the ABL Priority Collateral); provided that, such legal proceedings could not reasonably be expected to interfere with the rights of the ABL Agent or any other ABL Secured Party in and to the ABL Priority Collateral or the ABL Obligations or the exercise by the ABL Agent or any other ABL Secured Party of such rights and does not involve any contest or challenge to the validity, perfection, priority or enforceability of the Liens of the ABL Agent or any other ABL Secured Party or of the ABL Agent or any other ABL Obligations and in any event no Term Loan/Notes Agent may enforce any judgment against any of the ABL Priority Collateral, (E) the Term Loan/Notes Secured Parties may exercise rights and remedies that may be exercised by unsecured creditors to the extent provided in Section 5.4 hereof and not otherwise inconsistent with the terms hereof, including, in any Insolvency or Liquidation Proceeding, the right to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either Bankruptcy Law or applicable non-bankruptcy Law (other than initiating or joining in an involuntary case or proceeding under the Bankruptcy Code with respect to a Grantor, except as otherwise requested or expressly consented to in writing by the ABL Agent), in each case, in accordance with the terms of this Agreement; provided that any judgment Lien obtained by a Term Loan/Notes Secured Party as a result of such exercise of rights will be subject to this Agreement; provided further, that until the Discharge of ABL Obligations, if any Term Loan/Notes Agent or any other Term Loan/Notes Secured Party shall, at any time, receive any proceeds of any such judgment Lien, it shall pay such proceeds over to the ABL Agent in accordance with the terms of Section 4.4 and (F) in any Insolvency or Liquidation Proceeding, the Term Loan/Notes Secured Parties shall be entitled to vote on any plan of reorganization, in a

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manner and to the extent consistent with the provisions hereof; provided, further, that a Term Loan/Notes Agent or any Term Loan/Notes Secured Party may exercise any or all of such rights, powers, or remedies after a period of at least 180 days has elapsed since the later of: (i) the first date on which all of the following have occurred: (w) a Term Loan/Notes Agent declared the existence of an “Event of Default” under any Term Loan/Notes Documents, (x) the payment of the principal amount of any of the Term Loan/Notes Obligations (to the extent such amount was not already due and owing) has been accelerated and (y) payment thereof has been demanded and (ii) the date on which the ABL Agent has received notice thereof from such Term Loan/Notes Agent; provided, further, however, that no Term Loan/Notes Agent nor any other Term Loan/Notes Secured Party shall exercise any rights or remedies with respect to the ABL Priority Collateral if, notwithstanding the expiration of such 180-day period, the ABL Agent or any other ABL Secured Party (1) shall have commenced, whether before or after the expiration of such 180-day period, and be diligently pursuing the exercise of their rights, powers, or remedies with respect to all or any material portion of the ABL Priority Collateral (prompt written notice of such exercise to be given to the Term Loan/Notes Agents, it being understood and agreed that (x) failure to deliver such notice shall not result in any liability of the ABL Secured Parties hereunder or impair any ABL Secured Party’s right hereunder or under any of the ABL Loan Documents and (y) none of the following shall require such notice: (I) the exercise of rights pursuant to Section 2.04(f) of the ABL Credit Agreement by the ABL Agent or any ABL Secured Party during the continuance of a Cash Dominion Period, (II) the notification of account debtors, depository institutions or any other Person to deliver proceeds of ABL Priority Collateral to the ABL Agent in accordance with the ABL Loan Documents, (III) the establishment of borrowing base reserves, (IV) the taking of any action in connection with the attempt to receive, or the receipt, of Ordinary Course Collections and (V) the filing of a proof of claim in any Insolvency or Liquidation Proceeding), or (2) shall have been stayed by operation of Law or any court order from pursuing any such exercise of remedies (the period during which the Term Loan/Notes Agents and the Term Loan/Notes Secured Parties may not pursuant to this Section 3.1(a)(ii) exercise any rights, powers, or remedies with respect to the ABL Priority Collateral, the “Term Loan/Notes Standstill Period”); provided further, however, that after the expiration of the Term Loan/Notes Standstill Period, so long as neither the ABL Agent nor any other ABL Secured Party has commenced any action to enforce its Lien on any material portion of the ABL Priority Collateral, in the event that and for so long as any Term Loan/Notes Secured Party (or the applicable Term Loan/Notes Agent on its behalf) have commenced any actions to enforce its Lien with respect to all or any material portion of the ABL Priority Collateral to the extent permitted hereunder and is diligently pursuing in good faith such actions, neither the ABL Secured Parties nor the ABL Agent shall take any action of a similar nature with respect to such ABL Priority Collateral without the prior written consent of the Term Loan/Notes Agents; provided that all other provisions of this Agreement are complied with. In exercising rights and remedies with respect to the ABL Priority Collateral, the ABL Agent and the ABL Secured Parties may enforce the provisions of the ABL Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion consistent with the terms of the ABL Loan Documents. Such exercise and enforcement shall include the rights of an

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agent or any holder of an irrevocable power of attorney appointed by them to sell or otherwise dispose of ABL Priority Collateral or other collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code and of a secured creditor under Bankruptcy Law of any applicable jurisdiction.

(b) So long as the Discharge of Term Loan/Notes Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, the ABL Agent agrees, for itself and on behalf of the other ABL Secured Parties, that, subject to Section 5.6:

(i) it will not (x) contest, protest or object to any foreclosure proceeding or action brought with respect to the Term Loan/Notes Priority Collateral by a Term Loan/Notes Agent or any Term Loan/Notes Secured Party in respect of the Term Loan/Notes Obligations or any other exercise by any such party of any rights and remedies relating to the Term Loan/Notes Priority Collateral or otherwise in respect of the Term Loan/Notes Obligations, or (y) contest, protest or object to the forbearance by any Term Loan/Notes Secured Party from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to any of the Term Loan/Notes Priority Collateral in respect of Term Loan/Notes Obligations, and

(ii) except as otherwise provided herein, the Term Loan/Notes Agents and the Term Loan/Notes Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Term Loan/Notes Priority Collateral and commence or seek to commence any action or proceeding with respect to such rights or remedies (including any foreclosure action or proceeding or any Insolvency or Liquidation Proceeding (provided that the Term Loan/Notes Agents and the Term Loan/Notes Secured Parties shall only be permitted to commence an Insolvency or Liquidation Proceeding pursuant to applicable Law as contemplated by Section 5.4 hereof)) without any consultation with or the consent of the ABL Agent or any ABL Secured Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, the ABL Agent may file a proof of claim or statement of interest with respect to the applicable ABL Obligations, (B) the ABL Agent may send such notices of the existence of, or any evidence or confirmation of, the ABL Obligations or the Liens of the ABL Agent in the Term Loan/Notes Priority Collateral to any court or Governmental Authority, or file or record any such notice or evidence to the extent necessary to prove or preserve the Liens of the ABL Agent in the Term Loan/Notes Priority Collateral and shall be entitled to file any proof of claim and other filings, make any arguments and motions and take any other action in order to preserve or protect their Liens on the Term Loan/Notes Priority Collateral that are, in each case, in accordance with the terms of this Agreement, with respect to the ABL Obligations and the Term Loan/Notes Priority Collateral, (C) the ABL Agent may file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of any ABL Secured Party, including any claims secured by the Term Loan/Notes Priority Collateral,

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or otherwise make any agreements or file any motions pertaining to the ABL Obligations, in each case to the extent not inconsistent with the terms of this Agreement, (D) the ABL Agent may commence legal proceedings against a Grantor (but not any of the Term Loan/Notes Priority Collateral); provided that, such legal proceedings could not reasonably be expected to interfere with the rights of the Term Loan/Notes Agents or any other Term Loan/Notes Secured Party in and to the Term Loan/Notes Priority Collateral or the Term Loan/Notes Obligations or the exercise by the Term Loan/Notes Agents or any other Term Loan/Notes Secured Party of such rights and does not involve any contest or challenge to the validity, perfection, priority or enforceability of the Liens of the Term Loan/Notes Agents or any other Term Loan/Notes Secured Party or of the Term Loan/Notes Agents or any other Term Loan/Notes Obligations and in any event no ABL Agent may enforce any judgment against any of the Term Loan/Notes Priority Collateral, (E) the ABL Secured Parties may exercise rights and remedies that may be exercised by unsecured creditors to the extent provided in Section 5.4 hereof and not otherwise inconsistent with the terms hereof, including, in any Insolvency or Liquidation Proceeding, the right to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either Bankruptcy Law or applicable non-bankruptcy Law (other than initiating or joining in an involuntary case or proceeding under the Bankruptcy Code with respect to a Grantor, except as otherwise requested or expressly consented to in writing by the Term Loan/Notes Agents), in each case, in accordance with the terms of this Agreement; provided that any judgment Lien obtained by an ABL Secured Party as a result of such exercise of rights will be subject to this Agreement; provided further, that until the Discharge of Term Loan/Notes Obligations, if the ABL Agent or any other ABL Secured Party shall, at any time, receive any proceeds of any such judgment Lien, it shall pay such proceeds over to the Designated Term Loan/Notes Agent in accordance with the terms of Section 4.4 and (F) in any Insolvency or Liquidation Proceeding, the ABL Secured Parties shall be entitled to vote on any plan of reorganization, in a manner and to the extent consistent with the provisions hereof; provided, further, that the ABL Agent or any ABL Secured Party may exercise any or all of such rights, powers, or remedies after a period of at least 180 days has elapsed since the later of: (i) the first date on which all of the following have occurred: (w) the ABL Agent declared the existence of an “Event of Default” under the ABL Loan Documents, (x) the payment of the principal amount of all ABL Obligations under the ABL Loan Documents has been accelerated (to the extent such amount was not already due and owing) and (y) payment thereof has been demanded and (ii) the date on which each of the Term Loan/Notes Agents have received notice thereof from the ABL Agent; provided, further, however, that neither the ABL Agent nor any other ABL Secured Party shall exercise any rights or remedies with respect to the Term Loan/Notes Priority Collateral if, notwithstanding the expiration of such 180-day period, any Term Loan/Notes Agent or any other Term Loan/Notes Secured Party (1) shall have commenced, whether before or after the expiration of such 180-day period, and be diligently pursuing the exercise of its rights, powers, or remedies with respect to all or any material portion of the Term Loan/Notes Priority Collateral (prompt written notice of such exercise to be given to the ABL Agent, it being understood and agreed that failure to deliver such notice shall not result in any liability of the Term Loan/Notes Secured Parties hereunder or impair any Term Loan/Notes Secured

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Party’s rights hereunder or under any of the Term Loan/Notes Documents), or (2) shall have been stayed by operation of Law or any court order from pursuing any such exercise of remedies (the period during which the ABL Agent and the ABL Secured Parties may not pursuant to this Section 3.1(b)(ii) exercise any rights, powers, or remedies with respect to the Term Loan/Notes Priority Collateral, the “ABL Standstill Period”); provided further, however, that after the expiration of the ABL Standstill Period, so long as no Term Loan/Notes Agent nor any other Term Loan/Notes Secured Party has commenced any action to enforce its Lien on any material portion of the Term Loan/Notes Priority Collateral, in the event that and for so long as any ABL Secured Party (or the ABL Agent on its behalf) have commenced any actions to enforce its Lien with respect to all or any material portion of the Term Loan/Notes Priority Collateral to the extent permitted hereunder and are diligently pursuing in good faith such actions, neither the Term Loan/Notes Secured Parties nor the Term Loan/Notes Agents shall take any action of a similar nature with respect to such Term Loan/Notes Priority Collateral without the prior written consent of the ABL Agent; provided that all other provisions of this Agreement are complied with. In exercising rights and remedies with respect to the Term Loan/Notes Priority Collateral, the Term Loan/Notes Agents and the Term Loan/Notes Secured Parties may enforce the provisions of the Term Loan/Notes Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion consistent with the terms of the Term Loan/Notes Documents. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Term Loan/Notes Priority Collateral or other collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code and of a secured creditor under any Bankruptcy Law of any applicable jurisdiction.

(c) So long as the Discharge of ABL Obligations has not occurred, each Term Loan/Notes Agent, on behalf of itself and each applicable Term Loan/Notes Secured Party, agrees that it will not take or receive any ABL Priority Collateral or any proceeds of ABL Priority Collateral in connection with the exercise of any right or remedy (including setoff or recoupment) with respect to any ABL Priority Collateral. Without limiting the generality of the foregoing, unless and until the Discharge of ABL Obligations has occurred, except as expressly provided in the provisos in clause (ii) of Section 3.1(a), the sole right of each Term Loan/Notes Agent and the Term Loan/Notes Secured Parties with respect to the ABL Priority Collateral is to hold a Lien on the ABL Priority Collateral pursuant to the Term Loan/Notes Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of ABL Obligations has occurred. So long as the Discharge of Term Loan/Notes Obligations has not occurred, the ABL Agent, on behalf of itself and each ABL Secured Party, agrees that it will not take or receive any Term Loan/Notes Priority Collateral or any proceeds of Term Loan/Notes Priority Collateral in connection with the exercise of any right or remedy (including setoff or recoupment) with respect to any Term Loan/Notes Priority Collateral. Without limiting the generality of the foregoing, unless and until the Discharge of Term Loan/Notes Obligations has occurred, except as expressly provided in the provisos in clause (ii) of Section 3.1(b), the sole right of the ABL Agent and the ABL Secured Parties with respect to the Term Loan/Notes Priority Collateral is to hold a Lien on the Term Loan/Notes Priority Collateral pursuant to the ABL Loan Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of Term Loan/Notes Obligations has occurred.

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(d) Subject to the provisos in clause (ii) of Section 3.1(a) above and Section 5.6, (i) each Term Loan/Notes Agent, for itself and on behalf of each applicable Term Loan/Notes Secured Party, agrees that the Term Loan/Notes Agents and the Term Loan/Notes Secured Parties will not take any action that would hinder any exercise of remedies undertaken by the ABL Agent or the ABL Secured Parties with respect to the ABL Priority Collateral under the ABL Loan Documents, including any sale, lease, exchange, transfer or other disposition of the ABL Priority Collateral, whether by foreclosure or otherwise, and (ii) each Term Loan/Notes Agent, for itself and on behalf of each applicable Term Loan/Notes Secured Party, hereby waives any and all rights it or any such Term Loan/Notes Secured Party may have as a junior lien creditor or otherwise to object to the manner or order in which the ABL Agent or the ABL Secured Parties seek to enforce or collect the ABL Obligations with respect to the ABL Priority Collateral or the Liens granted in any of the ABL Priority Collateral, regardless of whether any action or failure to act by or on behalf of the ABL Agent or ABL Secured Parties is or could be adverse to the interests of the Term Loan/Notes Secured Parties. Subject to the provisos in clause (ii) of Section 3.1(b) above and Section 5.6, (i) the ABL Agent, for itself and on behalf of each ABL Secured Party, agrees that the ABL Agent and the ABL Secured Parties will not take any action that would hinder any exercise of remedies undertaken by any Term Loan/Notes Agent or the Term Loan/Notes Secured Parties with respect to the Term Loan/Notes Priority Collateral under the Term Loan/Notes Documents, including any sale, lease, exchange, transfer or other disposition of the Term Loan/Notes Priority Collateral, whether by foreclosure or otherwise, and (ii) the ABL Agent, for itself and on behalf of each ABL Secured Party, hereby waives any and all rights it or any ABL Secured Party may have as a junior lien creditor or otherwise to object to the manner or order in which the Term Loan/Notes Agents or the Term Loan/Notes Secured Parties seek to enforce or collect the Term Loan/Notes Obligations with respect to the Term Loan/Notes Priority Collateral or the Liens granted in any of the Term Loan/Notes Priority Collateral, regardless of whether any action or failure to act by or on behalf of the Term Loan/Notes Agents or Term Loan/Notes Secured Parties is or could be adverse to the interests of the ABL Secured Parties.

(e) Each Term Loan/Notes Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Term Loan/Notes Document shall be deemed to restrict in any way the rights and remedies of the ABL Agent or the ABL Secured Parties with respect to the ABL Priority Collateral as set forth in this Agreement and the ABL Loan Documents. The ABL Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in any applicable ABL Loan Document shall be deemed to restrict in any way the rights and remedies of the Term Loan/Notes Agents or the Term Loan/Notes Secured Parties with respect to the Term Loan/Notes Priority Collateral as set forth in this Agreement and the Term Loan/Notes Documents.

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3.2. Cooperation.

(a) Subject to the provisos in clause (ii) of Section 3.1(a), each Term Loan/Notes Agent, on behalf of itself and each applicable Term Loan/Notes Secured Party, agrees that, unless and until the Discharge of ABL Obligations has occurred, it will not commence, or join with any Person (other than the ABL Secured Parties and the ABL Agent upon the request thereof) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the ABL Priority Collateral under any of the applicable Term Loan/Notes Documents or otherwise in respect of the applicable Term Loan/Notes Obligations relating to the ABL Priority Collateral.

(b) Subject to the provisos in clause (ii) of Section 3.1(b), the ABL Agent, on behalf of itself and each ABL Secured Party, agrees that, unless and until the Discharge of Term Loan/Notes Obligations has occurred, it will not commence, or join with any Person (other than the Term Loan/Notes Secured Parties and the Term Loan/Notes Agents, upon the request thereof) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Term Loan/Notes Priority Collateral under any of the applicable ABL Loan Documents or otherwise in respect of the applicable ABL Obligations relating to the Term Loan/Notes Priority Collateral.

3.3. Actions Upon Breach.

(a) If any Term Loan/Notes Secured Party, in contravention of the terms of this Agreement, in any way takes or attempts or threatens to take any action with respect to the ABL Priority Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement except as provided in the provisos to Section 3.1(a)(ii)), this Agreement shall create an irrebuttable presumption and admission by such Term Loan/Notes Secured Party that relief against such Term Loan/Notes Secured Party by injunction, specific performance and/or other appropriate equitable relief is necessary to prevent irreparable harm to the ABL Secured Parties, it being understood and agreed by each applicable Term Loan/Notes Agent on behalf of each applicable Term Loan/Notes Secured Party that (i) the ABL Secured Parties’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each Term Loan/Notes Secured Party waives any defense that the Grantors and/or the ABL Secured Parties cannot demonstrate damage and/or be made whole by the awarding of damages.

(b) If any ABL Secured Party, in contravention of the terms of this Agreement, in any way takes or attempts or threatens to take any action with respect to the Term Loan/Notes Priority Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement except as provided in the provisos to Section 3.1(b)(ii)), this Agreement shall create an irrebuttable presumption and admission by such ABL Secured Party that relief against such ABL Secured Party by injunction, specific performance and/or other appropriate equitable relief is necessary to prevent irreparable harm to the Term Loan/Notes Secured Parties, it being understood and agreed by the ABL Agent on behalf of each ABL Secured Party that (i) the applicable Term Loan/Notes Secured Parties’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each ABL Secured Party waives any defense that the Grantors and/or the Term Loan/Notes Secured Parties cannot demonstrate damage and/or be made whole by the awarding of damages.

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Section 4. Payments.

4.1. Revolving Nature of ABL Obligations and Term/Loan Notes Obligations.

(a) Each Term Loan/Notes Agent, for and on behalf of itself and each applicable Term Loan/Notes Secured Party, expressly acknowledges and agrees that (i) as of the date hereof, the ABL Credit Agreement includes a revolving commitment, that in the ordinary course of business the applicable ABL Agent under the ABL Credit Agreement and the ABL Lenders will apply payments and make advances thereunder, and that no application of any Payment Collateral or Cash Collateral or the release of any Lien by the ABL Agent upon any portion of the Collateral in connection with a permitted disposition under the ABL Credit Agreement shall constitute the exercise of remedies prohibited under this Agreement; (ii) subject to the limitations set forth herein, the amount of the ABL Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the ABL Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the ABL Obligations may be increased and, subject to Section 9.3, Refinanced, in each event, without notice to or consent by the Term Loan/Notes Secured Parties and without affecting the provisions hereof; and (iii) all Payment Collateral or Cash Collateral received by the ABL Agent may be applied, reversed, reapplied, credited or reborrowed, in whole or in part, to the ABL Obligations at any time; provided, however, that from and after the date on which the ABL Agent (or any ABL Secured Party) commences the exercise of any remedies with respect to any of the Collateral (other than, for the avoidance of doubt, the exercise of rights pursuant to Section 2.04(f) of the ABL Credit Agreement by the ABL Agent or any ABL Secured Party during the continuance of a Cash Dominion Period), all amounts received by the ABL Agent or any ABL Secured Party in respect of any ABL Obligations shall be applied as specified in this Section 4. The Lien priority set forth in this Agreement shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or Refinancing of the ABL Obligations, the Term Loan/Notes Obligations or any portion thereof, in each case, in accordance with Section 9.3 (to the extent applicable).

(b) The ABL Agent, for and on behalf of itself and each ABL Secured Party, expressly acknowledges and agrees that (i) as of the date hereof, the Senior-Priority Non-ABL Loan Agreement includes a revolving commitment, that in the ordinary course of business the Senior-Priority Non-ABL Loan Agent under the Senior-Priority Non-ABL Loan Agreement and the Senior-Priority Lenders will apply payments and make advances thereunder, and that no application of any Payment Collateral or Cash Collateral or the release of any Lien by the Senior-Priority Non-ABL Loan Agent or the Senior-Priority Collateral Agent upon any portion of the Collateral in connection with a permitted disposition under the Senior-Priority Non-ABL Loan Agreement shall constitute the exercise of remedies prohibited under this Agreement; (ii) subject to the limitations set forth herein, the amount of the Senior-Priority Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the Senior-Priority Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the Senior-Priority Obligations may be increased and, subject to Section 9.3, Refinanced, in each event, without notice to or consent by the ABL Secured Parties and without affecting the provisions hereof; and (iii) all Payment Collateral or Cash Collateral received by the Senior-Priority Non-ABL Loan Agent or the Senior-Priority Collateral Agent may be applied, reversed, reapplied, credited or reborrowed, in whole or in part, to the Senior-Priority Obligations at any time; provided, however, that from and after the date on which any Term Loan/Notes Agent (or any Term Loan/Notes Secured Party) commences the exercise of any remedies with respect to any of the

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Collateral, all amounts received by any Term Loan/Notes Agent or any Term Loan/Notes Secured Party in respect of any Term Loan/Notes Obligations shall be applied as specified in this Section 4. The Lien priority set forth in this Agreement shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or Refinancing of the ABL Obligations, the Term Loan/Notes Obligations or any portion thereof, in each case, in accordance with Section 9.3 (to the extent applicable).

4.2. Application of Proceeds of ABL Priority Collateral. The ABL Agent, on behalf of itself and each ABL Secured Party, and each Term Loan/Notes Agent, on behalf of itself and each applicable Term Loan/Notes Secured Party, hereby agrees that the ABL Priority Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such ABL Priority Collateral upon the exercise of remedies or in connection with any Insolvency or Liquidation Proceeding, shall be applied:

first, to the payment of the costs and expenses of the ABL Agent in connection with such exercise of remedies,

second, to the payment, discharge or cash collateralization of the ABL Obligations in accordance with the ABL Loan Documents until a Discharge of ABL Obligations has occurred,

third, to the payment of the Term Loan/Notes Obligations in accordance with the Term Loan/Notes Documents until a Discharge of Term Loan/Notes Obligations has occurred, and fourth, the balance, if any, to the Grantors or to whosoever may be lawfully entitled to receive the same (as instructed in writing by the Grantors) or as a court of competent jurisdiction may direct;

provided, however, that (x) no receipt and application of any Collateral, or proceeds thereof, received in the ordinary course of business and absent any affirmative enforcement action or exercise of remedies by the ABL Agent or during the pendency of any Insolvency or Liquidation Proceeding to collect or otherwise realize upon such Collateral (such Collateral, and the proceeds thereof, “Ordinary Course Collections”) shall constitute an exercise of remedies for purposes of this Section 4.2 and all Ordinary Course Collections received by the ABL Agent may be applied, reversed, reapplied, credited, or reborrowed, in whole or in part, pursuant to the ABL Credit Agreement and (y) none of the following shall, without the taking of other action by the ABL Agent or any ABL Secured Party, constitute an exercise of remedies for purposes of this Section 4.2: (i) the exercise of rights pursuant to Section 2.04(f) of the ABL Credit Agreement by the ABL Agent or any ABL Secured Party during the continuance of a Cash Dominion Period or (ii) the notification of account debtors, depository institutions or any other Person to deliver proceeds of ABL Priority Collateral to the ABL Agent in accordance with the ABL Loan Documents.

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4.3. Application of Proceeds of Term Loan/Notes Priority Collateral. The ABL Agent, on behalf of itself and each ABL Secured Party, and each Term Loan/Notes Agent, on behalf of itself and each applicable Term Loan/Notes Secured Party, hereby agrees that the Term Loan/Notes Priority Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Term Loan/Notes Priority Collateral upon the exercise of remedies or in connection with any Insolvency or Liquidation Proceeding, shall be applied:

first, to the payment of the costs and expenses of the Designated Term Loan/Notes Agent and the Senior-Priority Collateral Agent in connection with such exercise of remedies,

second, to the payment of the Term Loan/Notes Obligations in accordance with the Term Loan/Notes Documents until a Discharge of Term Loan/Notes Obligations has occurred,

third, to the payment of the ABL Obligations in accordance with the ABL Loan Documents until a Discharge of ABL Obligations has occurred, and fourth, the balance, if any, to the Grantors or to whosoever may be lawfully entitled to receive the same (as instructed in writing by the Grantors) or as a court of competent jurisdiction may direct;

provided, however, that (x) none of the following shall, without the taking of other action by the ABL Agent or any ABL Secured Party, constitute an exercise of remedies for purposes of this Section 4.3: (i) the exercise of rights pursuant to Section 2.04(f) of the ABL Credit Agreement by the ABL Agent or any ABL Secured Party during the continuance of a Cash Dominion Period, (ii) the notification of account debtors, depository institutions or any other Person to deliver proceeds of ABL Priority Collateral to the ABL Agent in accordance with the ABL Loan Documents and (iii) the taking of any action in connection with the attempt to receive, or the receipt of, Ordinary Course Collections.

4.4. Payments Over.

(a) So long as the Discharge of ABL Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, each Term Loan/Notes Agent agrees, for itself and on behalf of the other Term Loan/Notes Secured Parties, that any ABL Priority Collateral or proceeds thereof or payment with respect thereto received by any Term Loan/Notes Agent or any other Term Loan/Notes Secured Party (including any right of set-off) with respect to the ABL Priority Collateral, shall be segregated and held in trust and promptly transferred or paid over to the ABL Agent for the benefit of the ABL Secured Parties in the same form as received, with any necessary endorsements or assignments or as a court of competent jurisdiction may otherwise direct; provided that this Section 4.4 shall not apply to any required payments of interest and principal received by the Term Loan/Notes Agents or any other Term Loan/Notes Secured Party prior to the commencement of any Insolvency or Liquidation Proceeding or any exercise of remedies by the ABL Secured Parties with respect to the ABL Priority Collateral so long as such receipt is not the direct or indirect result of the exercise by the Term Loan/Notes Agents or any other Term Loan/Notes Secured Party of foreclosure rights or other remedies as a secured creditor or enforcement in contravention of this Agreement of any Lien held by any of them or any other act

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in contravention of this Agreement. Each Term Loan/Notes Agent, for itself and on behalf of the applicable Term Loan/Notes Secured Parties, also agrees that prior to receipt by the ABL Agent of notice of the exercise of remedies by any Term Loan/Notes Agent, all funds deposited in a Deposit Account or Securities Account that constitutes ABL Priority Collateral subject to an account control agreement and then applied to the ABL Obligations shall be treated as ABL Priority Collateral. In addition, unless and until the Discharge of ABL Obligations occurs, each Term Loan/Notes Agent hereby consents to the application, prior to the receipt by the ABL Agent of notice of the exercise of remedies by any Term Loan/Notes Agent, of cash or other proceeds of Collateral, deposited under deposit account control agreements to the repayment of ABL Obligations pursuant to the ABL Loan Documents. The ABL Agent is hereby authorized to make any such endorsements or assignments as agent for the Term Loan/Notes Agents. This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.

(b) So long as the Discharge of Term Loan/Notes Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, the ABL Agent agrees, for itself and on behalf of the other ABL Secured Parties, that any Term Loan/Notes Priority Collateral or proceeds thereof or payment with respect thereto received by the ABL Agent or any other ABL Secured Party (including any right of set-off) with respect to the Term Loan/Notes Priority Collateral, shall be segregated and held in trust and promptly transferred or paid over to the applicable Term Loan/Notes Agents for the benefit of the applicable Term Loan/Notes Secured Parties in the same form as received, with any necessary endorsements or assignments or as a court of competent jurisdiction may otherwise direct; provided that this Section 4.4 shall not apply to any required payments of interest and principal received by the ABL Agent or any other ABL Secured Party prior to the commencement of any Insolvency or Liquidation Proceeding so long as such receipt is not the direct or indirect result of the exercise by the ABL Agent or any other ABL Secured Party of foreclosure rights or other remedies as a secured creditor or enforcement in contravention of this Agreement of any Lien held by any of them or any other act in contravention of this Agreement. Each Term Loan/Notes Agent is hereby authorized to make any such endorsements or assignments as agent for the ABL Agent. This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.

(c) Promptly upon the Discharge of ABL Obligations, the ABL Agent shall deliver written notice confirming the same to the Term Loan/Notes Agents; provided that the failure to give any such notice shall not result in any liability of the ABL Agent or the ABL Secured Parties hereunder or in the modification, alteration, impairment, or waiver of the rights of any party hereunder. Promptly upon the Discharge of Term Loan/Notes Obligations, the Term Loan/Notes Agents shall deliver written notice confirming the same to the ABL Agent; provided that the failure to give any such notice shall not result in any liability of the Term Loan/Notes Agents or the Term Loan/Notes Secured Parties hereunder or in the modification, alteration, impairment, or waiver of the rights of any party hereunder.

4.5. Application of Proceeds of Mixed Collateral. Notwithstanding anything to the contrary contained above or in the definition of ABL Priority Collateral or Term Loan/Notes Priority Collateral, in the event that Proceeds of Collateral are received from (or are otherwise attributable to the value of) a sale or other disposition of Collateral that involves a combination

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of ABL Priority Collateral and Term Loan/Notes Priority Collateral, unless otherwise agreed by the ABL Agent and the Designated Term Loan/Notes Agent, the portion of such Proceeds that shall be allocated as Proceeds of ABL Priority Collateral for purposes of this Agreement shall be an amount equal to the net book value of such ABL Priority Collateral (except in the case of Accounts, which amount shall be equal to the face amount of such Accounts). In addition, notwithstanding anything to the contrary contained above or in the definition of ABL Priority Collateral or Term Loan/Notes Priority Collateral, to the extent Proceeds of Collateral are Proceeds received from (or are otherwise attributable to the value of) the sale or disposition of all or substantially all of the Equity Interests of any Subsidiary that is a Grantor or all or substantially all of the assets of any such Subsidiary, such Proceeds shall constitute (1) first, in an amount equal to the face amount of the Accounts (excluding any rights to payment for any property which specifically constitutes Term Loan/Notes Priority Collateral which has been or is to be sold, leased, licensed, exchanged, transferred or otherwise disposed of) and the fair market value of any other ABL Priority Collateral owned by such Subsidiary at the time of such sale, ABL Priority Collateral and (2) second, to the extent in excess of the amounts described in preceding clause (1), Term Loan/Notes Priority Collateral.

Section 5. Other Agreements.

5.1. Releases.

(a) Effective upon any sale, lease, license, exchange, transfer or other disposition of any ABL Priority Collateral permitted, or expressly consented to in writing by the ABL Agent, under the terms of the ABL Loan Documents that results in the release of any of the ABL Agent’s Liens on any ABL Priority Collateral (excluding any sale, lease, license, exchange, transfer or other disposition that is not permitted by any of the Term Loan/Notes Documents (as in effect on the date hereof) unless such sale, lease, license, exchange, transfer or other disposition is consummated in connection with the exercise of the ABL Agent’s remedies in respect of ABL Priority Collateral or consummated after the commencement of any Insolvency or Liquidation Proceeding or consummated upon the occurrence or during the existence of an event of default under the ABL Loan Documents):

(i) the Liens, if any, of each Term Loan/Notes Agent, for itself or for the benefit of the applicable Term Loan/Notes Secured Parties, on such ABL Priority Collateral shall be automatically, unconditionally and simultaneously released to the same extent as the release of the ABL Agent’s Lien; provided that the Proceeds thereof shall be applied pursuant to Section 4.2;

(ii) each Term Loan/Notes Agent, for itself or on behalf of the applicable Term Loan/Notes Secured Parties, shall promptly upon the written request of the ABL Agent execute and deliver such release documents and confirmations of the authorization to file UCC amendments and terminations provided for herein, in each case as the ABL Agent may reasonably require in connection with such sale, lease, license, exchange, transfer or other disposition by the ABL Agent, the ABL Agent’s agents or any Grantor with the prior written consent of the ABL Agent to evidence and effectuate such termination and release; provided that any such release or UCC amendment or termination by the Term Loan/Notes Agents shall not extend to or otherwise affect any of the rights, if any, of the Term Loan/Notes Agents to the Proceeds from any such sale, lease, license, exchange, transfer or other disposition of the ABL Priority Collateral;

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(iii) each Term Loan/Notes Agent, for itself or on behalf of the applicable Term Loan/Notes Secured Parties, shall be deemed to have authorized the ABL Agent to file UCC amendments and terminations covering the ABL Priority Collateral so sold, leased, licensed, exchanged, transferred or otherwise disposed of as to UCC financing statements between any Grantor and such Term Loan/Notes Agent or any other applicable Term Loan/Notes Secured Party to evidence such release and termination; and

(iv) each Term Loan/Notes Agent, for itself or on behalf of the applicable Term Loan/Notes Secured Parties, shall be deemed to have consented under the applicable Term Loan/Notes Documents to such sale, lease, license, exchange, transfer or other disposition to the same extent as the consent of the ABL Agent and the other ABL Secured Parties.

Each Term Loan/Notes Agent, for itself and on behalf of each applicable Term Loan/Notes Secured Party, hereby irrevocably constitutes and appoints (which appointment is coupled with an interest and is irrevocable) the ABL Agent and any officer or agent of such ABL Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Term Loan/Notes Agent or such Term Loan/Notes Secured Party (as applicable) or in such ABL Agent’s own name, from time to time in such ABL Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1(a), to take any and all appropriate action and to execute any and all documents and instruments and make filings that may be necessary or desirable to accomplish the purposes of this Section 5.1(a), including filing any termination statements, endorsements or other instruments of transfer or release; provided that the ABL Agent shall not exercise such power of attorney unless the Term Loan/Notes Agents have failed to comply with their obligations under this Section 5.1(a) within two Business Days after demand by the ABL Agent.

(b) Effective upon any sale, lease, license, exchange, transfer or other disposition of any Term Loan/Notes Priority Collateral permitted, or expressly consented to in writing by the Term Loan/Notes Agents, under the terms of the Term Loan/Notes Documents that results in the release of the Term Loan/Notes Agents’ Liens on any Term Loan/Notes Priority Collateral (excluding any sale, lease, license, exchange, transfer or other disposition that is not permitted by the ABL Loan Documents (as in effect on the date hereof) unless such sale, lease, license, exchange, transfer or other disposition is consummated in connection with the exercise of the Term Loan/Notes Agents’ remedies in respect of Term Loan/Notes Priority Collateral or consummated after the commencement of any Insolvency or Liquidation Proceeding or consummated upon the occurrence or during the existence of an event of default under the Term Loan/Notes Documents):

(i) the Liens, if any, of the ABL Agent, for itself or for the benefit of the ABL Secured Parties, on such Term Loan/Notes Priority Collateral shall be automatically, unconditionally and simultaneously released to the same extent as the release of the Term Loan/Notes Agents’ Liens; provided that the proceeds thereof shall be applied pursuant to Section 4.3;

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(ii) the ABL Agent, for itself or on behalf of the ABL Secured Parties, shall promptly upon the written request of any Term Loan/Notes Agent execute and deliver such release documents and confirmations of the authorization to file UCC amendments and terminations provided for herein, in each case as the Term Loan/Notes Agents may reasonably require in connection with such sale, lease, license, exchange, transfer or other disposition by the Term Loan/Notes Agents, the Term Loan/Notes Agents’ agents or any Grantor with the prior written consent of the Term Loan/Notes Agents to evidence and effectuate such termination and release; provided that any such release or UCC amendment or termination by the ABL Agent shall not extend to or otherwise affect any of the rights, if any, of the ABL Agent to the proceeds from any such sale, lease, license, exchange, transfer or other disposition of the Term Loan/Notes Priority Collateral;

(iii) the ABL Agent, for itself or on behalf of the ABL Secured Parties, shall be deemed to have authorized the Term Loan/Notes Agents to file UCC amendments and terminations covering the Term Loan/Notes Priority Collateral so sold, leased, licensed, exchanged, transferred or otherwise disposed of as to UCC financing statements between any Grantor and such ABL Agent or any other ABL Secured Party to evidence such release and termination; and

(iv) the ABL Agent, for itself or on behalf of the ABL Secured Parties, shall be deemed to have consented under the applicable ABL Loan Documents to such sale, lease, license, exchange, transfer or other disposition to the same extent as the consent of the Term Loan/Notes Agents and the other Term Loan/Notes Secured Parties.

The ABL Agent, for itself and on behalf of each ABL Secured Party, hereby irrevocably constitutes and appoints (which appointment is coupled with an interest and is irrevocable) each Term Loan/Notes Agent and any officer or agent of each such Term Loan/Notes Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such ABL Agent or such ABL Secured Party or in such Term Loan/Notes Agent’s own name, from time to time in such Term Loan/Notes Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1(b), to take any and all appropriate action and to execute any and all documents and instruments and make any filings that may be necessary or desirable to accomplish the purposes of this Section 5.1(b), including filing any termination statements, endorsements or other instruments of transfer or release; provided that the applicable Term Loan/Notes Agent shall not exercise such power of attorney unless the ABL Agent has failed to comply with its obligations under this Section 5.1(b) within two Business Days after demand by the applicable Term Loan/Notes Agent.

(c) Unless and until the Discharge of ABL Obligations has occurred, each Term Loan/Notes Agent, for itself and on behalf of each applicable Term Loan/Notes Secured Party, hereby consents to the application, whether prior to or after a default, of proceeds of ABL Priority Collateral to the repayment of ABL Obligations pursuant to the ABL Credit Agreement; provided that nothing in this Section 5.1(c) shall be construed to prevent or impair the rights of the Term Loan/Notes Agents or the Term Loan/Notes Secured Parties to receive proceeds in connection with the Term Loan/Notes Obligations not otherwise in contravention of this Agreement.

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(d) Unless and until the Discharge of Term Loan/Notes Obligations has occurred, the ABL Agent, for itself and on behalf of each ABL Secured Party, hereby consents to the application, whether prior to or after a default, of proceeds of Term Loan/Notes Priority Collateral to the repayment of Term Loan/Notes Obligations pursuant to the Term Loan/Notes Agreements; provided that nothing in this Section 5.1(d) shall be construed to prevent or impair the rights of the ABL Agent or the ABL Secured Parties to receive proceeds in connection with the ABL Obligations not otherwise in contravention of this Agreement.

5.2. Insurance and Condemnation Awards.

(a) Proceeds of Collateral include insurance proceeds and, therefore, the Lien priority set forth in this Agreement shall govern the ultimate disposition of casualty insurance proceeds.

(b) Unless and until the Discharge of ABL Obligations has occurred, the ABL Agent and the ABL Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the ABL Loan Documents, to settle and adjust claims in respect of the ABL Priority Collateral under policies of insurance; provided that, if any insurance claim includes both ABL Priority Collateral and Term Loan/Notes Priority Collateral, the ABL Agent or the Designated Term Loan/Notes Agent, as determined by whichever class of creditors bore a materially disproportionately greater covered loss shall, in consultation with the other Agent, have the sole and exclusive authority, subject to the rights of the Grantors under the ABL Loan Documents and the Term Loan/Notes Documents, to adjust or settle any claim under the relevant insurance policy; provided that if the covered losses (as between the ABL Obligations and the Term Loan/Notes Obligations) are approximately equal or their relative proportion cannot be ascertained with reasonable certainty, then the ABL Agent and the Designated Term Loan/Notes Agent will work jointly and in good faith to collect, adjust or settle (subject to the rights of the Grantors under the ABL Loan Documents and the Term Loan/Notes Documents) any claim under the relevant insurance policy. So long as the Discharge of ABL Obligations has not occurred, all proceeds of any policies of insurance referred to in the first sentence of this clause (b), shall (i) first, be paid to the ABL Agent for the benefit of the ABL Secured Parties to the extent required under the ABL Loan Documents, (ii) second, be paid to the Designated Term Loan/Notes Agent for the benefit of the Term Loan/Notes Secured Parties to the extent required under the applicable Term Loan/Notes Documents and (iii) third, if no Term Loan/Notes Obligations are outstanding, be paid to the owner of the subject property or as a court of competent jurisdiction may otherwise direct or as may otherwise be required by applicable Law. Until the Discharge of ABL Obligations, if any Term Loan/Notes Agent or any other Term Loan/Notes Secured Party shall, at any time, receive any proceeds of any such insurance policy, it shall pay such proceeds over to the ABL Agent in accordance with the terms of Section 4.4.

(c) Unless and until the Discharge of Term Loan/Notes Obligations has occurred, the Term Loan/Notes Agents and the Term Loan/Notes Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Term Loan/Notes Documents, to settle and adjust claims in respect of the Term Loan/Notes Priority Collateral under policies of insurance and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation in respect of the Term Loan/Notes Priority Collateral; provided that, if any insurance claim includes both ABL Priority Collateral and Term

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Loan/Notes Priority Collateral, the ABL Agent or the Designated Term Loan/Notes Agent, as determined by whichever class of creditors bore a materially disproportionately greater covered loss shall, in consultation with the other Agent, have the sole and exclusive authority, subject to the rights of the Grantors under the ABL Loan Documents and the Term Loan/Notes Documents, to adjust or settle any claim under the relevant insurance policy; provided that if the covered losses (as between the ABL Obligations and the Term Loan/Notes Obligations) are approximately equal or their relative proportion cannot be ascertained with reasonable certainty, then the ABL Agent and the Designated Term Loan/Notes Agent will work jointly and in good faith to collect, adjust or settle (subject to the rights of the Grantors under the ABL Loan Documents and the Term Loan/Notes Documents) any claim under the relevant insurance policy. So long as the Discharge of Term Loan/Notes Obligations has not occurred, all proceeds of any policies of insurance referred to in the first sentence of this clause (c) and any such award, or any payments with respect to a deed in lieu of condemnation, shall (i) first, be paid to the Designated Term Loan/Notes Agent for the benefit of the Term Loan/Notes Secured Parties to the extent required under the Term Loan/Notes Documents, (ii) second, be paid to the ABL Agent for the benefit of the ABL Secured Parties to the extent required under the applicable ABL Loan Documents and (iii) third, if no ABL Obligations are still outstanding, be paid to the owner of the subject property or as a court of competent jurisdiction may otherwise direct or as may otherwise be required by applicable Law. Until the Discharge of Term Loan/Notes Obligations, if the ABL Agent or any other ABL Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award or payment, it shall pay such proceeds over to the Designated Term Loan/Notes Agent in accordance with the terms of Section 4.4.

5.3. Amendments to ABL Loan Documents and Term Loan/Notes Documents.

(a) Each Term Loan/Notes Agent, on behalf of itself and the applicable Term Loan/Notes Secured Parties, hereby agrees that, without affecting the obligations of the Term Loan/Notes Agents or the Term Loan/Notes Secured Parties hereunder and without affecting the obligations of the Grantors under the Term Loan/Notes Documents, the ABL Agent and the ABL Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to any Term Loan/Notes Agent or any Term Loan/Notes Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any Term Loan/Notes Agent or any Term Loan/Notes Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, Refinance, extend, consolidate, restructure, or otherwise modify any of the ABL Loan Documents in any manner whatsoever (subject to compliance with Section 9.3, to the extent applicable), including to:

(i) change the manner, place, time, or terms of payment or renew or alter or increase all or any of the Obligations under the ABL Loan Documents or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Obligations under the ABL Loan Documents or any of the ABL Loan Documents;

(ii) retain or, subject to Section 2.3, obtain a Lien on any property of any Person to secure any of the ABL Obligations, and in connection therewith to enter into any additional ABL Loan Documents;

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(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the ABL Obligations;

(iv) subject to Section 5.1, release its Lien on any Collateral or other property;

(v) exercise or refrain from exercising any rights against the Borrower, any Grantor, or any other Person;

(vi) retain or obtain the primary or secondary obligation of any other Person with respect to any of the ABL Obligations; and

(vii) otherwise manage and supervise the ABL Obligations as the applicable ABL Agent shall deem appropriate.

(b) The ABL Agent, on behalf of itself and the ABL Secured Parties, hereby agrees that, without affecting the obligations of the ABL Agent and the ABL Secured Parties hereunder and without affecting the obligations of the Grantors under the ABL Loan Documents, each Term Loan/Notes Agent and the Term Loan/Notes Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the ABL Agent or any ABL Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the ABL Agent or any ABL Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, Refinance, extend, consolidate, restructure, or otherwise modify any of the Term Loan/Notes Documents in any manner whatsoever (subject to compliance with Section 9.3, to the extent applicable), including, to:

(i) change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Obligations under the Term Loan/Notes Documents or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Obligations under the Term Loan/Notes Documents or any of the Term Loan/Notes Documents;

(ii) retain or, subject to Section 2.3, obtain a Lien on any property of any Person to secure any of the Term Loan/Notes Obligations, and in connection therewith to enter into any additional Term Loan/Notes Documents;

(iii) amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the Term Loan/Notes Obligations;

(iv) subject to Section 5.1, release its Lien on any Collateral or other property;

(v) exercise or refrain from exercising any rights against the Borrower, any Grantor, or any other Person;

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(vi) retain or obtain the primary or secondary obligation of any other Person with respect to any of the Term Loan/Notes Obligations; and

(vii) otherwise manage and supervise the Term Loan/Notes Obligations as the applicable Term Loan/Notes Agent shall deem appropriate.

(c) The ABL Obligations and the Term Loan/Notes Obligations may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the Refinancing transaction under any ABL Loan Document or any Term Loan/Notes Document, as applicable) of the ABL Agent, the ABL Secured Parties, the Term Loan/Notes Agents or the Term Loan/Notes Secured Parties, as the case may be, all without affecting the Lien priorities provided for herein or the other provisions hereof; provided, however, that the holders of such Refinancing Indebtedness (or an Additional Agent on their behalf) comply with Section 9.3 (to the extent applicable), and any such Refinancing transaction shall be in accordance with any applicable provisions of the ABL Loan Documents and the Term Loan/Notes Documents.

(d) In the event that the ABL Agent or the ABL Secured Parties enter into any amendment, waiver or consent in respect of any of the ABL Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any ABL Security Document or changing in any manner the rights of any parties thereunder in respect of the ABL Priority Collateral, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Term Loan/Notes Security Document (but solely as to ABL Priority Collateral) without the consent of or action by any Term Loan/Notes Secured Party (with all such amendments, waivers and consents subject to the terms hereof); provided that (i) no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of any Term Loan/Notes Document, except to the extent that a release of such Lien is permitted or contemplated by this Agreement, (ii) no such amendment, waiver or consent shall apply automatically to the comparable Term Loan/Notes Security Document without the consent of or action by any Term Loan/Notes Secured Party if such amendment, waiver or consent materially and adversely affects the rights of the Term Loan/Notes Secured Parties, (iii) no such amendment, waiver or consent with respect to any provision applicable to any Agent under any Term Loan/Notes Documents shall apply automatically to any comparable provision of any comparable Term Loan/Notes Security Document without the prior written consent of such Agent, (iv) notice of such amendment, waiver or consent shall be given to each Term Loan/Notes Agent by the ABL Agent on the date of its effectiveness (provided that the failure to give such notice shall not affect the effectiveness and validity of such amendment, waiver or consent) and (v) a copy of such amendment, waiver or consent shall be given by the ABL Agent to each Term Loan/Notes Agent. Notwithstanding the foregoing, in the event that such amendment, waiver or consent would require any action whatsoever by any Term Loan/Notes Agent, the Borrower shall provide such Term Loan/Notes Agent with an officer’s certificate specifying such actions (with a copy of such certificate to be provided to the ABL Agent).

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(e) In the event that a Term Loan/Notes Agent or the Term Loan/Notes Secured Parties enter into any amendment, waiver or consent in respect of any of the Term Loan/Notes Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Term Loan/Notes Security Document or changing in any manner the rights of any parties thereunder in respect of the Term Loan/Notes Priority Collateral, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable ABL Security Document (but solely as to Term Loan/Notes Priority Collateral) without the consent of or action by any ABL Secured Party (with all such amendments, waivers and consents subject to the terms hereof); provided that (i) no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of any ABL Loan Document, except to the extent that a release of such Lien is permitted or contemplated by this Agreement, (ii) no such amendment, waiver or consent shall apply automatically to the comparable ABL Security Document without the consent of or action by any ABL Secured Party if such amendment, waiver or consent materially and adversely affects the rights of the ABL Secured Parties, (iii) no such amendment, waiver or consent with respect to any provision applicable to any Agent under any ABL Loan Documents shall apply automatically to any comparable provision of any comparable ABL Security Document without the prior written consent of such Agent, (iv) notice of such amendment, waiver or consent shall be given to the ABL Agent by each applicable Term Loan/Notes Agent on the date of its effectiveness (provided that the failure to give such notice shall not affect the effectiveness and validity of such amendment, waiver or consent) and (v) a copy of such amendment, waiver or consent shall be given by the Term Loan/Notes Agents to the ABL Agent. Notwithstanding the foregoing, in the event that such amendment, waiver or consent would require any action whatsoever by the ABL Agent, the Borrower shall provide such ABL Agent with an officer’s certificate specifying such actions (with a copy of such certificate to be provided to the Term Loan/Notes Agents).

5.4. Rights As Unsecured Creditors. The Second Priority Agents and the other Second Priority Secured Parties may exercise rights and remedies as an unsecured creditor against any Grantor in accordance with the terms of the applicable Second Priority Documents and applicable Law, but only to the extent that the exercise of any such rights and remedies is not inconsistent with the terms of this Agreement. In the event the Second Priority Secured Parties, as a result of the exercise of their rights as unsecured creditors are granted or otherwise hold a judgment lien in respect of Collateral, such lien shall be subject to the provisions of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Second Priority Agent or any other Second Priority Secured Party of the required payments of interest and principal so long as such receipt is not the direct or indirect result of the exercise by the applicable Second Priority Agent or any other Second Priority Secured Party of foreclosure rights or other remedies as a secured creditor (including any right of setoff) or enforcement in contravention of this Agreement of any Lien held by any of them or any other act in contravention of this Agreement. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the ABL Agent or the ABL Secured Parties may have with respect to the ABL Priority Collateral, or any rights or remedies the Term Loan/Notes Agents or the Term Loan/Notes Secured Parties may have with respect to the Term Loan/Notes Priority Collateral.

5.5. First Priority Agent as Gratuitous Bailee for Perfection.

(a) The ABL Agent agrees to hold the Pledged Collateral that is part of the ABL Priority Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for each Term Loan/Notes Agent and any assignee solely for the

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purpose of perfecting the security interest granted in such Pledged Collateral pursuant to the Term Loan/Notes Security Documents, subject to the terms and conditions of this Section 5.5 (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC or similar provision of other applicable Law). Each Term Loan/Notes Agent agrees to hold the Pledged Collateral that is part of the Term Loan/Notes Priority Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the ABL Agent and any assignee solely for the purpose of perfecting the security interest granted in such Pledged Collateral pursuant to the ABL Security Documents, subject to the terms and conditions of this Section 5.5 (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC or similar provisions of other applicable Law).

(b) The ABL Agent agrees to hold the Deposit Account Collateral that is part of the Collateral and controlled by such ABL Agent as gratuitous agent for each Term Loan/Notes Agent and any assignee solely for the purpose of perfecting the security interest granted in such Deposit Account Collateral pursuant to the Term Loan/Notes Security Documents, subject to the terms and conditions of this Section 5.5. Each Term Loan/Notes Agent agrees to hold the Deposit Account Collateral that is part of the Collateral and controlled by such Term Loan/Notes Agent as gratuitous agent for the ABL Agent and any assignee solely for the purpose of perfecting the security interest granted in such Deposit Account Collateral pursuant to the ABL Security Documents, subject to the terms and conditions of this Section 5.5.

(c) Except as otherwise specifically provided herein (including Sections 3.1, 4 and 8.2), until the Discharge of ABL Obligations has occurred, the ABL Agent shall be entitled to deal with the Pledged Collateral constituting ABL Priority Collateral in accordance with the terms of this Agreement and the ABL Loan Documents as if the Liens under the Term Loan/Notes Security Documents did not exist. The rights of each Term Loan/Notes Agent and the Term Loan/Notes Secured Parties with respect to such Pledged Collateral shall at all times be subject to the terms of this Agreement. Except as otherwise specifically provided herein (including Sections 3.1, 4 and 8.2), until the Discharge of Term Loan/Notes Obligations has occurred, each Term Loan/Notes Agent shall be entitled to deal with the Pledged Collateral constituting Term Loan/Notes Priority Collateral in accordance with the terms of this Agreement and the Term Loan/Notes Documents as if the Liens under the ABL Security Documents did not exist. The rights of the ABL Agent and the ABL Secured Parties with respect to such Pledged Collateral shall at all times be subject to the terms of this Agreement.

(d) The First Priority Agent shall have no obligation whatsoever to any Second Priority Agent or any Second Priority Secured Party to assure that the Pledged Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the applicable portion of the Collateral except as expressly set forth in this Section 5.5. The duties or responsibilities of the First Priority Agent under this Section 5.5 shall be limited solely to holding the Pledged Collateral as gratuitous bailee for each Second Priority Agent for purposes of perfecting the Lien held by such Second Priority Agent.

(e) The First Priority Agent shall not have by reason of the First Priority Documents, the Second Priority Documents or this Agreement or any other document, a fiduciary relationship in respect of any other First Priority Secured Party, any Second Priority

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Agent or any other Second Priority Secured Party and shall not have any liability to any other First Priority Secured Party, any Second Priority Agent or any other Second Priority Secured Party in connection with its holding the Pledged Collateral that is part of the First Priority Collateral.

(f) Upon the Discharge of ABL Obligations, the applicable ABL Agent shall deliver to the Designated Term Loan/Notes Agent, to the extent that it is legally permitted to do so, the remaining Pledged Collateral (if any) constituting ABL Priority Collateral in its possession or under its control, together with any necessary endorsements (or otherwise allow the Designated Term Loan/Notes Agent to obtain control of such Pledged Collateral) or as a court of competent jurisdiction may otherwise direct. The Borrower shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify the ABL Agent for loss or damage suffered by such ABL Agent as a result of such transfer except for loss or damage suffered by such ABL Agent as a result of its own willful misconduct or gross negligence. No ABL Agent has any obligation to follow instructions from a Term Loan/Notes Agent in contravention of this Agreement.

(g) Upon the Discharge of Term Loan/Notes Obligations, each Term Loan/Notes Agent shall deliver to the ABL Agent, to the extent that it is legally permitted to do so, the remaining Pledged Collateral (if any) constituting Term Loan/Notes Priority Collateral in its possession or under its control, together with any necessary endorsements (or otherwise allow the ABL Agent to obtain control of such Pledged Collateral) or as a court of competent jurisdiction may otherwise direct. The Borrower shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Term Loan/Notes Agent for loss or damage suffered by such Term Loan/Notes Agent as a result of such transfer except for loss or damage suffered by such Term Loan/Notes Agent as a result of its own willful misconduct or gross negligence. No Term Loan/Notes Agent has any obligation to follow instructions from the ABL Agent in contravention of this Agreement.

5.6. Access to Premises and Cooperation.

(a) If the ABL Agent takes any enforcement action with respect to the ABL Priority Collateral, each Term Loan/Notes Agent and the Term Loan/Notes Secured Parties (i) shall cooperate with such ABL Agent (at the sole cost and expense of such ABL Agent and the ABL Secured Parties and subject to the condition that the Term Loan/Notes Agents and the Term Loan/Notes Secured Parties shall have no obligation or duty to take any action or refrain from taking any action that would require it to expend or risk its own funds or could reasonably be expected to result in the incurrence of any liability or damage to a Term Loan/Notes Agent or the Term Loan/Notes Secured Parties (as determined by such Term Loan/Notes Agent or Term Loan/Notes Secured Parties in their sole discretion)) in its efforts to enforce its security interest in the ABL Priority Collateral and to allow such ABL Agent to assemble the ABL Priority Collateral, (ii) shall not take any action that could reasonably be expected to hinder or restrict in any respect such ABL Agent from enforcing its security interest in the ABL Priority Collateral or assembling the ABL Priority Collateral and (iii) shall permit such ABL Agent, its employees, agents, advisers and representatives, at the sole cost and expense of the ABL Secured Parties (but without any separate rent or access fee) and upon reasonable advance notice, to use the Term Loan/Notes Priority Collateral (including (x) equipment, processors, computers and other

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machinery related to the storage or processing of records, documents or files and (y) Intellectual Property, in each case only to the extent and for so long as required to effect an enforcement action with respect to the ABL Priority Collateral), for a period not to exceed 180 days after the taking of such enforcement action, for purposes of (A) accessing the ABL Priority Collateral, (B) selling any or all of the ABL Priority Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise, (C) removing and transporting any or all of the ABL Priority Collateral located in or on such Term Loan/Notes Priority Collateral, if any, (D) otherwise processing, shipping, producing, storing, completing, supplying, leasing, selling or otherwise handling, dealing with, assembling or disposing of, in any lawful manner, the ABL Priority Collateral, or (E) taking reasonable actions to protect, secure, and otherwise enforce the rights of the ABL Agent and the ABL Secured Parties in and to the ABL Priority Collateral; provided, however, that nothing contained in this Agreement shall restrict the rights of the Term Loan/Notes Agents or the Term Loan/Notes Secured Parties from selling, assigning or otherwise transferring any Term Loan/Notes Priority Collateral prior to the expiration of such 180-day period if (but only if) the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this Section 5.6. If any stay or other order prohibiting the exercise of remedies with respect to the ABL Priority Collateral has been imposed by applicable Law (including in connection with any Insolvency or Liquidation Proceeding affecting the Borrower or any other Grantor) or entered by a court of competent jurisdiction, such 180-day period shall be tolled during the pendency of any such stay or other order. In connection with the use of Intellectual Property constituting Term Loan/Notes Priority Collateral pursuant to clause (iii)(y) above in the first sentence of this clause (a), each Term Loan/Notes Agent (and any purchaser, assignee or transferee of assets as provided in the proviso to the first sentence of this clause (a)) (1) consents (without any representation, recourse, warranty or obligation whatsoever) to the grant by any Grantor to the ABL Agent of a non-exclusive royalty-free license to use any Patent, Trademark, Intellectual Property or proprietary information of such Grantor that is subject to a Lien held by such Term Loan/Notes Agent (or any Patent, Trademark, Intellectual Property or proprietary information acquired by such purchaser, assignee or transferee from any Grantor) and (2) grants, in its capacity as a secured party (or as a purchaser, assignee or transferee), to the ABL Agent a non-exclusive royalty-free license to use any Patent, Trademark, Intellectual Property or proprietary information that is subject to a Lien held by such Term Loan/Notes Agent (or subject to such purchase, assignment or transfer, as the case may be), in each case for the purposes set forth in clauses (A) through (E) of this paragraph.

(b) During the period of actual use or control by the ABL Agent or its agents or representatives of any Term Loan/Notes Priority Collateral, the ABL Agent and the ABL Secured Parties shall (i) be responsible for the payment of ordinary course expenses of third parties that are not Grantors with respect to such use or control of such Term Loan/Notes Priority Collateral, (ii) shall reimburse the Term Loan/Notes Agents and their respective officers, directors, employees and agents for any damages, costs or expenses resulting from actions or omissions of the ABL Agent or Persons under the control of or acting at the direction of or for the ABL Agent in its or their operation of such Term Loan/Notes Priority Collateral and (iii) be obligated to repair at their expense any physical damage to such Term Loan/Notes Priority Collateral resulting directly from such use or control, and to leave such Term Loan/Notes Priority Collateral in substantially the same condition as it was at the commencement of such use or control, ordinary wear and tear excepted. In no event shall the ABL Agent or the ABL Secured Parties have any liability to the Term Loan/Notes Agents or the Term Loan/Notes

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Secured Parties pursuant to this Section 5.6 as a result of the condition of any Term Loan/Notes Priority Collateral existing prior to the date of the exercise by such ABL Agent and the ABL Secured Parties of their rights under this Section 5.6, and the ABL Agent and the ABL Secured Parties shall have no duty or liability to maintain the Term Loan/Notes Priority Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the ABL Agent, or for any diminution in the value of the Term Loan/Notes Priority Collateral that results from ordinary wear and tear resulting from the use of the Term Loan/Notes Priority Collateral by the ABL Agent in the manner and for the time periods specified under this Section 5.6. Without limiting the rights granted in this paragraph, the ABL Agent and the ABL Secured Parties shall cooperate with the Term Loan/Notes Agents and the Term Loan/Notes Secured Parties in connection with any efforts made by the Term Loan/Notes Agents and the Term Loan/Notes Secured Parties to sell the Term Loan/Notes Priority Collateral.

(c) If any Term Loan/Notes Agent takes any enforcement action with respect to the Term Loan/Notes Priority Collateral, the ABL Agent and the ABL Secured Parties (i) shall reasonably cooperate with such Term Loan/Notes Agent (at the sole cost and expense of the applicable Term Loan/Notes Secured Parties (excluding the Term Loan/Notes Agents) and subject to the condition that the ABL Agent and the ABL Secured Parties shall have no obligation or duty to take any action or refrain from taking any action that could reasonably be expected to result in the incurrence of any liability or damage to the ABL Agent or the ABL Secured Parties) in its efforts to enforce its security interest in the Term Loan/Notes Priority Collateral and assemble the Term Loan/Notes Priority Collateral and (ii) shall not take any action that could reasonably be expected to hinder or restrict in any respect such Term Loan/Notes Agent from enforcing its security interest in the Term Loan/Notes Priority Collateral or from assembling the Term Loan/Notes Priority Collateral.

(d) Each Term Loan/Notes Agent agrees that if the ABL Agent shall require rights available under any permit or license controlled by such Term Loan/Notes Agent in order to realize on any ABL Priority Collateral, such Term Loan/Notes Agent shall take all such actions as shall be available to it, consistent with applicable Law and reasonably requested by the ABL Agent to make such rights available to such ABL Agent, subject to the Liens of the Term Loan/Notes Agents and the Term Loan/Notes Secured Parties. The ABL Agent agrees that if a Term Loan/Notes Agent shall require rights available under any permit or license controlled by such ABL Agent in order to realize on any Term Loan/Notes Priority Collateral, such ABL Agent shall take all such actions as shall be available to it, consistent with applicable Law and reasonably requested by the applicable Term Loan/Notes Agent to make such rights available to such Term Loan/Notes Agent, subject to the Liens of the ABL Agent and the ABL Secured Parties.

5.7. No Release If Event of Default; Reinstatement.

(a) If, concurrently with (or after) the Discharge of ABL Obligations has occurred, the Borrower or any other Grantor incurs any ABL Obligations in accordance with Section 9.3, then such Discharge of ABL Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken by a Term Loan/Notes Agent or otherwise prior to the date of such designation as a result of the occurrence of such prior Discharge of ABL Obligations), and the applicable agreement

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governing such ABL Obligations shall automatically be treated as the ABL Credit Agreement for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein and the granting by the applicable ABL Agent of amendments, waivers and consents hereunder.

(b) If, concurrently with (or after) the Discharge of Term Loan/Notes Obligations has occurred, the Borrower or any other Grantor incurs any Term Loan/Notes Obligations in accordance with Section 9.3 hereof, then such Discharge of Term Loan/Notes Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken by the ABL Agent or otherwise prior to the date of such designation as a result of the occurrence of such prior Discharge of Term Loan/Notes Obligations), and the applicable agreement governing such Term Loan/Notes Obligations shall automatically be treated as a Term Loan/Notes Agreement for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein and the granting by the applicable Term Loan/Notes Agent of amendments, waivers and consents hereunder.

5.8. Legends. Each party hereto agrees that each Debt Agreement, each Term Loan/Notes Security Document and each ABL Security Document in each case entered into on or after the date hereof shall contain the applicable provisions set forth on Schedule I hereto, or similar provisions approved by the ABL Agent and the Term Loan/Notes Agents, which approval shall not be unreasonably withheld or delayed.

Section 6. Insolvency or Liquidation Proceedings.

6.1. DIP Financing. If the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and shall move for the approval of the use of cash collateral or of financing (“DIP Financing”) under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision in any Bankruptcy Law, then each Second Priority Agent, on behalf of itself and each Second Priority Secured Party, agrees that it will raise no objection to, and will not support any objection to, and will not otherwise contest (a) such DIP Financing provided (or consented to or not objected to) by such First Priority Agent, the Liens on First Priority Collateral securing such DIP Financing (the “DIP Financing Liens”) or the use of cash collateral that constitutes First Priority Collateral, in each case unless the First Priority Agent or the First Priority Secured Parties shall then object or support an objection to such DIP Financing, DIP Financing Liens or use of cash collateral, and will not object on the basis of lack of adequate protection or any other relief in connection therewith and, to the extent the Liens securing the First Priority Obligations under the applicable First Priority Documents are subordinated or equal in priority with such DIP Financing Liens, will subordinate (and will be deemed by virtue of this Agreement to have subordinated) its Liens on the First Priority Collateral to such DIP Financing Liens on the same basis as the other Liens on First Priority Collateral securing the Second Priority Obligations are so subordinated to Liens securing First Priority Obligations under this Agreement, (b) any motion for relief from the automatic stay or any other stay or from any injunction against foreclosure or enforcement in respect of First Priority Obligations made by the First Priority Agent or any holder of First Priority Obligations, (c) any lawful exercise by any holder of First Priority Obligations of the right to credit bid First Priority Obligations under Section 363(k) of the Bankruptcy Code or any other applicable

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provision of the Bankruptcy Code or any sale in foreclosure of any Collateral that is First Priority Collateral with respect to such claims or (d) any other request for judicial relief made in any court by any holder of First Priority Obligations relating to the lawful enforcement of any Lien on First Priority Collateral.

6.2. Relief from the Automatic Stay. Each Term Loan/Notes Agent, for itself and on behalf of the other applicable Term Loan/Notes Secured Parties, agrees that, so long as the Discharge of ABL Obligations has not occurred, no Term Loan/Notes Secured Party shall, without the prior written consent of the ABL Agent, seek or request relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of any part of the ABL Priority Collateral, any proceeds thereof or any Lien thereon securing any of the Term Loan/Notes Obligations. The ABL Agent, for itself and on behalf of the other ABL Secured Parties, agrees that, so long as the Discharge of Term Loan/Notes Obligations has not occurred, no ABL Secured Party shall, without the prior written consent of the Term Loan/Notes Agents, seek or request relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of any part of the Term Loan/Notes Priority Collateral, any proceeds thereof or any Lien thereon securing any of the ABL Obligations. Notwithstanding anything to the contrary set forth in this Agreement, no Grantor waives or shall be deemed to have waived any rights under Section 362 of the Bankruptcy Code.

6.3. Adequate Protection.

(a) Each Term Loan/Notes Agent, on behalf of itself and the applicable Term Loan/Notes Secured Parties, agrees that none of them shall object to, contest or support any other Person objecting to or contesting:

(i) any request by the ABL Agent or any of the other ABL Secured Parties for adequate protection with respect to the ABL Priority Collateral or any adequate protection provided to the ABL Agent or any of the other ABL Secured Parties with respect to the ABL Priority Collateral (except to the extent any such adequate protection is a payment from Term Loan/Notes Priority Collateral); or

(ii) any objection by the ABL Agent or any of the other ABL Secured Parties to any motion, relief, action or proceeding based on a claim of a lack of adequate protection with respect to the ABL Priority Collateral.

(b) The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that none of them shall object to, contest or support any other Person objecting to or contesting:

(i) any request by any Term Loan/Notes Agent or any of the other Term Loan/Notes Secured Parties for adequate protection with respect to the Term Loan/Notes Priority Collateral or any adequate protection provided to any Term Loan/Notes Agent or any of the other Term Loan/Notes Secured Parties with respect to the Term Loan/Notes Priority Collateral (except to the extent any such adequate protection is a payment from ABL Priority Collateral); or

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(ii) any objection by any Term Loan/Notes Agent or any Term Loan/Notes Secured Party to any motion, relief, action or proceeding based on a claim of a lack of adequate protection with respect to the Term Loan/Notes Priority Collateral.

(c) Consistent with the foregoing provisions in this Section 6.3, and except as provided in Sections 6.1 and 6.7, in any Insolvency or Liquidation Proceeding:

(i) no Term Loan/Notes Agent or Term Loan/Notes Secured Party shall be entitled (and each Term Loan/Notes Agent and Term Loan/Notes Secured Party shall be deemed to have hereby irrevocably, absolutely, and unconditionally waived any right):

(1) to seek or otherwise be granted any type of adequate protection with respect to its interests in the ABL Priority Collateral; provided, however, subject to Section 6.1, the Term Loan/Notes Agents and the Term Loan/Notes Secured Parties may seek and obtain adequate protection in the form of an additional or replacement Lien on Collateral so long as (i) the ABL Agent and the ABL Secured Parties have been granted adequate protection in the form of a replacement Lien on such Collateral, and (ii) any such Lien on ABL Priority Collateral (and on any Collateral granted as adequate protection for the ABL Agent and the ABL Secured Parties in respect of their interest in such ABL Priority Collateral) is subordinated to the Liens of the ABL Agent in such Collateral and such other collateral on the same basis as the other Liens of the Term Loan/Notes Agents on ABL Priority Collateral; and

(2) to seek or otherwise be granted any adequate protection payments with respect to its interests in the Collateral from Proceeds of ABL Priority Collateral (except as may be consented to in writing by the ABL Agent in its sole and absolute discretion);

(ii) no ABL Agent or ABL Secured Party shall be entitled (and the ABL Agent and each ABL Secured Party shall be deemed to have hereby irrevocably, absolutely, and unconditionally waived any right):

(1) to seek or otherwise be granted any type of adequate protection in respect of Term Loan/Notes Priority Collateral except as may be consented to in writing by each Term Loan/Notes Agent in its sole and absolute discretion; provided, however, the ABL Agent and ABL Secured Parties may seek and obtain adequate protection in the form of an additional or replacement Lien on Collateral so long as (i) the Term Loan/Notes Agents and Term Loan/Notes Secured Parties have been granted adequate protection in the form of a replacement lien on such Collateral, and (ii) any such Lien on Term Loan/Notes Priority Collateral (and on any Collateral granted as adequate protection for the Term Loan/Notes Agents and Term Loan/Notes Secured Parties in respect of their interest in such Term Loan/Notes Priority Collateral) is subordinated to the Liens of the Term Loan/Notes Agents in such Collateral on the same basis as the other Liens of the ABL Agent on Term Loan/Notes Priority Collateral; and

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(2) to seek or otherwise be granted any adequate protection payments with respect to its interests in the Collateral from Proceeds of Term Loan/Notes Priority Collateral (except as may be consented to in writing by each Term Loan/Notes Agent in its sole and absolute discretion).

(d) With respect to (i) the ABL Priority Collateral, nothing herein shall limit the rights of the Term Loan/Notes Agents and the Term Loan/Notes Secured Parties from seeking adequate protection with respect to their rights in the Term Loan/Notes Priority Collateral in any Insolvency or Liquidation Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise, other than from proceeds of ABL Priority Collateral) so long as such request is not otherwise inconsistent with this Agreement and (ii) the Term Loan/Notes Priority Collateral, nothing herein shall limit the rights of the ABL Agent or the ABL Secured Parties from seeking adequate protection with respect to their rights in the ABL Priority Collateral in any Insolvency or Liquidation Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise, other than from proceeds of Term Loan/Notes Priority Collateral) so long as such request is not otherwise inconsistent with this Agreement.

6.4. Post-Petition Interest.

(a) Neither the Term Loan/Notes Agents nor any Term Loan/Notes Secured Party shall oppose or seek to challenge any claim by the ABL Agent or any ABL Secured Party for allowance in any Insolvency or Liquidation Proceeding of ABL Obligations consisting of post-petition interest, fees or expenses to the extent of the value of such ABL Agent’s Lien on the ABL Priority Collateral, without regard to the existence of the Liens of the Term Loan/Notes Agents on behalf of the applicable Term Loan/Notes Secured Parties on the ABL Priority Collateral. Neither the ABL Agent nor any ABL Secured Party shall oppose or seek to challenge any claim by any Term Loan/Notes Agent or any Term Loan/Notes Secured Party for allowance in any Insolvency or Liquidation Proceeding of Term Loan/Notes Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Liens of the Term Loan/Notes Agents on behalf of the applicable Term Loan/Notes Secured Parties on the ABL Priority Collateral (after taking into account the Lien of the ABL Secured Parties on the ABL Priority Collateral).

(b) Neither the ABL Agent nor any ABL Secured Party shall oppose or seek to challenge any claim by any Term Loan/Notes Agent or any Term Loan/Notes Secured Party for allowance in any Insolvency or Liquidation Proceeding of Term Loan/Notes Obligations consisting of post-petition interest, fees or expenses to the extent of the value of such Term Loan/Notes Agent’s Lien on the Term Loan/Notes Priority Collateral, without regard to the existence of the Lien of the ABL Agent on behalf of the ABL Secured Parties on the Term Loan/Notes Priority Collateral. Neither the Term Loan/Notes Agents nor any Term Loan/Notes Secured Party shall oppose or seek to challenge any claim by the ABL Agent or any ABL

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Secured Party for allowance in any Insolvency or Liquidation Proceeding of ABL Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien of the ABL Agent on behalf of the ABL Secured Parties on the Term Loan/Notes Priority Collateral (after taking into account the Lien of the Term Loan/Notes Secured Parties on the Term Loan/Notes Priority Collateral).

6.5. Preference Issues.

(a) If any ABL Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of any Grantor any amount (an “ABL Recovery”), then the ABL Obligations shall be reinstated to the extent of such ABL Recovery and, if theretofore terminated, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the Lien priorities and the relative rights and obligations of the ABL Secured Parties and the Term Loan/Notes Secured Parties provided for herein.

(b) If any Term Loan/Notes Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of any Grantor any amount (a “Term Loan/Notes Recovery”), then the Term Loan/Notes Obligations shall be reinstated to the extent of such Term Loan/Notes Recovery and, if theretofore terminated, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the Lien priorities and the relative rights and obligations of the Term Loan/Notes Secured Parties and the ABL Secured Parties provided for herein.

6.6. Application. This Agreement shall be applicable both before and after the institution of any Insolvency or Liquidation Proceeding involving the Borrower or any other Grantor, including the filing of any petition by or against the Borrower or any other Grantor under the Bankruptcy Code or under any other Bankruptcy Law and all converted or subsequent cases in respect thereof, and all references herein to the Borrower or any Grantor shall be deemed to apply to the trustee for the Borrower or such Grantor and the Borrower or such Grantor as debtor-in-possession. The relative rights of the ABL Secured Parties and the Term Loan/Notes Secured Parties in or to any distributions from or in respect of any Collateral or proceeds of Collateral shall continue after the institution of any Insolvency or Liquidation Proceeding involving the Borrower or any other Grantor, including the filing of any petition by or against the Borrower or any other Grantor under the Bankruptcy Code or under any other Bankruptcy Law and all converted cases and subsequent cases, on the same basis as prior to the date of such institution, subject to any court order approving the financing of, or use of cash collateral by, the Borrower or any other Grantor as debtor-in-possession, or any other court order affecting the rights and interests of the parties hereto not in conflict with this Agreement. This Agreement shall constitute a subordination agreement for the purposes of Section 510(a) of the Bankruptcy Code and shall be enforceable in any Insolvency or Liquidation Proceeding in accordance with its terms.

6.7. Waivers. Until the Discharge of ABL Obligations has occurred, each Term Loan/Notes Agent, on behalf of itself and each applicable Term Loan/Notes Secured Party, (a) will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or similar

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provision of other Bankruptcy Law senior to or on a parity with the Liens on ABL Priority Collateral securing the ABL Obligations for costs or expenses of preserving or disposing of any ABL Collateral, (b) agrees that it will not assert or enforce any claim against any ABL Secured Party under the “equities of the case” exception of Section 552(b) of the Bankruptcy Code or any similar provision of other Bankruptcy Laws for the costs and expenses of preserving or disposing of any of the ABL Priority Collateral in any Insolvency or Liquidation Proceeding and (c) waives any claim it may now or hereafter have arising out of the election by any ABL Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code or similar provision of other Bankruptcy Laws with respect to any ABL Priority Collateral. Until the Discharge of Term Loan/Notes Obligations has occurred, the ABL Agent, on behalf of itself and each ABL Secured Party, (a) will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or similar provision of other Bankruptcy Laws senior to or on a parity with the Liens on Term Loan/Notes Priority Collateral securing the Term Loan/Notes Obligations for costs or expenses of preserving or disposing of any Term Loan/Notes Collateral, (b) agrees that it will not assert or enforce any claim against any Term Loan/Notes Secured Party under the “equities of the case” exception of Section 552(b) of the Bankruptcy Code or any similar provision of other Bankruptcy Laws for the costs and expenses of preserving or disposing of any of the Term Loan/Notes Priority Collateral in any Insolvency or Liquidation Proceeding and (c) waives any claim it may now or hereafter have arising out of the election by any Term Loan/Notes Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code or similar provision of other Bankruptcy Laws with respect to any Term Loan/Notes Priority Collateral.

6.8. Separate Classes. Each of the parties hereto irrevocably acknowledges and agrees that (a) the claims and interests of the ABL Secured Parties and the Term Loan/Notes Secured Parties are not “substantially similar” within the meaning of Section 1122 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, (b) the grants of the Liens to secure the ABL Obligations and the grants of the Liens to secure the Term Loan/Notes Obligations constitute separate and distinct grants of Liens, (c) the ABL Secured Parties’ rights in the Collateral are fundamentally different from the Term Loan/Notes Secured Parties’ rights in the Collateral and (d) as a result of the foregoing, among other things, the ABL Obligations and the Term Loan/Notes Obligations must be separately classified in any plan of reorganization proposed or adopted in any Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the ABL Secured Parties and the Term Loan/Notes Secured Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of claims), then the ABL Secured Parties and the Term Loan/Notes Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of ABL Obligations, on the one hand, and the Term Loan/Notes Obligations, on the other hand, against the Grantors, with the effect being that, to the extent that the aggregate value of the ABL Priority Collateral or Term Loan/Notes Priority Collateral is sufficient, the ABL Secured Parties or the Term Loan/Notes Secured Parties, respectively, shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest that is available from that portion of the Collateral in which each of the ABL Secured Parties and the Term Loan/Notes Secured Parties, respectively, have a First Priority Obligation, before any distribution is made in respect of the claims held by the other Secured Parties from such Collateral, with the other Secured Parties hereby acknowledging and agreeing to turn over to the respective other Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries.

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6.9. Asset Sales.

(a) Except as otherwise set forth below, until the Discharge of ABL Obligations has occurred, each Term Loan/Notes Agent, for itself and on behalf of the other applicable Term Loan/Notes Secured Parties, agrees that, in the event of any Insolvency or Liquidation Proceeding, the Term Loan/Notes Secured Parties will not object to or oppose in any manner (or support any Person in objecting to or opposing) a motion with respect to any sale, lease, license, exchange, transfer or other disposition of any Collateral (including any motion seeking approval of bid procedures) free and clear of the Liens of the Term Loan/Notes Agents and the other Term Loan/Notes Secured Parties or other claims under Section 363 of the Bankruptcy Code, or any comparable provision of any Bankruptcy Law and shall be deemed to have consented to any such sale, lease, license, exchange, transfer or other disposition of any Collateral under Section 363(f) of the Bankruptcy Code that has been consented to by the ABL Agent; provided that the proceeds of such sale, lease, license, exchange, transfer or other disposition of any ABL Priority Collateral shall be applied to the ABL Obligations or the Term Loan/Notes Obligations in accordance with Sections 4.2 and 4.3, or if not so applied, the Liens of the Term Loan/Notes Agents in such ABL Priority Collateral shall attach to the proceeds of such disposition subject to the relative priorities set forth in Section 2.1 hereof.

(b) Except as otherwise set forth below, until the Discharge of Term Loan/Notes Obligations has occurred, the ABL Agent, for itself and on behalf of the other ABL Secured Parties, agrees that, in the event of any Insolvency or Liquidation Proceeding, the ABL Secured Parties will not object to or oppose in any manner (or support any Person in objecting to or opposing) a motion with respect to any sale, lease, license, exchange, transfer or other disposition of any Collateral (including any motion seeking approval of bid procedures) free and clear of the Liens of the ABL Agent and the other ABL Secured Parties or other claims under Section 363 of the Bankruptcy Code, or any comparable provision of any Bankruptcy Law and shall be deemed to have consented to any such sale, lease, license, exchange, transfer or other disposition of any Collateral under Section 363(f) of the Bankruptcy Code that has been consented to by the Term Loan/Notes Agents; provided that the proceeds of such sale, lease, license, exchange, transfer or other disposition of any Term Loan/Notes Priority Collateral shall be applied to the Term Loan/Notes Obligations or the ABL Obligations in accordance with Sections 4.2 and 4.3, or if not so applied, the Liens of the ABL Agent in such Term Loan/Notes Priority Collateral shall attach to the proceeds of such disposition subject to the relative priorities set forth in Section 2.1 hereof.

6.10. Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of any reorganized Grantor secured by Liens upon any property of such reorganized Grantor are distributed, pursuant to a plan of reorganization, on account of both the ABL Obligations and the Term Loan/Notes Obligations, then, to the extent that the debt obligations distributed on account of the ABL Obligations and on account of the Term Loan/Notes Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

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6.11. Other Bankruptcy Laws. In the event that an Insolvency or Liquidation Proceeding is filed in a jurisdiction other than the United States or is governed by any Bankruptcy Law other than the Bankruptcy Code, each reference in this Agreement to a section of the Bankruptcy Code shall be deemed to refer to the substantially similar or corresponding provision of the Bankruptcy Law applicable to such Insolvency or Liquidation Proceeding, or in the absence of any specific similar or corresponding provision of the Bankruptcy Law, such other general Bankruptcy Law as may be applied in order to achieve substantially the same result as would be achieved under each applicable section of the Bankruptcy Code.

Section 7. [Reserved]

Section 8. Reliance; Waivers; etc.

8.1. Reliance. The consent by the First Priority Secured Parties to the incurrence by the Borrower and the other Grantors of the Second Priority Obligations, the execution and delivery of the Second Priority Documents and the grant to each applicable Second Priority Agent on behalf of the Second Priority Secured Parties of a Lien on the Collateral and all loans and other extensions of credit made or deemed made on and after the date hereof by the First Priority Secured Parties to the Borrower or any other Grantor shall be deemed to have been given and made in reliance upon this Agreement.

8.2. No Warranties or Liability. Except as set forth in Section 9.14, neither the First Priority Agent nor any First Priority Secured Party shall have been deemed to have made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the First Priority Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The First Priority Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the First Priority Documents in accordance with Law and as they may otherwise, in their sole discretion, deem appropriate, and the First Priority Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that any Second Priority Agent or any of the Second Priority Secured Parties have in the Collateral or otherwise, except as otherwise provided in this Agreement. Neither the First Priority Agent nor any First Priority Secured Party shall have any duty to any Second Priority Agent or any Second Priority Secured Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Borrower or any Subsidiary (including the Second Priority Documents), regardless of any knowledge thereof that they may have or be charged with. Notwithstanding anything to the contrary herein contained, none of the parties hereto waives any claim that it may have against a Term Loan/Notes Agent or the ABL Agent, as applicable, on the grounds that any sale, transfer or other disposition by such Term Loan/Notes Agent or ABL Agent (as applicable) was not commercially reasonable to the extent required by the Uniform Commercial Code or other applicable Law. Except as expressly set forth in this Agreement, the First Priority Agent, the First Priority Secured Parties, the Second Priority Agent and the Second Priority Secured Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectability of any of the First Priority Obligations, the Second Priority Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) the Borrower’s or any other Grantor’s title to or right to transfer any of the Collateral or (c) any other matter except as expressly set forth in this Agreement.

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8.3. Obligations Unconditional. All rights, interests, agreements and obligations of the First Priority Agent and the First Priority Secured Parties, and the Second Priority Agent and the Second Priority Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any First Priority Documents or any Second Priority Documents;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Priority Obligations or Second Priority Obligations, or any amendment or waiver or other modification, including, subject to Sections 4.2 and 4.3 hereof, any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the ABL Credit Agreement or any other ABL Loan Document or of the terms of the Term Loan/Notes Agreements or any other Term Loan/Notes Document;

(c) any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Priority Obligations or Second Priority Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to, or a discharge of, the Borrower or any other Grantor in respect of the First Priority Obligations, or of any Second Priority Agent or any Second Priority Secured Parties in respect of this Agreement.

Section 9. Miscellaneous.

9.1. Conflicts. Subject to Section 9.18 and Section 9.19, in the event of any conflict between the provisions of this Agreement and the provisions of any ABL Loan Document or any Term Loan/Notes Document, the provisions of this Agreement shall govern. Solely as among the Term Loan/Notes Secured Parties, in the event of any conflict between this Agreement and the Senior-Priority Pari Passu Intercreditor Agreement, any Junior-Priority Pari Passu Intercreditor Agreement or any Junior-Priority Intercreditor Agreement, as the case may be, such Senior-Priority Pari Passu Intercreditor Agreement, Junior-Priority Pari Passu Intercreditor Agreement or Junior-Priority Intercreditor Agreement, as applicable, shall govern and control.

9.2. Term of this Agreement; Severability. (a) This is a continuing agreement of lien subordination and the First Priority Secured Parties may continue, at any time and without notice to the Second Priority Agent or any Second Priority Secured Parties, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any other Grantor constituting First Priority Obligations in reliance hereon. Each Second Priority

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Agent, for itself and on behalf of the Second Priority Secured Parties, hereby waives any right it may have under applicable Law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(b) This Agreement shall terminate and be of no further force and effect:

(i) with respect to the ABL Agent, the ABL Secured Parties and the ABL Obligations, upon the Discharge of ABL Obligations, subject to the rights of the ABL Secured Parties under Section 6.5; and

(ii) with respect to the Term Loan/Notes Agents, the Term Loan/Notes Secured Parties and the Term Loan/Notes Obligations, upon the Discharge of Term Loan/Notes Obligations, subject to the rights of the Term Loan/Notes Secured Parties under Section 6.5.

9.3. Amendments; Waivers. (a) No amendment, modification or waiver of any of the provisions of this Agreement by the ABL Agent or the Term Loan/Notes Agents shall be deemed to be made unless the same shall be in writing signed on behalf of the party making the same or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. No Grantor shall have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except, in the case of the Grantors, to the extent that their rights or obligations are directly adversely affected.

(b) Subject to compliance with Section 9.3(d) below, upon any Refinancing in full of the ABL Credit Agreement, a Term Loan/Notes Agreement or any other Debt Agreement as then in effect, the Grantors will be permitted to designate the agreement which Refinances the ABL Credit Agreement, such Term Loan/Notes Agreement or such other Debt Agreement as a replacement ABL Credit Agreement (the “Replacement ABL Credit Agreement”), Term Loan/Notes Agreement or other Debt Agreement in which case such designated agreement shall thereafter constitute the ABL Credit Agreement, applicable Term Loan/Notes Agreement or other Debt Agreement, as the case may be, for purposes hereof; provided that each predecessor ABL Credit Agreement, Term Loan/Notes Agreement and/or other Debt Agreement shall continue to be bound by (and entitled to the benefits of) the provisions hereof (including, without limitation, Section 6.5 hereof) as applied to such agreements, the related agreements and all Obligations thereunder prior to the Refinancing thereof.

(c) Subject to compliance with the following clauses (d) through (g), notwithstanding anything in this Section 9.3 to the contrary, this Agreement may be amended, supplemented or otherwise modified from time to time at the request of the Borrower in accordance with clauses (d) through (g) below, at the Borrower’s expense, and without the consent of any ABL Agent or Term Loan/Notes Agent to (i) add Additional Holders of Future

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Secured Term Indebtedness (or Additional Agents therefor) to the extent such Indebtedness and related obligations (and the Liens thereon) are not prohibited by the Term Loan/Notes Documents or the ABL Credit Agreement, as applicable, (ii) in the case of Additional Senior-Priority Debt, (1) establish that the Lien on the ABL Priority Collateral securing the obligations in respect of such Additional Senior-Priority Debt shall rank junior and subordinate in all respects to all Liens on the ABL Priority Collateral securing any ABL Obligations and shall share in the benefits of the ABL Priority Collateral equally and ratably with all Liens on the ABL Priority Collateral securing any Senior-Priority Obligations and that the Lien on the Term Loan/Notes Priority Collateral securing the obligations in respect of such Additional Senior-Priority Debt shall rank senior in all respects to all Liens on the Term Loan/Notes Priority Collateral securing any ABL Obligations and shall share in the benefits of the Term Loan/Notes Priority Collateral equally and ratably with all Liens on the Term Loan/Notes Priority Collateral securing any Senior-Priority Obligations, and (2) provide to the Additional Holders of such Additional Senior-Priority Debt (or any Additional Agents thereof) the comparable rights and benefits (including any improved rights and benefits that have been consented to by the ABL Agent) as are provided to the holders of Senior-Priority Obligations under this Agreement and (iii) in the case of Additional Junior-Priority Debt, (1) establish that the Lien on the ABL Priority Collateral securing Indebtedness and other obligations in respect of such Additional Junior-Priority Debt shall rank junior and subordinate in all respects to all Liens on the ABL Priority Collateral securing any ABL Obligations and shall share in the benefits of the ABL Priority Collateral equally and ratably with all Liens on the ABL Priority Collateral securing any then existing Junior-Priority Obligations and that the Lien on the Term Loan/Notes Priority Collateral securing the obligations in respect of such Additional Junior-Priority Debt shall rank senior in all respects to all Liens on the Term Loan/Notes Priority Collateral securing any ABL Obligations and shall share in the benefits of the Term Loan/Notes Priority Collateral equally and ratably with all Liens on the Term Loan/Notes Priority Collateral securing any Junior-Priority Obligations, and (2) provide to the Additional Holders of such Additional Junior-Priority Debt (or any Additional Agent in respect thereof) the comparable rights and benefits (including any improved rights and benefits that have been consented to by the ABL Agent) as are provided to the holders of any other then existing Junior-Priority Obligations under this Agreement.

(d) Upon the execution and delivery of any Replacement ABL Credit Agreement, Term Loan/Notes Agreement or other Debt Agreement (as contemplated by the preceding clause (b)) or any Debt Agreement with respect to any Future Secured Term Indebtedness (as contemplated by the preceding clause (c)):

(i) the Borrower shall deliver to the ABL Agent and each Term Loan/Notes Agent an officer’s certificate stating that the applicable Grantors (x) in the case of preceding clause (b), intend to enter or have entered into a Refinancing, in whole or in part, of the ABL Credit Agreement, a Term Loan/Notes Agreement or any other Debt Agreement, as the case may be, that such agreement shall thereafter (upon any such Refinancing in full) constitute the ABL Credit Agreement, applicable Term Loan/Notes Agreement or another Debt Agreement, as the case may be, and certifying to each applicable Agent that such Refinancing is permitted by the ABL Credit Agreement, each applicable Term Loan/Notes Agreement and each other applicable Debt Agreement, as applicable (exclusive of any such agreement which is then being Refinanced in full), or (y) in the case of preceding clause (c), intend to enter or have entered into a Debt Agreement with

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respect to such Future Secured Term Indebtedness, and certifying to each applicable Agent that the issuance or incurrence of such Future Secured Term Indebtedness and the Liens securing the Indebtedness and other obligations in respect of such Future Secured Term Indebtedness are permitted by the ABL Credit Agreement, the applicable Term Loan/Notes Agreements and each other applicable Debt Agreement, as applicable. Each applicable Agent shall be entitled to rely conclusively on the determination of the Borrower that such issuance and/or incurrence does not violate the provisions of the ABL Loan Documents, the applicable Term Loan/Notes Documents or any other applicable Debt Agreement; provided, however, that such determination will not affect whether or not the each applicable Grantor has complied with its undertakings in the ABL Loan Documents or the Term Loan/Notes Documents or each other Debt Agreement, as applicable; and

(ii) (x) in the case of the preceding clause (b), the Borrower shall provide prompt prior written notice to each then existing ABL Agent and Term Loan/Notes Agent of the new ABL Credit Agreement, Term Loan/Notes Agreement or other Debt Agreement, as the case may be, together with copies thereof, and identifying the Additional Agent thereunder, and providing its notice information for purposes hereof, and such Additional Agent shall execute and deliver an Intercreditor Agreement Joinder which is acknowledged by each then existing ABL Agent and Term Loan/Notes Agent, or (y) in the case of an amendment, supplement or other modification to this Agreement with respect to Future Secured Term Indebtedness as contemplated by the preceding clause (c), the Borrower shall provide prior written notice to each then existing ABL Agent and Term Loan/Notes Agent and the Additional Agent for such Future Secured Term Indebtedness shall execute and deliver to the ABL Agent and each other Term Loan/Notes Agent an Intercreditor Agreement Joinder acknowledging that such holders shall be bound by the terms hereof to the extent applicable to Term Loan/Notes Secured Parties which is acknowledged by each then existing ABL Agent and Term Loan/Notes Agent.

(e) In each case above, each Term Loan/Notes Agent and the ABL Agent shall promptly enter into such documents and agreements (including amendments, restatements, amendments and restatements, supplements or other modifications to this Agreement) (in form and substance reasonably satisfactory to the party executing the same (provided that such document or agreement shall be deemed to be reasonably satisfactory to such party if the amendments set forth therein are consistent in all respects with the terms of this Agreement)) as the Borrower, any other Term Loan/Notes Agent or ABL Agent (but no other Secured Party) may reasonably request in order to provide to it the rights, remedies and powers and authorities contemplated hereby, in each case consistent in all respects with the terms of this Agreement.

(f) In the case of a designation of a new Term Loan/Notes Agreement or other Debt Agreement with respect to Future Secured Term Indebtedness pursuant to preceding clause (b) or (c), the ABL Agent and any other Term Loan/Notes Agent shall promptly (i) enter into such documents and agreements (including amendments or supplements to this Agreement) (in form and substance reasonably satisfactory to the party executing the same) as the Borrower or such Additional Agent shall reasonably request in order to provide to the Additional Agent the

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rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (ii) in the case of clause (b) only, deliver to the Additional Agent any Pledged Collateral (to the extent constituting Term Loan/Notes Priority Collateral) held by such ABL Agent or (subject to the terms of the Junior-Priority Intercreditor Agreement and applicable Pari Passu Intercreditor Agreement) such other Term Loan/Notes Agent, together with any necessary endorsements (or otherwise allow the Additional Agent to obtain control of such Pledged Collateral). The Additional Agent shall agree to be bound by the terms of this Agreement. If the new Term Loan/Notes Obligations under the new Term Loan/Notes Documents are secured by assets of the Grantors of the type constituting Term Loan/Notes Priority Collateral that do not also secure the ABL Obligations, then the ABL Obligations shall be secured at such time by a Lien on such assets to the same extent provided in the ABL Security Documents with respect to the other Term Loan/Notes Priority Collateral. If the new Term Loan/Notes Obligations under the new Term Loan/Notes Documents are secured by assets of the Grantors of the type constituting ABL Priority Collateral that do not also secure the ABL Obligations, then the ABL Obligations shall be secured at such time by a Lien on such assets to the same extent provided in the ABL Security Documents with respect to the other ABL Priority Collateral.

(g) It is understood that the ABL Agent and the Designated Term Loan/Notes Agent, without the consent of any other ABL Secured Party or Term Loan/Notes Secured Party, may in their discretion determine that a supplemental agreement (which may take the form of an amendment and restatement of this Agreement) is necessary or appropriate to facilitate having additional Indebtedness or other obligations of any of the Grantors become Term Loan/Notes Obligations or ABL Obligations, as the case may be, under this Agreement (such Indebtedness or other obligations, “Additional Debt”), which supplemental agreement shall, if applicable, specify whether such Additional Debt constitutes Term Loan/Notes Obligations or ABL Obligations; provided that such Additional Debt is permitted to be incurred under any ABL Credit Agreement and any Term Loan/Notes Agreement then extant in accordance with the terms thereof. Each such supplemental agreement (x) shall be in form and substance reasonably satisfactory to the ABL Agent and the Designated Term Loan/Notes Agent, (y) shall be executed by the agent with respect to the applicable series of Additional Debt (and, upon the effectiveness of such supplemental agreement, such agent shall become an “ABL Agent” or a “Term Loan/Notes Agent”, as the case may be, hereunder) and (z) shall provide, in a manner satisfactory to the ABL Agent and the Designated Term Loan/Notes Agent, that the agent with respect to any applicable series of Additional Debt and each holder of such series of Additional Debt shall be subject to and bound by the provisions of this Agreement, as so supplemented, in its capacity as a holder of such series of Additional Debt.

9.4. Information Concerning Financial Condition of the Borrower, the ABL Borrowers and the Subsidiaries. No ABL Agent nor any ABL Secured Party shall have any obligation to any Term Loan/Notes Agent or any Term Loan/Notes Secured Party to keep any Term Loan/Notes Agent or any Term Loan/Notes Secured Party informed of, and each Term Loan/Notes Agent and the Term Loan/Notes Secured Parties shall not be entitled to rely on, the ABL Agent or the ABL Secured Parties with respect to, (a) the financial condition of the Borrower and the Grantors and all endorsers and/or guarantors of the ABL Obligations or the Term Loan/Notes Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the ABL Obligations or the Term Loan/Notes Obligations. No Term Loan/Notes

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Agent or any Term Loan/Notes Secured Party shall have any obligation to the ABL Agent or any ABL Secured Party to keep the ABL Agent or any ABL Secured Party informed of, and the ABL Agent and the ABL Secured Parties shall not be entitled to rely on, any Term Loan/Notes Agent or the Term Loan/Notes Secured Parties with respect to, (a) the financial condition of the Borrower and the Grantors and all endorsers and/or guarantors of the ABL Obligations or the Term Loan/Notes Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the ABL Obligations or the Term Loan/Notes Obligations. The ABL Agent, the ABL Secured Parties, the Term Loan/Notes Agents and the Term Loan/Notes Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that the ABL Agent, any ABL Secured Party, any Term Loan/Notes Agent or any Term Loan/Notes Secured Party, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it or they shall be under no obligation (w) to make, and the ABL Agent, the ABL Secured Parties, the Term Loan/Notes Agents and the Term Loan/Notes Secured Parties shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

9.5. Subrogation. Each Term Loan/Notes Agent, for itself and on behalf of the applicable Term Loan/Notes Secured Parties, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of ABL Obligations shall have occurred. The ABL Agent, for itself and on behalf of the ABL Secured Parties, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Term Loan/Notes Obligations shall have occurred.

9.6. Application of Payments.

(a) Except as otherwise provided herein, all payments received by the ABL Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the ABL Obligations as the ABL Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the ABL Loan Documents. Except as otherwise provided herein, each Term Loan/Notes Agent, on behalf of itself and each applicable Term Loan/Notes Secured Party, assents to any such extension or postponement of the time of payment of the ABL Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the ABL Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

(b) Except as otherwise provided herein, all payments received by the Term Loan/Notes Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Term Loan/Notes Obligations as the Term Loan/Notes Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Term Loan/Notes Documents. Except as otherwise provided herein, the ABL Agent, on behalf of itself and each ABL Secured Party, assents to any such extension or postponement of the time of payment of the Term

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Loan/Notes Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Term Loan/Notes Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

9.7. JURISDICTION; CONSENT TO SERVICE OF PROCESS; WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ABL AGENT OR ANY TERM LOAN/NOTES AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE BORROWER OR ANY OTHER GRANTOR OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.08. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

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9.8. Notices. All notices to the ABL Secured Parties and the Term Loan/Notes Secured Parties permitted or required under this Agreement may be sent to the applicable ABL Agent or the applicable Term Loan/Notes Agent as provided in the ABL Credit Agreement or the applicable Term Loan/Notes Agreement. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, electronically mailed or sent by courier service or mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties and as otherwise provided in the ABL Loan Documents and the Term Loan/Notes Documents. Each First Priority Agent hereby agrees to promptly notify each Second Priority Agent upon payment in full in cash of all Indebtedness under the applicable First Priority Documents (except for contingent indemnities and cost and reimbursement obligations to the extent no claim therefor has been made).

9.9. Further Assurances. The ABL Agent, for itself and on behalf of each ABL Secured Party, each Term Loan/Notes Agent, on behalf of itself and each applicable Term Loan/Notes Secured Party, and each Grantor party hereto, for itself and on behalf of its subsidiaries, agrees that it will execute, or will cause to be executed, any and all further documents, agreements and instruments (in recordable form, if requested, and in form and substance reasonably satisfactory to the party executing the same), and take all such further actions, as may be required under any applicable Law, or which the ABL Secured Parties or Term Loan/Notes Secured Parties, as applicable, may reasonably request, to effectuate the terms of this Agreement, including the relative Lien priorities provided for herein.

9.10. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

9.11. Specific Performance. Each First Priority Agent and each Second Priority Agent may demand specific performance of this Agreement. Each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, and each First Priority Agent, on behalf of itself and each applicable First Priority Secured Party, hereby irrevocably waives any defense based on the adequacy of a remedy at Law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by the First Priority Agent or the Second Priority Agent, as the case may be.

9.12. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission or electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

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9.14. Representations and Warranties of Each Party. Each party hereto represents and warrants to the other parties hereto that this Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms except as such enforceability may be limited by Bankruptcy Law and by general principles of equity.

9.15. No Third Party Beneficiaries; Successors and Assigns. This Agreement and the rights and benefits hereof shall inure to the benefit of, and be binding upon, each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of, and be binding upon, the holders of ABL Obligations and Term Loan/Notes Obligations. No other Person shall have or be entitled to assert rights or benefits hereunder; provided, that, the Borrower and the other Grantors shall be express third party beneficiaries of, and shall be entitled to rely on and enforce the provisions of, Sections 6.1, 6.3(d), 6.9 and 9.3. Without limiting the generality of the foregoing, any person to whom a Secured Party assigns or otherwise transfers all or any portion of the ABL Obligations or the Term Loan/Notes Obligations, as applicable, in accordance with the applicable ABL Loan Documents or Term Loan/Notes Documents, as the case may be, shall become vested with all the rights and obligations in respect thereof granted to such Secured Parties, without any further consent or action of the other Secured Parties.

9.16. Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto. This Agreement shall be effective both before and after the commencement of any Insolvency or Liquidation Proceeding. All references to the Borrower or any other Grantor shall include the Borrower or any other Grantor as debtor and debtor-in-possession and any receiver or trustee for the Borrower or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.

9.17. ABL Agent and Term Loan/Notes Agents. It is understood and agreed that (i) JPMorgan Chase Bank, N.A. is entering into this Agreement in its capacity as administrative agent and collateral agent under the ABL Credit Agreement and the provisions of Article VIII of the ABL Credit Agreement applicable to JPMorgan Chase Bank, N.A. as administrative agent thereunder shall also apply to JPMorgan Chase Bank, N.A. as the ABL Agent hereunder, (ii) Credit Suisse AG is entering into this Agreement in its capacity as collateral agent under the Senior-Priority Documents and the provisions of Article VIII of the Senior-Priority Non-ABL Loan Agreement, Article VII of the 2021 Secured Notes Indenture and Article VII of the 2023 Secured Notes Indenture, in each case, applicable to Credit Suisse AG as collateral agent thereunder shall also apply to Credit Suisse AG as a Term Loan/Notes Agent hereunder, (iii) Credit Suisse AG is entering into this agreement in its capacity as administrative agent under the Senior-Priority Non-ABL Loan Agreement and the provisions of Article VIII of the Senior-Priority Non-ABL Loan Agreement applicable to Credit Suisse AG as administrative agent thereunder shall also apply to Credit Suisse AG as a Term Loan/Notes Agent hereunder, (iv) Regions Bank is entering into this Agreement in its capacity as indenture trustee under the 2021 Secured Notes Indenture and the provisions of Article VII of the 2021 Secured Notes Indenture applicable to Regions Bank as indenture trustee thereunder shall also apply to Regions

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Bank as a Term Loan/Notes Agent hereunder and (v) Regions Bank is entering into this Agreement in its capacity as indenture trustee under the 2023 Secured Notes Indenture and the provisions of Article VII of the 2023 Secured Notes Indenture applicable to Regions Bank as indenture trustee thereunder shall also apply to Regions Bank as a Term Loan/Notes Agent hereunder .

9.18. Limitation on Term Loan/Notes Agents’ and ABL Agent’s Responsibilities.

(a) The Term Loan/Notes Agents and the ABL Agent may execute any of the powers granted under this Agreement and perform any duty hereunder either directly or by or through agents or attorneys-in-fact, and shall not be responsible for the gross negligence or willful misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

(b) Neither the Term Loan/Notes Agents nor the ABL Agent shall be deemed to have actual, constructive, direct or indirect notice or knowledge of the occurrence of any Event of Default (under, and as defined in, any Debt Agreement) unless and until the applicable Term Loan/Notes Agents or the ABL Agent (as applicable) shall have received a written notice of such Event of Default or a written notice from any Grantor or any Secured Party to such Person in such capacity indicating that such an Event of Default has occurred. Neither the Term Loan/Notes Agents nor the ABL Agent shall have any obligation either prior to or after receiving such notice to inquire whether such an Event of Default has, in fact, occurred and shall be entitled to rely conclusively, and shall be fully protected in so relying, on any notice so furnished to it.

9.19. Relationship with Other Intercreditor Agreements. (a) The purpose of this Agreement is to define the relative rights and priorities between the ABL Secured Parties, on the one hand, and the Term Loan/Notes Secured Parties, on the other hand. This Agreement is the “ABL Intercreditor Agreement” referred to in the ABL Credit Agreement and the Senior-Priority Non-ABL Loan Agreement.

(b) Solely as among the Term Loan/Notes Secured Parties, the Senior-Priority Pari Passu Intercreditor Agreement, the Junior-Priority Pari Passu Intercreditor Agreement and/or the Junior-Priority Intercreditor Agreement, as applicable, shall define the relative rights and priorities of such Term Loan/Notes Secured Parties (as amongst each other) with respect to the Collateral. As among the Term Loan/Notes Secured Parties, nothing herein (including, without limitation, Section 6.8) is intended to alter their relative rights and obligations, which shall be governed by the Senior-Priority Pari Passu Intercreditor Agreements, Junior-Priority Pari Passu Intercreditor Agreement and/or Junior-Priority Intercreditor Agreement, as applicable, or to require that such rights and obligations be treated as a single class in any Insolvency or Liquidation Proceeding.

9.20. Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Priority Secured Parties, on the one hand, and the Second Priority Secured Parties, on the other hand. None of the Borrower, any other Grantor, any Guarantor or any other creditor thereof shall have any rights or obligations, except as expressly provided in this Agreement, hereunder and none of the Borrower, any other Grantor or any Guarantor may rely on the terms hereof.

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9.21. Additional Grantors. The Borrower will promptly cause each Person that becomes a Grantor to execute and deliver to the ABL Agent and the Term Loan/Notes Agents party hereto an acknowledgment to this Agreement substantially in the form of Exhibit A, whereupon such Person will be bound by the terms hereof to the same extent as if it had executed and delivered this Agreement as of the date hereof. The Secured Parties and the Grantors hereto further agree that, notwithstanding any failure to take the actions required by the immediately preceding sentence, each Person that becomes a Grantor at any time (and any security granted by any such Person) shall be subject to the provisions hereof as fully as if the same constituted a Grantor party hereto and had complied with the requirements of the immediately preceding sentence.

9.22. Application of Proceeds. Any Collateral or proceeds thereof or payment with respect thereto received by the Designated Term Loan/Notes Agent in accordance with this Agreement shall be applied by such Agent (i) for the benefit of the Senior-Priority Secured Parties in accordance with the Senior-Priority Pari Passu Intercreditor Agreement, if applicable, and/or the other Senior-Priority Documents and (ii) for the benefit of the Junior-Priority Secured Parties in accordance with the Junior-Priority Pari Passu Intercreditor Agreement, if applicable, and/or the other Junior-Priority Documents.

[remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

JPMORGAN CHASE BANK, N.A., as ABL Agent

By:
Name:
Title:

Address:

Facsimile:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Senior-Priority Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Address:

Facsimile:

[Signature Page - ABL Intercreditor Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Senior-Priority Non-ABL Loan Agent

By:
Name:
Title:

By:
Name:
Title:

Address:

Facsimile:

[Signature Page - ABL Intercreditor Agreement]

REGIONS BANK, as 2021 Secured Notes Trustee

By:
Name:
Title:

Address:

Facsimile:

[Signature Page - ABL Intercreditor Agreement]

REGIONS BANK, as 2023 Secured Notes Trustee

By:
Name:
Title:

Address:

Facsimile:

[Signature Page - ABL Intercreditor Agreement]

CHS/COMMUNITY HEALTH SYSTEMS, INC.

By
Name:
Title:

COMMUNITY HEALTH SYSTEMS, INC.

By
Name:
Title:

[GRANTORS]

By
Name:
Title:

SCHEDULE I

to the ABL Intercreditor Agreement

Provision for Certain Credit Agreements and Indentures:

“Reference is made to the ABL Intercreditor Agreement dated as of April 3, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor Agreement”), among JPMorgan Chase Bank, N.A., as ABL Agent (as defined therein), Credit Suisse AG, as Senior-Priority Collateral Agent Agent (as defined therein), Credit Suisse AG, as Senior-Priority Non-ABL Loan Agent (as defined therein), Regions Bank, as 2021 Secured Notes Trustee, (as defined therein), Regions Bank, as 2023 Secured Notes Trustee (as defined therein), CHS/Community Health Systems, Inc., Community Health Systems, Inc. and each other party from time to time party thereto. Each [Lender][Holder] hereunder (a) acknowledges that it has received a copy of the ABL Intercreditor Agreement, (b) consents to the subordination of Liens provided for in the ABL Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the ABL Intercreditor Agreement and (d) authorizes and instructs the [Administrative/Collateral Agent][Trustee] to enter into the ABL Intercreditor Agreement as [Administrative/Collateral Agent][Trustee] and on behalf of such [Lender][Holder]. The foregoing provisions are intended as an inducement to the lenders under the ABL Credit Agreement to permit the incurrence of Indebtedness under this Agreement and to extend credit to the Borrower and such [Lenders][Holders] are intended third party beneficiaries of such provisions.”

Provision for Certain Security Documents:

“Reference is made to the ABL Intercreditor Agreement dated as of April 3, 2018, (as amended, restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor Agreement”), among JPMorgan Chase Bank, N.A., as ABL Agent (as defined therein), Credit Suisse AG, as Senior-Priority Collateral Agent Agent (as defined therein), Credit Suisse AG, as Senior-Priority Non-ABL Loan Agent (as defined therein), Regions Bank, as 2021 Secured Notes Trustee, (as defined therein), Regions Bank, as 2023 Secured Notes Trustee (as defined therein), CHS/Community Health Systems, Inc., Community Health Systems, Inc. and each other party from time to time party thereto. Notwithstanding anything herein to the contrary, the lien and security interest granted to the [Collateral Agent] [Administrative Agent], for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the [Collateral Agent] [Administrative Agent] and the other Secured Parties are subject to the provisions of the ABL Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the ABL Intercreditor Agreement and this Agreement, the provisions of the ABL Intercreditor Agreement shall control.”

Schedule I-1

EXHIBIT A

to the ABL Intercreditor Agreement

[FORM OF]

ABL INTERCREDITOR AGREEMENT JOINDER

Reference is made to the ABL Intercreditor Agreement dated as of April 3, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among JPMorgan Chase Bank, N.A., as ABL Agent, Credit Suisse AG, as Senior-Priority Collateral Agent, Credit Suisse AG, as Senior-Priority Non-ABL Loan Agent, Regions Bank, as 2021 Secured Notes Trustee, Regions Bank, as 2023 Secured Notes Trustee, CHS/Community Health Systems, Inc., a Delaware corporation, Community Health Systems, Inc. a Delaware corporation, each subsidiary of CHS/Community Health Systems, Inc. from time to time party thereto and each Additional Agent from time to time party thereto. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

This ABL Intercreditor Agreement Joinder, dated as of [•] [•], 20[•] (this “Joinder”), is being delivered pursuant to requirements of the Intercreditor Agreement.

1. Joinder. The undersigned, [•], [as a Grantor]1[as an [[Additional Agent, on behalf of itself and the applicable ABL Secured Parties][Additional Agent, on behalf of itself and the applicable Term Loan/Notes Secured Parties]2, by executing this Joinder, shall become party to the Intercreditor Agreement as [a Grantor][an ABL Secured Party][a Term Loan/Notes Secured Party] thereunder for all purposes thereof on the terms set forth therein, and hereby agrees to be bound by the terms, conditions and provisions of the Intercreditor Agreement as fully as if the undersigned had executed and delivered the Intercreditor Agreement as of the date thereof.

2. Agreements. The undersigned [Grantor][ABL Secured Party][Term Loan/Notes Secured Party] hereby agrees, for the enforceable benefit of all existing and future ABL Secured Parties and all existing and future Term Loan/Notes Secured Parties that the undersigned is [(and the [ABL Secured Parties][Term Loan/Notes Secured Parties] represented by it are)]3 bound by the terms, conditions and provisions of the Intercreditor Agreement to the extent set forth therein.

3. Notice Information. The address of the undersigned [Grantor][ABL Secured Party][Term Loan/Notes Secured Party] for purposes of all notices and other communications hereunder and under the Intercreditor Agreement is [•], Attention of [•] (Facsimile No. [•][, electronic mail address: [•]]).

4. Counterparts. This Joinder may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Joinder by facsimile transmission or electronic transmission shall be effective as delivery of a manually signed counterpart of this Joinder.

[1]	Include if signing as Grantor.
[2]	Include if signing as an Additional Agent pursuant to Section 9.3 of the Intercreditor Agreement.
[3]	Include if signing as an Additional Agent and select appropriate secured party reference.

5. Governing Law. THIS JOINDER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

6. Loan Document. This Joinder shall constitute a Loan Document, under and as defined in, each of the ABL Credit Agreement and the Senior-Priority Non-ABL Loan Agreement.

7. Miscellaneous. The provisions of Section 9 of the Intercreditor Agreement will apply with like effect to this Joinder.

[Signature Pages Follow]

A-2

IN WITNESS WHEREOF, the undersigned has caused this Intercreditor Agreement Joinder to be duly executed by its authorized representative, and the ABL Agent and each Term Loan/Notes Agent has caused the same to be accepted by its authorized representative, as of the day and year first above written.

[NAME OF GRANTOR/ADDITIONAL SECURED PARTY], as [___________]

By:
Name:
Title:

[Signature Page – ABL Intercreditor Agreement]

Acknowledged and Agreed to by:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Senior-Priority Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Address:

Facsimile:

[Signature Page – ABL Intercreditor Agreement]

Acknowledged and Agreed to by:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Senior-Priority Non-ABL Loan Agent

By:
Name:
Title:

By:
Name:
Title:

Address:

Facsimile:

[Signature Page – ABL Intercreditor Agreement]

Acknowledged and Agreed to by:

REGIONS BANK, as 2021 Secured Notes Trustee

By:
Name:
Title:

Address:

Facsimile:

[Signature Page – ABL Intercreditor Agreement Joinder]

Acknowledged and Agreed to by:

REGIONS BANK, as 2023 Secured Notes Trustee

By:
Name:
Title:

Address:

Facsimile:

[Signature Page – ABL Intercreditor Agreement Joinder]

Acknowledged and Agreed to by:

JPMORGAN CHASE BANK, N.A., as ABL Agent

By:
Name:
Title:

Address:

Facsimile:

[Signature Page – ABL Intercreditor Agreement Joinder]

EXHIBIT F

FORM OF

BORROWING BASE CERTIFICATE

[See attached.]

[FORM OF] BORROWING BASE CERTIFICATE

[•], 20[•]

Borrowing Base Reporting Date: [•], 20[•]

Reference is made to the ABL Credit Agreement dated as of April 3, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CHS/Community Health Systems, Inc., a Delaware corporation (the “Borrower”), Community Health Systems, Inc., a Delaware corporation, the lenders from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent for the Lenders. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned, a Financial Officer of the Borrower, hereby certifies to the Administrative Agent, the Collateral Agent, the Issuing Banks and each of the Lenders, on behalf of the Borrower and not individually, as of the date hereof, that:

1.	Attached hereto as Annex I is a calculation of the Borrowing Base as of the Borrowing Base Reporting Date indicated above (the “Borrowing Base Calculation”).

2.	The Borrower has delivered to the Administrative Agent documentation supporting the Borrowing Base Calculation (the “Supporting Documentation”).

3.	The Borrowing Base Calculation and the Supporting Documentation are accurate and complete as of the Borrowing Base Reporting Date indicated above and have been prepared in accordance with the provisions of the Credit Agreement.

This Borrowing Base Certificate is being delivered pursuant to Section 5.04(d) of the Credit Agreement. In the event of any conflict between this Borrowing Base Certificate and related provisions of the Credit Agreement, the terms of the Credit Agreement shall control.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Base Certificate to be duly executed as of the date first written above.

CHS/COMMUNITY HEALTH SYSTEMS, INC.

By:
Name:
Title:

[Signature Page to Borrowing Base Certificate]

Annex I

BORROWING BASE CALCULATION

[See attached.]

Schedule 1.01(b)

Subsidiary Guarantors

1.	Abilene Hospital, LLC
2.	Abilene Merger, LLC
3.	Affinity Health Systems, LLC
4.	Affinity Hospital, LLC
5.	Berwick Hospital Company, LLC
6.	Biloxi H.M.A., LLC
7.	Birmingham Holdings II, LLC
8.	Birmingham Holdings, LLC
9.	Bluefield Holdings, LLC
10.	Bluefield Hospital Company, LLC
11.	Bluffton Health System LLC
12.	Brandon HMA, LLC
13.	Brownwood Hospital, L.P.
14.	Brownwood Medical Center, LLC
15.	Bullhead City Hospital Corporation
16.	Bullhead City Hospital Investment Corporation
17.	Campbell County HMA, LLC
18.	Carlsbad Medical Center, LLC
19.	Carolinas Holdings, LLC
20.	Carolinas JV Holdings General, LLC
21.	Carolinas JV Holdings, L.P.
22.	Central Florida HMA Holdings, LLC
23.	Central States HMA Holdings, LLC
24.	Chester HMA, LLC
25.	Chestnut Hill Health System, LLC
26.	CHHS Holdings, LLC
27.	CHHS Hospital Company, LLC
28.	CHS Pennsylvania Holdings, LLC
29.	CHS Receivables Funding, LCC
30.	CHS Tennessee Holdings, LLC
31.	CHS Virginia Holdings, LLC
32.	Citrus HMA, LLC
33.	Clarksville Holdings II, LLC
34.	Clarksville Holdings, LLC
35.	Cleveland Hospital Company, LLC
36.	Cleveland Tennessee Hospital Company, LLC
37.	Clinton HMA, LLC
38.	Coatesville Hospital Corporation
39.	Cocke County HMA, LLC
40.	College Station Hospital, L.P.
41.	College Station Medical Center, LLC
42.	College Station Merger, LLC
43.	Community Health Investment Company, LLC
44.	CP Hospital GP, LLC

45.	CPLP, LLC
46.	Crestwood Healthcare, L.P.
47.	Crestwood Hospital LP, LLC
48.	Crestwood Hospital, LLC
49.	CSMC, LLC
50.	Deaconess Holdings, LLC
51.	Deaconess Hospital Holdings, LLC
52.	Desert Hospital Holdings, LLC
53.	Detar Hospital, LLC
54.	DHFW Holdings, LLC
55.	Dukes Health System, LLC
56.	Dyersburg Hospital Company, LLC
57.	Emporia Hospital Corporation
58.	Florida HMA Holdings, LLC
59.	Foley Hospital Corporation
60.	Fort Smith HMA, LLC
61.	Frankfort Health Partner, Inc.
62.	Franklin Hospital Corporation
63.	Gadsden Regional Medical Center, LLC
64.	Gaffney H.M.A., LLC
65.	Granbury Hospital Corporation
66.	GRMC Holdings, LLC
67.	Hallmark Healthcare Company, LLC
68.	Health Management Associates, LLC
69.	Health Management Associates, LP
70.	Health Management General Partner I, LLC
71.	Health Management General Partner, LLC
72.	HMA Fentress County General Hospital, LLC
73.	HMA Hospitals Holdings, LP
74.	HMA Santa Rosa Medical Center, LLC
75.	HMA Services GP, LLC
76.	HMA-TRI Holdings, LLC
77.	Hobbs Medco, LLC
78.	Hospital Management Associates, LLC
79.	Hospital Management Services of Florida, LP
80.	Hospital of Morristown, LLC
81.	Jackson HMA, LLC
82.	Jackson Hospital Corporation
83.	Jefferson County HMA, LLC
84.	Kay County Hospital Corporation
85.	Kay County Oklahoma Hospital Company, LLC
86.	Kennett HMA, LLC
87.	Key West HMA, LLC
88.	Kirksville Hospital Company, LLC
89.	Knoxville HMA Holdings, LLC
90.	Lakeway Hospital Company, LLC

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91.	Lancaster Hospital Corporation
92.	Laredo Texas Hospital Company, L.P.
93.	Las Cruces Medical Center, LLC
94.	Lea Regional Hospital, LLC
95.	Lebanon HMA, LLC
96.	Longview Clinic Operations Company, LLC
97.	Longview Medical Center, L.P.
98.	Longview Merger, LLC
99.	LRH, LLC
100.	Lutheran Health Network of Indiana, LLC
101.	Madison HMA, LLC
102.	Marshall County HMA, LLC
103.	Martin Hospital Company, LLC
104.	Mary Black Health System LLC
105.	MCSA, L.L.C.
106.	Medical Center of Brownwood, LLC
107.	Metro Knoxville HMA, LLC
108.	Mississippi HMA Holdings I, LLC
109.	Mississippi HMA Holdings II, LLC
110.	Moberly Hospital Company, LLC
111.	Naples HMA, LLC
112.	Natchez Hospital Company, LLC
113.	National Healthcare of Leesville, Inc.
114.	Navarro Hospital, L.P.
115.	Navarro Regional, LLC
116.	NC-DSH, LLC
117.	Northwest Arkansas Hospitals, LLC
118.	Northwest Hospital, LLC
119.	NOV Holdings, LLC
120.	NRH, LLC
121.	Oak Hill Hospital Corporation
122.	Oro Valley Hospital, LLC
123.	Palmer-Wasilla Health System, LLC
124.	Pasco Regional Medical Center, LLC
125.	Pennsylvania Hospital Company, LLC
126.	Phoenixville Hospital Company, LLC
127.	Poplar Bluff Regional Medical Center, LLC
128.	Port Charlotte HMA, LLC
129.	Pottstown Hospital Company, LLC
130.	Punta Gorda HMA, LLC
131.	QHG Georgia Holdings II, LLC
132.	QHG Georgia Holdings, Inc.
133.	QHG Georgia, LP
134.	QHG of Bluffton Company, LLC
135.	QHG of Clinton County, Inc.
136.	QHG of Enterprise, Inc.

3

137.	QHG of Forrest County, Inc.
138.	QHG of Fort Wayne Company, LLC
139.	QHG of Hattiesburg, Inc.
140.	QHG of South Carolina, Inc.
141.	QHG of Spartanburg, Inc.
142.	QHG of Springdale, Inc.
143.	Regional Hospital of Longview, LLC
144.	River Oaks Hospital, LLC
145.	River Region Medical Corporation
146.	ROH, LLC
147.	Roswell Hospital Corporation
148.	Ruston Hospital Corporation
149.	Ruston Louisiana Hospital Company, LLC
150.	SACMC, LLC
151.	Salem Hospital Corporation
152.	San Angelo Community Medical Center, LLC
153.	San Angelo Medical, LLC
154.	Scranton Holdings, LLC
155.	Scranton Hospital Company, LLC
156.	Scranton Quincy Holdings, LLC
157.	Scranton Quincy Hospital Company, LLC
158.	Seminole HMA, LLC
159.	Shelbyville Hospital Company, LLC
160.	Siloam Springs Arkansas Hospital Company, LLC
161.	Siloam Springs Holdings, LLC
162.	Southeast HMA Holdings, LLC
163.	Southern Texas Medical Center, LLC
164.	Southwest Florida HMA Holdings, LLC
165.	Statesville HMA, LLC
166.	Tennessee HMA Holdings, LP
167.	Tennyson Holdings, LLC
168.	Tomball Texas Holdings, LLC
169.	Tomball Texas Hospital Company, LLC
170.	Triad Healthcare, LLC
171.	Triad Holdings III, LLC
172.	Triad Holdings IV, LLC
173.	Triad Holdings V, LLC
174.	Triad Nevada Holdings, LLC
175.	Triad of Alabama, LLC
176.	Triad-ARMC, LLC
177.	Triad-El Dorado, Inc.
178.	Triad-Navarro Regional Hospital Subsidiary, LLC
179.	Tullahoma HMA, LLC
180.	Tunkhannock Hospital Company, LLC
181.	Van Buren H.M.A., LLC
182.	Venice HMA, LLC

4

183.	VHC Medical, LLC
184.	Vicksburg Healthcare, LLC
185.	Victoria Hospital, LLC
186.	Victoria of Texas, L.P.
187.	Virginia Hospital Company, LLC
188.	Weatherford Hospital Corporation
189.	Weatherford Texas Hospital Company, LLC
190.	Webb Hospital Corporation
191.	Webb Hospital Holdings, LLC
192.	Wesley Health System LLC
193.	WHMC, LLC
194.	Wilkes-Barre Behavioral Hospital Company, LLC
195.	Wilkes-Barre Holdings, LLC
196.	Wilkes-Barre Hospital Company, LLC
197.	Woodland Heights Medical Center, LLC
198.	Woodward Health System, LLC

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Schedule 1.01(c)

Mortgaged Property

	Property Name/Address	Record Owner	Filing Office
1.	Northwest Medical Center 6200 N. LaCholla Blvd. Tucson, AZ 85741	Northwest Hospital, LLC	Pima County, AZ

2.	Oro Valley Hospital 1551 E. Tangerine Road Oro Valley, AZ 85755	Oro Valley Hospital, LLC	Pima County, AZ

3.	Bluffton Regional Medical Center 303 South Main Street Bluffton, IN 46714	Bluffton Health System LLC	Wells County, IN

4.	Dukes Memorial Hospital 275 W. 12th Street Peru, IN 46970	Dukes Health System, LLC	Miami County, IN

5.	Merit Health River Region 2100 Highway 61 North/1111 N. Frontage Road Vicksburg, MS 39183	Vicksburg Healthcare, LLC	Warren County, MS

6.	Merit Health Wesley [(f/k/a Wesley Medical Center)] 5001 Hardy Street Hattiesburg, MS 39402	Wesley Health System LLC	Lamar and Forrest Counties, MS

7.	Moberly Regional Medical Center 1515 Union Avenue Moberly, MO 65270	Moberly Hospital Company, LLC	Shelby and Randolph counties, MO

8.	Memorial Hospital of Salem County 310 Woodstown Road Salem, NJ 08079	Salem Hospital Corporation	Salem & Gloucester Counties, NJ

9.	Carlsbad Medical Center 2430 West Pierce St Carlsbad, NM 88220	Carlsbad Medical Center, LLC	Eddy County, NM

10.	Eastern New Mexico Medical Center 405 West Country Club Road Roswell, NM 88201	Roswell Hospital Corporation	Chaves County, NM

11.	Lea Regional Medical Center 5419 N. Lovington Highway Hobbs, NM 88240	Lea Regional Hospital, LLC	Lea County, NM

12.	Mountain View Regional Medical Center 4311 East Lohman Avenue Las Cruces, NM 88011	Las Cruces Medical Center, LLC	Dona Ana County, NM

6

	Property Name/Address	Record Owner	Filing Office
13.	Berwick Hospital Center 701 East 16th Street Berwick, PA 18603	Berwick Hospital Company, LLC	Columbia & Luzerne Counties, PA

14.	Moses Taylor Hospital 700 Quincy Avenue Scranton, PA 18510	Scranton Quincy Hospital Company, LLC	Lackawanna County, PA

15.	Regional Hospital of Scranton 746 Jefferson Ave Scranton, PA 18510	Scranton Hospital Company, LLC	Lackawanna County, PA

16.	Tyler Memorial Hospital 5950 SR6 Tunkhannock, PA 18657	Tunkhannock Hospital Company, LLC	Wyoming County, PA

17.

Wilkes-Barre General Hospital

575 North River Street

Wilkes-Barre, PA 18702

Thomas P. Saxton Medical Pavilion

468 Northampton Street

Edwardsville, PA 18704

Wyoming Valley Imaging Center

345 N. Pennsylvania Avenue

Wilkes-Barre, PA 18702

		Wilkes-Barre Hospital Company, LLC	Luzerne County, PA

18.

First Hospital

562 and 534 Wyoming Avenue

Kingston, PA 18704

Community Counseling Services

110-130 S. Pennsylvania Avenue

(a/k/a 101 E. Northampton)

Wilkes-Barre, PA 18701

92 S. Franklin Street

Wilkes-Barre, PA 18701

320 S. Franklin Street

Wilkes-Barre, PA 18702

3504 Bear Creek

Bear Creek, PA 18602

First Hospital – Patient Resident House

76 South Dawes Avenue

Kingston, PA 18704

		Wilkes-Barre Behavioral Hospital Company, LLC	Luzerne County, PA

19.	Carolinas Hospital System 805 Pamplico Highway Florence, SC 29505	QHG of South Carolina, Inc.	Florence County, SC

7

	Property Name/Address	Record Owner	Filing Office
20.	Carolinas Hospital System – Marion (f/k/a Marion Regional Hospital) 2829 E. Highway 76 Mullins, SC 29574	QHG of South Carolina, Inc.	Marion County, SC

21.	Mullins Nursing Center 518 S. Main Street Mullins, SC 295741	QHG of South Carolina, Inc.	Marion County, SC

22.	Springs Memorial Hospital 800 W. Meeting Street Lancaster, SC 29720	Lancaster Hospital Corporation	Lancaster County, SC

23.	Tennova – Dyersburg Regional (f/k/a Dyersburg Regional Medical Center) 400 E. Tickle Street Dyersburg, TN 38024	Dyersburg Hospital Company, LLC	Dyer and Lauderdale Counties, TN

24.	Tennova – Lakeway Regional Hospital (f/k/a Lakeway Regional Hospital) 726 McFarland Street Morristown, TN 37814	Hospital of Morristown, LLC	Hamblen County, TN

25.	Tennova Healthcare-Cleveland 2305 Chambliss Avenue NW Cleveland, TN 37311	Cleveland Tennessee Hospital Company, LLC	Bradley County, TN

26.	Tennova- Volunteer Martin 161 Mt. Pelia Road Martin, TN 38237	Martin Hospital Company, LLC	Weakley County, TN

27.	College Station Medical Center 1604 Rock Prairie Road College Station, TX 77845	College Station Hospital, L.P.	Brazos County, TX

28.	DeTar Healthcare System 506 E. San Antonio Street Victoria, TX 77901	Victoria of Texas, L.P.	Victoria County, TX

29.	DeTar Healthcare System 101 Medical Drive Victoria, TX 77904	Victoria of Texas, L.P.	Victoria County, TX

30.	Bluefield Regional Medical Center 500 Cherry Street (821 Bluefield Avenue) Bluefield, WV 24701	Bluefield Hospital Company, LLC	Mercer County, WV

1	Expected to be included in Mortgage on Carolinas Hospital System – Marion (f/k/a Marion Regional Hospital).

8

	Property Name/Address	Record Owner	Filing Office
31.	Medical Center of South Arkansas 700 W. Grove Street El Dorado, AR 71730	MCSA, L.L.C.	Union County, AR

32.	Western Arizona Regional Medical Center 2735 Silver Creek Road Bullhead City, AZ 86442	Bullhead City Hospital Corporation	Mohave County, AZ

33.	Longview Regional Medical Center 2901 N. Fourth Street Longview, TX 75605	Longview Medical Center, L.P.	Gregg County, AR

34.	Northwest Medical Center Springdale 609 W. Maple Ave Springdale, AR 72764	Northwest Arkansas Hospitals, LLC & QHG of Springdale, Inc.	Washington County, AR

35.	Willow Creek Women’s Hospital 4301 Greathouse Springs Rd. Johnson, AR 72741	Northwest Arkansas Hospitals, LLC	Washington County, AR

36.	Northwest Medical Center – Bentonville 3000 Medical Center Pkwy. Bentonville, AR 72712	QHG of Springdale, Inc.	Benton County, AR

37.	Tennova- Newport Medical Center 435 Second Street Newport, TN 37821	Cocke County HMA, LLC	Cocke County, TN

38.	Sparks Health System 1001 Towson Avenue Fort Smith, AR 72901	Fort Smith HMA, LLC	Sebastian County, AR

39.	Merit Health Madison 161 River Oaks Drive Canton, MS 39046	Madison HMA, LLC	Madison County, MS

40.	Tennova-Physicians Regional Medical Center 900 East Oak Hill Ave. Knoxville, TN 37917	Metro Knoxville HMA, LLC	Knox County, TN

41.	Tennova-Turkey Creek Medical Center 10820 Parkside Drive Knoxville, TN 37934	Metro Knoxville HMA, LLC	Knox County, TN

42.	Tennova-North Knoxville Medical Center 7565 Dannaher Drive Knoxville, TN 37849	Metro Knoxville HMA, LLC	Knox County, TN

9

	Property Name/Address	Record Owner	Filing Office
43.	Poplar Bluff Regional Medical Center 3100 Oak Grove Road Poplar Bluff, MO 63901	Poplar Bluff Regional Medical Center, LLC	Butler County, MO

44.	Merit Health River Oaks 1030 River Oaks Drive Flowood, MS 39232	River Oaks Hospital, LLC	Rankin County, MS

45.	Merit Health Woman’s Hospital 1026 N. Flowood Drive[2] Flowood, MS 39232	ROH, LLC	Rankin County, MS

46.	Davis Regional Medical Center 218 Old Mocksville Road Statesville, NC 28625	Statesville HMA, LLC	Iredell County, NC

47.	Merit Health Natchez 54 Seargent S Prentiss Drive Natchez, MS 39120	Natchez Hospital Company, LLC	Adams County, MS

48.	Mary Black Health System-Gaffney 1530 N. Limestone St. Gaffney, SC 29340	Gaffney H.M.A., LLC	Cherokee County, SC

49.	Mary Black Health System 1700 Skylyn Drive Spartanburg, SC 29307	Mary Black Health System, LLC	Spartanburg County, SC

50.	Tennova Healthcare-Lebanon 1411 W. Baddour Parkway Lebanon, TN 37087	Lebanon HMA, LLC	Wilson County, TN

51.	Laredo Medical Center 1700 East Saunders Street Laredo, TX 78041	Laredo Texas Hospital Company, L.P.	Webb County, TX

[2]	Including the property at 1030 N. Flowood Drive, Flowood, MS 39232.

10

Mortgages with respect to Mortgaged Properties in Mortgage Tax States3

	Property Name/Address	Record Owner	Filing Office
1.	Flowers Hospital 4370 West Main Street Dothan, AL 36305	Triad of Alabama, LLC	Houston County, AL

2.	Gadsden Regional Medical Center 1007 Goodyear Avenue Gadsden, AL 35903	Gadsden Regional Medical Center, LLC	Etowah County, AL

3.	Medical Center Enterprise 400 North Edwards St. Enterprise, AL 36330	QHG of Enterprise, Inc.	Coffee County, AL

4.	AllianceHealth Ponca City 1900 North 14th Street Ponca City, OK 74601	Kay County Oklahoma Hospital Company, LLC	Kay County, OK

5.	Southern Virginia Regional Medical Center 727 North Main Street Emporia, VA 23847	Emporia Hospital Corporation	Greensville County, VA

6.	Southampton Memorial Hospital 100 Fairview Drive Franklin, VA 23851	Franklin Hospital Corporation	Southampton County, VA

7.	Trinity Medical Center 800 Montclair Road Birmingham, AL 35213 (Jefferson) (No longer an operating hospital) and Grandview Medical Center 3690 Grandview Parkway Birmingham, AL 35243	Affinity Hospital, LLC	Jefferson County, AL

8.	Seven Rivers Regional Medical Center 6201 N. Suncoast Blvd. Crystal River, FL 34428	Citrus HMA, LLC	Citrus County, FL

9.	Physicians Regional Medical Center (Pine Ridge) 6101 Pine Ridge Road Naples, FL 34119	Naples HMA, LLC	Collier County, FL

[3]	Mortgages shall not be recorded in any Mortgage Tax State with respect to Mortgaged Properties owned by any Loan Party as of the Closing Date unless a Covenant Trigger Event shall exist and the Administrative Agent shall have provided notice to the Borrower of its intent to record such Mortgages at least five Business Days in advance of such recording.

11

	Property Name/Address	Record Owner	Filing Office
10.	Physicians Regional Medical Center (Collier Blvd. and MOB) 8300 Collier Blvd.[4] Naples, FL 34114	Naples HMA, LLC	Collier County, FL

11.	Bayfront Health Port Charlotte 2500 Harbor Boulevard Port Charlotte, FL 33952[5]	Port Charlotte HMA, LLC	Charlotte County, FL

12.	Bayfront Health Punta Gorda 809 E. Marion Avenue Punta Gorda, FL 33950	Punta Gorda HMA, LLC	Charlotte County, FL

13.	Riverside Behavioral Center 733 E. Olympia Ave. Punta Gorda, FL 33950	Punta Gorda HMA, LLC	Charlotte County, FL

14.	Venice Regional Medical Center 540 The Rialto Venice, FL 34285	Venice HMA, LLC	Sarasota County, FL

15.	Crestwood Medical Center One Hospital Drive SW Huntsville, AL 35801-6455	Crestwood Healthcare, L.P.	Madison County, AL

[4]	Including the property at 8320 Collier Boulevard, Naples, FL 34114.
[5]	Site also includes the following building numbers: 2370, 2380, and 2450.

12

Schedule 1.01(d)

Hospitals

State	Hospital Name	City	Hospital Address
Alabama	South Baldwin Regional Medical Center	Foley	South Baldwin Regional Medical Center 1613 North McKenzie Street Foley, AL 36535 (Baldwin) Foley Hospital Corporation

	Grandview Medical Center	Birmingham	Grandview Medical Center 3690 Grandview Parkway Birmingham, AL 35243 (Jefferson) Affinity Hospital, LLC

	Flowers Hospital	Dothan	Flowers Hospital 4370 West Main Street Dothan, AL 36305 (Houston) Triad of Alabama, LLC

	Medical Center Enterprise	Enterprise	Medical Center Enterprise 400 North Edwards Street Enterprise, AL 36330 (Coffee) QHG of Enterprise, Inc.

	Gadsden Regional Medical Center	Gadsden	Gadsden Regional Medical Center 1007 Goodyear Avenue Gadsden, AL 35903 (Etowah) Gadsden Regional Medical Center, LLC

	Crestwood Medical Center	Huntsville	Crestwood Medical Center One Hospital Drive SW Huntsville, AL 35801 (Madison) Crestwood Healthcare, L.P.

Alaska	Mat-Su Regional Medical Center	Palmer	Mat-Su Regional Medical Center 2500 S. Woodworth Loop (P.O. Box 1687) Palmer, AK 99645 (Matanuska-Susitna Borough) Mat-Su Valley Medical Center, LLC

Arizona	Western Arizona Regional Medical Center	Bullhead City	Western Arizona Regional Medical Center 2735 Silver Creek Road Bullhead City, AZ 86442 (Mohave) Bullhead City Hospital Corporation

13

State	Hospital Name	City	Hospital Address
	Northwest Medical Center	Tucson	Northwest Medical Center 6200 N. LaCholla Blvd. Tucson, AZ 85741 (Pima) Northwest Hospital, LLC

	Oro Valley Hospital	Oro Valley	Oro Valley Hospital 1551 E. Tangerine Road Oro Valley, AZ 85755 Oro Valley Hospital, LLC

Arkansas	Northwest Medical Center - Bentonville	Bentonville	Northwest Medical Center - Bentonville 3000 Medical Center Pkwy. Bentonville, AR 72712 (Benton) Northwest Arkansas Hospitals, LLC

	Northwest Medical Center - Springdale	Springdale	Northwest Medical Center - Springdale 609 W. Maple Springdale, AR 72764 (Washington and Benton) Northwest Arkansas Hospitals, LLC

	Willow Creek Women’s Hospital	Johnson	Willow Creek Women’s Hospital 4301 Greathouse Springs Rd. (P.O. Box 544) Johnson, AR 72741 (Washington) Northwest Arkansas Hospitals, LLC

	Northwest Health Physicians’ Specialty Hospital	Fayetteville	Northwest Health Physicians’ Specialty Hospital 3873 N. Parkview Drive Fayetteville, AR 72703 Fayetteville Arkansas Hospital Company, LLC

	Siloam Springs Regional Hospital	Siloam Springs	Siloam Springs Regional Hospital 603 North Progress Avenue Siloam Springs, AR 72761 Siloam Springs Arkansas Hospital Company, LLC

	Medical Center of South Arkansas	El Dorado	Medical Center of South Arkansas 700 W. Grove Street El Dorado, AR 71730 (Union) MCSA, LLC

	Sparks Regional Medical Center	Fort Smith	Sparks Health System PO Box 2406 (1001 Towson Ave.) Fort Smith, AR 72902 (Sebastian) Fort Smith HMA, LLC

14

State	Hospital Name	City	Hospital Address
	Sparks Medical Center - Van Buren	Van Buren	Sparks Medical Center – Van Buren E. Main & South 20th Street Van Buren, AR 72956 Van Buren H.M.A., LLC

Florida	Lake Wales Medical Center	Lake Wales	Lake Wales Medical Center 410 South 11th Street Lake Wales, FL 33853 (Polk) Lake Wales Hospital Corporation

	North Okaloosa Medical Center	Crestview	North Okaloosa Medical Center 151 Redstone Avenue, S.E. Crestview, FL 32539-6026 (Okaloosa) Crestview Hospital Corporation

	Bayfront Health Brooksville	Brooksville	Brooksville Regional Hospital 17240 Cortez Blvd. Brooksville, FL 34601 (Hernando) Hernando HMA, LLC

	Bayfront Health Port Charlotte	Port Charlotte	Bayfront Health Port Charlotte 2500 Harbor Boulevard Port Charlotte, FL 33952 Port Charlotte HMA, LLC

	Bayfront Health Punta Gorda	Punta Gorda	Bayfront Health Punta Gorda 809 East Marion Avenue Punta Gorda, FL 33950 Punta Gorda HMA, LLC

	Bayfront Health St. Petersburg	St. Petersburg	Bayfront Medical Center 701 6th Street South St. Petersburg, FL 33701 (Pinellas) Bayfront HMA Medical Center, LLC

	Bayfront Health Spring Hill	Spring Hill	Bayfront Health Spring Hill 10461 Quality Drive Spring Hill, FL 34609 Hernando HMA, LLC

	Heart of Florida Regional Medical Center	Davenport	Heart of Florida Regional Medical Center 40100 US Highway 27 Davenport, FL 33837-5906 (Polk) Haines City HMA, LLC

	Lower Keys Medical Center	Key West	Lower Keys Medical Center 5900 College Rd. Key West, FL 33040 (Monroe) Key West HMA, LLC

15

State	Hospital Name	City	Hospital Address
	Physicians Regional Healthcare System - Collier	Naples	Physicians Regional Medical Center 8300 Collier Blvd. Naples, FL 34114 (Collier) Naples HMA, LLC

	Physicians Regional Healthcare System - Pine Ridge	Naples	Physicians Regional Medical Center 6101 Pine Ridge Rd. Naples, FL 34119 (Collier) Naples HMA, LLC

	Santa Rosa Medical Center	Milton	Santa Rosa Medical Center 6002 Berryhill Rd. Milton, FL 32570 (Santa Rosa) HMA Santa Rosa Medical Center, LLC

	Seven Rivers Regional Medical Center	Crystal River	Seven Rivers Regional Medical Center 6201 N. Suncoast Blvd. Crystal River, FL 34428-671 (Citrus) Citrus HMA, LLC

	Shands Lake Shore Regional Medical Center	Lake City	Shands Lake Shore Regional Medical Center 368NE Franklin St. Lake City, FL 32055-3088 (Columbia) Lake Shore HMA, LLC

	Shands Live Oak Regional Medical Center	Live Oak	Shands Live Oak Regional Medical Center 1100 11th Street SW Live Oak, FL 32060 (Suwannee) Live Oak HMA, LLC

	Shands Starke Regional Medical Center	Starke	Shands Starke Regional Medical Center 922 E. Call Street Starke, FL 32091 (Bradford) Starke HMA, LLC

	St. Cloud Regional Medical Center	St. Cloud	St. Cloud Regional Medical Center 2906 17th Street St. Cloud, FL 34769 (Osceola) OsceolaSC, LLC

16

State	Hospital Name	City	Hospital Address
	Venice Regional Bayfront Health	Venice	Venice Regional Medical Center 540 The Rialto Venice, FL 34285 (Sarasota) Venice HMA, LLC

	Munroe Regional Medical Center	Ocala	Munroe Regional Medical Center 1500 SW 1st Avenue Ocala, FL 34471 Munroe HMA Hospital, LLC

Georgia	East Georgia Regional Medical Center	Statesboro	East Georgia Regional Medical Center 1499 Fair Road Statesboro, GA 30458 (Bulloch) East Georgia Regional Medical Center, LLC

Indiana	Porter Hospital	Valparaiso	Porter Hospital 814 LaPorte Avenue Valparaiso, IN 46383 (Porter) Porter Hospital, LLC

	Bluffton Regional Medical Center	Bluffton	Bluffton Regional Medical Center 303 S. Main Street Bluffton, IN 46714 (Wells) Bluffton Health System LLC

	Dupont Hospital	Fort Wayne	Dupont Hospital 2520 E. Dupont Road Fort Wayne, IN 46825 (Allen) Dupont Hospital, LLC

	Lutheran Hospital	Fort Wayne	Lutheran Hospital 7950 W. Jefferson Blvd. Fort Wayne, IN 46804 (Allen) IOM Health System, LP

	Lutheran Musculoskeletal Center	Fort Wayne	The Orthopedic Hospital of Lutheran Health Network 700 Broadway Fort Wayne, IN 46802 (Allen) Lutheran Musculoskeletal Center, LLC

	Lutheran Rehabilitation Hospital (rehabilitation)	Fort Wayne	Lutheran Rehabilitation Hospital 7970 W. Jefferson Boulevard Fort Wayne, IN 46804 Rehab Hospital of Fort Wayne General Partnership

17

State	Hospital Name	City	Hospital Address
	St. Joseph’s Hospital	Fort Wayne	St. Joseph Hospital 700 Broadway Fort Wayne, IN 46802 (Allen) St. Joseph Health System, LLC

	Dukes Memorial Hospital	Peru	Dukes Memorial Hospital 275 West 12th Street Peru, IN 46970-1698 (Miami) Dukes Health System, LLC

	Kosciusko Community Hospital	Warsaw	Kosciusko Community Hospital 2101 East DuBois Drive Warsaw, IN 46580 (Kosciusko) Warsaw Health System, LLC

	La Porte Hospital	La Porte	La Porte Hospital 1007 Lincolnway La Porte, IN 46350 La Porte Hospital Company, LLC

	Starke Hospital	Knox	Starke Hospital 102 East Culver Road Knox, IN 46534 Knox Hospital Company, LLC

Louisiana	Byrd Regional Hospital	Leesville	Byrd Regional Hospital 1020 Fertitta Blvd. Leesville, LA 71446 (Vernon Parish) National Healthcare of Leesville, Inc.

	Northern Louisiana Medical Center	Ruston	Northern Louisiana Medical Center 401 East Vaughn Avenue Ruston, LA 71270 (Lincoln Parish) Ruston Louisiana Hospital Company, LLC

Mississippi	Merit Health Wesley	Hattiesburg	Wesley Medical Center 5001 Hardy Street Hattiesburg, MS 39402 (Forrest) Wesley Health System LLC

	Merit Health River Region	Vicksburg	River Region Health System 2100 Highway 61 North Vicksburg, MS 39183 (Warren) Vicksburg Healthcare, LLC

18

State	Hospital Name	City	Hospital Address
	Merit Health Biloxi	Biloxi	Biloxi, Mississippi Biloxi Regional Medical Center 150 Reynoir Street Biloxi, MS 39530 (Harrison) Biloxi HMA, LLC

	Merit Health Central	Jackson	Central Mississippi Medical Center 1850 Chadwick Drive Jackson, MS 39204 (Jackson) Jackson HMA, LLC

	Merit Health Rankin	Brandon	Merit Health Rankin 350 Crossgates Boulevard Brandon, MS 39042 Brandon HMA, LLC

	Merit Health Madison	Canton	Merit Health Madison 161 River Oaks Drive Canton, MS 39046 Madison HMA, LLC

	Merit Health River Oaks	Flowood	Merit Health River Oaks 1030 River Oaks Drive Flowood, MS 39232 River Oaks Hospital, LLC

	Merit Health Woman’s Hospital	Flowood	Woman’s Hospital 1026 N. Flowood Drive PO Box 4546 (Jackson, MS 39296-4546) Flowood, MS 39232 (Rankin) ROH, LLC

	Merit Health Natchez	Natchez	Natchez Community Hospital 129 Jefferson Davis Boulevard Natchez, MS 39120 (Adams) Natchez Community Hospital, LLC

Missouri	Moberly Regional Medical Center	Moberly	Moberly Regional Medical Center 1515 Union Avenue Moberly, MO 65270 (Randolph) Moberly Hospital Company, LLC

	Northeast Regional Medical Center	Kirksville	Northeast Regional Medical Center 315 S. Osteopathy Kirksville, MO 63501 (Adair) Kirksville Missouri Hospital Company, LLC

19

State	Hospital Name	City	Hospital Address
	Poplar Bluff Regional Medical Center	Poplar Bluff	Poplar Bluff Regional Medical Center 3100 Oak Grove Road Poplar Bluff, MO 63901 (Butler) Poplar Bluff Regional Medical Center, LLC

	Twin Rivers Regional Medical Center	Kennett	Twin Rivers Regional Medical Center 1301 First Street Kennett, MO 63857 Kennett HMA, LLC

New Jersey	Memorial Hospital of Salem County	Salem	The Memorial Hospital of Salem County 310 Woodstown Road Salem, NJ 08079 (Salem) Salem Hospital Corporation

New Mexico	Eastern New Mexico Medical Center	Roswell	Eastern New Mexico Medical Center 405 West Country Club Road Roswell, NM 88201 (Chaves) Roswell Hospital Corporation

	Carlsbad Medical Center	Carlsbad	Carlsbad Medical Center 2430 W. Pierce Carlsbad, NM 88220 (Eddy) Carlsbad Medical Center, LLC

	Lea Regional Medical Center	Hobbs	Lea Regional Medical Center 5419 N. Lovington Hwy (P.O. Box 3000) Hobbs, NM 88240 (Lea) Lea Regional Hospital, LLC

	Mountain View Regional Medical Center	Las Cruces	MountainView Regional Medical Center 4311 East Lohman Avenue Las Cruces, NM 88011 (Dona Ana) Las Cruces Medical Center, LLC

North Carolina	Lake Norman Regional Medical Center	Mooresville	Lake Norman Regional Medical Center 171 Fairview Road Mooresville, NC 28117 (Iredell) Mooresville Hospital Management Associates, LLC

20

State	Hospital Name	City	Hospital Address
	Davis Regional Medical Center	Statesville	Davis Regional Medical Center 218 Old Mocksville Road Statesville, NC 28625 (Iredell) Statesville HMA, LLC

Oklahoma	AllianceHealth Ponca City	Ponca City	Ponca City Medical Center 1900 North 14th Street Ponca City, OK 74601 (Kay and Osage) Kay County Oklahoma Hospital Company, LLC

	AllianceHealth Deaconess	Oklahoma City	AllianceHealth Deaconess 5501 N. Portland Avenue Oklahoma City, OK 73112 Deaconess Health System, LLC

	AllianceHealth Woodward	Woodward	Woodward Regional Hospital 900 17th Street Woodward, OK 73801 (Woodward) Woodward Health System, LLC (DE)

	AllianceHealth Clinton	Clinton	AllianceHealth Clinton 100 North 30th Street Clinton, OK 73601 Clinton HMA, LLC

	AllianceHealth Madill	Madill	AllianceHealth Madill 901 S. 5th Avenue Madill, OK 73446 Marshall County HMA, LLC

	AllianceHealth Durant	Durant	AllianceHealth Durant 1800 University Boulevard Durant, OK 74701 Durant H.M.A., LLC

	AllianceHealth Midwest	Midwest City	AllianceHealth Midwest 2825 Parklawn Drive Midwest City, OK 73110 Midwest Regional Medical Center, LLC

	AllianceHealth Seminole	Seminole	AllianceHealth Seminole 2401 Wrangler Boulevard Seminole, OK 74868 Seminole HMA, LLC

Pennsylvania	Berwick Hospital	Berwick	Berwick Hospital Center 701 East 16th Street Berwick, PA 18603 (Columbia) Berwick Hospital Company, LLC

21

State	Hospital Name	City	Hospital Address
	Wilkes-Barre General Hospital	Wilkes-Barre	Wilkes-Barre General Hospital 575 North River Street Wilkes-Barre, PA 18764-0001 (Luzerne) Wilkes-Barre Hospital Company, LLC

	First Hospital Wyoming Valley (psychiatric)	Wilkes-Barre	First Hospital Wyoming Valley 562 and 534 Wyoming Avenue Kingston, PA 18704 (Luzerne) Wilkes-Barre Behavioral Hospital Company, LLC

	Regional Hospital of Scranton	Scranton	Regional Hospital of Scranton 746 Jefferson Ave. Scranton, PA 18510 (Lackawanna) Scranton Hospital Company, LLC

	Tyler Memorial Hospital	Tunkhannock	Tyler Memorial Hospital 880 SR 6 West Tunkhannock, PA 18657 (Wyoming) Tunkhannock Hospital Company, LLC

	Moses Taylor Hospital	Scranton	Moses Taylor Hospital 700 Quincy Avenue Scranton, PA 18510 (Lackawanna) Scranton Quincy Hospital Company, LLC

South Carolina	Springs Memorial Hospital	Lancaster	Springs Memorial Hospital 800 W. Meeting Street Lancaster, SC 29720 (Lancaster) Lancaster Hospital Corporation

	Mary Black Memorial Hospital	Spartanburg	Mary Black Health System 1700 Skylyn Drive Spartanburg, SC 29307 (Spartanburg) Mary Black Health System, LLC

	Carolinas Hospital System	Florence	Carolinas Hospital System 805 Pamplico Hwy Florence, SC 29505 (Florence) QHG of South Carolina, Inc.

	Carolinas Hospital System—Marion	Mullins	Carolinas Hospital System – Marion 2829 East Highway 76 Mullins, SC 29574 QHG of South Carolina, Inc.

22

State	Hospital Name	City	Hospital Address
	Chester Regional Medical Center	Chester	Chester Regional Medical Center One Medical Park Drive Chester, SC 29706 (Chester) Chester HMA, LLC

	Mary Black Health System—Gaffney	Gaffney	Mary Black Health System-Gaffney 1530 N. Limestone St. Gaffney, SC 29340 (Cherokee) Gaffney H.M.A., LLC

Tennessee	Tennova —Lakeway Regional Hospital	Morristown	Lakeway Regional Hospital 726 McFarland Street Morristown, TN 37814 (Hamblen) Hospital of Morristown, LLC

	Tennova—Regional Jackson	Jackson	Regional Hospital of Jackson 367 Hospital Blvd. Jackson, TN 38305 (Madison) Jackson, Tennessee Hospital Company, LLC

	Tennova—Dyersburg Regional	Dyersburg	Dyersburg Regional Medical Center 400 Tickle Street Dyersburg, TN 38024 (Dyer) Dyersburg Hospital Company, LLC

	Tennova—Volunteer Martin	Martin	Volunteer Community Hospital 161 Mt. Pelia Road Martin, TN 38237 (Weakley) Martin Hospital Corporation

	Tennova Healthcare—Shelbyville	Shelbyville	Tennova Healthcare – Shelbyville 2835 Highway 231 North Shelbyville, TN 37160 Shelbyville Hospital Company, LLC

	Tennova Healthcare—Cleveland	Cleveland	Tennova-Healthcare-Cleveland Tennova-SkyRidge Medical Center) (includes Cleveland) 2305 Chambliss Avenue NW Cleveland, TN 37311 (Bradley) Cleveland, Tennessee Hospital Company, LLC

	Tennova Healthcare—Clarksville	Clarksville	Tennova Healthcare – Clarksville 651 Dunlop Lane Clarksville, TN 37040 Clarksville Health System, G.P.

23

State	Hospital Name	City	Hospital Address
	Tennova Healthcare - Harton	Tullahoma	Harton Regional Medical Center 1801 N. Jackson St. Tullahoma, TN 37388-2201 (Coffee and Franklin) Tullahoma HMA, LLC

	Tennova Healthcare - Jamestown	Jamestown	Tennova Healthcare – Jamestown 436 Central Avenue West Jamestown, TN 38556 HMA Fentress County General Hospital, LLC

	Tennova - Jefferson Memorial Hospital	Jefferson City	Jefferson Memorial Hospital 110 Hospital Drive Jefferson City, TN 37760 (Jefferson) Jefferson County HMA, LLC

	Tennova - LaFollette Medical Center	LaFollette	LaFollette Medical Center 923 East Central Ave. LaFollette, TN 37766 (Campbell) Campbell County HMA, LLC

	Tennova - Newport Medical Center	Newport	Newport Medical Center 435 Second Street Newport, TN 7821 (Cocke) Cocke County HMA, LLC

	Tennova - North Knoxville Medical Center	Powell	North Knoxville Medical Center 7565 Dannaher Drive Powell, TN 37849 (Knox) Metro Knoxville HMA, LLC

	Tennova - Physicians Regional Medical Center	Knoxville	Tennova Healthcare – Physicians Regional Medical Center 900 East Hill Avenue Knoxville, TN 37917 Metro Knoxville HMA, LLC

	Tennova - Turkey Creek Medical Center	Knoxville	Turkey Creek Medical Center 10820 Parkside Drive Knoxville, TN 37934 (Knox) Metro Knoxville HMA, LLC

	Tennova Healthcare - Lebanon	Lebanon	Tennova Healthcare – Lebanon 1411 W. Baddour Parkway Lebanon, TN 37087 Lebanon HMA, LLC

24

State	Hospital Name	City	Hospital Address
Texas	Hill Regional Hospital	Hillsboro	Hill Regional Hospital 101 Circle Drive Hillsboro, TX 76645 (Hill) NHCI of Hillsboro, Inc.

	Lake Granbury Medical Center	Granbury	Lake Granbury Medical Center 1310 Paluxy Road Granbury, TX 76048 (Hood) Granbury Hospital Corporation

	Laredo Medical Center	Laredo	Laredo Medical Center 1700 East Saunders Laredo, TX 78041 (Webb) Laredo Texas Hospital Company, L.P.

	Abilene Regional Medical Center	Abilene	Abilene Regional Medical Center 6250 Highway 83/84 Abilene, TX 79606 (Taylor) ARMC, L.P.

	Brownwood Regional Medical Center	Brownwood	Brownwood Regional Medical Center 1501 Burnet Drive (P.O. Box 760 / zip 76804) Brownwood, TX 76801 (Brown) Brownwood Hospital L.P.

	College Station Medical Center	College Station	College Station Medical Center (P.O. Box 10000 / zip 77842) College Station, TX 77845 (Brazos) College Station Hospital, L.P.

	Navarro Regional Hospital	Corsicana	Navarro Regional Hospital 3201 W. Highway 22 Corsicana, TX 75110 (Navarro) Navarro Hospital, L.P.

	Longview Regional Medical Center	Longview	Longview Regional Medical Center 2901 N. Fourth Street (P.O. Box 14000 / zip 75607) Longview, TX 75605 (Gregg) Longview Medical Center, L.P.

	Woodland Heights Medical Center	Lufkin	Woodland Heights Medical Center 505 S. John Redditt Drive (P.O. Box 150610 / zip 75915) Lufkin, TX 75904 (Angelina) Piney Woods Healthcare System, LP

25

State	Hospital Name	City	Hospital Address
	San Angelo Community Medical Center	San Angelo	San Angelo Community Medical Center 3501 Knickerbocker Road San Angelo, TX 76904 (Tom Green) San Angelo Hospital, L.P.

	DeTar Hospital North	Victoria	DeTar Hospital North 101 Medical Drive Victoria, TX 77904 Victoria of Texas, L.P.

	Cedar Park Regional Medical Center	Cedar Park	Cedar Park Regional Medical Center 1401 Medical Parkway Cedar Park, TX 78613 (Williamson) Cedar Park Health System, L.P.

Virginia	Southern Virginia Regional Medical Center	Emporia	Southern Virginia Regional Medical Center 727 North Main Street Emporia, VA 23847 (Emporia) Emporia Hospital Corporation

	Southampton Memorial Hospital	Franklin	Southampton Memorial Hospital 100 Fairview Drive Franklin, VA 23851 (Franklin) Franklin Hospital Corporation

	Southside Regional Medical Center	Petersburg	Southside Regional Medical Center 200 Medical Park Blvd. Petersburg, VA 23805 (Petersburg) Petersburg Hospital Company, LLC

West Virginia	Plateau Medical Center	Oak Hill	Plateau Medical Center 430 Main Street Oak Hill, WV 25901 (Fayette) Oak Hill Hospital Corporation

	Greenbrier Valley Medical Center	Ronceverte	Greenbrier Valley Medical Center 202 Maplewood Avenue (P.O. Box 497) Ronceverte, WV 24970 (Greenbrier) Greenbrier VMC, LLC

	Bluefield Regional Medical Center	Bluefield	Bluefield Regional Medical Center 500 Cherry St. Bluefield, WV 24701 (Mercer) Bluefield Hospital Company, LLC

26

State	Hospital Name	City	Hospital Address
	Williamson Memorial Hospital	Williamson	Williamson Memorial Hospital 859 Alderson Street PO Box 1980 Williamson, WV 25661 (Mingo) Williamson Memorial Hospital, LLC

Non-Significant Subsidiaries

NONE

27

Schedule 1.01(e)

Certain Permitted Joint Ventures

On file with the Agent.

28

Schedule 1.01(f)

Certain Subsidiaries

NONE

29

Schedule 1.01(g)

Asset Sales

On file with the Agent.

30

Schedule 2.01

Initial Lenders and Commitments

On file with the Agent.

31

Schedule 3.08

Subsidiaries

Legal Entity	Percentage Owned
5300 Grand Limited Partnership (OK)	91%
A Woman’s Place, LLC (DE)	100%
Abilene Clinic Asset Holding Company, LLC (DE)	100%
Abilene Hospital, LLC (DE)	100%
Abilene Merger, LLC (DE)	100%
Access Center Services, LLC (DE)	100%
AF-CH-HH, LLC (DE)	20%
Affinity Cardio-Thoracic Specialists, LLC (DE)	100%
Affinity Cardiovascular Specialists, LLC (DE)	100%
Affinity Gastroenterology ASC, LLC (DE)	100%
Affinity Health Systems, LLC (DE)	100%
Affinity Hospital, LLC (DE)	100%
Affinity Neurosurgical Specialists, LLC (DE)	100%
Affinity Orthopedic Services, LLC (DE)	100%
Affinity Physician Services, LLC (DE)	100%
Affinity Skilled Nursing, LLC (DE)	100%
Alabama HMA Physician Management, LLC (AL)	100%
Alaska Physician Services, LLC (DE)	100%
Alliance Health Partners, LLC (MS)	90.58%
Alliance Outpatient Imaging JV, LLC (DE)	49%
Ambulance Services of Dyersburg, Inc. (TN)	100%
Ambulance Services of McNairy, Inc. (TN)	100%
Amory HMA Physician Management, LLC (MS)	100%
Amory HMA, LLC (MS)	100%
Anesthesiology Group of Hattiesburg, LLC (DE)	100%
Angelo Community Healthcare Services, Inc. (TX)	100%
Anniston HMA, LLC (AL)	86.99%
Arizona ASC Management, Inc. (AZ)	100%
Arizona DH, LLC (DE)	100%
Arizona Medco, LLC (DE)	100%
Arkansas HMA Regional Service Center, LLC (AR)	100%
Arkansas Medical Imaging JV, LLC (DE)	100%
ARMC, LP (DE)	87.577%
ASC JV Holdings, LLC (DE)	100%
Augusta HMA Physician Management, Inc. (GA)	100%
Augusta HMA, Inc. (GA)	100%

32

Legal Entity	Percentage Owned
Augusta Home Care Services, LLC (DE)	20%
Bartow HMA Physician Management, LLC (FL)	100%
Bartow HMA, LLC (FL)	100%
Batesville HMA Development, LLC (MS)	100%
Batesville HMA Medical Group, LLC (MS)	100%
Bayfront Ambulatory Surgical Center, LLC (DE)	80%
Bayfront Health Imaging Center, LLC (DE)	80%
Bayfront HMA Convenient Care, LLC (FL)	80%
Bayfront HMA Healthcare Holdings, LLC (FL)	80%
Bayfront HMA Home Health, LLC (FL)	20%
Bayfront HMA Investments, LLC (FL)	80%
Bayfront HMA Medical Center, LLC (FL)	80%
Bayfront HMA Physician Management, LLC (FL)	80%
Bayfront HMA Real Estate Holdings, LLC (FL)	80%
Bayfront HMA Wellness Center, LLC (FL)	80%
Beauco, LLC (DE)	100%
Beaumont Medical Center, L.P. (DE)	100%
Beaumont Regional, LLC (DE)	100%
Berwick Clinic Company, LLC (DE)	100%
Berwick Clinic Corp. (PA)	100%
Berwick Home Care Services, LLC (DE)	20%
Berwick Home Health Private Care, Inc. (PA)	100%
Berwick Hospital Company, LLC (DE)	100%
BH Trans Company, LLC (DE)	100%
Biloxi H.M.A., LLC (MS)	100%
Biloxi HMA Physician Management, LLC (MS)	100%
Birmingham Holdings II, LLC (DE)	100%
Birmingham Holdings, LLC (DE)	100%
Birmingham Home Care Services, LLC (DE)	20%
Birmingham Orthopedics & Sports Specialists, LLC (DE)	100%
Blackwell HMA, LLC (OK)	100%
Blackwell HMPN, LLC (OK)	100%
Blackwell Home Health & Hospice, LLC (OK)	100%
Blue Island Home Care Services, LLC (DE)	20%
Bluefield Clinic Company, LLC (DE)	100%
Bluefield HBP Medical Group, LLC (DE)	100%
Bluefield Holdings, LLC (DE)	100%
Bluefield Hospital Company, LLC (DE)	100%
Bluffton Health System LLC (DE)	100%

33

Legal Entity	Percentage Owned
Bluffton Physician Services, LLC (DE)	100%
Brandon HMA, LLC (MS)	100%
Brandon Physician Management, LLC (DE)	100%
Brandywine Hospital Malpractice Assistance Fund, Inc. (PA)	100%
Brazos Valley of Texas, L.P. (DE)	100%
Brazos Valley Surgical Center, LLC (DE)	100%
Brevard HMA ALF, LLC (FL)	100%
Brevard HMA APO, LLC (FL)	100%
Brevard HMA ASC, LLC (FL)	100%
Brevard HMA Diagnostic Imaging, LLC (FL)	100%
Brevard HMA HME, LLC (FL)	100%
Brevard HMA Holdings, LLC (FL)	100%
Brevard HMA Home Health, LLC (FL)	20%
Brevard HMA Hospice, LLC (FL)	20%
Brevard HMA Hospitals, LLC (FL)	100%
Brevard HMA Investment Properties, LLC (FL)	100%
Brevard HMA Nursing Home, LLC (FL)	100%
Brooklyn Medical Associates, LLC (IN)	100%
Brooksville HMA Physician Management, LLC (FL)	100%
Brownsville Clinic Corp. (TN)	100%
Brownsville Hospital Corporation (TN)	100%
Brownwood Asset Holding Company, LLC (DE)	100%
Brownwood Hospital, L.P. (DE)	100%
Brownwood Medical Center, LLC (DE)	100%
Bullhead City Clinic Corp. (AZ)	100%
Bullhead City Hospital Corporation (AZ)	100%
Bullhead City Hospital Investment Corporation (DE)	100%
Bullhead City Imaging Corporation (AZ)	100%
Bullhead Medical Plaza II, LLC (AZ)	6.67%
Bullhead Medical Plaza, Ltd. (NV)	7.5%
Byrd Medical Clinic, Inc. (LA)	100%
Cahaba Orthopedics, LLC (DE)	100%
Campbell County HMA, LLC (TN)	100%
Canton HMA, LLC (MS)	100%
Cardiology Associates of Spokane, LLC (DE)	100%
Carlisle HMA Physician Management, LLC (PA)	100%
Carlisle HMA Surgery Center, LLC (PA)	100%
Carlisle HMA, LLC (PA)	100%
Carlisle Medical Group, LLC (PA)	100%

34

Legal Entity	Percentage Owned
Carlsbad Medical Center, LLC (DE)	100%
Carolina Surgery Center, LLC (SC)	52.74%
Carolinas Holdings, LLC (DE)	100%
Carolinas JV Holdings General, LLC (DE)	100%
Carolinas JV Holdings II, LLC (DE)	100%
Carolinas JV Holdings, L.P. (DE)	99%
Carolinas Medical Alliance, Inc. (SC)	100%
Carolinas OB/GYN Medical Group, LLC (DE)	100%
CDI JV, LLC (DE)	49%
Cedar Park Clinic Asset Holding Company, LLC (DE)	100%
Cedar Park Health System, L.P. (DE)	80%
Cedar Park Regional Medical Group (TX)	100%
Cedar Park Surgery Center, L.L.P. (TX)	20.3592%
Center for Adult Healthcare, LLC (DE)	100%
Center for Medical Interoperability, Inc. (DE)	1 of multiple members of non-profit entity
Central Florida HMA Holdings, LLC (DE)	99%
Central Polk, LLC (FL)	97.89%
Central States HMA Holdings, LLC (DE)	99%
Centre Home Care, LLC (AL)	20%
CH BH Services, LLC (DE)	100%
Chester HMA Physician Management, LLC (SC)	100%
Chester HMA, LLC (SC)	100%
Chester Imaging, LLC (DE)	100%
Chester Medical Group, LLC (SC)	100%
Chester PPM, LLC (SC)	100%
Chesterton Surgery Center, LLC (DE)	40.8%
Chestnut Hill Health System, LLC (DE)	100%
Chestnut Knoll Home Health Care, L.P. (PA)	5%
CHHS Development Company, LLC (DE)	85%
CHHS Holdings, LLC (DE)	100%
CHHS Hospital Company, LLC (DE)	85%
Children’s Mobile Team (PA)	50%
CHS Kentucky Holdings, LLC (DE)	100%
CHS Mississippi State Political Action Committee (TN)	100%
CHS Pennsylvania Holdings, LLC (DE)	100%
CHS PSO, LLC (DE)	100%
CHS Realty Holdings I, Inc. (TN)	100%

35

Legal Entity	Percentage Owned
CHS Realty Holdings II, Inc. (TN)	100%
CHS Realty Holdings III, LLC (DE)	100%
CHS Realty Holdings Joint Venture (TN)	100%
CHS Receivables Funding, LLC (DE)	100%
CHS Tennessee Holdings, LLC (DE)	100%
CHS Virginia Holdings, LLC (DE)	100%
CHS Washington Holdings, LLC (DE)	100%
CHS/Community Health Systems, Inc. (DE)	100%
CHS-ASC, LLC (DE)	100%
CHSPSC ACO 1, LLC (DE)	100%
CHSPSC ACO 10, LLC (DE)	100%
CHSPSC ACO 11, LLC (DE)	100%
CHSPSC ACO 12, LLC (DE)	100%
CHSPSC ACO 13, LLC (DE)	100%
CHSPSC ACO 14, LLC (DE)	100%
CHSPSC ACO 15, LLC (DE)	100%
CHSPSC ACO 16, LLC (DE)	100%
CHSPSC ACO 17, LLC (DE)	100%
CHSPSC ACO 18, LLC (DE)	100%
CHSPSC ACO 19, LLC (DE)	100%
CHSPSC ACO 2, LLC (DE)	100%
CHSPSC ACO 20, LLC (DE)	100%
CHSPSC ACO 21, LLC (DE)	100%
CHSPSC ACO 22, LLC (DE)	100%
CHSPSC ACO 23, LLC (DE)	100%
CHSPSC ACO 24, LLC (DE)	100%
CHSPSC ACO 25, LLC (DE)	100%
CHSPSC ACO 26, LLC (DE)	100%
CHSPSC ACO 27, LLC (DE)	100%
CHSPSC ACO 28, LLC (DE)	100%
CHSPSC ACO 29, LLC (DE)	100%
CHSPSC ACO 3, LLC (DE)	100%
CHSPSC ACO 30, LLC (DE)	100%
CHSPSC ACO 4, LLC (DE)	100%
CHSPSC ACO 5, LLC (DE)	100%
CHSPSC ACO 6, LLC (DE)	100%
CHSPSC ACO 7, LLC (DE)	100%
CHSPSC ACO 8, LLC (DE)	100%
CHSPSC ACO 9, LLC (DE)	100%

36

Legal Entity	Percentage Owned
CHSPSC ACO Holdings, LLC (DE)	100%
CHSPSC Leasing, Inc. (DE)	100%
CHSPSC, LLC (DE)	100%
Citrus HMA, LLC (FL)	100%
Clarksdale HMA Physician Management, LLC (MS)	100%
Clarksdale HMA, LLC (MS)	100%
Clarksville Endoscopy Center, LLC (DE)	80%
Clarksville Health System, G.P. (DE)	80%
Clarksville Holdings II, LLC (DE)	100%
Clarksville Holdings, LLC (DE)	100%
Clarksville Home Care Services, LLC (DE)	20%
Clarksville Imaging Center, LLC (TN)	40%
Clarksville Physician Services, G.P. (DE)	80%
Clarksville Surgicenter, LLC (TN)	37.044%
Cleveland Home Care Services, LLC (DE)	20%
Cleveland Hospital Company, LLC (TN)	100%
Cleveland Medical Clinic, Inc. (TN)	100%
Cleveland PHO, Inc. (TN)	100%
Cleveland Tennessee Hospital Company, LLC (DE)	100%
Click to Care, LLC (FL)	100%
Clinton HMA, LLC (OK)	100%
Clinton HMPN, LLC (OK)	100%
Clinton Home Health & Hospice LLC (OK)	20%
Coast Imaging, LLC (MS)	66.66%
Coatesville Hospital Corporation (PA)	100%
Cocke County HMA, LLC (TN)	100%
Coffee Hospital Management Associates, Inc. (TN)	100%
College Station Clinic Asset Holding Company, LLC (DE)	100%
College Station Diagnostic Clinic (TX)	100%
College Station Hospital, L.P. (DE)	100%
College Station Medical Center, LLC (DE)	100%
College Station Merger, LLC (DE)	100%
College Station RHC Company, LLC (DE)	100%
Collier Boulevard HMA Physician Management, LLC (FL)	100%
Collier HMA Facility Based Physician Management, LLC (FL)	100%
Collier HMA Neurological Vascular Medical Group, LLC (FL)	100%
Collier HMA Physician Management, LLC (FL)	100%
Commonwealth Health Cancer Network, LLC (DE)	66.66%
Commonwealth Health Clinically Integrated Network, LLC (DE)	100%

37

Legal Entity	Percentage Owned
Commonwealth Health Urgent Care, LLC (DE)	100%
Commonwealth Physician Network, LLC (DE)	100%
Community GP Corp. (DE)	100%
Community Health Care Partners, Inc. (MS)	100%
Community Health Investment Company, LLC (DE)	100%
Community Health Network, Inc. (AL)	100%
Community Health Physicians Operations Holding Company, LLC (DE)	100%
Community Health Systems Foundation (TN)	100%
Community Health Systems Professional Services Corporation Political Action Committee (TN)	100%
Community Insurance Group SPC, LTD. (Cayman Islands)	100%
Community LP Corp. (DE)	100%
Community Network Solutions, LLC (DE)	100%
Compass Imaging, LLC (MS)	100%
CP Hospital GP, LLC (DE)	100%
CPLP, LLC (DE)	100%
Credentialing Verification Services, LLC (DE)	100%
Crestview Hospital Corporation (FL)	97.9233%
Crestview Professional Condominiums Association, Inc. (FL)	65.021%
Crestview Surgery Center, L.P. (TN)	100%
Crestwood Healthcare, L.P. (DE)	100%
Crestwood Hospital LP, LLC (DE)	100%
Crestwood Hospital, LLC (DE)	100%
Crestwood Physician Services, LLC (DE)	100%
Crestwood Surgery Center, LLC (DE)	100%
Crossgates HMA Medical Group, LLC (MS)	100%
Crossroads Healthcare Management, LLC (TX)	50%
Crossroads Home Care Services, LLC (DE)	20%
Crystal River HMA Physician Management, LLC (FL)	100%
CSMC, LLC (DE)	100%
CSP ASC Holdings, LLC (DE)	72%
Dallas Phy Service, LLC (DE)	100%
Dallas Physician Practice, L.P. (DE)	100%
Day Surgery, Inc. (KS)	100%
DCF (TX)	100%
Deaconess Health System, LLC (OK)	99.145%
Deaconess Holdings, LLC (DE)	100%
Deaconess Hospital Holdings, LLC (DE)	100%
Deaconess Metropolitan Physicians, LLC (DE)	100%

38

Legal Entity	Percentage Owned
Deaconess Physician Services, LLC (DE)	100%
Deaconess Portland MOB Limited Partnership (OK)	29.7435%
Deming Home Care Services, LLC (DE)	20%
Desert Hospital Holdings, LLC (DE)	100%
Detar Hospital, LLC (DE)	100%
DFW Physerv, LLC (DE)	100%
DH Cardiology, LLC (DE)	100%
DHFW Holdings, LLC (DE)	100%
Diagnostic Imaging Centers of NEPA, LLC (PA)	50%
Diagnostic Imaging Management of Brandywine Valley, LLC (PA)	100%
Diagnostic Imaging of Brandywine Valley, LP (PA)	100%
Dukes Health System, LLC (DE)	100%
Dukes Physician Services, LLC (DE)	100%
Dupont Hospital, LLC (DE)	72.03%
Durant H.M.A., LLC (OK)	92.25%
Durant HMA Home Health, LLC (OK)	100%
Durant HMA Physician Management, LLC (OK)	100%
Dyersburg Clinic Corp. (TN)	100%
Dyersburg HBP Medical Group, LLC (DE)	100%
Dyersburg Hospital Company, LLC (TN)	100%
E.D. Clinics, LLC (DE)	100%
East Georgia HMA Physician Management, LLC (GA)	100%
East Georgia Regional Medical Center, LLC (GA)	89.25%
East Tennessee Clinic Corp. (TN)	100%
East Tennessee Health Systems, Inc. (TN)	100%
Easton Hospital Malpractice Assistance Fund, Inc. (PA)	100%
Edge Medical Clinic, Inc. (AL)	100%
El Dorado Home Care Services, LLC (DE)	20%
El Dorado Surgery Center, L.P. (DE)	59.0323%
EL MED, LLC (DE)	100%
Eligibility Screening Services, LLC (DE)	100%
Empire Health Services (WA)	100%
Emporia Clinic Corp. (VA)	100%
Emporia Home Care Services, LLC (DE)	20%
Emporia Hospital Corporation (VA)	100%
Enterprise Clinic, LLC (DE)	100%
Eufaula Clinic Corp. (AL)	100%
Eufaula Hospital Corporation (AL)	100%
EverRad HMA Holdings, LLC (FL)	100%

39

Legal Entity	Percentage Owned
Fallbrook Hospital Corporation (DE)	100%
Fayetteville Arkansas Hospital Company, LLC (DE)	80%
First Choice Health Plan of Mississippi, LLC (MS)	50%
Firstcare, Inc. (IN)	20%
Florence Home Care Services, LLC (DE)	20%
Florida Endoscopy and Surgery Center, LLC (FL)	69.3%
Florida HMA Holdings, LLC (DE)	99%
Florida HMA Regional Service Center, LLC (FL)	100%
Florida HMA Urgent Care, LLC (FL)	100%
Florida Medical Imaging JV, LLC (DE)	49%
Florida West Coast Health Alliance, LLC (DE)	80%
Flowood River Oaks HMA Medical Group, LLC (MS)	100%
FMG PrimeCare, LLC (DE)	100%
Foley Clinic Corp. (AL)	100%
Foley Home Health Corporation (AL)	100%
Foley Hospital Corporation (AL)	100%
Fort Payne Home Care, LLC (AL)	20%
Fort Smith HMA Home Health, LLC (AR)	20%
Fort Smith HMA PBC Management, LLC (AR)	100%
Fort Smith HMA Physician Management, LLC (AR)	100%
Fort Smith HMA, LLC (AR)	100%
Frankfort Health Partner, Inc. (IN)	100%
Franklin Clinic Corp. (VA)	100%
Franklin Home Care Services, LLC (DE)	20%
Franklin Hospital Corporation (VA)	100%
Fresenius Vascular Care Petersburg, LLC (DE)	10%
Fulton Home Care Services, LLC (DE)	20%
Gadsden HMA Physician Management, LLC (AL)	88.51%
Gadsden Home Care Services, LLC (DE)	20%
Gadsden Regional Medical Center, LLC (DE)	100%
Gadsden Regional Physician Group Practice, LLC (DE)	100%
Gadsden Regional Primary Care, LLC (AL)	100%
Gaffney Clinic Company, LLC (DE)	100%
Gaffney H.M.A., LLC (SC)	100%
Gaffney HMA Physician Management, LLC (SC)	100%
Gaffney PPM, LLC (SC)	100%
Galesburg Home Care, LLC (DE)	20%
Gateway Medical Services, Inc. (FL)	100%
Granbury Clinic Asset Holding Company, LLC (DE)	100%

40

Legal Entity	Percentage Owned
Granbury Hospital Corporation (TX)	100%
Granbury Mammography JV, LLC (DE)	50%
Granbury Texas Hospital Investment Corporation (DE)	100%
Granite City Home Care Services, LLC (DE)	20%
GRB Real Estate, LLC (DE)	100%
Green Clinic, LLC (FL)	100%
Greenbrier Valley Anesthesia, LLC (DE)	100%
Greenbrier Valley Emergency Physicians, LLC (DE)	100%
Greenbrier VMC, LLC (DE)	96%
GRMC Holdings, LLC (DE)	100%
Gulf Coast HMA Physician Management, LLC (FL)	100%
Gulf Coast Hospital, L.P. (DE)	100%
Gulf Coast Medical Center, LLC (DE)	100%
Gulf Oaks Therapeutic Day School, LLC (MS)	100%
Gulf South Surgery Center, LLC (MS)	25%
Gulfmed, Inc. (MS)	75%
Harborside Surgery Center, LLC (FL)	36%
Haines City HMA Physician Management, LLC (FL)	100%
Haines City HMA Urgent Care, LLC (FL)	100%
Haines City HMA, LLC (FL)	97.89%
Hallmark Healthcare Company, LLC (DE)	100%
Hamlet PPM, LLC (NC)	100%
Harris Managed Services, Inc. (AR)	100%
Harrison HMA Physician Management, LLC (MS)	100%
Harrison HMA, LLC (MS)	100%
Harton Clinic Company, LLC (DE)	100%
Hartsville ENT, LLC (SC)	100%
Hartsville HMA Physician Management, LLC (SC)	100%
Hartsville PPM, LLC (SC)	100%
Hattiesburg Home Care Services, LLC (DE)	20%
Health Management Associates, LLC (DE)	100%
Health Management Associates, LP (DE)	100%
Health Management General Partner I, LLC (DE)	100%
Health Management General Partner, LLC (DE)	100%
Health Management Information Technology, LLC (DE)	100%
Health Management Intellectual Properties, LLC (TX)	100%
Health Management Physician Associates, LLC (DE)	100%
Healthcare of Forsyth County, Inc. (GA)	100%
HealthTrust Purchasing Group, L.P. (DE)	19.7%

41

Legal Entity	Percentage Owned
Healthwest Holdings, Inc. (AZ)	100%
Heart of Florida Surgery Center, LLC (DE)	36.72%
Hefner Pointe Medical Associates, LLC (OK)	30%
Helena Home Care Services, LLC (DE)	20%
Heritage Healthcare Innovation Fund II, LP (DE)	14.8%
Heritage Healthcare Innovation Fund, LP (DE)	8.98%
Hernando HMA Ancillary, LLC (FL)	100%
Hernando HMA, LLC (FL)	99%
Highland Health Systems, Inc. (TX)	100%
Hill Country ASC Partners, L.L.C. (TX)	39.92%
Hill Regional Clinic Corp. (TX)	100%
HIM Central Services, LLC (DE)	100%
HMA ASC Holdings, LLC (DE)	100%
HMA ASCOA Holdings, LLC (DE)	100%
HMA Bayflite Services, LLC (FL)	80%
HMA CAT, LLC (TX)	100%
HMA Employee Disaster Relief Fund, Inc. (FL)	100%
HMA Fentress County General Hospital, LLC (TN)	100%
HMA Hospital Holdings, LP (DE)	100%
HMA Lake Shore, Inc. (FL)	60%
HMA Leasing, LLC (TN)	100%
HMA MRI, LLC (TX)	100%
HMA Oklahoma Clearing Service, LLC (OK)	100%
HMA Physician Practice Management, LLC (FL)	100%
HMA Professional Services Group, LP (DE)	99%
HMA Santa Rosa Medical Center, LLC (FL)	100%
HMA Services GP, LLC (DE)	100%
HMA/Solantic Joint Venture, LLC (DE)	49.9%
HMA-ASCOA Investments, LLC (DE)	51%
HMA-TRI Holdings, LLC (DE)	100%
Hobbs Medco, LLC (DE)	100%
Hobbs Physician Practice, LLC (DE)	100%
Hood Medical Group (TX)	100%
Hood Medical Services, Inc. (TX)	100%
Hospital Laundry Services, Inc. (IN)	50%
Hospital Management Associates, LLC (FL)	100%
Hospital Management Services of Florida, LP (FL)	100%
Hospital of Fulton, Inc. (KY)	100%
Hospital of Morristown, LLC (TN)	100%

42

Legal Entity	Percentage Owned
Hot Springs Outpatient Surgery Center, G.P. (AR)	100%
HP LRHS Land, LLC (IN)	40%
HTI Tucson Rehabilitation, Inc. (AZ)	100%
ICSE Leasing Corp. (DE)	100%
Illinois Home Care Holdings, LLC (DE)	20%
Imaging JV Holdings, LLC (DE)	100%
INACTCO, Inc. (DE)	100%
Innovative Recoveries, LLC (DE)	100%
Intermountain Medical Group, Inc. (PA)	100%
IOM Health System, L.P. (IN)	86.3%
Jackson HMA North Medical Office Building, LLC (MS)	100%
Jackson HMA, LLC (MS)	100%
Jackson Home Care Services, LLC (DE)	20%
Jackson Hospital Corporation (TN)	100%
Jackson, Tennessee Hospital Company, LLC (TN)	96.949%
Jamestown HMA Leasing, LLC (TN)	100%
Jamestown HMA Physician Management, LLC (TN)	100%
Jasper Medical Group, LLC (FL)	100%
Jefferson County HMA, LLC (TN)	100%
Jennersville Regional Hospital Malpractice Assistance Fund, Inc. (PA)	100%
Jourdanton Clinic Asset Holding Company, LLC (DE)	100%
Jourdanton Home Care Services, LLC (DE)	20%
Jourdanton Hospital Corporation (TX)	100%
Kay County Clinic Company, LLC (OK)	100%
Kay County Hospital Corporation (OK)	100%
Kay County Oklahoma Hospital Company, LLC (OK)	100%
Kennett HMA Physician Management, LLC (MO)	100%
Kennett HMA, LLC (MO)	100%
Key West HMA Physician Management, LLC (FL)	100%
Key West HMA, LLC (FL)	100%
Key West Home Health, LLC (FL)	20%
Key West Private Care, LLC (FL)	20%
Keystone HMA Property Management, LLC (PA)	100%
Kirksville Academic Medicine, LLC (MO)	100%
Kirksville Clinic Corp. (MO)	100%
Kirksville Home Care Services, LLC (MO)	20%
Kirksville Hospital Company, LLC (DE)	100%
Kirksville Missouri Hospital Company, LLC (MO)	88.81%
Kirksville Physical Therapy Services, LLC (DE)	100%

43

Legal Entity	Percentage Owned
Knox Hospital Company, LLC (DE)	80%
Knoxville HMA Cardiology PPM, LLC (TN)	100%
Knoxville HMA Development, LLC (TN)	100%
Knoxville HMA Family Services, LLC (TN)	100%
Knoxville HMA Holdings, LLC (TN)	100%
Knoxville HMA Homecare DME & Hospice, LLC (TN)	100%
Knoxville HMA JV Holdings, LLC (TN)	100%
Knoxville HMA Mission Services, LLC (TN)	100%
Knoxville HMA Physician Management, LLC (TN)	100%
Knoxville HMA Wellness Center, LLC (TN)	100%
Knoxville Home Care Services, LLC (DE)	20%
Knoxville, Tennessee Turkey Creek MOB, LLC (DE)	100%
Kosciusko Ambulance Services, LLC (DE)	100%
Kosciusko Medical Group, LLC (DE)	100%
La Porte and Starke EMS, LLC (DE)	100%
La Porte Clinic Company, LLC (DE)	80%
La Porte Health System, LLC (DE)	80%
La Porte Home Care Services, LLC (DE)	80%
La Porte Hospital Company, LLC (DE)	80%
La Porte Occupational Health Services, LLC (DE)	80%
Lake Shore HMA Medical Group, LLC (FL)	100%
Lake Shore HMA, LLC (FL)	60%
Lake Wales Clinic Corp. (FL)	100%
Lake Wales Hospital Corporation (FL)	97.55%
Lake Wales Hospital Investment Corporation (FL)	97.55%
Lake Wales Imaging Center, LLC (DE)	100%
Lakeland Home Care Services, LLC (DE)	20%
Lakeway Hospital Company, LLC (TN)	100%
Lancaster Clinic Corp. (SC)	100%
Lancaster HMA Physician Management, LLC (PA)	100%
Lancaster HMA, LLC (PA)	98.73%
Lancaster Home Care Services, LLC (DE)	100%
Lancaster Hospital Corporation (DE)	100%
Lancaster Imaging Center, LLC (SC)	100%
Lancaster Medical Group HMA, LLC (PA)	100%
Lancaster Medical Group, LLC (PA)	100%
Lancaster Outpatient Imaging, LLC (PA)	100%
Langtree Endoscopy Center, LLC (DE)	90%
LaPorte Medical Group Surgical Center, LLC (IN)	11.024%

44

Legal Entity	Percentage Owned
Laredo Clinic Asset Holding Company, LLC (DE)	100%
Laredo Texas Hospital Company, L.P. (TX)	95%
Las Cruces ASC-GP, LLC (DE)	100%
Las Cruces Home Care Services, LLC (DE)	20%
Las Cruces Medical Center, LLC (DE)	100%
Las Cruces Physician Services, LLC (DE)	100%
Las Cruces Surgery Center – Telshor, LLC (DE)	60%
Las Cruces Surgery Center, L.P. (DE)	59.91%
Lea Regional Hospital, LLC (DE)	100%
Lebanon HMA Leasing, LLC (TN)	100%
Lebanon HMA Physician Management, LLC (TN)	100%
Lebanon HMA Surgery Center, LLC (TN)	100%
Lebanon HMA, LLC (TN)	100%
Lebanon Surgery Center, LLC (DE)	100%
Lehigh HMA Physician Management, LLC (FL)	100%
Lehigh HMA, LLC (FL)	100%
LHT Knoxville Properties, LLC (DE)	6.5%
Little Rock HMA, Inc. (AR)	100%
Live Oak HMA Medical Group, LLC (FL)	60%
Live Oak HMA, LLC (FL)	60%
Logan Hospital Corporation (WV)	100%
Logan, West Virginia Hospital Company, LLC (WV)	100%
Lone Star HMA Physician Management, Inc. (TX)	100%
Lone Star HMA, L.P. (DE)	100%
Longview Clinic Operations Company, LLC (DE)	100%
Longview Medical Center, L.P. (DE)	100%
Longview Merger, LLC (DE)	100%
Longview Outpatient Physical Therapy, LLC (DE)	100%
Louisa Home Care Holdings, LLC (DE)	20%
Louisa Home Care Services, LLC (DE)	20%
Louisburg HMA Physician Management, LLC (NC)	100%
Lower Florida Keys Physician/Hospital Organization, Inc. (FL)	50%
LRH, LLC (DE)	100%
LS Psychiatric, LLC (DE)	100%
Lufkin Clinic Asset Holding Company, LLC (DE)	100%
Lutheran Health Imaging, LLC (DE)	100%
Lutheran Health Network CBO, LLC (DE)	100%
Lutheran Health Network Investors, LLC (DE)	86.3%
Lutheran Health Network of Indiana, LLC (DE)	100%

45

Legal Entity	Percentage Owned
Lutheran Health Quality Alliance, LLC (DE)	100%
Lutheran Medical Group, LLC (DE)	100%
Lutheran Medical Office Park Phase II Property Owners Association, Inc. (IN)	14.24%
Lutheran Medical Office Park Property Owners Association, Inc. (IN)	44.84%
Lutheran Musculoskeletal Center, LLC (DE)	60%
Lutheran/TRMA Network, LLC (IN)	43.15%
Macon Healthcare, LLC (DE)	38%
Madison Cardiovascular Physician Services, LLC (DE)	100%
Madison Clinic Corp. (TN)	100%
Madison HMA Physician Management, LLC (MS)	100%
Madison HMA, LLC (MS)	100%
Madison Hospital, LLC (AL)	100%
Marathon H.M.A., LLC (FL)	100%
Marathon HMA Medical Group, LLC (FL)	100%
Marion Physician Services, LLC (DE)	100%
Marshall County HMA, LLC (OK)	100%
Marshall County HMPN, LLC (OK)	100%
Martin Clinic Corp. (TN)	100%
Martin Hospital Company, LLC (TN)	100%
Mary Black Health System LLC (DE)	100%
Mary Black Medical Office Building Limited Partnership (SC)	100%
Mary Black MOB II, L.P. (SC)	100%
Mary Black Physician Services, LLC (DE)	100%
Mary Black Physicians Group, LLC (DE)	100%
Mat-Su Regional ASC GP, LLC (DE)	100%
Mat-Su Regional Surgery Center, L.P. (DE)	100%
Mat-Su Valley II, LLC (AK)	65%
Mat-Su Valley III, LLC (AK)	65%
Mat-Su Valley Medical Center, LLC (AK)	65%
Mayes County HMA, LLC (OK)	100%
Mayes County HMPN, LLC (OK)	100%
Mayes County Home Health, LLC (OK)	20%
McKenna Court Homes, LLC (DE)	100%
McNairy Clinic Corp. (TN)	100%
McNairy Hospital Corporation (TN)	100%
MCSA, L.L.C. (AR)	100%
MDSave, Inc. (DE)	1.55%
Medical Center at Terrell, LLC (DE)	100%
Medical Center of Brownwood, LLC (DE)	100%

46

Legal Entity	Percentage Owned
Medical Holdings, Inc. (KS)	100%
Medical Imaging Center of Ocala, LLP (FL)	47.5%
MEDSTAT, LLC (IN)	100%
Melbourne HMA Medical Group, LLC (FL)	100%
Melbourne HMA, LLC (FL)	100%
Memorial Hospital of Salem Malpractice Assistance Fund, Inc. (NJ)	100%
Mercy Cardiovascular Cath Lab, LLC (PA)	100%
Merger Legacy Holdings, LLC (DE)	100%
Meridian HMA Clinic Management, LLC (MS)	100%
Meridian HMA Nursing Home, LLC (MS)	100%
Meridian HMA, LLC (MS)	100%
Merit Health Biloxi ASC Holdings, LLC (DE)	100%
Merritt Island ASC, LLC (FL)	51%
Mesquite HMA General, LLC (DE)	100%
Metro Knoxville HMA, LLC (TN)	100%
MHS Ambulatory Surgery Center, Inc. (ND)	100%
Michigan City MOB, LLC (IN)	40%
Midwest City HMA Physician Management, LLC (OK)	98.6%
Midwest Regional Medical Center, LLC (OK)	98.6%
Minot Health Services, Inc. (ND)	100%
Mississippi Health Management Medical Education Fund, LLC (MS)	100%
Mississippi HMA DME, LLC (MS)	100%
Mississippi HMA Holdings I, LLC (DE)	99%
Mississippi HMA Holdings II, LLC (DE)	99%
Mississippi HMA Hospitalists, LLC (MS)	100%
Mississippi HMA Regional Service Center, LLC (MS)	100%
Mississippi HMA Urgent Care, LLC (MS)	100%
Mississippi HMA Ventures, LLC (MS)	100%
ML Surgery Center, L.L.C. (PA)	51%
Moberly HBP Medical Group, LLC (DE)	100%
Moberly Hospital Company, LLC (DE)	100%
Moberly Medical Clinics, Inc. (MO)	100%
Moberly Physicians Corp. (MO)	100%
Mooresville HMA Investors, LLC (NC)	98.64%
Mooresville HMA Physician Management, LLC (NC)	100%
Mooresville Home Care Services, LLC (DE)
Mooresville Hospital Management Associates, LLC (NC)	100%
Mooresville PPM, LLC (NC)	100%
Morristown Clinic Corp. (TN)	100%

47

Legal Entity	Percentage Owned
Morristown Professional Centers, Inc. (TN)	100%
Morristown Surgery Center, LLC (TN)	100%
Munroe HMA HMPN, LLC (FL)	95%
Munroe HMA Holdings, LLC (FL)	95%
Munroe HMA Hospital, LLC (FL)	95%
Munroe HMA Investments, LLC (FL)	95%
Munroe HMA Physician Health Partners, LLC (FL)	95%
Munroe Regional Homecare, LLC (FL)	46.55%
Naples HMA, LLC (FL)	100%
Natchez Clinic Company, LLC (DE)	100%
Natchez HBP Services, LLC (DE)	100%
Natchez Hospital Company, LLC (DE)	100%
National Healthcare of England Arkansas, Inc. (AR)	100%
National Healthcare of Holmes County, Inc. (FL)	100%
National Healthcare of Leesville, Inc. (DE)	100%
National Healthcare of Newport, Inc. (DE)	100%
Navarro Hospital, L.P. (DE)	100%
Navarro Regional, LLC (DE)	100%
NC-CSH, Inc. (CA)	100%
NC-DSH, LLC (NV)	100%
New Cedar Lake Surgery Center, LLC (MS)	25%
Newport Physician Clinics, Inc. (AR)	100%
NHCI of Hillsboro, Inc. (TX)	100%
North Carolina HMA Regional Service Center, LLC (NC)	100%
North Okaloosa Clinic Corp. (FL)	100%
North Okaloosa Home Health, LLC (FL)	20%
North Okaloosa Medical Corp. (FL)	97.9233%
North Okaloosa Surgery Venture Corp. (FL)	100%
North Port HMA, LLC (FL)	100%
Northampton Cardiology Clinic, LLC (DE)	100%
Northampton Clinic Company, LLC (DE)	100%
Northampton Home Care, LLC (DE)	20%
Northampton Hospital Company, LLC (DE)	100%
Northampton Physician Services Corp. (PA)	100%
Northampton Urgent Care, LLC (DE)	100%
Northeast Medical Center, L.P. (DE)	100%
Northeastern Pennsylvania Imaging Center (PA)	100%
Northern Indiana Oncology Center of Porter Memorial Hospital, LLC (IN)	95.2%
Northwest Allied Physicians, LLC (DE)	100%

48

Legal Entity	Percentage Owned
Northwest Arkansas Employees, LLC (DE)	100%
Northwest Arkansas Hospitals, LLC (DE)	100%
Northwest Arkansas Paramed Transfer, LLC (DE)	100%
Northwest Benton County Physician Services, LLC (DE)	100%
Northwest Cardiology, LLC (DE)	100%
Northwest HBP Medical Services, LLC (DE)	100%
Northwest Hospital, LLC (DE)	100%
Northwest Indiana Health System, LLC (DE)	91.16%
Northwest Marana Hospital, LLC (DE)	100%
Northwest Medical Center CT/MRI at Marana, LLC (DE)	100%
Northwest Physicians, LLC (AR)	100%
Northwest Rancho Vistoso Imaging Services, LLC (DE)	100%
Northwest-Sparks Quality Alliance, LLC (DE)	100%
NOV Holdings, LLC (DE)	100%
NRH, LLC (DE)	100%
Oak Hill Clinic Corp. (WV)	100%
Oak Hill Hospital Corporation (WV)	100%
Oklahoma City ASC-GP, LLC (DE)	100%
Oklahoma City Home Care Services, LLC (DE)	100%
Olive Branch Clinic Corp. (MS)	100%
Olive Branch Hospital, Inc. (MS)	100%
One Boyertown Properties, L.P. (PA)	5%
Open Air of MSLOU, L.L.C. (LA)	100%
Oro Valley Hospital, LLC (DE)	100%
OsceolaSC, LLC (DE)	80%
Osler HMA Medical Group, LLC (FL)	100%
Oviedo HMA, LLC (FL)	100%
Pacific Group ASC Division, Inc. (AZ)	100%
Pacific Physicians Services, LLC (DE)	100%
Pain Management Joint Venture, LLP	50%
Palm Drive Hospital, L.P. (DE)	100%
Palm Drive Medical Center, LLC (DE)	100%
Palmer-Wasilla Health System, LLC (DE)	100%
Palmetto Tri-County Medical Specialists, LLC (DE)	100%
Palmetto Women’s Care, LLC (DE)	100%
Panhandle Medical Center, LLC (DE)	100%
Panhandle Surgical Hospital, L.P. (DE)	100%
Parkway Regional Medical Clinic, Inc. (KY)	100%
Pasco Hernando HMA Physician Management, LLC (FL)	100%

49

Legal Entity	Percentage Owned
Pasco Regional Medical Center, LLC (FL)	100%
Payson Healthcare Management, Inc. (AZ)	100%
Payson Hospital Corporation (AZ)	100%
PBEC HMA, Inc. (FL)	100%
PDMC, LLC (DE)	100%
Peace River HMA Nursing Center, LLC (FL)	100%
Peckville Hospital Company, LLC (DE)	100%
Pecos Valley of New Mexico, LLC (DE)	100%
Peerless Healthcare, LLC (TN)	100%
Pennsylvania Hospital Company, LLC (DE)	100%
Personal Home Health Care, LLC (TN)	100%
Petersburg Clinic Company, LLC (VA)	100%
Petersburg Home Care Services, LLC (DE)	20%
Petersburg Hospital Company, LLC (VA)	99.3%
Phillips & Coker OB-GYN, LLC (DE)	100%
Phoenix Surgical, LLC (DE)	100%
Phoenixville Hospital Company, LLC (DE)	100%
Phoenixville Hospital Malpractice Assistance Fund, Inc. (PA)	100%
Physician Practice Support, LLC (TN)	100%
Physicians Regional Marco Island, LLC (FL)	100%
Piney Woods Healthcare System, L.P. (DE)	96.6026%
Plymouth Hospital Corporation (NC)	100%
Poinciana HMA, LLC (FL)	100%
Polk Medical Services, Inc. (TN)	100%
Ponca City Home Care Services, LLC (OK)	20%
Poplar Bluff Physician Management, LLC (MO)	100%
Poplar Bluff Regional Medical Center, LLC (MO)	100%
Port Charlotte HMA Physician Management, LLC (FL)	100%
Port Charlotte HMA, LLC (FL)	100%
Porter Health Services, LLC (DE)	100%
Porter Hospital, LLC (DE)	91.16%
Porter Physician Services, LLC (DE)	100%
Pottstown Home Care Services, LLC (DE)	20%
Pottstown Hospital Company, LLC (DE)	100%
Pottstown Hospital Corporation (PA)	100%
Pottstown Imaging Company, LLC (DE)	100%
Pottstown Memorial Malpractice Assistance Fund, Inc. (PA)	100%
Pottstown Professional Services Company, LLC (DE)	100%
Precision Surgery Center, LLC (DE)	100%

50

Legal Entity	Percentage Owned
Preferential Health Network, Inc. (SC)	1 of multiple members of non-profit entity
Preferred Nurse Staffing, LLC (MS)	100%
Premier Care Super PHO, LLC (DE)	100%
PremierCare of Arkansas, LLC (DE)	79.6%
PremierCare of Northwest Arkansas, LLC (AR)	79.6%
Procure Solutions, LLC (DE)	100%
Professional Account Services Inc. (TN)	100%
Punta Gorda HMA Physician Management, LLC (FL)	100%
Punta Gorda HMA, LLC (FL)	100%
Punta Gorda Medical Arts Center Association, Inc. (FL)	100%
QHG Georgia Holdings II, LLC (DE)	100%
QHG Georgia Holdings, Inc. (GA)	100%
QHG Georgia, L.P. (GA)	100%
QHG of Barberton, Inc. (OH)	100%
QHG of Bluffton Company, LLC (DE)	100%
QHG of Clinton County, Inc. (IN)	100%
QHG of Enterprise, Inc. (AL)	100%
QHG of Forrest County, Inc. (MS)	100%
QHG of Fort Wayne Company, LLC (DE)	100%
QHG of Hattiesburg, Inc. (MS)	100%
QHG of Kenmare, Inc. (ND)	100%
QHG of Lake City, Inc. (SC)	100%
QHG of Minot, Inc. (ND)	100%
QHG of Ohio, Inc. (OH)	100%
QHG of South Carolina, Inc. (SC)	100%
QHG of Spartanburg, Inc. (SC)	100%
QHG of Springdale, Inc. (AR)	100%
QHG of Texas, Inc. (TX)	100%
QHG of Warsaw Company, LLC (DE)	100%
Quorum ELF, Inc. (DE)	100%
Quorum Health Services, Inc. (DE)	100%
Rankin Cardiology Center, LLC (MS)	100%
Red Bud Home Care Services, LLC (DE)	20%
Redimed Dekalb, LLC (IN)	50%
Regional Cancer Treatment Center, Ltd. (TX)	34.25%
Regional Cardiology Center, L.L.C. (MS)	50%
Regional Cardiology Group, LLC (DE)	100%

51

Legal Entity	Percentage Owned
Regional Clinics of Longview (TX)	100%
Regional Employee Assistance Program (TX)	100%
Regional Hospital of Longview, LLC (DE)	100%
Regional Surgical Services, LLC (VA)	82.1%
Rehab Hospital of Fort Wayne General Partnership (DE)	86.3%
Revenue Cycle Service Center, LLC (DE)	100%
River Oaks Hospital, LLC (MS)	100%
River Oaks Management Company, LLC (MS)	100%
River Oaks Medical Office Building, LLC (MS)	100%
River Region Medical Corporation (MS)	100%
Riverpark Community Cath Lab, LLC (DE)	100%
Riverview Regional Medical Center, LLC (DE)	88.51%
Rockledge HMA Convenient Care, LLC (FL)	100%
Rockledge HMA Medical Group, LLC (FL)	100%
Rockledge HMA Urgent Care, LLC (FL)	100%
Rockledge HMA, LLC (FL)	100%
Rockwood Clinic Real Estate Holdings, LLC (DE)	100%
ROH, LLC (MS)	100%
Ronceverte Physician Group, LLC (DE)	100%
Rose City HMA Medical Group, LLC (PA)	89.9%
Rose City HMA, LLC (PA)	89.9%
Roswell Clinic Corp. (NM)	100%
Roswell Community Hospital Investment Corporation (DE)	100%
Roswell Hospital Corporation (NM)	100%
Russell County Clinic Corp. (VA)	100%
Russell County Medical Center, Inc. (VA)	100%
Ruston Clinic Company, LLC (DE)	100%
Ruston Hospital Corporation (DE)	100%
Ruston Louisiana Hospital Company, LLC (DE)	100%
SACMC, LLC (DE)	100%
Salem Clinic Corp. (NJ)	100%
Salem Home Care Holdings, LLC (DE)	100%
Salem Home Care Services, LLC (DE)	100%
Salem Hospital Corporation (NJ)	100%
Samaritan Surgicenters of Arizona II, LLC (AZ)	100%
San Angelo Ambulatory Surgery Center, Ltd. (TX)	40%
San Angelo Community Medical Center, LLC (DE)	100%
San Angelo Hospital, L.P. (DE)	94.318%
San Angelo Medical, LLC (DE)	100%

52

Legal Entity	Percentage Owned
San Leandro Hospital, L.P. (DE)	100%
San Leandro Medical Center, LLC (DE)	100%
San Leandro, LLC (DE)	100%
Santa Rosa HMA Physician Management, LLC (FL)	100%
Santa Rosa HMA Urgent Care, LLC (FL)	100%
SCA JV II, LLC (DE)	49%
SCA JV, LLC (DE)	51%
Scott County HMA, LLC (TN)	100%
Scranton Cardiovascular Physician Services, LLC (DE)	100%
Scranton Clinic Company, LLC (DE)	100%
Scranton Emergency Physician Services, LLC (DE)	100%
Scranton GP Holdings, LLC (DE)	100%
Scranton Holdings, LLC (DE)	100%
Scranton Home Care Services, LLC (DE)	100%
Scranton Hospital Company, LLC (DE)	100%
Scranton Hospitalist Physician Services, LLC (DE)	100%
Scranton Quincy Ambulance, LLC (DE)	100%
Scranton Quincy Clinic Company, LLC (DE)	100%
Scranton Quincy Holdings, LLC (DE)	100%
Scranton Quincy Home Care Services, LLC (DE)	20%
Scranton Quincy Hospital Company, LLC (DE)	100%
Scranton Quincy QRFS, LLC (DE)	100%
SE PA Medical Imaging JV, LLC (DE)	41.65%
Sebastian HMA Physician Management, LLC (FL)	100%
Sebastian Home Care Services, LLC (DE)	20%
Sebastian Hospital, LLC (FL)	100%
Sebastopol, LLC (DE)	100%
Sebring HMA Physician Management, LLC (FL)	100%
Sebring Hospital Management Associates, LLC (FL)	100%
Seminole HMA, LLC (OK)	100%
Seminole HMPN, LLC (OK)	100%
SEPA Integrated Providers Alliance, LLC (DE)	100%
SEPASC JV, LLC (DE)	51%
Sharon Clinic Company, LLC (DE)	100%
Sharon Home Care Services, LLC (DE)	20%
Sharon Pennsylvania Holdings, LLC (DE)	100%
Sharon Pennsylvania Hospital Company, LLC (DE)	100%
Sharon Regional HBP Medical Group, LLC (DE)	100%
Shelby Alabama Real Estate, LLC (DE)	100%

53

Legal Entity	Percentage Owned
Shelbyville Clinic Corp. (TN)	100%
Shelbyville Home Care Services, LLC (DE)	20%
Shelbyville Hospital Company, LLC (TN)	100%
Sherman Hospital, L.P. (DE)	100%
Sherman Medical Center, LLC (DE)	100%
Siloam Springs Arkansas Hospital Company, LLC (DE)	100%
Siloam Springs Clinic Company, LLC (DE)	100%
Siloam Springs Holdings, LLC (DE)	100%
Silver Creek MRI, LLC (AZ)	100%
SJ Home Care, LLC (DE)	20%
SkyRidge Clinical Associates, LLC (DE)	100%
SLH, LLC (DE)	100%
South Alabama Managed Care Contracting, Inc. (AL)	100%
South Alabama Medical Management Services, Inc. (AL)	100%
South Alabama Physician Services, Inc. (AL)	100%
South Arkansas Physician Services, LLC (DE)	100%
SouthCrest, L.L.C. (OK)	100%
Southeast Alabama Maternity Center, LLC (AL)	62.75%
Southeast HMA Holdings, LLC (DE)	100%
Southern Texas Medical Center, LLC (DE)	100%
Southside Physician Network, LLC (DE)	100%
Southwest Florida HMA Holdings, LLC (DE)	100%
Southwest Physicians Risk Retention Group, Inc. (SC)	100%
Sparks PremierCare, L.L.C. (AR)	100%
Spokane Home Care Services, LLC (DE)	20%
Spokane Valley Washington Hospital Company, LLC (DE)	100%
Spokane Washington Hospital Company, LLC (DE)	100%
Spring Hill HMA Medical Group, LLC (FL)	100%
Spring Hill HMA Physician Management, LLC (FL)	100%
Springdale Home Care Services, LLC (DE)	20%
Sprocket Medical Management, LLC (TX)	100%
SS ParentCo., LLC (DE)	100%
St. Cloud HMA Physician Management, LLC (FL)	100%
St. Cloud Physician Management, LLC (FL)	80%
St. Joseph Health System, LLC (DE)	86.3%
St. Joseph Medical Group, Inc. (IN)	100%
Starke HMA Medical Group, LLC (FL)	60%
Starke HMA, LLC (FL)	60%
Statesboro HMA Medical Group, LLC (GA)	100%

54

Legal Entity	Percentage Owned
Statesboro HMA Physician Management, LLC (GA)	100%
Statesville HMA Medical Group, LLC (NC)	100%
Statesville HMA Physician Management, LLC (NC)	100%
Statesville HMA, LLC (NC)	100%
Statesville PPM, LLC (NC)	100%
StrokeCareNow, LLC (IN)	44%
Summit Surgical Suites, LLC (IN)	49%
Sumter HMA, LLC (FL)	100%
Supply Chain Shared Service Center, LLC (DE)	100%
Surgery Center of Midwest City, LLC (DE)	36.76%
Surgery Center of Salem County, L.L.C. (NJ)	90.9%
Surgical Center of Amarillo, LLC (DE)	100%
Surgical Center of Carlsbad, LLC (DE)	100%
Surgicare of Clarksville, LLC (TN)	49%
Surgicare of Independence, Inc. (MO)	100%
Surgicare of San Leandro, Inc. (CA)	100%
Surgicare of Sherman, Inc. (TX)	100%
Surgicare of Victoria, Inc. (TX)	100%
Surgicare of Victoria, Ltd. (TX)	100%
Surgicare Outpatient Center of Lake Charles, Inc. (LA)	100%
Surgicenter of Johnson County, Inc. (KS)	100%
Surgicenters of America, Inc. (AZ)	100%
Susitna ASC Holdings, LLC (DE)	65%
Susitna Surgery Center, LLC (DE)	100%
SVRMC-HBP, LLC (DE)	100%
Tennessee HMA Holdings, LP (DE)	100%
Tennessee HMA Regional Service Center, LLC (TN)	100%
Tennyson Holdings, LLC (DE)	100%
Terrell Hospital, L.P. (DE)	100%
Terrell Medical Center, LLC (DE)	100%
Texas Bay Area Clinical Services, Inc. (TX)	33%
Texas Mammography JV Holdings, LLC (DE)	50%
Texas Women’s Imaging JV Holdings, LLC (DE)	100%
The Sleep Disorder Center of Wyoming Valley, LLC (PA)	100%
The Surgery Center of Ocala, LLC (TN)	47.5%
The Surgery Center, LLC (MS)	30%
The Vicksburg Clinic, LLC (DE)	100%
Timberland Medical Group (TX)	100%
TimberRidge Imaging Center, LLP (FL)	47.5%

55

Legal Entity	Percentage Owned
Tomball Ambulatory Surgery Center, L.P. (TX)	100%
Tomball Clinic Asset Holding Company, LLC (DE)	100%
Tomball Texas Equipment Ventures, LLC (TX)	100%
Tomball Texas Holdings, LLC (DE)	100%
Tomball Texas Home Care Services, LLC (DE)	20%
Tomball Texas Hospital Company, LLC (DE)	100%
Tomball Texas Ventures, LLC (DE)	100%
Triad Corporate Services, Limited Partnership (DE)	100%
Triad CSGP, LLC (DE)	100%
Triad CSLP, LLC (DE)	100%
Triad Healthcare System of Phoenix, L.P. (DE)	100%
Triad Healthcare, LLC (DE)	100%
Triad Holdings III, LLC (DE)	100%
Triad Holdings IV, LLC (DE)	100%
Triad Holdings V, LLC (DE)	100%
Triad Holdings VI, Inc. (DE)	100%
Triad Indiana Holdings, LLC (DE)	86.3%
Triad Nevada Holdings, LLC (DE)	100%
Triad of Alabama, LLC (DE)	100%
Triad of Arizona (L.P.), Inc. (AZ)	100%
Triad of Phoenix, Inc. (AZ)	100%
Triad RC, Inc. (DE)	100%
Triad-Arizona I, Inc. (AZ)	100%
Triad-ARMC, LLC (DE)	100%
Triad-Denton Hospital GP, LLC (DE)	100%
Triad-Denton Hospital, L.P. (DE)	100%
Triad-El Dorado, Inc. (AR)	100%
Triad-Navarro Regional Hospital Subsidiary, LLC (DE)	100%
Triad-South Tulsa Hospital Company, Inc. (OK)	100%
Tri-Irish, Inc. (DE)	100%
TROSCO, LLC (DE)	100%
Troy Hospital Corporation (AL)	100%
Tucson Home Care Services, LLC (DE)	20%
Tug Valley Healthcare Alliance, Inc. (WV)	100%
Tullahoma HMA Leasing, LLC (TN)	100%
Tullahoma HMA Physician Management, LLC (TN)	100%
Tullahoma HMA, LLC (TN)	94.27%
Tunkhannock Clinic Company, LLC (DE)	100%
Tunkhannock Hospital Company, LLC (DE)	100%

56

Legal Entity	Percentage Owned
Tunkhannock Hospital Physician Services, LLC (DE)	100%
Valley Advanced Imaging, LLC (IN)	30%
Valley Advanced MRI, LLC (IN)	40%
ValleyCare Cardiology Group, LLC (DE)	100%
Valparaiso Home Care Services, LLC (DE)	20%
Van Buren H.M.A., LLC (AR)	100%
Van Buren HMA Central Business Office, LLC (AR)	100%
Vanderbilt-Gateway Cancer Center, G.P. (DE)	40%
Venice HMA, LLC (FL)	100%
Venice Home Care Services, LLC (DE)	20%
Vero Beach Florida ASC, LLC (DE)	51%
VHC Holdings, LLC (DE)	100%
VHC Medical, LLC (DE)	100%
Vicksburg Healthcare, LLC (DE)	100%
Vicksburg HMA Physician Management, LLC (MS)	100%
Vicksburg Surgical Center, LLC (DE)	100%
Victoria Clinic Asset Holding Company, LLC (DE)	100%
Victoria Hospital, LLC (DE)	100%
Victoria of Texas, L.P. (DE)	100%
Victoria Texas Home Care Services, LLC (DE)	20%
Virginia Care Company, LLC (DE)	100%
Virginia Hospital Company, LLC (VA)	100%
VirtualHealthConnect, LLC (DE)	100%
Warren Ohio Hospital Company, LLC (DE)	100%
Warren Ohio Physician Services, LLC (DE)	100%
Warren Ohio Rehab Hospital Company, LLC (DE)	100%
Warsaw Health System, LLC (DE)	99.08%
Washington Clinic Corp. (MS)	100%
Washington Hospital Corporation (MS)	100%
Washington Physician Corp. (MS)	100%
WA-SPOK DH CRNA, LLC (DE)	100%
WA-SPOK DH Urgent Care, LLC (DE)	100%
WA-SPOK Kidney Care, LLC (DE)	100%
WA-SPOK Medical Care, LLC (DE)	100%
WA-SPOK Primary Care, LLC (DE)	100%
WA-SPOK Pulmonary & Critical Care, LLC (DE)	100%
WA-SPOK VH CRNA, LLC (DE)	100%
WA-SPOK VH Urgent Care, LLC (DE)	100%
Wauchula HMA Physician Management, LLC (FL)	100%

57

Legal Entity	Percentage Owned
Waukegan Hospice, LLC (DE)	20%
Weatherford Home Care Services, LLC (DE)	20%
Weatherford Hospital Corporation (TX)	100%
Weatherford Texas Hospital Company, LLC (TX)	100%
Webb County Texas Home Care Services, LLC (DE)	20%
Webb Hospital Corporation (DE)	100%
Webb Hospital Holdings, LLC (DE)	100%
Wesley Health System LLC (DE)	100%
Wesley HealthTrust, Inc. (MS)	100%
Wesley Physician Services, LLC (DE)	100%
West Grove Home Care, LLC (DE)	20%
West Grove Hospital Company, LLC (DE)	100%
Western Arizona Regional Home Health and Hospice, LLC (AZ)	20%
Westmed (TX)	100%
WHMC, LLC (DE)	100%
Wichita Falls Texas Home Care, LLC (TX)	20%
Wilkes-Barre Academic Medicine, LLC (DE)	100%
Wilkes-Barre Behavioral Hospital Company, LLC (DE)	100%
Wilkes-Barre Behavioral Ventures, LLC (DE)	100%
Wilkes-Barre Clinic Company, LLC (DE)	100%
Wilkes-Barre Community Residential Unit, LLC (DE)	100%
Wilkes-Barre Holdings, LLC (DE)	100%
Wilkes-Barre Home Care Services, LLC (DE)	20%
Wilkes-Barre Hospital Company, LLC (DE)	100%
Wilkes-Barre Intermountain Clinic, LLC (DE)	100%
Wilkes-Barre Personal Care Services, LLC (DE)	100%
Wilkes-Barre Radiation Oncology, LLC (DE)	51%
Williamson HMA Physician Management, LLC (DE)	95.84%
Williamson Memorial Hospital, LLC (WV)	95.84%
Wiregrass Clinic, LLC (DE)	100%
Women & Children’s Hospital, LLC (DE)	100%
Women’s Health Partners, LLC (DE)	100%
Women’s Health Specialists of Birmingham, Inc. (AL)	100%
Women’s Health Specialists of Carlisle, LLC (PA)	100%
Woodland Heights Medical Center, LLC (DE)	100%
Woodward Clinic Company, LLC (DE)	100%
Woodward Health System, LLC (DE)	100%
Woodward Home Care Services, LLC (DE)	20%
Yakima HMA Physician Management, LLC (WA)	100%

58

Legal Entity	Percentage Owned
Yakima HMA, LLC (WA)	100%
York Anesthesiology Physician Services, LLC (DE)	100%
York Clinic Company, LLC (DE)	100%
York Home Care Services, LLC (DE)	20%
York Pathology Physician Services, LLC (DE)	100%
York Pennsylvania Holdings, LLC (DE)	100%
York Pennsylvania Hospital Company, LLC (DE)	100%
Youngstown Home Care Services, LLC (DE)	20%
Youngstown Ohio Hospital Company, LLC (DE)	100%
Youngstown Ohio Laboratory Services Company, LLC (DE)	100%
Youngstown Ohio Outpatient Services Company, LLC (DE)	100%
Youngstown Ohio Physician Services Company, LLC (DE)	100%
Youngstown Ohio PSC, LLC (DE)	100%

59

Schedule 3.18

Insurance

On file with the Agent.

60

Schedules 3.19(a)

UCC Filing Offices

	Entity Name	Jurisdiction of Formation	Filing Office
1.	Foley Hospital Corporation	Alabama	Secretary of State of the State of Alabama

2.	QHG of Enterprise, Inc.	Alabama	Secretary of State of the State of Alabama

3.	Bullhead City Hospital Corporation	Arizona	Secretary of State of the State of Arizona

4.	Fort Smith HMA, LLC	Arkansas	Secretary of State of the State of Arkansas

5.	MCSA, L.L.C.	Arkansas	Secretary of State of the State of Arkansas

6.	QHG of Springdale, Inc.	Arkansas	Secretary of State of the State of Arkansas

7.	Triad-El Dorado, Inc.	Arkansas	Secretary of State of the State of Arkansas

8.	Van Buren H.M.A., LLC	Arkansas	Secretary of State of the State of Arkansas

9.	Abilene Hospital, LLC	Delaware	Secretary of State of the State of Delaware

10.	Abilene Merger, LLC	Delaware	Secretary of State of the State of Delaware

11.	Affinity Health Systems, LLC	Delaware	Secretary of State of the State of Delaware

12.	Affinity Hospital, LLC	Delaware	Secretary of State of the State of Delaware

13.	Berwick Hospital Company, LLC	Delaware	Secretary of State of the State of Delaware

14.	Birmingham Holdings II, LLC	Delaware	Secretary of State of the State of Delaware

15.	Birmingham Holdings, LLC	Delaware	Secretary of State of the State of Delaware

16.	Bluefield Holdings, LLC	Delaware	Secretary of State of the State of Delaware

17.	Bluefield Hospital Company, LLC	Delaware	Secretary of State of the State of Delaware

18.	Bluffton Health System LLC	Delaware	Secretary of State of the State of Delaware

19.	Brownwood Hospital, L.P.	Delaware	Secretary of State of the State of Delaware

20.	Brownwood Medical Center, LLC	Delaware	Secretary of State of the State of Delaware

61

	Entity Name	Jurisdiction of Formation	Filing Office
21.	Bullhead City Hospital Investment Corporation	Delaware	Secretary of State of the State of Delaware

22.	Carlsbad Medical Center, LLC	Delaware	Secretary of State of the State of Delaware

23.	Carolinas Holdings, LLC	Delaware	Secretary of State of the State of Delaware

24.	Carolinas JV Holdings General, LLC	Delaware	Secretary of State of the State of Delaware

25.	Carolinas JV Holdings, L.P.	Delaware	Secretary of State of the State of Delaware

26.	Central Florida HMA Holdings, LLC	Delaware	Secretary of State of the State of Delaware

27.	Central States HMA Holdings, LLC	Delaware	Secretary of State of the State of Delaware

28.	Chestnut Hill Health System, LLC	Delaware	Secretary of State of the State of Delaware

29.	CHHS Holdings, LLC	Delaware	Secretary of State of the State of Delaware

30.	CHHS Hospital Company, LLC	Delaware	Secretary of State of the State of Delaware

31.	CHS Pennsylvania Holdings, LLC	Delaware	Secretary of State of the State of Delaware

32.	CHS Receivables Funding, LLC	Delaware	Secretary of State of the State of Delaware

33.	CHS Tennessee Holdings, LLC	Delaware	Secretary of State of the State of Delaware

34.	CHS Virginia Holdings, LLC	Delaware	Secretary of State of the State of Delaware

35.	CHS/Community Health Systems, Inc.	Delaware	Secretary of State of the State of Delaware

36.	Clarksville Holdings II, LLC	Delaware	Secretary of State of the State of Delaware

37.	Clarksville Holdings, LLC	Delaware	Secretary of State of the State of Delaware

38.	Cleveland Tennessee Hospital Company, LLC	Delaware	Secretary of State of the State of Delaware

39.	College Station Hospital, L.P.	Delaware	Secretary of State of the State of Delaware

40.	College Station Medical Center, LLC	Delaware	Secretary of State of the State of Delaware

41.	College Station Merger, LLC	Delaware	Secretary of State of the State of Delaware

62

	Entity Name	Jurisdiction of Formation	Filing Office
42.	Community Health Investment Company, LLC	Delaware	Secretary of State of the State of Delaware

43.	Community Health Systems, Inc.	Delaware	Secretary of State of the State of Delaware

44.	CP Hospital GP, LLC	Delaware	Secretary of State of the State of Delaware

45.	CPLP, LLC	Delaware	Secretary of State of the State of Delaware

46.	Crestwood Healthcare, L.P.	Delaware	Secretary of State of the State of Delaware

47.	Crestwood Hospital LP, LLC	Delaware	Secretary of State of the State of Delaware

48.	Crestwood Hospital, LLC	Delaware	Secretary of State of the State of Delaware

49.	CSMC, LLC	Delaware	Secretary of State of the State of Delaware

50.	Deaconess Holdings, LLC	Delaware	Secretary of State of the State of Delaware

51.	Deaconess Hospital Holdings, LLC	Delaware	Secretary of State of the State of Delaware

52.	Desert Hospital Holdings, LLC	Delaware	Secretary of State of the State of Delaware

53.	Detar Hospital, LLC	Delaware	Secretary of State of the State of Delaware

54.	DHFW Holdings, LLC	Delaware	Secretary of State of the State of Delaware

55.	Dukes Health System, LLC	Delaware	Secretary of State of the State of Delaware

56.	Florida HMA Holdings, LLC	Delaware	Secretary of State of the State of Delaware

57.	Gadsden Regional Medical Center, LLC	Delaware	Secretary of State of the State of Delaware

58.	GRMC Holdings, LLC	Delaware	Secretary of State of the State of Delaware

59.	Hallmark Healthcare Company, LLC	Delaware	Secretary of State of the State of Delaware

60.	Health Management Associates, LLC	Delaware	Secretary of State of the State of Delaware

61.	Health Management Associates, LP	Delaware	Secretary of State of the State of Delaware

62.	Health Management General Partner I, LLC	Delaware	Secretary of State of the State of Delaware

63

	Entity Name	Jurisdiction of Formation	Filing Office
63.	Health Management General Partner, LLC	Delaware	Secretary of State of the State of Delaware

64.	HMA Hospitals Holdings, LP	Delaware	Secretary of State of the State of Delaware

65.	HMA Services GP, LLC	Delaware	Secretary of State of the State of Delaware

66.	HMA-TRI Holdings, LLC	Delaware	Secretary of State of the State of Delaware

67.	Hobbs Medco, LLC	Delaware	Secretary of State of the State of Delaware

68.	Kirksville Hospital Company, LLC	Delaware	Secretary of State of the State of Delaware

69.	Lancaster Hospital Corporation	Delaware	Secretary of State of the State of Delaware

70.	Las Cruces Medical Center, LLC	Delaware	Secretary of State of the State of Delaware

71.	Lea Regional Hospital, LLC	Delaware	Secretary of State of the State of Delaware

72.	Longview Clinic Operations Company, LLC	Delaware	Secretary of State of the State of Delaware

73.	Longview Medical Center, L.P.	Delaware	Secretary of State of the State of Delaware

74.	Longview Merger, LLC	Delaware	Secretary of State of the State of Delaware

75.	LRH, LLC	Delaware	Secretary of State of the State of Delaware

76.	Lutheran Health Network of Indiana, LLC	Delaware	Secretary of State of the State of Delaware

77.	Mary Black Health System LLC	Delaware	Secretary of State of the State of Delaware

78.	Medical Center of Brownwood, LLC	Delaware	Secretary of State of the State of Delaware

79.	Mississippi HMA Holdings I, LLC	Delaware	Secretary of State of the State of Delaware

80.	Mississippi HMA Holdings II, LLC	Delaware	Secretary of State of the State of Delaware

81.	Moberly Hospital Company, LLC	Delaware	Secretary of State of the State of Delaware

82.	Natchez Hospital Company, LLC	Delaware	Secretary of State of the State of Delaware

83.	National Healthcare of Leesville, Inc.	Delaware	Secretary of State of the State of Delaware

64

	Entity Name	Jurisdiction of Formation	Filing Office
84.	Navarro Hospital, L.P.	Delaware	Secretary of State of the State of Delaware

85.	Navarro Regional, LLC	Delaware	Secretary of State of the State of Delaware

86.	Northwest Arkansas Hospitals, LLC	Delaware	Secretary of State of the State of Delaware

87.	Northwest Hospital, LLC	Delaware	Secretary of State of the State of Delaware

88.	NOV Holdings, LLC	Delaware	Secretary of State of the State of Delaware

89.	NRH, LLC	Delaware	Secretary of State of the State of Delaware

90.	Oro Valley Hospital, LLC	Delaware	Secretary of State of the State of Delaware

91.	Palmer-Wasilla Health System, LLC	Delaware	Secretary of State of the State of Delaware

92.	Pennsylvania Hospital Company, LLC	Delaware	Secretary of State of the State of Delaware

93.	Phoenixville Hospital Company, LLC	Delaware	Secretary of State of the State of Delaware

94.	Pottstown Hospital Company, LLC	Delaware	Secretary of State of the State of Delaware

95.	QHG Georgia Holdings II, LLC	Delaware	Secretary of State of the State of Delaware

96.	QHG of Bluffton Company, LLC	Delaware	Secretary of State of the State of Delaware

97.	QHG of Fort Wayne Company, LLC	Delaware	Secretary of State of the State of Delaware

98.	Regional Hospital of Longview, LLC	Delaware	Secretary of State of the State of Delaware

99.	Ruston Hospital Corporation	Delaware	Secretary of State of the State of Delaware

100.	Ruston Louisiana Hospital Company, LLC	Delaware	Secretary of State of the State of Delaware

101.	SACMC, LLC	Delaware	Secretary of State of the State of Delaware

102.	San Angelo Community Medical Center, LLC	Delaware	Secretary of State of the State of Delaware

103.	San Angelo Medical, LLC	Delaware	Secretary of State of the State of Delaware

104.	Scranton Holdings, LLC	Delaware	Secretary of State of the State of Delaware

65

	Entity Name	Jurisdiction of Formation	Filing Office
105.	Scranton Hospital Company, LLC	Delaware	Secretary of State of the State of Delaware

106.	Scranton Quincy Holdings, LLC	Delaware	Secretary of State of the State of Delaware

107.	Scranton Quincy Hospital Company, LLC	Delaware	Secretary of State of the State of Delaware

108.	Siloam Springs Arkansas Hospital Company, LLC	Delaware	Secretary of State of the State of Delaware

109.	Siloam Springs Holdings, LLC	Delaware	Secretary of State of the State of Delaware

110.	Southeast HMA Holdings, LLC	Delaware	Secretary of State of the State of Delaware

111.	Southern Texas Medical Center, LLC	Delaware	Secretary of State of the State of Delaware

112.	Southwest Florida HMA Holdings, LLC	Delaware	Secretary of State of the State of Delaware

113.	Tennessee HMA Holdings, LP	Delaware	Secretary of State of the State of Delaware

114.	Tennyson Holdings, LLC	Delaware	Secretary of State of the State of Delaware

115.	Tomball Texas Holdings, LLC	Delaware	Secretary of State of the State of Delaware

116.	Tomball Texas Hospital Company, LLC	Delaware	Secretary of State of the State of Delaware

117.	Triad Healthcare, LLC	Delaware	Secretary of State of the State of Delaware

118.	Triad Holdings III, LLC	Delaware	Secretary of State of the State of Delaware

119.	Triad Holdings IV, LLC	Delaware	Secretary of State of the State of Delaware

120.	Triad Holdings V, LLC	Delaware	Secretary of State of the State of Delaware

121.	Triad Nevada Holdings, LLC	Delaware	Secretary of State of the State of Delaware

122.	Triad of Alabama, LLC	Delaware	Secretary of State of the State of Delaware

123.	Triad-ARMC, LLC	Delaware	Secretary of State of the State of Delaware

124.	Triad-Navarro Regional Hospital Subsidiary, LLC	Delaware	Secretary of State of the State of Delaware

125.	Tunkhannock Hospital Company, LLC	Delaware	Secretary of State of the State of Delaware

66

	Entity Name	Jurisdiction of Formation	Filing Office
126.	VHC Medical, LLC	Delaware	Secretary of State of the State of Delaware

127.	Vicksburg Healthcare, LLC	Delaware	Secretary of State of the State of Delaware

128.	Victoria Hospital, LLC	Delaware	Secretary of State of the State of Delaware

129.	Victoria of Texas, L.P.	Delaware	Secretary of State of the State of Delaware

130.	Webb Hospital Corporation	Delaware	Secretary of State of the State of Delaware

131.	Webb Hospital Holdings, LLC	Delaware	Secretary of State of the State of Delaware

132.	Wesley Health System LLC	Delaware	Secretary of State of the State of Delaware

133.	WHMC, LLC	Delaware	Secretary of State of the State of Delaware

134.	Wilkes-Barre Behavioral Hospital Company, LLC	Delaware	Secretary of State of the State of Delaware

135.	Wilkes-Barre Holdings, LLC	Delaware	Secretary of State of the State of Delaware

136.	Wilkes-Barre Hospital Company, LLC	Delaware	Secretary of State of the State of Delaware

137.	Woodland Heights Medical Center, LLC	Delaware	Secretary of State of the State of Delaware

138.	Woodward Health System, LLC	Delaware	Secretary of State of the State of Delaware

139.	Citrus HMA, LLC	Florida	Florida Secured Transaction Registry

140.	HMA Santa Rosa Medical Center, LLC	Florida	Florida Secured Transaction Registry

141.	Hospital Management Associates, LLC	Florida	Florida Secured Transaction Registry

142.	Hospital Management Services of Florida, LP	Florida	Florida Secured Transaction Registry

143.	Key West HMA, LLC	Florida	Florida Secured Transaction Registry

144.	Naples HMA, LLC	Florida	Florida Secured Transaction Registry

145.	Pasco Regional Medical Center, LLC	Florida	Florida Secured Transaction Registry

146.	Port Charlotte HMA, LLC	Florida	Florida Secured Transaction Registry

67

	Entity Name	Jurisdiction of Formation	Filing Office
147.	Punta Gorda HMA, LLC	Florida	Florida Secured Transaction Registry

148.	Venice HMA, LLC	Florida	Florida Secured Transaction Registry

149.	QHG Georgia Holdings, Inc.	Georgia	Office of the Clerk of the Superior Court of Fulton County

150.	QHG Georgia, LP	Georgia	Office of the Clerk of the Superior Court of Fulton County

151.	Frankfort Health Partner, Inc.	Indiana	Secretary of State of the State of Indiana

152.	QHG of Clinton County, Inc.	Indiana	Secretary of State of the State of Indiana

153.	Biloxi H.M.A., LLC	Mississippi	Secretary of State of the State of Mississippi

154.	Brandon HMA, LLC	Mississippi	Secretary of State of the State of Mississippi

155.	Jackson HMA, LLC	Mississippi	Secretary of State of the State of Mississippi

156.	Madison HMA, LLC	Mississippi	Secretary of State of the State of Mississippi

157.	QHG of Forrest County, Inc.	Mississippi	Secretary of State of the State of Mississippi

158.	QHG of Hattiesburg, Inc.	Mississippi	Secretary of State of the State of Mississippi

159.	River Oaks Hospital, LLC	Mississippi	Secretary of State of the State of Mississippi

160.	River Region Medical Corporation	Mississippi	Secretary of State of the State of Mississippi

161.	ROH, LLC	Mississippi	Secretary of State of the State of Mississippi

162.	Kennett HMA, LLC	Missouri	Secretary of State of the State of Missouri

163.	Poplar Bluff Regional Medical Center, LLC	Missouri	Secretary of State of the State of Missouri

164.	NC-DSH, LLC	Nevada	Secretary of State of the State of Nevada

165.	Salem Hospital Corporation	New Jersey	New Jersey Department of Treasury/Division of Revenue

166.	Roswell Hospital Corporation	New Mexico	Secretary of State of the State of New Mexico

167.	Statesville HMA, LLC	North Carolina	Secretary of State of the State of North Carolina

68

	Entity Name	Jurisdiction of Formation	Filing Office
168.	Clinton HMA, LLC	Oklahoma	Secretary of State of the State of Oklahoma

169.	Kay County Hospital Corporation	Oklahoma	Secretary of State of the State of Oklahoma

170.	Kay County Oklahoma Hospital Company, LLC	Oklahoma	Secretary of State of the State of Oklahoma

171.	Marshall County HMA, LLC	Oklahoma	Secretary of State of the State of Oklahoma

172.	Seminole HMA, LLC	Oklahoma	Secretary of State of the State of Oklahoma

173.	Coatesville Hospital Corporation	Pennsylvania	Secretary of the Commonwealth

174.	Chester HMA, LLC	South Carolina	Secretary of State of the State of South Carolina

175.	Gaffney H.M.A., LLC	South Carolina	Secretary of State of the State of South Carolina

176.	QHG of South Carolina, Inc.	South Carolina	Secretary of State of the State of South Carolina

177.	QHG of Spartanburg, Inc.	South Carolina	Secretary of State of the State of South Carolina

178.	Campbell County HMA, LLC	Tennessee	Secretary of State of the State of Tennessee

179.	Cleveland Hospital Company, LLC	Tennessee	Secretary of State of the State of Tennessee

180.	Cocke County HMA, LLC	Tennessee	Secretary of State of the State of Tennessee

181.	Dyersburg Hospital Company, LLC	Tennessee	Secretary of State of the State of Tennessee

182.	HMA Fentress County General Hospital, LLC	Tennessee	Secretary of State of the State of Tennessee

183.	Hospital of Morristown, LLC	Tennessee	Secretary of State of the State of Tennessee

184.	Jackson Hospital Corporation	Tennessee	Secretary of State of the State of Tennessee

185.	Jefferson County HMA, LLC	Tennessee	Secretary of State of the State of Tennessee

186.	Knoxville HMA Holdings, LLC	Tennessee	Secretary of State of the State of Tennessee

187.	Lakeway Hospital Company, LLC	Tennessee	Secretary of State of the State of Tennessee

188.	Lebanon HMA, LLC	Tennessee	Secretary of State of the State of Tennessee

69

	Entity Name	Jurisdiction of Formation	Filing Office
189.	Martin Hospital Company, LLC	Tennessee	Secretary of State of the State of Tennessee

190.	Metro Knoxville HMA, LLC	Tennessee	Secretary of State of the State of Tennessee

191.	Shelbyville Hospital Company, LLC	Tennessee	Secretary of State of the State of Tennessee

192.	Tullahoma HMA, LLC	Tennessee	Secretary of State of the State of Tennessee

193.	Granbury Hospital Corporation	Texas	Secretary of State of the State of Texas

194.	Laredo Texas Hospital Company, L.P.	Texas	Secretary of State of the State of Texas

195.	Weatherford Hospital Corporation	Texas	Secretary of State of the State of Texas

196.	Weatherford Texas Hospital Company, LLC	Texas	Secretary of State of the State of Texas

197.	Emporia Hospital Corporation	Virginia	State Corporation Commission

198.	Franklin Hospital Corporation	Virginia	State Corporation Commission

199.	Virginia Hospital Company, LLC	Virginia	State Corporation Commission

200.	Oak Hill Hospital Corporation	West Virginia	Secretary of State of the State of West Virginia

70

Schedule 3.21

Collective Bargaining Agreements

On file with the Agent.

71

Schedule 4.01

Local Counsel Opinions

Law Firm	Jurisdiction
Bradley Arant Boult Cummings LLP	Alabama, Mississippi, North Carolina
Snell & Wilmer L.L.P.	Arizona
Kutak Rock LLP	Arkansas
Simpson Thacher & Bartlett LLP	Delaware, Texas
Buchanan Ingersoll & Rooney PC	Florida
King & Spalding LLP	Georgia
Bingham Greenebaum Doll LLP	Indiana
Husch Blackwell LLP	Missouri
Ballard Spahr LLP	New Jersey, Pennsylvania
Montgomery & Andrews	New Mexico
Bailey Kennedy, LLP	Nevada
McAfee & Taft A Professional Corporation	Oklahoma
Parker Poe Adams & Bernstein LLP	South Carolina
Bass, Berry & Sims PLC	Tennessee
Hancock, Daniel, Johnson & Nagle, P.C.	Virginia
Steptoe & Johnson PLLC	West Virginia

72

Schedule 6.01

Existing Indebtedness

On file with the Agent.

73

Schedule 6.02

Existing Liens

On file with the Agent.

74

Schedule 6.04(h)

Certain Permitted Acquisitions

On file with the Agent.

75

Schedule 6.05(b)

Certain Syndication Transactions

On file with the Agent.

76

Schedule 6.07

Certain Affiliate Transactions

NONE

77